As filed with the Securities and Exchange Commission on May 30, 2017

Registration Statement No. 333-217446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-11

FOR REGISTRATION

UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

TPG RE Finance Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

888 Seventh Avenue, 35th Floor New York, New York 10106 Tel: (212) 601-7400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Greta Guggenheim Chief Executive Officer and President TPG RE Finance Trust, Inc. 888 Seventh Avenue, 35th Floor New York, New York 10106 Tel: (212) 601-7400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

David S. Freed, Esq. E. Ramey Layne, Esq. Vinson & Elkins LLP 666 Fifth Avenue New York, New York 10103-0040 Tel: (212) 237-0000 Fax: (212) 237-0100	Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel: (212) 839-5300 Fax: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	$100,000,000	$11,590(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock subject to the underwriters’ purchase option.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated May 30, 2017

PROSPECTUS

            Shares

Common Stock

This is the initial public offering of common stock of TPG RE Finance Trust, Inc. We are selling             shares of our common stock in this offering.

We anticipate that the initial public offering price will be between $             and $             per share. Currently, there is no public market for our common stock. We intend to apply to list the shares of our common stock on the New York Stock Exchange (the “NYSE”) under the symbol “TRTX.”

We conduct our operations as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. To assist us in qualifying as a REIT, stockholders generally will be restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 35 of this prospectus for a discussion of certain risk factors that you should consider before making a decision to invest in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have the option to purchase up to an additional             shares of our common stock from us at the public offering price less the underwriting discount, exercisable at any time or from time to time within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission or authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about                     , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Goldman Sachs & Co. LLC	Wells Fargo Securities

Deutsche Bank Securities	Morgan Stanley	Barclays

Co-Manager

TPG Capital BD, LLC

The date of this prospectus is                     , 2017.

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover of this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

Except where the context suggests otherwise, the terms “our company,” “we,” “us,” and “our” refer to TPG RE Finance Trust, Inc., a Maryland corporation, and its subsidiaries; the term “Manager” refers to our external manager, TPG RE Finance Trust Management, L.P., a Delaware limited partnership; the term “TPG” refers to TPG Global, LLC, a Delaware limited liability company, and its affiliates; the term “TPG Fund” refers to any partnership or other pooled investment vehicle, separate account, fund-of-one or any similar arrangement or investment program sponsored, advised or managed (including on a subadvisory basis) by TPG, whether currently in existence or subsequently established (in each case, including any related alternative investment vehicle, parallel or feeder investment vehicle, co-investment vehicle and any entity formed in connection therewith, including any entity formed for investments by TPG and its affiliates in any such vehicle, whether invested as a limited partner or through general partner investments); the terms “stock” and “shares” refer, unless the context requires otherwise, to the common stock, $0.001 par value per share, and the Class A common stock, $0.001 par value per share, of TPG RE Finance Trust, Inc.; and the term “stockholders” refers, unless the context requires otherwise, to the holders of shares of such common stock and Class A common stock.

i

Market Data

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled “Prospectus Summary” and “Business.” Such market data and industry forecasts and projections have been taken from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Forecasts, projections and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding our forward-looking statements in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”

GLOSSARY OF TERMS

This glossary highlights some of the terms that we use elsewhere in this prospectus and is not a complete list of all the defined terms used herein.

“A-Note” means a senior participation interest in a mortgage loan secured by commercial real estate. A-Notes have a senior right to receive interest and principal related to the mortgage loan.

“Asset-specific financing” means a financing that is collateralized by a specific loan investment.

“B-Note” means a subordinate participation interest in a mortgage loan secured by commercial real estate. B-Notes have a subordinate right to receive interest and principal related to the mortgage loan.

“CDO” means a collateralized debt obligation issued by a special purpose entity, typically a trust.

“CLO” means a collateralized loan obligation issued by a special purpose entity, typically a trust. A CLO is a type of CDO collateralized by loans.

“CMBS” means mortgage-backed securities issued by a REMIC trust that are backed by mortgage loans on commercial real estate.

“commercial mortgage loan” means a loan secured by a mortgage or deed of trust against commercial real estate with a right to receive the payment of principal of and interest on the loan.

“commercial real estate CDO” means a CDO whose underlying trust assets are comprised of loans secured by commercial real estate or commercial real estate debt securities.

“debt yield” means the number derived by dividing a property’s net operating income by the amount of the total outstanding principal balance of the debt secured by the property, multiplied by 100 to derive a percentage.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Fannie Mae” means the Federal National Mortgage Association.

“first mortgage loan” means a mortgage that, through a first lien position, gives priority to the lender of the first mortgage over all other lenders in the event of a default.

“fixed rate CMBS” means CMBS with a fixed interest rate.

“floating rate CMBS” means CMBS with a variable interest rate.

“floating rate first mortgage loan” means a first mortgage loan with a variable interest rate.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GSE” means a government sponsored entity such as Fannie Mae and Freddie Mac.

“LIBOR” or “L” means the one-month U.S. dollar-denominated London Interbank Offered Rate unless otherwise noted.

“LTV” means the “as-is” loan-to-value ratio, which is calculated as the total outstanding principal balance of a loan or participation interest in a loan plus any financing that is pari passu with or senior to such loan or participation interest at the time of origination or acquisition, divided by the applicable as-is real estate value at the time of origination or acquisition of such loan or participation interest in a loan. The “as-is” real estate value reflects our Manager’s estimates, at the time of origination or acquisition of a loan or participation interest in a loan, of the real estate value underlying such loan or participation interest, determined in accordance with our Manager’s underwriting standards and consistent with third-party appraisals obtained by our Manager.

“match-index” means the process by which we seek to minimize the difference between the interest rate index (e.g., LIBOR) on an investment with the interest rate index on the financing used to fund a portion of the loan investment.

“mezzanine loan” means a loan made to the owner of a borrower under a mortgage loan and secured by a pledge of the equity interest(s) in such borrower. Mezzanine loans are subordinate to a first mortgage loan but senior to the owner’s equity.

“non-consolidated senior interest” means a senior mortgage loan sold to an unaffiliated investor to create structural financial leverage to the originating lender or seller, which retains a mezzanine loan secured by a pledge of a 100% equity interest in the mortgage borrower.

“non-recourse CLO financing” means a CLO that is secured by the assets underlying the CLO and not recourse to the owner of the CLO in the event of default.

“originate” means to source and fund a loan.

“permanent stabilized financing” means long-term financing on a stabilized, performing asset.

“REMIC” means a real estate mortgage investment conduit.

“securitization” means the process of pooling loans or other income producing financial assets and issuing new financial instruments that are repaid primarily from the cash flows, servicing, collection or other liquidation of the underlying pooled assets.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision to purchase our common stock in this offering. Therefore, you should read this entire prospectus carefully, including, in particular, the “Risk Factors” section and our historical financial statements and management’s discussion and analysis thereof.

Unless the context otherwise requires, the information in this prospectus assumes that: (1) the shares of our common stock to be sold in this offering are sold at $         per share, which is the mid-point of the price range indicated on the cover of this prospectus; and (2) the underwriters’ option to purchase additional shares of our common stock is not exercised.

Our Company

We are a commercial real estate finance company sponsored by TPG. We directly originate, acquire and manage commercial mortgage loans and other commercial real estate-related debt instruments for our balance sheet. Our objective is to provide attractive risk-adjusted returns to our stockholders over time through cash distributions and capital appreciation. To meet our objective, we focus primarily on directly originating and selectively acquiring floating rate first mortgage loans that are secured by high quality commercial real estate properties undergoing some form of transition and value creation, such as retenanting, refurbishment or other form of repositioning. The collateral underlying our loans is located in primary and select secondary markets in the U.S. that we believe have attractive economic conditions and commercial real estate fundamentals. Borrowers seek transitional loans for the purpose of maximizing property value through retenanting, refurbishment or otherwise repositioning the asset to increase long-term operating cash flow, in many cases prior to refinancing the asset with longer term, typically fixed rate, financing upon asset stabilization.

As of March 31, 2017, our portfolio consisted of 54 first mortgage loans (or interests therein) with an aggregate unpaid principal balance of $2.6 billion and four mezzanine loans with an aggregate unpaid principal balance of $58.5 million, and collectively having a weighted average credit spread of 5.2%, a weighted average all-in yield of 6.6%, a weighted average term to extended maturity (assuming all extension options have been exercised by borrowers) of 3.0 years and a weighted average LTV of 58.2%. As of March 31, 2017, 97.2% of the loan commitments in our portfolio consisted of floating rate loans, and 97.6% of the loan commitments in our portfolio consisted of first mortgage loans (or interests therein). We also had $577.5 million of unfunded loan commitments as of March 31, 2017, our funding of which is subject to satisfaction of borrower milestones. In addition, as of March 31, 2017, we held six commercial mortgage-backed securities (“CMBS”) investments, with an aggregate face amount of $97.9 million and a weighted average yield to final maturity of 4.4%.

We believe that favorable market conditions have provided attractive opportunities for non-bank lenders such as us to finance commercial real estate properties that exhibit strong fundamentals but require more customized financing structures and loan products than regulated financial institutions can provide in today’s market. We intend to continue our track record of capitalizing on these opportunities and growing the size of our portfolio.

We believe our relationship with our Manager, TPG RE Finance Trust Management, L.P., an affiliate of TPG, and its access to the full TPG platform, including TPG Real Estate, TPG’s real estate investment platform, will allow us to achieve our objective. TPG is a leading global private investment firm that has discrete investment platforms focused on a wide range of alternative investment products, including real estate. Founded in 1992, TPG had assets under management of over $72 billion as of December 31, 2016. TPG Real Estate and the other TPG platforms provide us with a breadth of resources, relationships and expertise.

We were incorporated in October 2014 and commenced operations in December 2014 with $713.5 million of equity commitments from seven third-party investors and $53.7 million from TPG affiliates. In December 2014, we acquired a controlling interest in an initial portfolio of commercial real estate loans representing $1.9 billion of unpaid principal balance and an additional $635.9 million of undrawn loan commitments. We funded the purchase with proceeds from an initial share issuance to our initial investors and match-indexed seller financing structured as a non-recourse collateralized loan obligation (“CLO”). We refer to these transactions collectively as our “Formation Transaction.”

From our inception through March 31, 2017, we have:

•	Assembled a highly experienced team with substantial commercial real estate, credit underwriting, lending, asset management and public company management experience, with deep market knowledge and relationships to execute on our investment strategy;

•	Directly originated 32 loans consistent with our investment strategy with total loan commitments of $2.2 billion and acquired six loans with total loan commitments of $433.1 million, in each case subsequent to the Formation Transaction;

•	Raised an additional $433.3 million of equity commitments from new and existing institutional investors, including TPG affiliates;

•	Grown and diversified our funding sources by arranging secured revolving repurchase facilities with six counterparties that have a weighted average term to maturity (assuming we have exercised all extension options and term out provisions) of 3.6 years with aggregate commitments of $1.9 billion, each as of March 31, 2017, and established a capital markets team to arrange financing for our loans and other investments;

•	Realized $1.7 billion of principal repayments comprised of $1.5 billion related to 39 loans acquired in connection with the Formation Transaction and $182.1 million relating to our other loans; and

•	Paid quarterly cash dividends to our stockholders every full calendar quarter since the first quarter of 2015.

We operate our business as one segment which directly originates and acquires commercial mortgage loans and other commercial real estate-related debt instruments. We have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2014. We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and we believe that our current organization and intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. We operate our business in a manner that permits us to maintain an exclusion or exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Our Relationship with our Manager, TPG Real Estate and TPG

Since our inception, we have been managed by TPG RE Finance Trust Management, L.P., an affiliate of TPG. Our Manager is an SEC-registered investment adviser and is led by Greta Guggenheim, our chief executive officer and president and the chair of our Manager’s investment committee, who has more than 30 years of experience in commercial real estate lending. Ms. Guggenheim was co-founder and chief investment officer of

Ladder Capital Corp. (NYSE: LADR) (“Ladder”), a prominent publicly-traded commercial real estate debt finance company. Additionally, our Manager’s senior management team includes: (1) Robert Foley, our chief financial and risk officer and a member of our Manager’s investment committee, who has more than 30 years of experience in commercial real estate debt financing through his tenures as a co-founder, chief financial officer and chief operating officer at Gramercy Capital Corp. (NYSE: GPT) and senior commercial real estate lending roles at Goldman Sachs & Co. LLC and Bankers Trust Company (acquired by Deutsche Bank); (2) Peter Smith, our vice president, our Manager’s head of originations and a member of our Manager’s investment committee, who has more than 25 years of experience in commercial real estate debt financing and, prior to joining TPG, was a managing director at Ladder; and (3) Deborah Ginsberg, our vice president and secretary, our Manager’s legal chief of staff and a member of our Manager’s investment committee, who has 15 years of commercial real estate debt financing and legal experience and, prior to joining TPG, was a principal with Blackstone Real Estate Debt Strategies, an affiliate of The Blackstone Group L.P. focused on real estate debt investments.

TPG Real Estate is TPG’s real estate platform, which includes both TPG Real Estate Partners, TPG’s real estate equity investment platform, and us, currently TPG’s dedicated real estate debt investment platform. Collectively, TPG Real Estate currently manages more than $7 billion in assets. TPG Real Estate’s teams work across TPG’s New York, San Francisco and London offices and have 18 and 27 employees, respectively, between TPG’s real estate debt investment platform and TPG’s real estate equity platform.

TPG is a leading global alternative investment firm founded in 1992 with over $72 billion of assets under management as of December 31, 2016. TPG currently has over 500 investment and operating professionals based across 17 offices worldwide, including San Francisco, Fort Worth, New York, Boston, Dallas, Houston, Austin and London. TPG operates a global alternative investment platform that encompasses private equity, private credit and real estate. In addition to TPG Real Estate, TPG’s investment business includes:

•	TPG Capital, TPG’s flagship private equity business, which invests in middle- and large- market companies globally, with a primary focus on North America;

•	TPG Asia, which invests in middle- and large-market companies across Asia;

•	TPG Growth, which invests globally in small- and middle-market growth equity;

•	TPG Biotechnology Partners, which invests in early- and late-stage venture capital opportunities in the biotechnology and related life sciences industries;

•	TPG ART, which invests in alternative and renewable technologies;

•	TPG Sixth Street Partners (formerly known as TPG Special Situations Partners), which invests in credit-oriented opportunities and other special situations globally across the credit cycle;

•	TPG Public Equity Partners, which invests in the public markets globally; and

•	TPG Funding, which supports TPG’s investment platforms with fundraising and capital markets expertise.

TPG Real Estate and the other TPG platforms provide us with a breadth of resources, relationships and expertise. We believe TPG’s investment experience, established infrastructure and long-standing strategic relationships will help us operate efficiently as a publicly-traded company and continue to generate an attractive pipeline of investment opportunities and access debt and equity capital to fund our operating and investing activity on favorable terms.

Our Manager consults regularly with TPG, including TPG Real Estate Partners, in connection with our investment activities. We believe we benefit from their market expertise, insights into sector and macroeconomic trends and intensive due diligence capabilities, which help us discern market conditions that vary across industries and credit cycles, identify favorable investment opportunities and manage our portfolio of investments. We believe that the vast knowledge gained from TPG Real Estate’s investment activities greatly enhances our decision making when evaluating lending opportunities.

Market Opportunities

Commercial real estate fundamentals in the U.S. have improved since the global financial crisis of 2008 with positive overall supply and demand dynamics. Steady economic growth, reflected in year-over-year increases in the global gross domestic product and continued low rates of unemployment and inflation, combined with continued offshore capital flows into the U.S., have boosted and sustained demand for commercial real estate properties. We believe these factors have combined to create a robust commercial real estate market with a large, continuing need for flexible debt capital to finance commercial real estate properties undergoing some form of transition (such as voluntary refurbishment or other form of repositioning).

We believe there is a significant opportunity for us to maintain and grow our market share of the commercial real estate debt market. This opportunity is predicated on systemic constraints on the supply of commercial real estate debt capital provided by regulated financial institutions, a drastically reduced new issuance market for CMBS, continued strong demand for secured financing from commercial property owners, limited additions to new supply of commercial property in comparison to long-term averages and the proven ability of our Manager’s senior investment professionals to successfully identify and execute a differentiated, credit-focused investment approach for transitional lending.

Reduction in Supply of Commercial Real Estate Debt Capital

The commercial real estate debt market has historically been funded by U.S. commercial banks, foreign banks, life insurance companies, government sponsored entities (“GSEs”), CMBS and other sources of capital, including private debt funds and commercial mortgage REITs. Regulatory demands on U.S. and foreign banks, including Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), have increased the required capital charges that such lenders must hold against certain types of real estate debt instruments and have caused many traditional regulated financial institutions, including U.S. banks and foreign banks, to become less competitive in the transitional commercial real estate debt market. In response, non-regulated lenders such as us have been formed to fill the resulting financing shortfall. In 2016, according to Real Capital Analytics, non-traditional providers of capital, primarily non-bank lenders (including commercial mortgage REITs), comprised approximately 10% of the commercial real estate debt market, an increase of four percentage points, or 66%, since 2012.

Source: Real Capital Analytics

Regulatory shifts in the U.S. and Europe, related especially to risk retention requirements and increased capital charges for certain forms of securitized assets, have caused the CMBS market to shrink by 67% between 2007 and 2016, according to Commercial Mortgage Alert. The CMBS new issuance market has re-emerged far narrower in scope and scale, with CMBS new issue volume in 2016 of $76.0 billion, virtually in-line with the CMBS market’s long-term average new issue volume of $78.1 billion, but dramatically less than the CMBS new issue volume in 2006 and 2007, according to Commercial Mortgage Alert.

Historical CRE CMBS Issuance (dollars in billions)

Source: Commercial Mortgage Alert, December 2016

We believe the decline in new issuance volume of short-term (maturities of five years or less) CMBS will continue to benefit our transitional lending business model. Traditionally, short-term floating rate and fixed rate CMBS were a meaningful substitute for a transitional floating rate loan originated by a non-regulated lender such as us. Due primarily to the same regulatory pressures constraining the entire CMBS market, and a decline in the number and size of investment funds dedicated to investing in short-term floating rate securitized products, new issuance volume in the short-term CMBS market plummeted by 95% between 2006 and 2016 according to Commercial Mortgage Alert. We expect this trend to continue.

Historical CRE Short-Term CMBS Issuance

Source: Commercial Mortgage Alert, December 2016

Similarly, issuances of commercial real estate CDOs have declined since the global financial crisis from approximately $42 billion in 2007 to approximately $3 billion in 2016 according to Commercial Mortgage Alert. These CDO issuances historically financed lenders who originated loans to owners of transitional properties seeking more flexible loan structures than offered by banks, life insurance companies and CMBS lenders. The sharp contraction in the CDO market has reduced funding capacity for certain of our competitors by approximately $39 billion.

We believe increased regulation, retrenchment by U.S. and foreign banks and sharply reduced new issuance volumes in the CMBS and CDO markets will continue to contribute to a commercial real estate financing void. Consequently, we believe non-regulated lenders such as us will continue to capture an increasing share of the commercial real estate transitional lending market.

Continued Strong Demand for Commercial Real Estate Debt Capital

Increasing transaction volumes and strong property price appreciation over the past seven years have supported the growing need for debt capital in connection with refinancing and sales transactions. According to Real Capital Analytics, domestic commercial real estate transaction volumes grew by nearly eight times (a compounded annual growth rate of 34%) between 2009 and 2015, from $69 billion to $546 billion. Transaction volumes declined slightly in 2016, to $494 billion.

CRE Transaction Volume

Source: Real Capital Analytics

In addition to increased sales volume, commercial property values have increased significantly since 2009 according to Real Capital Analytics, contributing to larger individual acquisition, sales and refinancing transactions that in turn require more debt capital.

Moody’s / Real Capital Analytics Commercial Property Price Index

Source: Real Capital Analytics

We believe healthy commercial real estate fundamentals persist primarily because new additions to supply have remained below the long-term average since the onset of the global financial crisis. New additions to inventory result primarily from new construction, financing for which has been sharply constrained by recent financial regulation.

Supply: New Completions as a % of Existing Stock(1)

(1)	Supply growth is an equal-weighted average of five major property sectors: apartment, industrial, mall, office and strip center.

Sources: Reis, Inc. and AXIO Commercial Real Estate (apartment); CBRE Group, Inc. (industrial); The International Council of Shopping Centers (mall); Green Street Advisors, LLC (office); Reis, Inc. (strip center).

Demand from borrowers for commercial real estate debt capital, particularly the flexible capital we can provide, remains at historically high levels. Despite the recovery and stabilization of real estate fundamentals in recent years, current lending practices are more conservative than those prevailing prior to the global financial crisis, which we believe has and will continue to create an opportunity for us to originate well-structured, attractively priced commercial real estate loan investments. Many private institutional investors in commercial real estate employ strategies to acquire a property, create value and promptly exit through the sale of the repositioned or renovated property. We believe these investment strategies are most conducive to the short-term, floating rate transitional loan investments that we target.

We believe sustained high levels of transaction volume, property values that have fully recovered from the impact of the global financial crisis and limited new additions to supply in comparison to long-term averages have and will continue to drive strong demand for debt capital by the institutional owners of transitional properties who are our target borrowers.

Differentiated, Credit-Focused Investment Approach

We focus on financing properties that are underserved by regulated financial institutions and other traditional commercial real estate lending firms. To do this, we employ a credit-focused investment approach, which is informed by several underwriting parameters and investment themes. Accordingly, we shift our target assets and modify our portfolio composition in response to, and in anticipation of, changing market trends, capital flows and real estate fundamentals. Our credit-focused investment approach focuses on the following attributes:

•	Underwriting. We underwrite our loan exposure with a focus on value relative to replacement cost, discounting rents relative to market rents depending on the geographic market and considering the strategies that will provide an exit to us at our loan maturity, which are typically a sale or a refinancing with permanent stabilized financing.

•	Market Demographics. We seek to identify markets that best represent opportunities to capitalize on changing societal demographics and those markets that we believe exhibit advantageous commercial real estate investment attributes, such as strong population growth, positive household income and employment trends and attractive real estate supply/demand dynamics. A significant portion of the workforce today, not just isolated to younger generations, is opting to live and work in urban environments close to work, transit and amenities, which are increasingly facilitating individuals’ ability to balance their careers and lifestyles. In these markets, we evaluate the sustainability of demand drivers and the ability to maintain absorption rates through moderate recessionary periods. We believe our underwriting and structuring of each loan in these types of markets take into account the changing ways in which office, retail and industrial tenants use their space while protecting us in a downside scenario based on particular market fundamentals.

•	Changing Tenant Demand. We observe and react to changing tenant demands. For instance, over the last five years, office tenants have increasingly sought “creative” office space, which is characterized by open floor plans, natural light and high ceilings. With land often constrained in gateway cities, many existing, older office buildings are being redesigned and re-developed to provide flexibility and meet this changing tenant demand. These reuse projects require capital, flexible loan structures and time to re-lease the property to achieve stabilization. We seek to finance these adaptive reuse projects with capital that provides owners the ability to execute their business plans. In our underwriting, we consider the leasing trends that often accompany this changing tenant demand, specifically around densification and open floor plans. We believe a longer lease up period extends the duration of our cash flow.

Our Competitive Strengths

We believe that we distinguish ourselves from other commercial real estate finance companies in a number of ways, including through the following competitive strengths:

•

Experienced, Cycle-Tested Senior Management Team. Our Manager has handpicked a team of commercial real estate professionals with substantial commercial real estate, lending, asset management and public company management experience. This group of cycle-tested professionals is led by Greta Guggenheim, our chief executive officer and president, who has more than 30 years of experience in commercial real estate lending. During her tenure as co-founder and chief investment officer of Ladder, she was instrumental in founding and developing a publicly-traded commercial real estate debt investment platform. Additionally, our Manager’s senior management team includes Robert Foley, our chief financial and risk officer, who has more than 30 years of experience in commercial real estate debt financing through his tenure as a co-founder, chief financial and chief operating officer at Gramercy Capital Corp., where he was instrumental in establishing and operating its investment, capital markets, asset management, financial reporting and compliance functions. Our Manager’s senior management team also includes Peter Smith, our vice president and our Manager’s head of originations, who has more than 25 years of experience in commercial real estate debt financing, and Deborah Ginsberg, our vice president and secretary and our Manager’s legal chief of staff, who has 15 years of commercial real estate debt financing and legal experience. Each of the foregoing individuals has experience through multiple real estate cycles, including both lending and loan restructuring experience, which we believe provides valuable insight and perspective into the underwriting and structuring of new investments for our portfolio. We believe the relationships with borrowers and other counterparties that our Manager’s senior management team and other TPG senior investment professionals have built over the course of their careers are instrumental in creating attractive, off-market opportunities for us.

•	Established, Scalable Platform with Operating History. We have established a direct loan origination platform, arranged financing to grow our asset base and developed an asset management function to oversee and protect our portfolio, all of which have enabled us to achieve consistent operating performance and to pay regular quarterly cash dividends to our stockholders in each full quarter since our inception. Our origination platform has achieved scale in transaction volume, with an emphasis on direct loan origination to property owners and limited reliance on Wall Street banks for loan product. Our financing sources are diversified and include asset-level financing on favorable terms to support our lending and other investment activities, which financing is primarily match-indexed to enable us to benefit from a rising interest rate environment through increases in our net interest margin. From loan origination through repayment, we actively manage each of the loans in our portfolio and have demonstrated a record of responsible capital stewardship having sustained no credit losses or impairments in our portfolio from inception to March 31, 2017.

•	Relationship with TPG. We benefit significantly from our relationship with TPG generally through the firm’s extensive network of relationships, its deep capital markets experience, its demonstrated capital stewardship and its commitment of resources to our Manager. TPG’s broad based experience and reputation as an alternative asset management firm benefit us by providing access to off-market origination and acquisition opportunities, as well as our Manager’s and its affiliates’ market expertise, insights into macroeconomic trends and intensive due diligence capabilities, all of which help us more quickly discern broad market conditions that frequently vary across different markets and credit cycles.

•	TPG’s Alignment of Interest. TPG’s substantial equity investment in our company strongly aligns TPG’s interest with the interests of our stockholders. Upon completion of this offering, we expect that TPG and its affiliates will beneficially own approximately % of our outstanding stock (or approximately % of our outstanding stock if the underwriters exercise their option to purchase additional shares of our common stock in full). In addition, upon completion of this offering, three of our seven directors will be partners of TPG.

•	Relationship with TPG Real Estate. We also benefit significantly from our relationship with TPG Real Estate Partners, TPG’s real estate equity investment platform, which has more than $5.5 billion in assets under management and employs 27 professionals across TPG’s New York, San Francisco and London offices. TPG Real Estate Partners focuses primarily on investments in companies with substantial real estate holdings, property portfolios, and select single assets primarily located in North America and Europe. Employing a value-add approach to investing, TPG Real Estate Partners leverages the full resources of TPG’s global network to optimize property performance and enhance platform capabilities. Through its investments in various real estate operating platforms, including, without limitation, Parkway, Inc. (NYSE: PKY), Taylor Morrison Home Corporation (NYSE: TMHC), Evergreen Industrial Properties, Strategic Office Partners and Cushman & Wakefield, TPG Real Estate Partners provides direct insights to help inform our views on specific markets, economic and fundamental trends, sponsors, property types and underlying commercial real estate values. We believe this informational advantage enables us to identify and pursue favorable investment opportunities with differentiated insights.

•	Sourcing Capabilities. In addition to our Manager’s senior management team, our Manager employs a team of experienced professionals with extensive experience directly originating loans and sourcing off-market investment opportunities. Collectively, our Manager’s senior investment professionals utilize broad, deep relationships in the real estate community, including owners, operators, developers and real estate brokers, as well as TPG’s extensive network of relationships. These relationships have generated, and we believe will continue to generate, an attractive pipeline of commercial real estate loan opportunities for us in markets that exhibit favorable long-term demographics and real estate fundamentals.

•	Rigorous Credit Underwriting and Structuring Capacities. Our Manager has established and fosters a thorough and disciplined credit culture, reflected in the process through which each investment is evaluated, that takes a bottom-up, equity-oriented approach to property underwriting. As part of our underwriting process, our Manager performs detailed credit and legal reviews and borrower background checks and evaluates each property’s market, sponsorship, tenancy, occupancy and financial structure, and engages independent third-party appraisers, engineers and environmental experts to confirm our underwritten property values and assess the physical and environmental condition of our loan collateral. Prior to closing on a loan, our Manager’s deal team inspects each property and assesses competitive properties in the surrounding market. Our Manager’s process culminates with a comprehensive review of each potential investment by our Manager’s investment committee. We believe that this rigorous approach enables our Manager to structure our loans to provide innovative solutions for our borrowers with appropriate downside protection to us, while maintaining a portfolio of assets with strong credit metrics that generate attractive risk-adjusted returns.

•	Proactive Asset Management. We proactively manage the assets in our portfolio from closing to final repayment. We are party to an agreement with Situs Asset Management, LLC (“Situs”), one of the largest commercial mortgage loan servicers, pursuant to which Situs provides us with dedicated asset management employees for performing asset management services pursuant to our proprietary guidelines. This dedicated asset management team maintains regular contact with borrowers, co-lenders and local market experts to monitor the performance of the underlying collateral, anticipate borrower, property and market issues and, to the extent necessary or appropriate, enforce our rights as the lender. In addition to anticipating performance issues, the asset management team seeks to identify loans that are likely to prepay and to proactively restructure these loans to preserve their duration, cash flow and investment earnings to us. Regular, proactive contact by the dedicated asset management team with our borrowers also provides our Manager with the opportunity to identify prospective origination opportunities for us before those opportunities are brought to the larger market. In addition, we also contract with a third-party servicer to service our loans pursuant to our proprietary guidelines.

Our Investment Strategy

The loans we target for origination and investment typically have the following characteristics:

•	Unpaid principal balance greater than $50 million;

•	Stabilized LTV of less than 70% with respect to individual properties;

•	Floating rate loans tied to LIBOR and spreads of 350 to 700 basis points over LIBOR;

•	Secured by properties primarily in the office, mixed use, multifamily, industrial, retail and hospitality real estate sectors in primary and select secondary markets in the U.S. with multiple demand drivers, such as employment growth, medical infrastructure, universities, convention centers and attractive cultural and lifestyle amenities; and

•	Well-capitalized sponsors with substantial experience in the particular real estate sector.

We believe that our current investment strategy provides significant opportunities to our stockholders for attractive risk-adjusted returns over time. However, to capitalize on the investment opportunities at different points in the economic and real estate investment cycle, we may modify or expand our investment strategy. We believe that the flexibility of our strategy supported by our Manager’s significant commercial real estate experience and the extensive resources of TPG and TPG Real Estate will allow us to take advantage of changing market conditions to maximize risk-adjusted returns to our stockholders.

Our Target Assets

We invest primarily in commercial mortgage loans and other commercial real estate-related debt instruments, focusing on loans secured by properties primarily in the office, mixed use, multifamily, industrial, retail and hospitality real estate sectors in primary and select secondary markets in the U.S., including, but not limited to, the following:

•	Commercial Mortgage Loans. We intend to continue to focus on directly originating and selectively acquiring first mortgage loans. These loans are secured by a first mortgage lien on a commercial property, may vary in duration, predominantly bear interest at a floating rate, may provide for regularly scheduled principal amortization and typically require a balloon payment of principal at maturity. These investments may encompass a whole commercial mortgage loan or may include a pari passu participation within a commercial mortgage loan.

•	Other Commercial Real Estate-Related Debt Instruments. Although we expect that originating and selectively acquiring commercial first mortgage loans will be our primary area of focus, we also expect to opportunistically originate and selectively acquire other commercial real estate-related debt instruments, subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and exclusion or exemption from regulation under the Investment Company Act, including, but not limited to, subordinate mortgage interests, mezzanine loans, secured real estate securities, note financing, preferred equity and miscellaneous debt instruments.

Our portfolio currently consists of predominantly floating rate first mortgage loans secured by multi-family, hotel, office, industrial, condominium, mixed use, retail and other assets. While our target assets include other forms of real estate debt, we expect that the majority of our assets following this offering will be consistent with our current portfolio, with the exception that we expect a reduction in our exposure to loans secured by residential condominiums.

The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions. We may structure our investments using one or more of our target assets in order to employ structural leverage onto our balance sheet. In addition, in the future, we may invest in assets other than our target assets or change our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion or exemption from regulation under the Investment Company Act.

Our Portfolio

As of March 31, 2017, our portfolio consisted of 54 first mortgage loans (or interests therein) with an aggregate unpaid principal balance of $2.6 billion and four mezzanine loans with an aggregate unpaid principal balance of $58.5 million, and collectively having a weighted average credit spread of 5.2%, a weighted average all-in yield of 6.6%, a weighted average term to extended maturity (assuming all extension options have been exercised by borrowers) of 3.0 years and a weighted average LTV of 58.2%. As of March 31, 2017, 97.2% of the loan commitments in our portfolio consisted of floating rate loans, and 97.6% of the loan commitments in our portfolio consisted of first mortgage loans (or interests therein). We also had $577.5 million of unfunded loan commitments as of March 31, 2017, our funding of which is subject to satisfaction of borrower milestones. In addition, as of March 31, 2017, we held six CMBS investments, with an aggregate face amount of $97.9 million and a weighted average yield to final maturity of 4.4%.

From our inception through March 31, 2017, we have sustained no credit losses or impairments.

As of March 31, 2017, our portfolio, excluding our investments in CMBS, had the following diversification statistics based on loan commitments:

As of March 31, 2017, our investments in CMBS had the following diversification statistics based on unpaid principal balance:

As of March 31, 2017, 97.2% of the loan commitments in our portfolio consisted of floating rate loans, and 97.6% of the loan commitments in our portfolio consisted of first mortgage loans (or interests therein):

As of March 31, 2017, we held 13 loans secured by condominium units involving approximately $798.8 million of loan commitments, $486.1 million of carrying value and 1.0 million of remaining sellable square feet. Of this square footage, approximately 1.0 million square feet are comprised of residential condominium units and 8,800 square feet are comprised of a single retail condominium unit. Our credit and underwriting procedures generally seek to limit our economic exposure to risks due to failure to complete the condominium project, cost overruns, declines in selling prices or the pace of condominium unit sales. We typically employ various credit and structural protections in our condominium loan agreements, including pre-sale requirements with meaningful cash deposits, accelerated minimum release prices and completion guarantees. Consequently, our weighted average net loan exposure per square foot for unsold condominium units is $460, or approximately 55.5% of $828, which is the weighted average net sales price per square foot for condominium units subject to executed sales contracts as of March 31, 2017.

Financing Strategy and Financial Risk Management

As part of our leverage strategy, we have financed ourselves through a combination of secured revolving repurchase facilities, non-recourse CLO financing and asset-specific financing structures. We also finance a portion of our investments by originating or acquiring first mortgage loans and then selling the senior interest in such loans, which may take the form of an A-Note or a mortgage loan, and retaining the subordinated interest, which may take the form of a B-Note or mezzanine loan. Over time, in addition to these types of financings, we may use other forms of leverage, including secured and unsecured warehouse facilities, structured financing, derivative instruments and public and private secured and unsecured debt issuances by us or our subsidiaries. We generally seek to match-fund and match-index our investments by minimizing the differences between the durations and indices of our investments and those of our liabilities, respectively, including in certain instances through the use of derivatives; however, under certain circumstances, we may determine not to do so or we may otherwise be unable to do so. We may also issue additional equity, equity-related and debt securities to fund our investment strategy.

Investment Guidelines

Upon completion of this offering, our board of directors will have approved the following investment guidelines:

•	No investment will be made that would cause us to fail to maintain our qualification as a REIT under the Internal Revenue Code.

•	No investment will be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act.

•	Our Manager will seek to invest our capital in our target assets.

•	Prior to the deployment of our capital into our target assets, our Manager may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Manager to be of high quality.

•

Not more than 25% of our Equity (as defined in our Management Agreement (as defined below) with our Manager) may be invested in any individual investment without the approval of a majority of our independent directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation will be deemed to be multiple investments in such underlying securities, instruments and assets and not the particular vehicle, product or other arrangement in which they are aggregated).

•	Any investment in excess of $300 million requires the approval of a majority of our independent directors.

These investment guidelines may be amended, supplemented or waived pursuant to the approval of our board of directors (which must include a majority of our independent directors) from time to time, but without the approval of our stockholders.

Recent Developments

Our Portfolio

Closed Originations

Subsequent to March 31, 2017, we originated one first mortgage loan with a commitment amount of $188.0 million, an initial funding amount of $142.0 million, a deferred funding commitment of $46.0 million (which funding is contingent upon the borrower achieving certain collateral performance tests), a credit spread of LIBOR plus 4.10%, a fully-extended term to maturity of five years and an LTV of 60.7%. The investment was funded with a combination of cash on hand and borrowings of approximately $106.5 million under one of our secured revolving repurchase facilities.

Repayments

Subsequent to March 31, 2017, we received principal repayments totaling $385.5 million with respect to six loans that were repaid in full. The weighted average credit spread of these loans, based on unpaid principal balance at the time of repayment in full, was 5.1%. Proceeds from these loan repayments were utilized to retire approximately $195.8 million of borrowings under our CLO and $81.4 million under our secured revolving repurchase facilities. Amounts so repaid under our secured revolving repurchase facilities create additional borrowing capacity for new loan investments, subject to approval rights reserved to our lenders. The difference between aggregate loan repayments and aggregate repayments under our borrowing arrangements of approximately $108.3 million represents equity available to us to fund new loan investments.

Anticipated Repayments

We have received written notice from borrowers with respect to four loans informing us of their intent to repay in full their loans prior to June 30, 2017. These notices are generally non-binding and may be rescinded at any time. Consequently, there can be no assurance that any or all of these loans will be repaid in full prior to June 30, 2017. The current aggregate unpaid principal balance of these loans is $375.0 million, and the weighted average credit spread is 5.6%. If and when such repayments occur, cash proceeds will be used to retire approximately $161.6 million of borrowings under our CLO and $102.9 million under our secured revolving repurchase facilities. Amounts so repaid under our secured revolving repurchase facilities create additional borrowing capacity for new loan investments, subject to approval rights reserved to our lenders. The difference between aggregate loan repayments and aggregate repayments under our borrowing arrangements of approximately $110.5 million represents equity available to us to fund new loan investments.

Loan Pipeline

As of May 26, 2017, our loan origination pipeline consisted of 52 potential new commercial mortgage loan investments representing anticipated total loan commitments of approximately $5.3 billion. We are in various stages of our evaluation process with respect to these loans. We are reviewing but have not yet issued term sheets with respect to 44 of these potential loans. We have issued term sheets with respect to three of these potential loans comprising $419.8 million of loan commitments which have not been executed by the potential borrowers. In connection with five loans representing $380.8 million of anticipated loan commitments, prospective borrowers have executed non-binding term sheets, entered into a period of exclusivity with us with respect to the proposed loan, and paid to us expense deposits to cover the direct costs of our due diligence and underwriting process. These five potential loan investments have the following attributes, in the aggregate: $380.8 million of loan commitments; $340.0 million of estimated initial funding amount; an estimated LTV of 69.7%; and an expected weighted average credit spread of 4.05%. We are currently completing our underwriting and negotiating definitive loan documents for each of these five potential loan investments. Each loan remains subject to satisfactory completion of our underwriting and due diligence, definitive documentation and final approval by our Manager’s investment committee. As a result, no assurance can be given that any of these loans will close on the anticipated terms or at all. We intend to fund these potential loan investments using capacity under our existing secured revolving repurchase facilities, existing cash and, depending upon the timing of closing, uncalled capital commitments, net proceeds from loan repayments, or net proceeds from this offering.

Debt Financing Arrangements

We are currently documenting an amendment to our existing secured revolving repurchase facility with Wells Fargo Bank, N.A., an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is May 2021. Additionally, we are currently documenting an amendment to our existing secured revolving repurchase facility with Goldman Sachs Bank USA, an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is August 2019. We have not received a commitment to amend either of the aforementioned facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement to amend either such facility upon the terms contemplated or other terms, or at all.

We are also negotiating term sheets with each of Bank of America, N.A. and Citibank, N.A., affiliates of certain of the underwriters in this offering, to provide secured revolving repurchase facilities with sizes of up to $500 million and $250 million, respectively, although we have not received a commitment with respect to either of these facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement for either facility upon the terms contemplated or other terms, or at all.

For more information on our secured revolving repurchase facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Portfolio Financing–Secured Revolving Repurchase Facilities.”

Dividends

On April 25, 2017, we paid a dividend of $21.3 million, or $0.5425 per share, to our Class A common and common stockholders of record as of March 31, 2017 (the declaration date) with respect to the first quarter of 2017.

Summary Risk Factors

An investment in our common stock involves risks. You should carefully consider the following risk factors, together with the information set forth under “Risk Factors” and all other information in this prospectus, before making a decision to invest in our common stock.

•	We depend on our Manager and the personnel of TPG provided to our Manager for our success. We may not find a suitable replacement for our Manager if our Management Agreement is terminated, or if key personnel cease to be employed by TPG or otherwise become unavailable to us, which would materially and adversely affect us.

•	Other than any dedicated or partially dedicated chief financial officer that our Manager may elect to provide to us, the TPG personnel provided to our Manager, as our external manager, are not required to dedicate a specific portion of their time to the management of our business.

•	Our Manager manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in our making riskier loans and other investments and which could materially and adversely affect us.

•	Our Manager’s fee structure may not create proper incentives or may induce our Manager and its affiliates to make certain loans or other investments, including speculative investments, which increase the risk of our portfolio.

•	We may compete with existing and future TPG Funds, which may present various conflicts of interest that restrict our ability to pursue certain investment opportunities or take other actions that are beneficial to our business and result in decisions that are not in the best interests of our stockholders.

•	We do not own the TPG name, but we may use it as part of our corporate name pursuant to a trademark license agreement with an affiliate of TPG. Use of the name by other parties or the termination of our trademark license agreement may harm our business.

•	Commercial real estate debt instruments that are secured or otherwise supported, directly or indirectly, by commercial property are subject to delinquency, foreclosure and loss, which could materially and adversely affect us.

•	We intend to originate or acquire transitional loans, which will involve greater risk of loss than stabilized commercial mortgage loans.

•	We operate in a competitive market for the origination and acquisition of attractive investment opportunities and competition may limit our ability to originate or acquire attractive investments in our target assets, which could have a material adverse effect on us.

•	Interest rate fluctuations could significantly decrease our ability to generate income on our investments, which could materially and adversely affect us.

•	Prepayment rates may adversely affect our financial performance and cash flows and the value of certain of our investments.

•	Our investment strategy and guidelines, asset allocation and financing strategy may be changed without stockholder consent.

•	We have a significant amount of debt, which subjects us to increased risk of loss, and our charter and bylaws contain no limitation on the amount of debt we may incur or have outstanding.

•	There can be no assurance that we will be able to obtain or utilize additional financing arrangements in the future on similar or more favorable terms, or at all.

•	If we fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

•	Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities.

•	Maintenance of our exclusion or exemption from registration under the Investment Company Act imposes significant limits on our operations.

•	There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering, which may negatively affect the liquidity and market price of our common stock and make it difficult for investors to sell their shares on favorable terms when desired.

Our Structure

To date, we have conducted private offerings of our stock to investors in reliance on exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and other applicable securities laws. At the closing of each private offering, investors made capital commitments to purchase our stock from time to time at our option at the net asset value per share prevailing at such time. As of the date of this prospectus, we have drawn $979.4 million of capital commitments from our existing investors and have $223.9 million of undrawn capital commitments. Our existing investors’ obligations to purchase additional shares from the undrawn portion of their capital commitments will terminate upon the completion of this offering. We have no obligation under the subscription agreements with our existing investors to sell shares to them in connection with this offering.

The following chart summarizes our organizational structure and equity ownership after giving effect to this offering. This chart is provided for illustrative purposes only and does not show all of our legal entities or ownership percentages of such entities (all percentages are calculated assuming (1) no exercise of the underwriters’ option to purchase additional shares of our common stock and (2) an initial public offering price of $         per share, which is the mid-point of the price range indicated on the cover of this prospectus).

(1)	Includes the initial grant of an aggregate of shares of restricted stock or restricted stock units expected to be made to our non-management directors pursuant to our equity incentive plan upon the completion of this offering. See “Management—Equity Incentive Plan—Initial Awards.” Also includes (a) 6,073 shares of Class A common stock that are held by our Manager and subject to vesting on June 30, 2017 (upon vesting the shares will be delivered to three of our executive officers) and (b) 157,226 shares of common stock that are held by TPG RE Finance Trust Equity, L.P. (certain of our executive officers and directors have the right to acquire voting and investment power over these shares). The shares in the immediately preceding sentence have been excluded from the shares held by TPG for purposes of calculating TPG’s beneficial ownership percentage.

(2)	TPG holds an aggregate of 5,940,532 shares of our stock consisting of: (a) 1,466,600 shares of our common stock held by TPG Holdings III, L.P., (b) 3,728,379 shares of our common stock held by TPG/NJ (RE) Partnership, L.P., (c) 166,565 shares of our Class A common stock held by our Manager and (d) 578,988 shares of our Class A common stock held by TPG RE Finance Trust Equity, L.P.

Management Agreement

On December 15, 2014, we entered into a management agreement with our Manager (the “pre-IPO Management Agreement”). Upon the completion of this offering, our pre-IPO Management Agreement will terminate, without payment of any termination fee to our Manager, and we will enter into a new management agreement with our Manager. We refer to the new management agreement between us and our Manager as our “Management Agreement.”

Pursuant to our Management Agreement, our Manager will manage our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager will be responsible for, among other matters: (1) the selection, origination or acquisition, asset management and sale of our portfolio investments; (2) our financing activities; and (3) providing us with investment advisory services. Our Manager will also be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our investments and business and affairs as may be appropriate. Subject to compliance with our investment guidelines approved by our board of directors at such time, our Manager’s investment committee approves our investments, dispositions and financings and determines our investment strategy, portfolio holdings and financing and leverage strategies.

The initial term of our Management Agreement will end on the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term, our Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon: (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole; or (2) their determination that the base management fee and incentive compensation, taken as a whole, payable to our Manager is not fair, subject to our Manager’s right to prevent any termination due to unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days’ prior written notice of any such termination. Unless terminated for a cause event, as defined under the heading “Our Manager and Our Management Agreement—Management Agreement,” our Manager will be paid a termination fee as described below next to the caption “Termination Fee.”

We may also terminate our Management Agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days’ prior written notice from us, upon the occurrence of a cause event. Our Manager may terminate our Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to our Manager. Our Manager may also decline to renew our Management Agreement by providing us with 180 days’ prior written notice, in which case we would not be required to pay a termination fee to our Manager. In addition, if we breach our Management Agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us, our Manager may terminate our Management Agreement upon 60 days’ written notice. If our Management Agreement is terminated by our Manager upon our material breach, we would be required to pay our Manager the termination fee described above.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description
Base Management Fee

The greater of $250,000 per annum ($62,500 per quarter) and 1.50% per annum (0.375% per quarter) of our “Equity.” The base management fee is payable in cash, quarterly in arrears. “Equity” means: (1) the sum of (a) the net proceeds received by us from all issuances of our stock, plus (b) our cumulative “Core Earnings” (as defined below) for the period commencing on the completion of this offering to the end of the most recently completed calendar quarter, and (2) less (a) any distributions to our stockholders, (b) any amount that we or any of our subsidiaries have paid to repurchase for cash our stock following the completion of this offering and (c) any incentive compensation earned by our Manager following the completion of this offering. With respect to that portion of the period from and after the completion of this offering that is used in the calculation of incentive compensation, which is described below, or the base management fee, all items in the foregoing sentence (other than our cumulative Core Earnings) will be calculated on a daily weighted average basis.

Incentive Compensation

Our Manager will be entitled to incentive compensation which will be calculated and payable in cash with respect to each calendar quarter following the completion of this offering (or part thereof that our Management Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between: (1) the product of (a) 20% and (b) the difference between (i) our Core Earnings for the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of incentive compensation is being made (the “applicable period”), and (ii) the product of (A) our Equity in the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the applicable period, and (B) 7% per annum; and (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of the most recent 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). No incentive compensation will be payable to our Manager with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters following the completion of this offering) is greater than zero.

As used herein, “Core Earnings” means the net income (loss) attributable to holders of our common stock and Class A common stock, computed in accordance with generally accepted accounting principles (“GAAP”), including realized gains and losses not otherwise included in net income (loss), and excluding (1) non-cash equity compensation expense, (2) the incentive compensation earned by our Manager, (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable period, regardless of whether such items are included in other comprehensive income or loss or in net income and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Pursuant to the terms

Type	Description

of our Management Agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent that we foreclose upon the property or properties collateralizing such debt investments.

Reimbursement of Expenses	We will be required to reimburse our Manager or its affiliates for documented costs and expenses incurred by it and its affiliates on our behalf except those specifically required to be borne by our Manager or its affiliates under our Management Agreement. Our reimbursement obligation will not be subject to any dollar limitation. Our Manager or its affiliates will be responsible for, and we will not reimburse our Manager or its affiliates for, the expenses related to the personnel of our Manager and its affiliates who provide services to us. However, we will reimburse our Manager for our allocable share of the compensation (including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits) paid to (1) our Manager’s personnel serving as our chief financial officer based on the percentage of his or her time spent managing our affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs, based on the percentage of time devoted by such personnel to our and our subsidiaries’ affairs. We reimbursed our Manager and its affiliates for expenses of $297,000 from December 28, 2014 (commencement of operations) through December 31, 2016. Based on our current operating budget, we expect to reimburse our Manager and its affiliates for expenses of $940,000 (excluding deal-related costs) for the year ending December 31, 2017, although the actual amount reimbursed may vary materially from such estimate. As of March 31, 2017, we have not paid our Manager any reimbursements for 2017. For more information on the expenses we will be required to reimburse to our Manager and its affiliates, see “Our Manager and Our Management Agreement—Management Agreement—Base Management Fee, Incentive Compensation and Expense Reimbursements.”

Termination Fee

Termination fee equal to three times the sum of (x) the average annual base management fee and (y) the average annual incentive compensation earned by our Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination or, if such termination occurs within the next two years, and such termination fee is payable, the base management fees and the incentive compensation will be annualized for such two-year period based on such fees actually received by our Manager during such period.

The termination fee will be payable to our Manager upon termination of our Management Agreement by us absent a cause event or by our Manager if we materially breach our Management Agreement.

We expect the base management fees payable to our Manager to increase under our Management Agreement as compared to under our pre-IPO Management Agreement because of an increase in the fee rate (to 1.50% from 1.25%), and a change in the method of calculating the amount of equity to which the fee rate is applied. As a result, we expect incentive compensation will decrease.

To quantify the net impact on combined base management fees and incentive compensation paid, we calculated the estimated base management fees and incentive compensation that would have been paid by us to our Manager during 2016 if our Management Agreement went into effect on January 1, 2016, and compared it to the actual base management fees and incentive compensation earned by our Manager in 2016 under our pre-IPO Management Agreement. Set forth below is a table comparing the results (dollars in thousands):

	Management Agreement (Hypothetical)	Pre-IPO Management Agreement (Actual)	Increase/(Decrease)
Base Management Fee	$12,255	$8,816	$3,439
Incentive Compensation	2,816	3,687	(871)

Total	$15,073	$12,817	$2,568

In addition to the fees and expense reimbursements we will pay to our Manager pursuant to our Management Agreement, our Manager acts as collateral manager for the CLO we issued in our Formation Transaction. For acting as the CLO’s collateral manager pursuant to a separate collateral management agreement, we pay our Manager a collateral management fee equal to 0.075% per annum of the aggregate par amount of the loans in the CLO. Pursuant to an arrangement we have had with our Manager prior to this offering, we have been entitled to reduce the base management fee payable to our Manager under our pre-IPO Management Agreement by an amount equal to the collateral management fee our Manager is entitled to receive for acting as the collateral manager for the CLO. Upon the completion of this offering, our Manager will be entitled to earn a collateral management fee for acting as the collateral manager for the CLO without any reduction or offset right to the base management fee payable to our Manager under our Management Agreement. The analysis presented in the table preceding this paragraph does not incorporate the reduction or offset right referenced herein.

Conflicts of Interest

Our Management Agreement expressly provides that it does not (1) prevent our Manager or any of its affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other person or entity, whether or not the investment objectives or policies of any such other person or entity are similar to those of ours, including, without limitation, the sponsoring, closing and/or managing of any TPG Fund that employs investment objectives or strategies that overlap, in whole or in part, with our investment guidelines, (2) in any way restrict or otherwise limit our Manager or any of its affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom our Manager or any of its affiliates, officers, directors or employees (if any) may be acting, or (3) prevent our Manager or any of its affiliates from receiving fees or other compensation or profits from activities described in clause (1) or (2) above, which will be for our Manager’s (and/or its affiliates’) sole benefit. However, for so long as our Management Agreement is in effect and TPG controls our Manager, neither our Manager nor TPG Real Estate Management, LLC, which is the manager of TPG Real Estate Partners, will directly or indirectly form any other public vehicle in the U.S. whose strategy is to primarily originate, acquire and manage performing commercial mortgage loans.

TPG has not previously sponsored any other public or private funds that have investment objectives similar to ours, in that no such prior funds have focused primarily on originating, acquiring and managing performing commercial mortgage loans and CMBS.

However, following development of its real estate strategy in 2009, TPG formed and sponsored TPG Real Estate Partners II, L.P. (together with its related investment vehicles, “TREP II”) in 2012. TREP II is a series of private funds that invests principally in real estate and real estate-related investments in North America and Europe. TREP II focuses primarily on investments in real estate-rich companies, property portfolios, private platforms, joint ventures, and real estate assets, which investments may be structured directly or indirectly through equity, debt or other interests. TREP II began operations in 2012, and its investment period is still open.

In addition to its real estate-focused funds, certain private equity and alternative credit funds managed by affiliates of TPG may also, from time to time, make real estate-related investments, including investments in real estate-related loans and debt securities, real estate-related equity securities and operating and platform companies.

Our Management Agreement expressly acknowledges that, while information and recommendations supplied to us will, in our Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of our investment guidelines and investment objectives and policies, such information and recommendations may be different in certain material respects from the information and recommendations supplied by our Manager or any affiliate of our Manager to others (including, for greater certainty, the TPG Funds and their investors, as described below). In addition, as acknowledged in our Management Agreement, (1) affiliates of our Manager sponsor, advise and/or manage one or more TPG Funds and may in the future sponsor, advise and/or manage additional TPG Funds and (2) to the extent any TPG Funds have investment objectives or guidelines that overlap with ours, in whole or in part, investment opportunities that fall within such common objectives or guidelines will generally be allocated among our company and one or more of such TPG Funds on a basis that our Manager and applicable TPG affiliates determine to be fair and reasonable in their sole discretion, subject to the following considerations:

•	our and the relevant TPG Funds’ investment focuses and objectives;

•	the TPG professionals who sourced the investment opportunity;

•	the TPG professionals who are expected to oversee and monitor the investment;

•	the expected amount of capital required to make the investment, as well as our and the relevant TPG Funds’ current and projected capacity for investing (including for any potential follow-on investments);

•	our and the relevant TPG Funds’ targeted rates of return and investment holding periods;

•	the stage of development of the prospective portfolio company or borrower;

•	our and the relevant TPG Funds’ respective existing portfolio of investments;

•	the investment opportunity’s risk profile;

•	our and the relevant TPG Funds’ respective expected life cycles;

•	any investment targets or restrictions (e.g., industry, size, etc.) that apply to us and the relevant TPG Funds;

•	our ability and the ability of the relevant TPG Funds to accommodate structural, timing and other aspects of the investment process; and

•	legal, tax, contractual, regulatory or other considerations that our Manager and applicable TPG affiliates deem relevant.

Pursuant to the terms of our Management Agreement, we acknowledged and agreed that (1) as part of TPG’s regular businesses, our Manager and its affiliates may from time to time work on other projects and matters (including with respect to one or more TPG Funds), and that conflicts may arise with respect to the allocation of personnel between us and one or more TPG Funds and/or our Manager and such other affiliates, (2) there may be circumstances where investments that are consistent with our investment guidelines may be shared with or allocated to (in lieu of us) one or more TPG Funds in accordance with TPG’s allocation policy (as described above), (3) TPG Funds may invest, from time to time, in investments in which we may also invest (including at different levels of an issuer’s or borrower’s capital structure (for example, an investment by a TPG Fund in an equity or mezzanine interest with respect to the same portfolio entity in which we own a debt interest or vice versa) or in a different tranche of debt or equity with respect to an issuer in which we have an interest) and while TPG will seek to resolve any such conflicts in a fair and equitable manner in accordance with TPG’s allocation policy and its prevailing policies and procedures with respect to conflicts resolution among TPG Funds generally, such transactions are not required to be presented to our board of directors or any committee thereof for approval (unless otherwise required by our investment guidelines), and there can be no assurance that any such conflicts will be resolved in our favor, (4) our Manager and its affiliates may from time to time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees, administrative fees or advisory or asset management fees, including with respect to TPG Funds and related portfolio entities, and while such fees may give rise to conflicts of interest we will not receive the benefit of any such fees, and (5) the terms and conditions of the governing agreements of such TPG Funds (including with respect to the economic, reporting and other rights afforded to investors in such TPG Funds) are materially different than the terms and conditions applicable to us and our stockholders, and neither we nor any of our stockholders (in such capacity) will have the right to receive the benefit of any such different terms and conditions applicable to investors in such TPG Funds as a result of an investment in us or otherwise. In addition, pursuant to the terms of our Management Agreement, our Manager is required to keep our board of directors reasonably informed on a periodic basis in connection with the foregoing. With regard to transactions that present conflicts contemplated by clause (3) above, our Manager is required to provide our board of directors with quarterly updates in respect of such transactions.

Pursuant to the terms of our Management Agreement, and subject to applicable law, our Manager is not permitted to consummate on our behalf any transaction that involves the sale of any investment to, or the acquisition of any investment or receipt of any financing from, TPG, any TPG Fund or any of their affiliates unless such transaction (1) is on terms no less favorable to us than could have been obtained on an arm’s-length basis from an unrelated third party and (2) has been approved in advance by a majority of our independent directors. In addition, pursuant to the terms of our Management Agreement, it is agreed that our Manager will seek to resolve any conflicts of interest in a fair and equitable manner in accordance with TPG’s allocation policy and its prevailing policies and procedures with respect to conflicts resolution among TPG Funds generally, but only those transactions referred to in this paragraph will be expressly required to be presented for approval to our independent directors or any committee thereof (unless otherwise required by our investment guidelines).

Our charter provides that, if any of our directors or officers who is also a partner, advisory board member, director, officer, manager, member, or shareholder of TPG acquires knowledge of a potential business opportunity, we renounce, on our behalf and on behalf of our subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law. Accordingly, to the maximum extent permitted from time to time by Maryland law (1) no director nominated by TPG is required to present, communicate or offer any business opportunity to us or any of our subsidiaries and (2) the director nominated by TPG, on his or her own behalf or on behalf of TPG, will have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.

Distribution Policy

Following the completion of this offering, we intend to make regular quarterly distributions to our stockholders, consistent with our intention to continue to qualify as a REIT for U.S. federal income tax purposes.

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to continue to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes.

Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, our financing covenants, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, our REIT taxable income, applicable provisions of the Maryland General Corporation Law (the “MGCL”) and such other factors as our board of directors deems relevant. Our results of operations, liquidity and financial condition will be affected by various factors, including the amount of our net interest income, our operating expenses and any other expenditures. The amount of the dividend declared per share of our common stock will determine the amount of the dividend declared per share of our Class A common stock.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Internal Revenue Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured. In addition, we may choose to make a portion of a required distribution in the form of a taxable stock dividend to preserve our cash balance.

Currently, we have no intention to use any net proceeds from this offering to make distributions to our stockholders or to make distributions to our stockholders using shares of our stock.

Distributions to our stockholders, if any, will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income, or may constitute a return of capital. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Operating and Regulatory Structure

REIT Qualification

We have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2014. Our continued qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our capital stock. We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and we believe that our current organization and intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to remain qualified as a REIT could materially and adversely affect us, including our ability to make distributions to our stockholders in the future. Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations—Taxation of TPG RE Finance Trust, Inc.”

Investment Company Act Exclusion or Exemption

We conduct, and intend to continue to conduct, our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Complying with provisions that allow us to avoid the consequences of registration under the Investment Company Act may at times require us to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. We conduct our operations so that we are not an “investment company” as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned or majority-owned subsidiaries, we are primarily engaged in the non-investment company business of originating and acquiring commercial mortgage loans and other interests in commercial real estate. To satisfy the requirements of Section 3(a)(1)(C), we must not be engaged in the business of investing, reinvesting or trading in securities, and we must not own “investment securities” with a value that exceeds 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Our interests in wholly-owned or majority-owned subsidiaries that qualify for the exclusion pursuant to Section 3(c)(5)(C), as described below, do not constitute “investment securities.”

We hold our assets primarily through direct or indirect wholly-owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. We will classify our assets for purposes of certain of our subsidiaries’ Section 3(c)(5)(C) exclusion from the Investment Company Act based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. Based on such guidance, to qualify for the exclusion pursuant to Section 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in “qualifying” real estate assets and (ii) at least 80% of its assets in “qualifying” real estate assets and real estate-related assets.

See “Risk Factors—Risks Related to Our Company—Maintenance of our exclusion or exemption from registration under the Investment Company Act imposes significant limits on our operations” and “Business—Operating and Regulatory Structure—Investment Company Act Exclusion or Exemption.”

Restrictions on Ownership and Transfer of Shares

Our charter, subject to certain exceptions and after the application of certain attribution rules, restricts ownership of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our charter also prohibits any person from directly or indirectly owning shares of our capital stock of any class or series if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT.

Our charter generally provides that any shares of our capital stock owned or transferred in violation of the foregoing restrictions will be transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee will acquire no rights in such shares. If the foregoing transfer to a charitable trust is ineffective for any reason to prevent a violation of these restrictions, then the transfer of such shares will be void ab initio.

No person may transfer shares of our capital stock or any interest in shares of our capital stock if the transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons. Any attempt to transfer shares of our capital stock in violation of this restriction will be void ab initio.

Corporate Information

Our principal executive offices are located at 888 Seventh Avenue, 35th Floor, New York, New York 10106, and our telephone number is (212) 601-7400. Our web address is                     . The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

The Offering

Shares of common stock offered by us	shares (plus up to an additional shares that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares of our common stock).

Shares of common stock outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of our common stock in full).(1)

Shares of Class A common stock outstanding after this offering	967,500 shares. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class A common stock are identical to the common stock, except (1) the Class A common stock is not a “margin security” as defined in Regulation U of the Board of Governors of the U.S. Federal Reserve System (and rulings and interpretations thereunder) and may not be listed on a national securities exchange or a national market system and (2) each share of Class A common stock is convertible at any time or from time to time, at the option of the holder, for one fully paid and nonassessable share of common stock. The Class A common stock votes together with the common stock as a single class.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares of our common stock in full), assuming an initial public offering price of $ per share, which is the mid-point of the price range indicated on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to originate and acquire our target assets in a manner consistent with our investment strategy and investment guidelines described in this prospectus.

Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager to be of high quality and that are consistent with our intention to qualify as a REIT and maintain our exclusion or exemption from regulation under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets. In addition, prior to the time we have fully invested the net proceeds from this offering to originate or acquire our target assets, we may temporarily reduce amounts outstanding under our secured revolving repurchase facilities with a portion of the net proceeds from this offering.

See “Use of Proceeds.”

Distribution policy	Following the completion of this offering, we intend to make regular quarterly distributions to our stockholders, consistent with our intention to continue to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to continue to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor.

Restrictions on ownership and transfer	To assist us in qualifying as a REIT, our charter generally restricts ownership of our stock to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our charter also prohibits any person from directly or indirectly owning shares of our capital stock of any class or series if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT.

Listing	Currently there is no public market for our common stock. We intend to apply to list the shares of our common stock on the NYSE under the symbol “TRTX.”

Risk factors	Investing in our common stock involves risks. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 35 of this prospectus and all other information in this prospectus before making a decision to invest in our common stock.

(1)	Based on shares of our common stock outstanding as of , 2017 and includes the initial grant of an aggregate of shares of restricted stock or restricted stock units expected to be made to our non-management directors pursuant to our equity incentive plan upon the completion of this offering. Excludes (i) 967,500 shares of common stock issuable upon conversion of the outstanding shares of Class A common stock (each share of Class A common stock is convertible at any time and from time to time, at the option of the holder, for one share of common stock) and (ii) shares of our common stock reserved for future issuance under our equity incentive plan (assuming an initial public offering price of $ per share, which is the mid-point of the price range indicated on the cover of this prospectus, and that the underwriters’ option to purchase additional shares of our common stock is not exercised). Our equity incentive plan provides for grants of equity-based awards up to an aggregate of % of the issued and outstanding shares of our stock upon the completion of this offering (including any shares of our common stock issued upon exercise of the underwriters’ option to purchase additional shares of our common stock, but excluding the initial grant of shares of restricted stock or restricted stock units expected to be made to our non-management directors pursuant to our equity incentive plan upon the completion of this offering). See “Management—Equity Incentive Plan.”

Summary Financial Information

You should read the following summary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited and audited consolidated financial statements and the notes thereto. The summary consolidated income statement information for the three months ended March 31, 2017 and 2016 and the summary consolidated balance sheet information as of March 31, 2017 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus, which, in the opinion of our management, have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for these periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period. The summary consolidated income statement information for the years ended December 31, 2016 and 2015 and for the period from December 18, 2014 (inception) to December 31, 2014 and the summary consolidated balance sheet information as of December 31, 2016, 2015 and 2014 have been derived from our audited consolidated financial statements, included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
(Dollars in thousands, except per share data)	2017	2016	2016	2015
OPERATING DATA:
INTEREST INCOME
Interest Income	$47,941	$33,732	$153,631	$128,647	$1,847
Interest Expense	(17,800)	(12,930)	(61,649)	(47,564)	(1,518)

Net Interest Income	30,141	20,802	91,982	81,083	329
Other Income	122	15	416	54	—

OTHER EXPENSES
Professional Fees	729	338	3,260	5,224	7,719
General and Administrative	469	256	2,199	784	764
Servicing Fees	1,136	862	3,625	4,011	22
Management Fee	2,588	1,984	8,816	6,902	61
Collateral Management Fee	131	274	849	1,257	11
Incentive Management Fee	1,581	808	3,687	1,992	—

Total Other Expenses	6,634	4,522	22,436	20,170	8,577
Net Income (Loss) Before Taxes	23,629	16,295	69,962	60,967	(8,248)
Income Taxes	(154)	(46)	5	(1,612)	—

Net Income (Loss)	23,475	16,249	69,967	59,355	(8,248)
Preferred Stock Dividends	—	—	(16)	(15)	—

Net Income (Loss) Attributable to Common Stockholders(1)	$23,475	$16,249	$69,951	$59,340	$(8,248)

Per Share Information:
Basic Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Diluted Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Dividends Declared per Share	$0.54	$— (2)	$1.99	$2.41	$—
Weighted Average Number of Shares Outstanding, Basic and Diluted:
Common Stock	38,260,053	28,309,783	32,663,085	26,121,077	23,865,684
Class A Common Stock	967,500	783,158	864,062	492,663	—

Total	39,227,553	29,092,941	33,527,147	26,613,740	23,865,684

	March 31,		December 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2015	2014
BALANCE SHEET DATA (at period end):
Total Assets	$2,863,902	$2,217,599	$2,665,583	$2,119,753	$1,952,147
Total Liabilities	$1,889,787	$1,484,772	$1,694,894	$1,403,403	$1,363,753
Total Equity	$974,115	$732,827	$970,689	$716,350	$588,394
Preferred Stock	$125	$125	$125	$125	—
Stockholders’ Equity, Net of Preferred Stock	$973,990	$732,702	$970,564	$716,225	$588,394
Number of Shares Outstanding at Period End(3)	39,227,553	29,042,941	39,227,553	29,092,941	23,865,864
Book Value per Share	$24.83	$25.18	$24.74	$24.62	$24.65

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
(Dollars in thousands, except per share data)	2017	2016	2016	2015
OTHER FINANCIAL DATA (unaudited):
Core Earnings(4)	$25,056	$17,057	$73,638	$61,332	$(8,248)
Core Earnings per Share, Basic and Diluted(4)	$0.64	$0.59	$2.20	$2.30	$(0.35)

(1)	Represents net income attributable to holders of our common stock and Class A common stock.

(2)	We declared a dividend associated with the first quarter of 2016 of $0.53 per share. This dividend was declared on April 8, 2016 and paid on April 25, 2016.

(3)	Includes shares of common stock and Class A common stock.

(4)	Core Earnings is a non-GAAP measure, which we define as net income (loss) attributable to holders of our common stock and Class A common stock, computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), and excluding (a) non-cash equity compensation expense, (b) the incentive compensation earned by our Manager, (c) depreciation and amortization, (d) any unrealized gains or losses or other similar non-cash items that are included in net income for the relevant period, regardless of whether such items are included in other comprehensive income or loss or in net income and (e) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors.

We believe that Core Earnings provides meaningful information to consider in addition to our net income and cash flows from operating activities determined in accordance with GAAP. We believe this non-GAAP measure helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan portfolio and operations. Core Earnings does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies.

Pursuant to our Management Agreement, we also use Core Earnings to determine the base management fee and incentive compensation we pay our Manager. For information on the fees we pay our Manager, see “Our Manager and Our Management Agreement—Management Agreement—Base Management Fee, Incentive Compensation and Expense Reimbursements.”

The following table provides a reconciliation of Core Earnings to GAAP net income attributable to common stockholders (dollars in thousands, except per share data):

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
	2017	2016	2016	2015
Net Income Attributable to Common Stockholders(a)	$23,475	$16,249	$69,951	$59,340	$(8,248)
Adjustments:
Incentive Management Fees	1,581	808	3,687	1,992	—

Core Earnings	$25,056	$17,057	$73,638	$61,332	$(8,248)

Weighted Average Number of Shares Outstanding, Basic and Diluted(b)	39,227,553	29,092,941	33,527,147	26,613,740	23,865,684
Basic and Diluted Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Core Earnings per Share, Basic and Diluted	$0.64	$0.59	$2.20	$2.30	$(0.35)

(a)	Represents net income attributable to holders of our common stock and Class A common stock.

(b)	Weighted average number of shares outstanding includes common stock and Class A common stock.

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks known to us concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity, results of operations and prospects and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us,” and comparable phrases), the market price of our common stock could decline significantly and you could lose all or part of your investment in our common stock.

Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Relationship with Our Manager and its Affiliates

We depend on our Manager and the personnel of TPG provided to our Manager for our success. We may not find a suitable replacement for our Manager if our Management Agreement is terminated, or if key personnel cease to be employed by TPG or otherwise become unavailable to us, which would materially and adversely affect us.

We are externally managed and advised by our Manager, an affiliate of TPG. We currently have no employees and all of our executive officers are employees of TPG. We are completely reliant on our Manager, which has significant discretion as to the implementation of our investment and operating policies and strategies.

Our success depends entirely upon the ongoing efforts, experience, diligence, skill, and network of business contacts of our executive officers and the other key personnel of TPG provided to our Manager and its affiliates. These individuals evaluate, negotiate, execute and monitor our loans and other investments and advise us regarding maintenance of our REIT status and exclusion or exemption from regulation under the Investment Company Act.

In addition, we can offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our executive officers and the other key personnel of TPG who provide services to us. The initial term of our Management Agreement will extend to the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated as described herein. If we terminate our Management Agreement other than upon the occurrence of a cause event or if our Manager terminates our Management Agreement upon our material breach, we would be required to pay a very substantial termination fee to our Manager. See “—Termination of our Management Agreement would be costly.” Furthermore, if our Management Agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan, which would materially and adversely affect us.

Other than any dedicated or partially dedicated chief financial officer that our Manager may elect to provide to us, the TPG personnel provided to our Manager, as our external manager, are not required to dedicate a specific portion of their time to the management of our business.

Other than with respect to any dedicated or partially dedicated chief financial officer that our Manager may elect to provide to us, neither our Manager nor any other TPG affiliate is obligated to dedicate any specific personnel exclusively to us nor are they or their personnel obligated to dedicate any specific portion of their time to the management of our business. Although our Manager has informed us that Robert Foley will serve as our chief financial officer and that he will spend a substantial portion of his time on our affairs, key personnel, including Mr. Foley, provided to us by our Manager may become unavailable to us as a result of their departure from TPG or for any other reason. As a result, we cannot provide any assurances regarding the amount of time our Manager or its affiliates will dedicate to the management of our business and our Manager and its affiliates may have conflicts in allocating their time, resources and services among our business and any TPG Funds they may manage, and such conflicts may not be resolved in our favor. Each of our executive officers is also an employee of TPG, who has now or may be expected to have significant responsibilities for TPG Funds managed by TPG now or in the future. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed. Our Manager and its affiliates are not restricted from entering into other investment advisory relationships or from engaging in other business activities.

Our Manager manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in our making riskier loans and other investments and which could materially and adversely affect us.

Our Manager is authorized to follow very broad investment guidelines that provide it with substantial discretion in investment, financing, asset allocation and hedging decisions. Our board of directors will periodically review our investment guidelines and our portfolio but will not, and will not be required to, review and approve in advance all of our proposed loans and other investments or our Manager’s financing, asset allocation or hedging decisions. In addition, in conducting periodic reviews, our directors may rely primarily on information provided, or recommendations made, to them by our Manager or its affiliates. Subject to maintaining our REIT qualification and our exclusion or exemption from regulation under the Investment Company Act, our Manager has significant latitude within the broad investment guidelines in determining the types of loans and other investments it makes for us, and how such loans and other investments are financed or hedged, which could result in investment returns that are substantially below expectations or losses, which could materially and adversely affect us.

Our Manager’s fee structure may not create proper incentives or may induce our Manager and its affiliates to make certain loans or other investments, including speculative investments, which increase the risk of our portfolio.

We pay our Manager base management fees regardless of the performance of our portfolio. Our Manager’s entitlement to base management fees, which are not based solely upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking loans or other investments that provide attractive risk-adjusted returns for our stockholders. Because the base management fees are also based in part on our outstanding equity, our Manager may also be incentivized to advance strategies that increase our equity, and there may be circumstances where increasing our equity will not optimize the returns for our stockholders. Consequently, we are required to pay our Manager base management fees in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

In addition, our Manager has the ability to earn incentive compensation each quarter based on our Core Earnings, which may create an incentive for our Manager to invest in assets with higher yield potential, which are generally riskier or more speculative, or sell an asset prematurely for a gain, in an effort to increase our short-term net income and thereby increase the incentive compensation to which it is entitled. This could result in increased risk to our investment portfolio. If our interests and those of our Manager are not aligned, the execution of our business plan could be adversely affected, which could materially and adversely affect us.

We may compete with existing and future TPG Funds, which may present various conflicts of interest that restrict our ability to pursue certain investment opportunities or take other actions that are beneficial to our business and result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with TPG, including our Manager and its affiliates. Upon the completion of this offering, three of our seven directors will be employees of TPG. In addition, our chief financial and risk officer and our other executive officers are also employees of TPG, and we are managed by our Manager, a TPG affiliate. There is no guarantee that the policies and procedures adopted by us, the terms and conditions of our Management Agreement or the policies and procedures adopted by our Manager, TPG and their affiliates, as the case may be, will enable us to identify, adequately address or mitigate these conflicts of interest.

Some examples of conflicts of interest that may arise by virtue of our relationship with our Manager and TPG include:

•	TPG’s Policies and Procedures. Specified policies and procedures implemented by TPG, including our Manager, to mitigate potential conflicts of interest and address certain regulatory requirements and contractual restrictions may reduce the advantages across TPG’s various businesses that TPG expects to draw on for purposes of pursuing attractive investment opportunities. Because TPG has many different asset management, advisory and other businesses, it is subject to a number of actual and potential conflicts of interest, greater regulatory oversight and more legal and contractual restrictions than that to which it would otherwise be subject if it had just one line of business. In addressing these conflicts and regulatory, legal and contractual requirements across its various businesses, TPG has implemented certain policies and procedures (for example, information walls) that may reduce the benefits that TPG expects to utilize for our Manager for purposes of identifying and managing our investments. For example, TPG may come into possession of material non-public information with respect to companies that are TPG’s advisory clients in which our Manager may be considering making an investment on our behalf. As a consequence, that information, which could be of benefit to our Manager or us, might become restricted to those other businesses and otherwise be unavailable to our Manager, and could also restrict our Manager’s activities. Additionally, the terms of confidentiality or other agreements with or related to companies in which any TPG Fund has or has considered making an investment or which is otherwise an advisory client of TPG may restrict or otherwise limit the ability of TPG or our Manager to engage in businesses or activities competitive with such companies.

•	Allocation of Investment Opportunities. Certain inherent conflicts of interest arise from the fact that TPG and our Manager will provide investment management and other services both to us and to other persons or entities, whether or not the investment objectives or guidelines of any such other person or entity are similar to ours, including, without limitation, the sponsoring, closing and/or managing of any TPG Fund. However, for so long as our Management Agreement is in effect and TPG controls our Manager, neither our Manager nor TPG Real Estate Management, LLC, which is the manager of TPG Real Estate Partners, will directly or indirectly form any other public vehicle in the U.S. whose strategy is to primarily originate, acquire and manage performing commercial mortgage loans. The respective investment guidelines and policies of our business and the TPG Funds may or may not overlap, in whole or in part, and if there is any such overlap, investment opportunities will be allocated between us and the TPG Funds in a manner that may result in fewer investment opportunities being allocated to us than would have otherwise been the case in the absence of such TPG Funds. The methodology applied between us and one or more of the TPG Funds under TPG’s allocation policy (see “Our Manager and Our Management Agreement—Additional Activities of Our Manager; Allocation of Investment Opportunities; Conflicts of Interest”) may result in us not participating (and/or not participating to the same extent) in certain investment opportunities in which we would have otherwise participated had the related allocations been determined without regard to such allocation policy and/or based only on the circumstances of those particular investments. TPG and our Manager may also give advice to TPG Funds that may differ from advice given to us even though such TPG Funds’ investment objectives may be the same or similar to ours.

As a result, we may invest in commercial mortgage loans or other commercial real estate-related debt instruments alongside certain TPG Funds focusing on commercial mortgage loans or other commercial real estate-related debt instruments. To the extent any TPG Funds otherwise have investment objectives or guidelines that overlap with ours, in whole or in part, investment opportunities that fall within such common objectives or guidelines will generally be allocated among one or more of us and such TPG Funds on a basis that our Manager and applicable TPG affiliates determine to be fair and reasonable in their sole discretion, subject to:

•	our and the relevant TPG Funds’ investment focuses and objectives;

•	the TPG professionals who sourced the investment opportunity;

•	the TPG professionals who are expected to oversee and monitor the investment;

•	the expected amount of capital required to make the investment, as well as our and the relevant TPG Funds’ current and projected capacity for investing (including for any potential follow-on investments);

•	our and the relevant TPG Funds’ targeted rates of return and investment holding periods;

•	the stage of development of the prospective portfolio company or borrower;

•	our and the relevant TPG Funds’ respective existing portfolio of investments;

•	the investment opportunity’s risk profile;

•	our and the relevant TPG Funds’ respective expected life cycles;

•	any investment targets or restrictions (e.g., industry, size, etc.) that apply to us and the relevant TPG Funds;

•	our ability and the ability of the relevant TPG Funds to accommodate structural, timing and other aspects of the investment process; and

•	legal, tax, contractual, regulatory or other considerations that our Manager and applicable TPG affiliates deem relevant.

There is no assurance that any such conflicts arising out of the foregoing will be resolved in our favor. Our Manager and TPG affiliates are entitled to amend their investment objectives or guidelines at any time without prior notice to us or our consent

•

Investments in Different Levels or Classes of an Issuer’s Securities. We and the TPG Funds may make investments at different levels of an issuer’s or borrower’s capital structure (for example, an investment by a TPG Fund in an equity, debt or mezzanine interest with respect to the same portfolio entity in which we own a debt interest or vice versa) or otherwise in different classes of the same issuer’s securities. We may make investments that are senior or junior to, or have rights and interests different from or adverse to, the investments made by the TPG Funds. Such investments may conflict with the interests of such TPG Funds in related investments, and the potential for any such conflicts of interests may be heightened in the event of a default or restructuring of any such investments. Actions may be taken for the TPG Funds that are adverse to us, including with respect to the timing and manner of sale and actions taken in circumstances of financial distress. In addition, in connection with such investments, TPG will generally seek to implement certain procedures to mitigate conflicts of interest which typically involve maintaining a non-controlling interest in any such investment and a forbearance of rights, including certain non-economic rights, relating to the TPG Funds, such as where TPG may cause us to decline to exercise certain control- and/or foreclosure-related rights with respect to a portfolio entity (including following the vote of other third-party lenders generally or otherwise recusing itself with respect to decisions), including with respect to defaults, foreclosures, workouts, restructurings and/or exit opportunities, subject to certain limitations. Our Management Agreement requires our Manager to keep our board of directors reasonably informed on a periodic basis in connection with the foregoing, including with respect to transactions that involve investments at different levels of an issuer’s or borrower’s capital structure, as to which our Manager has agreed to provide our board of directors with quarterly updates. While TPG will seek to resolve any conflicts in a fair and equitable manner with respect to conflicts resolution among us and the TPG Funds generally, such transactions are not required to be presented to our board of directors for approval, and there can be no assurance that any such conflicts will be resolved in our favor.

•	Assignment and Sharing or Limitation of Rights. We may invest alongside TPG Funds and in connection therewith may, for legal, tax, regulatory or other reasons which may be unrelated to us, share with or assign to such TPG Funds certain of our rights, in whole or in part, or agree to limit our rights, including in certain instances certain control- and/or foreclosure-related rights with respect to such shared investments and/or otherwise agree to implement certain procedures to ameliorate conflicts of interest which may in certain circumstances involve a forbearance of our rights. Such sharing or assignment of rights could make it more difficult for us to protect our interests and could give rise to a conflict (which may be exacerbated in the case of financial distress) and could result in a TPG Fund exercising such rights in a way adverse to us.

•	Providing Debt Financings in connection with Acquisitions by Third Parties of Assets Owned by TPG Funds. We may provide financing (1) as part of the bid or acquisition by a third party to acquire interests in (or otherwise make an investment in the underlying assets of) a portfolio entity owned by one or more TPG Funds or their affiliates of assets and/or (2) with respect to one or more portfolio entities or borrowers in connection with a proposed acquisition or investment by one or more TPG Funds or affiliates relating to such portfolio entities and/or their underlying assets. This may include making commitments to provide financing at, prior to or around the time that any such purchaser commits to or makes such investments. We may also make investments and provide debt financing with respect to portfolio entities in which TPG Funds and/or affiliates hold or propose to acquire an interest. While the terms and conditions of any such debt commitments and related arrangements will generally be on market terms, the involvement of us and/or such TPG Funds or affiliates in such transactions may affect the terms of such transactions or arrangements and/or may otherwise influence our Manager’s decisions with respect to the management of us and/or TPG’s Management of such TPG Funds and/or the relevant portfolio entity, which will give rise to potential or actual conflicts of interests and which may adversely impact us.

•	Pursuit of Differing Strategies. TPG and our Manager may determine that an investment opportunity may not be appropriate for us, but may be appropriate for one or more of the TPG Funds, or may decide that our company and certain of the TPG Funds should take differing positions with respect to a particular investment. In these cases, TPG and our Manager may pursue separate transactions for us and one or more TPG Funds. This may affect the market price or the terms of the particular investment or the execution of the transaction, or both, to the detriment or benefit of us and one or more TPG Funds. For example, a TPG investment manager may determine that it would be in the interest of a TPG Fund to sell a security that we hold long, potentially resulting in a decrease in the market price of the security held by us.

•

Variation in Financial and Other Benefits. A conflict of interest arises where the financial or other benefits available to our Manager or its affiliates differ among us and the TPG Funds that it manages. If the amount or structure of the base management fees, incentive compensation and/or our Manager’s or its affiliates’ compensation differs among us and the TPG Funds (such as where certain TPG Funds pay higher base management fees, incentive compensation, performance-based management fees or other fees), our Manager or its affiliates might be motivated to help such TPG Funds over us. Similarly, the desire to maintain assets under management or to enhance our Manager’s or its affiliates’ performance records or to derive other rewards, financial or otherwise, could influence our Manager or its affiliates in affording preferential treatment to TPG Funds over us. Our Manager may, for example, have an incentive to allocate favorable or limited opportunity investments or structure the timing of investments to favor such TPG Funds. Additionally, our Manager might be motivated to favor TPG Funds in which it has an ownership interest or in which TPG has ownership interests. Conversely, if an investment professional at our Manager or its affiliates does not personally hold an investment in us but holds investments in TPG Funds, such investment professional’s conflicts of interest with respect to us may be more acute.

•	Underwriting, Advisory and Other Relationships. As part of its regular business, TPG provides a broad range of underwriting, investment banking, placement agent and other services. In connection with selling investments by way of a public offering, a TPG broker-dealer may act as the managing underwriter or a member of the underwriting syndicate on a firm commitment basis and purchase securities on that basis. TPG may retain any commissions, remuneration, or other profits and receive compensation from such underwriting activities, which have the potential to create conflicts of interest. TPG may also participate in underwriting syndicates from time to time with respect to us or portfolio companies of TPG Funds, or may otherwise be involved in the private placement of debt or equity securities issued by us or such portfolio companies, or otherwise in arranging financings with respect thereto. Subject to applicable law, TPG may receive underwriting fees, placement commissions or other compensation with respect to such activities, which will not be shared with us or our stockholders. Where TPG serves as underwriter with respect to a portfolio company’s securities, we or the applicable TPG Fund holding such securities may be subject to a “lock-up” period following the offering under applicable regulations during which time our ability to sell any securities that we continue to hold is restricted. This may prejudice our ability to dispose of such securities at an opportune time.

In the regular course of its investment banking business, TPG represents potential purchasers, sellers and other involved parties, including corporations, financial buyers, management, shareholders and institutions, with respect to assets that are suitable for investment by us. In such case, TPG’s client would typically require TPG to act exclusively on its behalf, thereby precluding us from acquiring such assets. TPG will be under no obligation to decline any such engagement to make the investment opportunity available to us.

TPG has long-term relationships with a significant number of corporations and their senior management. In determining whether to invest in a particular transaction on our behalf, our Manager may consider those relationships (subject to its obligations under our Management Agreement), which may result in certain transactions that our Manager would not otherwise undertake or refrain from undertaking on our behalf in view of such relationships.

•	Service Providers. Certain of our service providers or their affiliates (including administrators, lenders, brokers, attorneys, consultants and investment banking or commercial banking firms) also provide goods or services to, or have business, personal or other relationships with, TPG. Such service providers may be sources of investment opportunities, co-investors or commercial counterparties or portfolio companies of TPG Funds. Such relationships may influence our Manager in deciding whether to select such service provider. In certain circumstances, service providers or their affiliates may charge different rates or have different arrangements for services provided to TPG or TPG Funds as compared to services provided to us, which in certain circumstances may result in more favorable rates or arrangements than those payable by, or made with, us. In addition, in instances where multiple TPG businesses may be exploring a potential individual investment, certain of these service providers may choose to be engaged by TPG rather than us.

•	Material, Non-Public Information. We, directly or through TPG, our Manager or certain of their respective affiliates, may come into possession of material non-public information with respect to an issuer or borrower in which we have invested or may invest. Should this occur, our Manager may be restricted from buying or selling securities, derivatives or loans of the issuer or borrower on our behalf until such time as the information becomes public or is no longer deemed material. Disclosure of such information to the personnel responsible for management of our business may be on a need-to-know basis only, and we may not be free to act upon any such information. Therefore, we and/or our Manager may not have access to material non-public information in the possession of TPG which might be relevant to an investment decision to be made by our Manager on our behalf, and our Manager may initiate a transaction or purchase or sell an investment which, if such information had been known to it, may not have been undertaken. Due to these restrictions, our Manager may not be able to initiate a transaction on our behalf that it otherwise might have initiated and may not be able to purchase or sell an investment that it otherwise might have purchased or sold, which could negatively affect us.

•	Possible Future Activities. Our Manager and its affiliates may expand the range of services that they provide over time. Except as and to the extent expressly provided in our Management Agreement, our Manager and its affiliates will not be restricted in the scope of their businesses or in the performance of any such services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. Our Manager, TPG and their affiliates continue to develop relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with clients who may hold or may have held investments similar to those intended to be made by us. These clients may themselves represent appropriate investment opportunities for us or may compete with us for investment opportunities.

•	Transactions with TPG Funds. From time to time, we may enter into purchase and sale transactions with TPG Funds. Such transactions will be conducted in accordance with, and subject to, the terms and conditions of our Management Agreement (including the requirement that sales to, or acquisitions of investments or receipt of financing from, TPG, any TPG Fund or any of their affiliates be approved in advance by a majority of our independent directors) and our code of business conduct and ethics and applicable laws and regulations.

•	Loan Refinancings. We may from time to time seek to participate in investments relating to the refinancing of loans held by TPG Funds. While it is expected that our participation in connection with such refinancing transactions will be at arms’ length and on market/contract terms, such transactions may give rise to potential or actual conflicts of interest.

TPG may enter into one or more strategic relationships in certain geographical regions or with respect to certain types of investments that, although intended to provide greater opportunities for us, may require us to share such opportunities or otherwise limit the amount of an opportunity we can otherwise take.

Further conflicts could arise once we and TPG have made our and their respective investments. For example, if a company goes into bankruptcy or reorganization, becomes insolvent or otherwise experiences financial distress or is unable to meet its payment obligations or comply with covenants relating to securities held by us or by TPG, TPG may have an interest that conflicts with our interests or TPG may have information regarding the company that we do not have access to. If additional financing is necessary as a result of financial or other difficulties, it may not be in our best interests to provide such additional financing. If TPG were to lose investments as a result of such difficulties, the ability of our Manager to recommend actions in our best interests might be impaired.

Termination of our Management Agreement would be costly.

Termination of our Management Agreement without cause would be difficult and costly. Our independent directors will review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term of three years, our Management Agreement may be terminated each year upon the affirmative vote of at least two-thirds of our independent directors, based upon their determination that (1) our Manager’s performance is unsatisfactory and materially detrimental to us and our subsidiaries taken as a whole or (2) the base management fee and incentive compensation, taken as a whole, payable to our Manager is not fair, subject to our Manager’s right to prevent any termination due to unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We are required to provide our Manager with 180 days’ prior written notice of any such termination. Additionally, upon such a termination unrelated to a cause event, or if we materially breach our Management Agreement and our Manager terminates our Management Agreement, our Management Agreement provides that we will pay our Manager a termination fee equal to three times the sum of (x) the average annual base management fee and (y) the average annual incentive compensation earned by our Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination, or, if such termination occurs within the next two years, the base management fee and the incentive compensation will be annualized for such two-year period based on such fees actually received by our Manager during such period. These provisions increase the cost to us of terminating our Management Agreement and adversely affect our ability to terminate our Manager in the absence of a cause event.

Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager’s liability is limited under our Management Agreement, and we have agreed to indemnify our Manager against certain liabilities.

Pursuant to our Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in our investment guidelines. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of our Management Agreement, our Manager and its affiliates, and their respective directors, officers, employees, members, partners and stockholders, will not be liable to us, any subsidiary of ours, our board of directors, our stockholders or any of our subsidiaries’ stockholders, members or partners for acts or omissions performed in accordance with and pursuant to our Management Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under our Management Agreement. We have agreed to indemnify our Manager, its affiliates and the directors, officers, employees, members, partners and stockholders of our Manager and its affiliates from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such party performed in good faith under our Management Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such party under our Management Agreement. As a result, we could experience poor performance or losses for which our Manager would not be liable.

We do not own the TPG name, but we may use it as part of our corporate name pursuant to a trademark license agreement with an affiliate of TPG. Use of the name by other parties or the termination of our trademark license agreement may harm our business.

In connection with this offering, we have entered into a trademark license agreement (the “trademark license agreement”) with an affiliate of TPG (the “licensor”), pursuant to which it has granted us a fully paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable license to use the name “TPG RE Finance Trust, Inc.” and the ticker symbol “TRTX.” Under this agreement, we have a right to use this name for so long as our Manager (or another TPG affiliate that serves as our manager) remains an affiliate of the licensor under the trademark license agreement. The trademark license agreement may be terminated by either party as a result of certain breaches or upon 90 days’ prior written notice; provided that upon notification of such termination by us, the licensor may elect to effect termination of the trademark license agreement immediately at any time after 30 days from the date of such notification. The licensor will retain the right to continue using the “TPG” name. The trademark license agreement does not permit us to preclude the licensor from licensing or transferring the ownership of the “TPG” name to third parties, some of whom may compete with us. Consequently, we may be unable to prevent any damage to goodwill that may occur as a result of the activities of the licensor, TPG or others. Furthermore, in the event that the trademark license agreement is terminated, we will be required to, among other things, change our name and NYSE ticker symbol. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise have a material adverse effect on us.

Risks Related to Our Lending and Investment Activities

Our success depends on the availability of attractive investment opportunities and our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments.

Our operating results are dependent upon the availability of, as well as our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our loans and other investments. In general, the availability of attractive investment opportunities and, consequently, our operating results, will be affected by the level and volatility of interest rates, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot make any assurances that our Manager will be successful in identifying and consummating attractive investments or that such investments, once made, will perform as anticipated.

Our commercial mortgage loans and other commercial real estate-related debt instruments expose us to risks associated with real estate investments generally.

We seek to originate and selectively acquire commercial mortgage loans and other commercial real estate-related debt instruments. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact our performance by making it more difficult for borrowers to satisfy their debt payment obligations, increasing the default risk applicable to borrowers and making it relatively more difficult for us to generate attractive risk-adjusted returns. Real estate investments will be subject to various risks, including:

•	economic and market fluctuations;

•	political instability or changes;

•	changes in environmental, zoning and other laws;

•	casualty or condemnation losses;

•	regulatory limitations on rents;

•	decreases in property values;

•	changes in the appeal of properties to tenants;

•	changes in supply (resulting from the recent growth in commercial real estate debt funds or otherwise) and demand;

•	energy supply shortages;

•	various uninsured or uninsurable risks;

•	natural disasters;

•	changes in government regulations (such as rent control);

•	changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable;

•	increased mortgage defaults;

•	increases in borrowing rates; and

•	negative developments in the economy and/or adverse changes in real estate values generally and other risk factors that are beyond our control.

We cannot predict the degree to which economic conditions generally, and the conditions for commercial real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on us. Market conditions relating to real estate debt investments have evolved since the global financial crisis, which has resulted in a modification to certain loan structures and/or market terms. Any such changes in loan structures and/or market terms may make it relatively more difficult for us to monitor and evaluate our loans and other investments.

Commercial real estate debt instruments that are secured or otherwise supported, directly or indirectly, by commercial property are subject to delinquency, foreclosure and loss, which could materially and adversely affect us.

Commercial real estate debt instruments, such as mortgage loans, that are secured or, in the case of certain assets (including participation interests, mezzanine loans and preferred equity), supported by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to pay the principal of and interest on a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to pay the principal of and interest on the loan in a timely manner, or at all, may be impaired and therefore could reduce our return from an affected property or investment, which could materially and adversely affect us. Net operating income of an income-producing property may be adversely affected by the risks particular to real property described above, as well as, among other things:

•	tenant mix and tenant bankruptcies;

•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;

•	property location and condition, including, without limitation, any need to address environmental contamination at a property;

•	competition from comparable types of properties;

•	changes in global, national, regional or local economic conditions or changes in specific industry segments;

•	declines in regional or local real estate values or rental or occupancy rates; and

•	increases in interest rates, real estate tax rates and other operating expenses.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the principal of and accrued interest on the mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on any anticipated return on the foreclosed mortgage loan.

We intend to originate or acquire transitional loans, which will involve greater risk of loss than stabilized commercial mortgage loans.

We originate and acquire transitional loans secured by first lien mortgages on commercial real estate. These loans provide interim financing to borrowers seeking short-term capital for the acquisition or transition (for example, lease up and/or rehabilitation) of commercial real estate and generally have a maturity of three years or less. Such a borrower under a transitional loan has usually identified an asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we will bear the risk that we may not recover some or all of our investment.

In addition, borrowers usually use the proceeds of a conventional mortgage loan to repay a transitional loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay a transitional loan, which could depend on market conditions and other factors. In the event of any failure to repay under a transitional loan held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan.

There can be no assurances that the U.S. or global financial systems will remain stable, and the occurrence of another significant credit market disruption may negatively impact our ability to execute our investment strategy, which would materially and adversely affect us.

The U.S. and global financial markets experienced significant disruptions in the past, during which times global credit markets collapsed, borrowers defaulted on their loans at historically high levels, banks and other lending institutions suffered heavy losses and the value of real estate declined. During such periods, a significant number of borrowers became unable to pay principal and interest on outstanding loans as the value of their real estate declined. Declining real estate values also reduced the level of new mortgage and other real estate-related loan originations. Instability in the U.S. and global financial markets in the future could be caused by any number of factors beyond our control, including, without limitation, terrorist attacks or other acts of war and adverse changes in national or international economic, market and political conditions. Any future sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate and acquire loans, which would materially and adversely affect us.

Difficulty in redeploying the proceeds from repayments of our existing loans and other investments could materially and adversely affect us.

As of March 31, 2017, our portfolio, excluding CMBS investments, had a weighted average term to extended maturity (assuming all extension options have been exercised by borrowers) of 3.0 years. As our loans and other investments are repaid, we will have to redeploy the proceeds we receive into new loans and investments and repay borrowings under our secured revolving repurchase facilities and other financing arrangements. It is possible that we will fail to identify reinvestment options that would provide a yield and/or a risk profile that is comparable to the asset that was repaid. If we fail to redeploy the proceeds we receive in repayment of a loan or other investment in equivalent or better alternatives we could be materially and adversely affected.

We operate in a competitive market for the origination and acquisition of attractive investment opportunities and competition may limit our ability to originate or acquire attractive investments in our target assets, which could have a material adverse effect on us.

We operate in a competitive market for the origination and acquisition of attractive investment opportunities. We compete with a variety of institutional investors, including other REITs, debt funds, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, private equity and hedge funds, governmental bodies and other entities and may compete with TPG Funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several of our competitors, including other REITs, have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with our investment objectives, which may create additional competition for lending and other investment opportunities. Some of our competitors may have a lower cost of funds and access to funding sources that may not be available to us or are only available to us on substantially less attractive terms. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion or exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more lending relationships than we do. Competition may result in realizing fewer investments, higher prices, acceptance of greater risk, greater defaults, lower yields or a narrower spread of yields over our borrowing costs. In addition, competition for attractive investments could delay the investment of our capital. Furthermore, changes in the financial regulatory regime following the 2016 U.S. Presidential election could decrease the current restrictions on banks and other financial institutions and allow them to compete with us for investment opportunities that were previously not available to, or otherwise pursued by, them. See “—Risks Related to Our Company—Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations could materially and adversely affect us.”

As a result, competition may limit our ability to originate or acquire attractive investments in our target assets and could result in reduced returns. We can provide no assurance that we will be able to identify and originate or acquire attractive investments that are consistent with our investment strategy.

Interest rate fluctuations could significantly decrease our ability to generate income on our investments, which could materially and adversely affect us.

Our primary interest rate exposure relates to the yield on our investments and the financing cost of our debt, as well as any interest rate swaps that we may utilize for hedging purposes. Changes in interest rates affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us. Changes in the level of interest rates also may affect our ability to originate or acquire investments and may impair the value of our investments and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, could materially and adversely affect us.

Prepayment rates may adversely affect our financial performance and cash flows and the value of certain of our investments.

Our business is currently focused on originating floating rate mortgage loans secured by commercial real estate assets. Generally, our mortgage loan borrowers may repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time and may be reinvested by us in comparable assets yielding less than the yields on the assets that were prepaid.

Because our mortgage loans are generally not originated or acquired at a premium to par, prepayment rates do not materially affect the value of such loan assets. However, the value of certain other assets may be affected by prepayment rates. For example, if we acquire fixed-rate CMBS or other fixed-rate mortgage-related securities, or a pool of such mortgage securities in the future, we would anticipate that the underlying mortgages would prepay at a projected rate generating an expected yield. If we were to purchase such assets at a premium to par value, if borrowers prepay their loans faster than expected, the corresponding prepayments on any such mortgage-related securities would likely reduce the expected yield. Conversely, if we were to purchase such assets at a discount to par value, when borrowers prepay their loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities would likely reduce the expected yield. In addition, if we were to purchase such assets at a discount to par value, when borrowers prepay their loans faster than expected, the increase in corresponding prepayments on the mortgage-related securities would likely increase the expected yield.

Prepayment rates on floating rate and fixed rate loans may differ in different interest rate environments, and may be affected by a number of factors, including, but not limited to, economic, social, geographic, demographic and legal factors, all of which are beyond our control, and structural factors such as call protection. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment risk. See “Prospectus Summary—Recent Developments—Repayments” and “—Anticipated Repayments.”

Our investments may be concentrated and could be subject to risk of default.

We are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments in our target assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. For example, as of March 31, 2017, approximately 24.9% and 18.7% of the loans in our portfolio, based on total loan commitments and carrying value, respectively, consisted of condominium loans. Although we attempt to mitigate our risk through various credit and structural protections, including completion guarantees and requiring significant pre-sales pursuant to executed contracts with meaningful cash deposits, we cannot assure you that these efforts will be successful. To the extent that our portfolio is concentrated in any one region or type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our investments within a short time period, which may reduce our net income and the market price of our common stock and, accordingly, have a material adverse effect on us.

The illiquidity of certain of our investments may materially and adversely affect us.

The illiquidity of certain of our investments may make it difficult for us to sell such loans and other investments if the need or desire arises. In addition, certain of our loans and other investments may become less liquid after we originate or acquire them as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such loans and other investments at advantageous times or in a timely manner. Moreover, we expect that many of our investments will not be registered under the relevant securities laws, resulting in prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our loans and other investments are or will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate a loan or other investment to the extent that we or our Manager (and/or its affiliates) has or could be attributed as having material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could materially and adversely affect us.

Most of the commercial mortgage loans that we originate or acquire are nonrecourse loans and the assets securing these loans may not be sufficient to protect us from a partial or complete loss if the borrower defaults on the loan, which could materially and adversely affect us.

Except for customary nonrecourse carve-outs for certain actions and environmental liability, most commercial mortgage loans are effectively nonrecourse obligations of the sponsor and borrower, meaning that there is no recourse against the assets of the borrower or sponsor other than the underlying collateral. In the event of any default under a commercial mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the principal of and accrued interest on the mortgage loan, which could materially and adversely affect us. Even if a commercial mortgage loan is recourse to the borrower (or if a nonrecourse carve-out to the borrower applies), in most cases, the borrower’s assets are limited primarily to its interest in the related mortgaged property. Further, although a commercial mortgage loan may provide for limited recourse to a principal or affiliate of the related borrower, there is no assurance that any recovery from such principal or affiliate will be made or that such principal’s or affiliate’s assets would be sufficient to pay any otherwise recoverable claim. In the event of the bankruptcy of a borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

We may not have control over certain of our investments.

Our ability to manage our portfolio may be limited by the form in which our investments are made. In certain situations, we may:

•	acquire loans or investments subject to rights of senior classes and servicers under intercreditor or servicing agreements;

•	acquire only a minority and/or a non-controlling participation in an underlying loan or investment;

•	co-invest with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

•	rely on independent third-party management or servicing with respect to the management of an asset.

Therefore, we may not be able to exercise control over all aspects of our loans and investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers or third parties controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with ours. A partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, we may, in certain circumstances, be liable for the actions of our partners or co-venturers.

Future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and liquidity and disputes between us and our joint venture partners.

We may in the future make investments through joint ventures. Such joint venture investments may involve risks not otherwise present when we originate or acquire investments without partners, including the following:

•	we may not have exclusive control over the investment or the joint venture, which may prevent us from taking actions that are in our best interest;

•	joint venture agreements often restrict the transfer of a partner’s interest or may otherwise restrict our ability to sell the interest when we desire and/or on advantageous terms;

•	any future joint venture agreements may contain buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner’s interest or selling its interest to that partner;

•	we may not be in a position to exercise sole decision-making authority regarding the investment or joint venture, which could create the potential risk of creating impasses on decisions, such as with respect to acquisitions or dispositions;

•	a partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

•	a partner may be in a position to take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT and our exclusion or exemption from registration under the Investment Company Act;

•	a partner may fail to fund its share of required capital contributions or may become bankrupt, which may mean that we and any other remaining partners generally would remain liable for the joint venture’s liabilities;

•	our relationships with our partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or investments underlying such relationship or may need to purchase such interests or investments at a premium to the market price to continue ownership;

•	disputes between us and a partner may result in litigation or arbitration that could increase our expenses and prevent our Manager and our officers and directors from focusing their time and efforts on our business and could result in subjecting the investments owned by the joint venture to additional risk; or

•	we may, in certain circumstances, be liable for the actions of a partner, and the activities of a partner could adversely affect our ability to maintain our qualification as a REIT or our exclusion or exemption from registration under the Investment Company Act, even though we do not control the joint venture.

Any of the above may subject us to liabilities in excess of those contemplated and adversely affect the value of our future joint venture investments.

We are subject to additional risks associated with investments in the form of loan participation interests.

We have in the past invested, and may in the future invest, in loan participation interests in which another lender or lenders share with us the rights, obligations and benefits of a commercial mortgage loan made by an originating lender to a borrower. Accordingly, we will not be in privity of contract with a borrower because the other lender or participant is the record holder of the loan and, therefore, we will not have any direct right to any underlying collateral for the loan. These loan participations may be senior, pari passu or junior to the interests of the other lender or lenders in respect of distributions from the commercial mortgage loan. Furthermore, we may not be able to control the pursuit of any rights or remedies under the commercial mortgage loan, including enforcement proceedings in the event of default thereunder. In certain cases, the original lender or another participant may be able to take actions in respect of the commercial mortgage loan that are not in our best interests. In addition, in the event that (1) the owner of the loan participation interest does not have the benefit of a perfected security interest in the lender’s rights to payments from the borrower under the commercial mortgage loan or (2) there are substantial differences between the terms of the commercial mortgage loan and those of the applicable loan participation interest, such loan participation interest could be recharacterized as an unsecured loan to a lender that is the record holder of the loan in such lender’s bankruptcy, and the assets of such lender may not be sufficient to satisfy the terms of such loan participation interest. Accordingly, we may face greater risks from loan participation interests than if we had made first mortgage loans directly to the owners of real estate collateral.

Mezzanine loans, B-Notes and other investments that are subordinated or otherwise junior in an issuer’s capital structure, such as preferred equity, and that involve privately negotiated structures will expose us to greater risk of loss.

We have in the past originated and acquired, and may in the future originate and acquire, mezzanine loans, B-Notes and other investments that are subordinated or otherwise junior in an issuer’s capital structure, such as preferred equity, and that involve privately negotiated structures. To the extent we invest in subordinated debt or mezzanine tranches of an entity’s capital structure or preferred equity, such investments and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, will be subject to the rights of holders of more senior tranches in the issuer’s capital structure and, to the extent applicable, contractual intercreditor and/or participation agreement provisions, which will expose us to greater risk of loss.

As the terms of such loans and investments are subject to contractual relationships among lenders, co-lending agents and others, they can vary significantly in their structural characteristics and other risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property and accordingly reflect the risks associated with significant concentration. Like B-Notes, mezzanine loans are by their nature structurally subordinated to more senior property-level financings. If a borrower defaults on our mezzanine loan or on debt senior to our loan, or if the borrower is in bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full. As a result, a partial loss in the value of the underlying collateral can result in a total loss of the value of the mezzanine loan. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would be substituted for the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, we may need to commit substantial additional capital and/or deliver a replacement guarantee by a creditworthy entity, which could include us, to stabilize the property and prevent additional defaults to lenders with existing liens on the property.

Our origination or acquisition of construction loans exposes us to an increased risk of loss.

We have in the past originated or acquired construction loans and expect to continue to do so in the future. If we fail to fund our entire commitment on a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including, but not limited to: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete construction from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan. As described below, the process of foreclosing on a property is time-consuming, and we may incur significant expense if we foreclose on a property securing a loan under these or other circumstances.

Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we originate or acquire could materially and adversely affect us.

The renovation, refurbishment or expansion by a borrower of a mortgaged property involves risks of cost overruns and non-completion. Costs of construction or renovation to bring a property up to standards established for the market intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include: environmental risks, permitting risks, other construction risks and subsequent leasing of the property not being completed on schedule or at projected rental rates. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments of interest or principal to us, which could materially and adversely affect us.

Investments that we make in CMBS, CLOs, CDOs and other similar structured finance investments pose additional risks.

We have in the past invested, and may in the future invest, in CMBS. In addition, we may invest in subordinate classes of CLOs, CDOs and other similar structured finance investments in a structure of securities secured by a pool of mortgages or loans. Such securities are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Thus, there is generally only a nominal amount of equity or other debt securities junior to such positions, if any, issued in such structures. The estimated fair values of such subordinated interests tend to be much more sensitive to adverse economic downturns and underlying borrower developments than more senior securities. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality CMBS, CLOs or CDOs because the ability of borrowers to make principal and interest payments on the mortgages or loans underlying such securities may be impaired, as had occurred throughout the global financial crisis.

Subordinate interests such as CLOs, CDOs and similar structured finance investments generally are not actively traded and are relatively illiquid investments and volatility in CLO and CDO trading markets may cause the value of these investments to decline. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, we may incur significant losses.

With respect to the CMBS, CLOs and CDOs in which we may invest, control over the related underlying loans will be exercised through a special servicer or collateral manager designated by a “directing certificate holder” or a “controlling class representative,” or otherwise pursuant to the related securitization documents. We may acquire classes of CMBS, CLOs or CDOs, for which we may not have the right to appoint the directing certificate holder or otherwise direct the special servicing or collateral management. With respect to the management and servicing of those loans, the related special servicer or collateral manager may take actions that could materially and adversely affect our interests.

We may finance first mortgage loans, which may present greater risks than if we had made first mortgages directly to owners of real estate collateral.

Our portfolio may include first mortgage loan-on-loan financings, which are loans made to holders of mortgage loans that are secured by commercial real estate. While we will have certain rights with respect to the real estate collateral underlying a first mortgage loan, the holder of the commercial real estate first mortgage loans may fail to exercise its rights with respect to a default or other adverse action relating to the underlying real estate collateral or fail to promptly notify us of such an event, which would adversely affect our ability to enforce our rights. In addition, in the event of the bankruptcy of the borrower under the first mortgage loan, we may not have full recourse to the assets of the holder of the commercial real estate loan, or the assets of the holder of the commercial real estate loan may not be sufficient to satisfy our first mortgage loan financing. Accordingly, we may face greater risks from our first mortgage loan financings than if we had made first mortgage loans directly to owners of real estate collateral.

Investments in non-conforming and non-investment grade rated investments involve an increased risk of default and loss.

Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is often the case for private loans) or will be rated as non-investment grade by the rating agencies. As a result, these investments should be expected to have an increased risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may materially and adversely affect us. Our investment guidelines do not limit the percentage of unrated or non-investment grade rated assets we may hold in our portfolio.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments may be rated by rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be downgraded or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

We may invest in derivative instruments, which would subject us to increased risk of loss.

Subject to maintaining our qualification as a REIT, we may invest in derivative instruments. Derivative instruments, especially when purchased in large amounts, may not be liquid in all circumstances, so that in volatile markets we may not be able to close out a position without incurring a loss. The prices of derivative instruments, including swaps, futures, forwards and options, are highly volatile and such instruments may subject us to significant losses. The value of such derivatives also depends upon the price of the underlying instrument or commodity. Such derivatives and other customized instruments also are subject to the risk of non-performance by the relevant counterparty. In addition, actual or implied daily limits on price fluctuations and speculative position limits on the exchanges or over-the-counter markets in which we may conduct our transactions in derivative instruments may prevent prompt liquidation of positions, subjecting us to the potential of greater losses. Derivative instruments that may be purchased or sold by us may include instruments not traded on an exchange. The risk of non-performance by the obligor on such an instrument may be greater and the ease with which we can dispose of or enter into closing transactions with respect to such an instrument may be less than in the case of an exchange-traded instrument. In addition, significant disparities may exist between “bid” and “asked” prices for derivative instruments that are traded over-the-counter and not on an exchange. Such over-the-counter derivatives are also typically not subject to the same type of investor protections or governmental regulation as exchange-traded instruments.

In addition, we may invest in derivative instruments that are neither presently contemplated nor currently available, but which may be developed in the future, to the extent such opportunities are both consistent with our investment objectives and legally permissible. Any such investments may expose us to unique and presently indeterminate risks, the impact of which may not be capable of determination until such instruments are developed and/or we determine to make such an investment.

We may originate or acquire commercial mortgage loans and other commercial real estate-related debt instruments secured or supported by assets located outside the United States and, as a result, we will be subject to additional risks.

While we currently intend to originate or acquire commercial mortgage loans and other commercial real estate-related debt instruments secured or, in the case of certain assets (including mezzanine loans and preferred equity), supported primarily by U.S. collateral, we may originate and acquire investments secured or supported by assets located outside the U.S. in the future, subject to market conditions. As a result, it is possible that we may own non-U.S. real estate directly in the future upon a default of a commercial mortgage loan or other commercial real estate-related debt instrument. Non-U.S. real estate investments are subject to various additional risks, including:

•	currency exchange matters, including fluctuations in currency exchange rates and costs associated with conversion of investment principal and income from one currency into another;

•	financing to purchase assets located outside the United States may be unavailable on favorable terms or at all, or may be subject to non-customary covenants that hinder our operations;

•	less developed, stable or efficient financial markets than in the United States, which may lead to potential price volatility and relative illiquidity;

•	the burdens of complying with international regulatory requirements and prohibitions that differ between jurisdictions;

•	the existence of tariffs and other trade barriers or restrictions;

•	changes in laws or clarifications to existing laws that could impact our tax treaty positions, which could adversely impact the returns on our investments;

•	the potential for a less developed legal or regulatory environment, differences in the legal and regulatory environment or enhanced legal and regulatory compliance;

•	political hostility to investments by foreign investors;

•	higher rates of inflation;

•	higher transaction costs;

•	difficulty enforcing contractual obligations;

•	fewer investor protections;

•	certain economic and political risks, including potential exchange control regulations and restrictions on our non-U.S. investments and repatriation of profits on investments or of capital invested, the risks of political, economic or social instability, the possibility of expropriation or confiscatory taxation and adverse economic and political developments; and

•	potentially adverse tax consequences.

If any of the foregoing risks were to materialize, they could materially and adversely affect us.

Concerns regarding the stability of the sovereign debt of certain European countries and other geopolitical issues and market perceptions concerning the instability of the Euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the Euro entirely, could materially and adversely affect us.

We may originate and acquire investments secured or supported by assets located in Europe. Concerns persist with respect to the sovereign debt situation of several countries, including Greece, Ireland, Italy, Spain and Portugal, which together with the risk of contagion to other more financially stable countries, has also raised a number of uncertainties regarding the stability and overall standing of the European Monetary Union. Concern over such uncertainties has been exacerbated by other geopolitical issues that may affect the Eurozone, including the vote by the United Kingdom (U.K.) to exit the European Union (E.U.). Any further deterioration in the global or Eurozone economy could have a significant adverse effect on our activities and the value of any European collateral.

In addition, we may acquire assets that are denominated in British pounds sterling or in Euros. Further deterioration in the Eurozone economy could have a material adverse effect on the value of our investment in such assets and amplify the currency risks faced by us.

If any country were to leave the Eurozone, or if the Eurozone were to break up entirely, the treatment of debt obligations previously denominated in Euros is uncertain. A number of issues would be raised, such as whether obligations that are expressed to be payable in Euros would be re-denominated into a new currency. The answer to this and other questions is uncertain and would depend on: the way in which the break-up occurred and also on the nature of the transaction; the law governing it; which courts have jurisdiction in relation to it; the place of payment; and the place of incorporation of the payor. If we were to hold any investments in Euros at the time of any Eurozone exits or break-up, this uncertainty and potential re-denomination could have a material adverse effect on us.

The vote by the U.K. to exit the E.U. could materially and adversely affect us.

On June 23, 2016, the U.K. held a referendum in which a majority of voters approved an exit from the E.U., commonly referred to as “Brexit.” The referendum was voluntary and not mandatory and, as a result of the referendum, it is expected that the British government will begin negotiating the terms of the U.K.’s withdrawal from the E.U. The announcement of Brexit caused significant volatility in global stock markets and currency exchange fluctuations, including a sharp decline in the value of the British pound sterling as compared to the U.S. dollar and other currencies. Consequently, any loans or other investments that we may originate or acquire in the future that are denominated in British pounds sterling will be subject to increased risks related to these currency rate fluctuations and our net assets in U.S. dollar terms may decline. In addition, the announcement of Brexit and the expected withdrawal of the U.K. from the E.U. may also adversely affect commercial real estate fundamentals in the U.K. and E.U., including greater uncertainty for leasing prospects for properties with transitional loans, which could negatively impact the ability of U.K and E.U.-based borrowers to satisfy their debt payment obligations, increasing default risk and/or making it more difficult for us to generate attractive risk-adjusted returns for any operations we may have in the U.K. in the future.

The long-term effects of Brexit are expected to depend on, among other things, any agreements the U.K. makes to retain access to E.U. markets either during a transitional period or more permanently. Brexit could adversely affect European or worldwide economic or market conditions and could contribute to instability in global financial and real estate markets. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which E.U. laws to replace or replicate. Until the terms and timing of the U.K’s exit from the E.U. become clearer, it is not possible to determine the impact that the referendum, the U.K.’s departure from the E.U. and/or any related matters may have on us; however, any of these effects of Brexit, and others we cannot anticipate, could materially and adversely affect us.

Any distressed loans or other investments we make, or investments that later become non-performing, may subject us to losses and other risks relating to bankruptcy proceedings, which could materially and adversely affect us.

While our loans and other investments focus primarily on performing real estate-related interests, they may also include distressed investments (for example, investments in defaulted, out-of-favor or distressed bank loans and debt securities) or certain of our investments may become non-performing following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and asked prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (for example, in connection with a workout, restructuring or foreclosure proceeding involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrowers. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or other investments we may have from time to time.

These financial difficulties may never be overcome and may cause borrowers to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our loans or other investments and, in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our loans or other investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws. Any of the foregoing results could materially and adversely affect us.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that materially and adversely affect us.

We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially resulting in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss. The incurrence of any such losses could materially and adversely affect us.

Real estate valuation is inherently subjective and uncertain.

The valuation of the commercial real estate that secures or otherwise supports our investments is inherently subjective and uncertain due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in construction loans, initial valuations will assume completion of the project. As a result, the valuations of the commercial real estate that secures or otherwise supports investments are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial real estate markets.

Our reserves for loan losses may prove inadequate, which could have a material adverse effect on us.

We evaluate our loans and the adequacy of our loan loss reserves on a quarterly basis, and may maintain varying levels of loan loss reserves. Our determination of asset-specific loan loss reserves relies on material estimates regarding the fair value of any loan collateral. The estimation of ultimate loan losses, provision expenses and loss reserves is a complex and subjective process. As such, there can be no assurance that our judgment will prove to be correct and that reserves will be adequate over time to protect against losses inherent in our portfolio at any given time. Such losses could be caused by various factors, including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. If our reserves for loan losses prove inadequate, we may suffer losses, which could have a material adverse effect on us.

We may experience a decline in the fair value of investments we may make in securities, which could materially and adversely affect us.

A decline in the fair value of investments we may make in securities, such as CMBS, may require us to recognize an other-than-temporary (“OTTI”) impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the original acquisition cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition. The subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our investments, it could materially and adversely affect us.

Some of our portfolio investments may be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.

Our portfolio investments are not publicly-traded but some of our portfolio investments may be publicly-traded in the future. The fair value of securities and other investments that are not publicly-traded may not be readily determinable. We will value these investments quarterly at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our investments may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently, as market events have made valuations of certain assets more difficult, unpredictable and volatile.

In addition to other analytical tools, our Manager will utilize financial models to evaluate commercial mortgage loans and commercial real estate-related debt instruments, the accuracy and effectiveness of which cannot be guaranteed.

In addition to other analytical tools, our Manager utilizes financial models to evaluate commercial mortgage loans and commercial real estate-related debt instruments, the accuracy and effectiveness of which cannot be guaranteed. In all cases, financial models are only estimates of future results which are based upon assumptions made at the time that the projections are developed. There can be no assurance that our Manager’s projected results will be attained and actual results may vary significantly from the projections. General economic and industry-specific conditions, which are not predictable, can have an adverse impact on the reliability of projections.

Insurance proceeds on a property may not cover all losses, which could result in the corresponding non-performance of or loss on our investment related to such property.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds that are insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding non-performance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the U.S. and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. The economic impact of these events could also adversely affect the credit quality of some of our investments and the properties underlying our interests.

We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause the market price of our common stock to decline or be more volatile. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us, any of which could materially and adversely affect us. Losses resulting from these types of events may not be fully insurable.

In addition, with the enactment of the Terrorism Risk Insurance Act of 2002 (“TRIA”) and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015, which extended TRIA through the end of 2020, insurers are required to make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance, and there is no assurance this legislation will be extended beyond 2020. The absence of affordable insurance coverage may adversely affect the general real estate finance market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties underlying our investments are unable to obtain affordable insurance coverage, the value of those investments could decline, and in the event of an uninsured loss, we could lose all or a portion of our investment.

Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties underlying our loans.

To the extent we foreclose on properties underlying our loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If we foreclose on any properties underlying our loans, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. As a result, the discovery of material environmental liabilities attached to such properties could materially and adversely affect us.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability and losses if a claim of this type were to arise.

If the loans that we originate or acquire do not comply with applicable laws, we may be subject to penalties, which could materially and adversely affect us.

Loans that we originate or acquire may be directly or indirectly subject to U.S. federal, state or local governmental laws. Real estate lenders and borrowers may be responsible for compliance with a wide range of laws intended to protect the public interest, including, without limitation, the Truth in Lending, Equal Credit Opportunity, Fair Housing and Americans with Disabilities Acts and local zoning laws (including, but not limited to, zoning laws that allow permitted non-conforming uses). If we or any other person fails to comply with such laws in relation to a loan that we have originated or acquired, legal penalties may be imposed, which could materially and adversely affect us. Additionally, jurisdictions with “one action,” “security first” and/or “antideficiency rules” may limit our ability to foreclose on a real property or to realize on obligations secured by a real property. In the future, new laws may be enacted or imposed by U.S. federal, state or local governmental entities, and such laws could have a material adverse effect on us.

If we originate or acquire commercial mortgage loans or commercial real estate-related debt instruments secured by liens on facilities that are subject to a ground lease and such ground lease is terminated unexpectedly, our interests in such loans could be materially and adversely affected.

A ground lease is a lease of land, usually on a long-term basis, that does not include buildings or other improvements on the land. Normally, any real property improvements made by the lessee during the term of the lease will revert to the owner at the end of the lease term. We may originate or acquire commercial mortgage loans or commercial real estate-related debt instruments secured by liens on facilities that are subject to a ground lease, and, if the ground lease were to expire or terminate unexpectedly, due to the borrower’s default on such ground lease, our interests in such loans could be materially and adversely affected.

Risks Related to Our Company

Our investment strategy and guidelines, asset allocation and financing strategy may be changed without stockholder consent.

Our Manager is authorized to follow broad investment guidelines that have been approved by our board of directors. Those investment guidelines, as well as our target assets, investment strategy, financing strategy and hedging policies with respect to investments, originations, acquisitions, growth, operations, indebtedness, capitalization and distributions, may be changed at any time without notice to, or the consent of, our stockholders. This could result in an investment portfolio with a different risk profile. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could materially and adversely affect us.

We may not be able to operate our business successfully or implement our operating policies and investment strategy.

We cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and investment strategy as described in this prospectus. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. Our operating cash flows will depend on many factors, including the performance of our existing portfolio, the availability of attractive investment opportunities for the origination and selective acquisition of additional assets, the level and volatility of interest rates, readily accessible short-term and long-term financing, conditions in the financial markets, the real estate market and the economy, and our ability to successfully operate our business and execute our investment strategy. We will face substantial competition in originating and acquiring attractive loans and other investments, which could adversely impact the returns from new loans and other investments.

TPG and our Manager may not be able to hire and retain qualified loan originators or grow and maintain our relationships with key loan brokers, and if they are unable to do so, we could be materially and adversely affected.

We depend on TPG and our Manager to generate borrower clients by, among other things, developing relationships with property owners, developers, mortgage brokers and investors and others, which we believe leads to repeat and referral business. Accordingly, TPG and our Manager must be able to attract, motivate and retain skilled loan originators. The market for loan originators is highly competitive and may lead to increased costs to hire and retain them. We cannot guarantee that TPG and our Manager will be able to attract or retain qualified loan originators. If TPG and our Manager cannot attract, motivate or retain a sufficient number of skilled loan originators, or even if they can motivate or retain them but at higher costs, we could be materially and adversely affected. We also depend on TPG and our Manager for a network of loan brokers, which we anticipate may generate a significant portion of our loan originations. While TPG and our Manager will strive to continue to cultivate long-standing relationships that generate repeat business for us, brokers are free to transact business with other lenders and have done so in the past and will do so in the future. Our competitors also have relationships with some of our brokers and actively compete with us in bidding on loans marketed by these brokers, which could impair our loan origination volume and reduce our returns. There can be no assurance that TPG and our Manager will be able to maintain or develop new relationships with additional brokers.

Maintenance of our exclusion or exemption from registration under the Investment Company Act imposes significant limits on our operations.

We conduct, and intend to continue to conduct, our operations so that we are not an “investment company” as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned or majority-owned subsidiaries, we are primarily engaged in the non-investment company business of originating and acquiring commercial mortgage loans and other interests in commercial real estate. To satisfy the requirements of Section 3(a)(1)(C), we must not be engaged in the business of investing, reinvesting or trading in securities and we must not own “investment securities” with a value that exceeds 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Our interests in wholly-owned or majority-owned subsidiaries that qualify for the exclusion pursuant to Section 3(c)(5)(C), as described below, do not constitute “investment securities.”

We hold our assets primarily through direct or indirect wholly-owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. We will classify our assets for purposes of certain of our subsidiaries’ Section 3(c)(5)(C) exclusion from the Investment Company Act based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. Based on such guidance, to qualify for the exclusion pursuant to Section 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in “qualifying” real estate assets, which we refer to as “Qualifying Interests,” and (ii) at least 80% of its assets in Qualifying Interests and real estate-related assets. Qualifying Interests for this purpose include senior loans, certain B-Notes and certain mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters and other guidance, and other assets that the SEC staff in various no-action letters and other guidance has determined are the functional equivalent of senior loans for the purposes of the Investment Company Act. We treat as real estate-related assets B-Notes and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters and other guidance, and debt and equity securities of companies primarily engaged in real estate businesses.

The SEC has not published guidance with respect to the treatment of the pari passu participation interests in senior loans held by TPG RE Finance Trust CLO Issuer, L.P. (“CLO Issuer”) and certain of its subsidiaries for purposes of the Section 3(c)(5)(C) exclusion. Based on our analysis of published guidance with respect to other types of assets, we consider the pari passu participation interests held by CLO Issuer and its subsidiaries to be Qualifying Interests under certain conditions. These no-action positions are based on specific factual situations that differ in some regards from the factual situations we and our subsidiaries may face, and as a result we may have to apply SEC staff guidance that relates to other factual situations by analogy. A number of these no-action positions were issued more than twenty years ago. There may be no guidance from the SEC staff that applies directly to our factual situations, and the SEC may disagree with our conclusion that the published guidance applies in the manner we have concluded. No assurance can be given that the SEC or its staff will concur with our classification of the pari passu participation interest in senior loans held by CLO Issuer and its subsidiaries. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act, including for purposes of our subsidiaries’ compliance with the exclusion provided in Section 3(c)(5)(C) of the Investment Company Act. There is no guarantee that we will be able to adjust our assets in the manner required to maintain our exclusion or exemption from the Investment Company Act and any adjustment in our strategy or assets could have a material adverse effect on us.

To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exemptions to that definition, we may be required to adjust our strategy accordingly. On August 31, 2011, the SEC issued a concept release and request for comments regarding the Section 3(c)(5)(C) exclusion (Release No. IC-29778) in which it contemplated the possibility of issuing new rules or providing new interpretations of the exemption that might, among other things, define the phrase “liens on and other interests in real estate” or consider sources of income in determining a company’s “primary business.” Any additional guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our (or our subsidiaries’) ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we and our wholly-owned subsidiaries and majority-owned subsidiaries will continue to satisfy the requirements to avoid regulation as an investment company. However, there can be no assurance that we or our subsidiaries will be able to satisfy these requirements and maintain our and their exclusion or exemption from such registration. If we or our wholly-owned subsidiaries or our majority-owned subsidiaries do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy. These investments may present additional risks to us, and these risks may be compounded by our inexperience with such investments. Altering our investment portfolio in this manner may materially and adverse affect us if we are forced to dispose of or acquire assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would materially and adversely affect us. Because affiliate transactions generally are prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we fail to maintain our exclusion or exemption, and our Manager may terminate our Management Agreement if we become required to register as an investment company, with such termination deemed to occur immediately before such event. If our Management Agreement is terminated, it could constitute an event of default under our financing arrangements and financial institutions may then have the right to accelerate their outstanding loans to us and terminate their arrangements and their obligation to advance funds to us in the future. In addition, we may not be able to secure a replacement manager on favorable terms, if at all. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Thus, compliance with the requirements of the Investment Company Act imposes significant limits on our operations, and our failure to comply with those requirements would likely have a material adverse effect on us.

Rapid changes in the market value or income potential of our assets may make it more difficult for us to maintain our qualification as a REIT or our exclusion or exemption from regulation under the Investment Company Act.

If the market value or income potential of our assets declines as a result of increased interest rates, prepayment rates or other factors, we may need to acquire additional assets and/or liquidate certain types of assets in order to maintain our REIT qualification or our exclusion or exemption from the Investment Company Act. If the decline in the market value and/or income of our assets occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations, which could materially and adversely affect us.

The due diligence process undertaken by our Manager in regard to our investment opportunities may not reveal all facts relevant to an investment and, as a result, we may experience losses, which could materially and adversely affect us.

Before originating a loan to a borrower or making other investments for us, our Manager conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Relying on the resources available to it, our Manager evaluates our potential investments based on criteria it deems appropriate for the relevant investment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment. Additionally, during the mortgage loan underwriting process, appraisals will generally be obtained by our Manager on the collateral underlying each prospective mortgage. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the mortgage loans. Any such losses could materially and adversely affect us.

Failure to obtain, maintain or renew required licenses and authorizations necessary to operate our mortgage-related activities may materially and adversely affect us.

We and our Manager are required to obtain, maintain or renew certain licenses and authorizations (including “doing business” authorizations and licenses to act as a commercial mortgage lender) from U.S. federal or state governmental authorities, government sponsored entities or similar bodies in connection with some or all of our mortgage-related activities. There is no assurance that we or our Manager will be able to obtain, maintain or renew any or all of the licenses and authorizations that we require or that we or our Manager will avoid experiencing significant delays in connection therewith. The failure of our company or our Manager to obtain, maintain or renew licenses will restrict our options and ability to engage in desired activities, and could subject us to fines, suspensions, terminations and various other adverse actions if it is determined that we or our Manager have engaged without the requisite licenses or authorizations in activities that required a license or authorization, which could have a material adverse effect on us.

Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations could materially and adversely affect us.

The laws and regulations governing our operations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation or newly enacted laws or regulations and any failure by us to comply with these laws or regulations could require changes to certain of our business practices or impose additional costs on us, which could materially and adversely affect us. Furthermore, if regulatory capital requirements, whether under the Dodd-Frank Act, Basel III or other regulatory action, are imposed on private lenders that provide us with funds, or were to be imposed on us, they or we may be required to limit, or increase the cost of, financing they provide to us or that we provide to others. Among other things, this could potentially increase our financing costs, reduce our ability to originate or acquire loans and other investments and reduce our liquidity or require us to sell assets at an inopportune time or price.

In addition, various laws and regulations currently exist that restrict the investment activities of banks and certain other financial institutions but do not apply to us, which we believe creates opportunities for us to originate loans and participate in certain other investments that are not available to these more regulated institutions. However, following the U.S. Presidential election in November 2016, there are several indications that the new administration will seek to deregulate the financial industry, including by altering the Dodd-Frank

Act, which may decrease the restrictions on banks and other financial institutions and allow them to compete with us for investment opportunities that were previously not available to, or otherwise pursued by, them. See “—Risks Related to Our Lending and Investment Activities—We operate in a competitive market for the origination and acquisition of attractive investment opportunities and competition may limit our ability to originate or acquire attractive investments in our target assets, which could have a material adverse effect on us.”

Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could materially and adversely affect us, impose additional costs on us, intensify the regulatory supervision of us or otherwise materially and adversely affect us.

In addition, the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “ITRA”) expands the scope of U.S. sanctions against Iran and Syria. In particular, Section 219 of the ITRA amended the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to require companies subject to SEC reporting obligations under Section 13 of the Exchange Act to disclose in their periodic reports specified dealings or transactions involving Iran or other individuals and entities targeted by certain sanctions promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department engaged in by the reporting company or any of its affiliates during the period covered by the relevant periodic report. These companies are required to separately file with the SEC a notice that such activities have been disclosed in the relevant periodic reports, and the SEC is required to post this notice of disclosure on its website and send the report to the U.S. President and certain U.S. Congressional committees. The U.S. President thereafter is required to initiate an investigation and, within 180 days of initiating such an investigation with respect to certain disclosed activities, to determine whether sanctions should be imposed. Disclosure of such activity, even if such activity is not subject to sanctions under applicable law, and any sanctions actually imposed on us or our affiliates as a result of these activities, could harm our reputation and have a negative impact on our business.

Actions of the U.S. government, including the U.S. Congress, Federal Reserve Board, U.S. Treasury Department and other governmental and regulatory bodies, to stabilize or reform the financial markets, or market response to those actions, may not achieve the intended effect and could materially and adversely affect us.

In July 2010, the Dodd-Frank Act was signed into law, which imposes significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial stability. For instance, the so-called “Volcker Rule” provisions of the Dodd-Frank Act impose significant restrictions on the proprietary trading activities of banking entities (and certain affiliates thereof) and on their ability to sponsor or invest in private equity and hedge funds. It also subjects nonbank financial companies that have been designated as “systemically important” by the Financial Stability Oversight Council to increased capital requirements and quantitative limits for engaging in such activities, as well as consolidated supervision by the Federal Reserve Board. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the mortgage-backed securities market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. In October 2014, five U.S. federal banking and housing agencies and the SEC issued final credit risk retention rules, which generally require sponsors of asset-backed securities to retain at least 5% of the credit risk relating to the assets that underlie such asset-backed securities. These rules, which have become generally effective with respect to new securitization transactions backed by mortgage loans, could restrict credit availability and could negatively affect the terms and availability of credit to fund our investments. While the full impact of the Dodd-Frank Act cannot be fully assessed, the Dodd-Frank Act’s extensive requirements may have a significant effect on the financial markets and may affect the availability or terms of financing from our lender counterparties and the availability or terms of mortgage-backed securities, which may, in turn, have a material adverse effect on us.

On December 16, 2015, the Commodity Futures Trading Commission (the “CFTC”) published a final rule governing margin requirements for uncleared swaps entered into by registered swap dealers and major swap participants who are not supervised by the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Farm Credit Administration and the Federal Housing Finance Agency (collectively, the “Prudential Regulators”), referred to as “covered swap entities”. The final rule generally requires covered swap entities, subject to certain thresholds and exemptions, to collect and post margin in respect of uncleared swap transactions with other covered swap entities and financial end-users. In particular, the final rule requires covered swap entities and financial end-users having “material swaps exposure,” defined as an average aggregate daily notional amount of uncleared swaps exceeding a certain specified amount, to collect and/or post (as applicable) a minimum amount of “initial margin” in respect of each uncleared swap; the specified amounts for material swaps exposure differ subject to a phase-in schedule until September 1, 2020, when the average aggregate daily notional amount will thenceforth be $8 billion as calculated from June, July and August of the previous calendar year. In addition, the final rule requires covered swap entities entering into uncleared swaps with other covered swap entities or financial-end users, regardless of swaps exposure, to post and/or collect (as applicable) “variation margin” in reflection of changes in the mark-to-market value of an uncleared swap since the swap was executed or the last time such margin was exchanged. The CFTC final rule is broadly consistent with a similar rule requiring the exchange of initial and variation margin adopted by the Prudential Regulators in October 2015, which apply to registered swap dealers, major swap participants, security-based swap dealers and major security-based swap participants that are supervised by one or more of the Prudential Regulators. These newly adopted rules on margin requirements for uncleared swaps could adversely affect our business, including our ability to enter such swaps or our available liquidity.

The current regulatory environment may be impacted by future legislative developments, such as amendments to key provisions of the Dodd-Frank Act, including provisions setting forth capital and risk retention requirements. On November 8, 2016, the U.S. elected a new President and the Republican Party maintained control of both the U.S. House of Representatives and the U.S. Senate. The new administration’s short-term legislative agenda is not yet fully known, but it may include certain deregulatory measures for the U.S. banking and financial industry, including to the Dodd-Frank Act. No assurance can be given that any such deregulatory measures will not increase our competition and have a material adverse effect on us. In addition, one pending bill, called the Financial CHOICE Act, would specifically remove risk retention requirements for non-residential mortgage securitizations.

The obligations associated with being a public company will require significant resources and attention from our Manager’s senior management team.

As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), related regulations of the SEC and requirements of the NYSE, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition, cash flows and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and that our management and independent registered public accounting firm report annually on the effectiveness of our internal control over financial reporting, beginning with the filing of our annual report on Form 10-K for the year ending December 31, 2018.

These reporting and other obligations will place significant demands on our Manager’s senior management team, administrative, operational and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and other controls, reporting systems and procedures, and create or outsource an internal audit function. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.

If we fail to implement and maintain an effective system of internal control, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in maintaining an effective system of internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require our Manager to devote significant time and us to incur significant expense to remediate any such material weaknesses or significant deficiencies and our Manager may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our financial results, which could materially and adversely affect us.

Operational risks may disrupt our businesses, result in losses or limit our growth.

We rely heavily on our and TPG’s financial, accounting, communications and other data processing systems. Such systems may fail to operate properly or become disabled as a result of tampering or a breach of the network security systems or otherwise. In addition, such systems are from time to time subject to cyberattacks, which may continue to increase in frequency in the future. Breaches of our network security systems could involve attacks that are intended to obtain unauthorized access to our proprietary information, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses and other malicious code, cyberattacks and other means and could originate from a wide variety of sources, including unknown third parties outside the firm. Although TPG takes various measures to ensure the integrity of such systems, there can be no assurance that these measures will provide protection. If such systems are compromised, do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to investors, regulatory intervention or reputational damage.

In addition, we are highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.

Furthermore, most of the personnel of TPG provided to our Manager are located in TPG’s New York City office, and we depend on continued access to this office for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. TPG’s disaster recovery program may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Finally, we rely on third-party service providers for certain aspects of our business, including for certain information systems, technology and administration. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of our operations and could affect our reputation and hence materially and adversely affect us.

We depend on Situs Asset Management, LLC for asset management services. We may not find a suitable replacement for Situs if our agreement with Situs is terminated, or if key personnel cease to be employed by Situs or otherwise become unavailable to us.

We are party to an agreement with Situs pursuant to which Situs provides us with dedicated asset management employees for performing asset management services pursuant to our proprietary guidelines. Our ability to monitor the performance of our investments will depend to a significant extent upon the efforts, experience, diligence and skill of Situs and its employees.

In addition, we can offer no assurance that Situs will continue to be able to provide us with dedicated asset management employees for performing asset management services for us. Any interruption or deterioration in the performance of Situs or failures of Situs’s information systems and technology could impair the quality of our operations and could affect our reputation and hence materially and adversely affect us. If our agreement with Situs is terminated and no suitable replacement is found to manage our portfolio, we may not be able to monitor the performance of our investments. Furthermore, we may incur certain costs in connection with a termination of our agreement with Situs.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could impact our ability to timely prepare consolidated historical financial statements, which could materially and adversely affect us.

Accounting rules for transfers of financial assets, consolidation of variable interest entities and other aspects of our operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting interpretations or assumptions could impact our consolidated historical financial statements and our ability to timely prepare our consolidated historical financial statements. Our inability to timely prepare our consolidated historical financial statements in the future could materially and adversely affect us.

Risks Related to Our Financing and Hedging

We have a significant amount of debt, which subjects us to increased risk of loss, and our charter and bylaws contain no limitation on the amount of debt we may incur or have outstanding.

As of March 31, 2017, we had $1.9 billion of debt outstanding. In the future, subject to market conditions and availability, we may incur significant additional debt through secured revolving repurchase facilities, asset-specific financings, warehouse facilities, structured financing and derivative instruments, in addition to transaction or asset-specific funding arrangements. We may also rely on short-term financing that would especially expose us to changes in availability. We may also issue additional equity, equity-related and debt securities to fund our investment strategy. As of March 31, 2017, we were a party to secured revolving repurchase facilities with each of Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association, affiliates of certain of the underwriters in this offering, as well as with JP Morgan Chase Bank, National Association, Royal Bank of Canada and U.S. Bank National Association, with an aggregate maximum size of $1.7 billion for loans and $1.9 billion for loans and CMBS combined.

We are also currently documenting an amendment to our existing secured revolving repurchase facility with Wells Fargo Bank, N.A., an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is May 2021. Additionally, we are currently documenting an amendment to our existing secured revolving repurchase facility with Goldman Sachs Bank USA, an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is August 2019. We have not received a commitment to amend either of the aforementioned facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement to amend either such facility upon the terms contemplated or other terms, or at all.

We are also negotiating term sheets with each of Bank of America, N.A. and Citibank, N.A., affiliates of certain of the underwriters in this offering, to provide secured revolving repurchase facilities with sizes of up to $500 million and $250 million, respectively, although we have not received a commitment with respect to either of these facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement for either facility upon the terms contemplated or other terms, or at all.

Subject to compliance with the leverage covenants contained in our secured revolving repurchase facilities and other financing documents, we expect that the amount of leverage that we will incur in the future will take into account a variety of factors, which may include our Manager’s assessment of credit, liquidity, price volatility and other risks of our investments and the financing counterparties, the potential for losses and extension risk in our portfolio and availability of particular types of financing at the then-current rate. Given current market conditions, we expect that our overall leverage will not exceed, on a debt-to-equity basis, a ratio of 3:1, although we may employ more or less leverage on individual loan investments after consideration of the impact on expected risk and return of the specific situation and future changes in value of underlying properties may result in debt-to-equity ratios in excess of 3:1. To the extent we believe market conditions are favorable, we may revise our leverage policy in the future. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on our debt, which is likely to result in (a) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision), which we then may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow undrawn amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, which would result in a decrease in our liquidity, and/or (c) the loss of some or all of our collateral assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase in an amount sufficient to offset the higher financing costs;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and

•	we may not be able to refinance any debt that matures prior to the maturity (or realization) of an underlying investment it was used to finance on favorable terms or at all.

There can be no assurance that our leverage strategy will be successful, and our leverage strategy may cause us to incur significant losses, which could materially and adversely affect us.

There can be no assurance that we will be able to obtain or utilize additional financing arrangements in the future on similar or more favorable terms, or at all.

Our ability to fund our investments will be impacted by our ability to secure additional financing through various arrangements, including secured revolving repurchase facilities, non-recourse CLO financing and asset-specific financing structures, on favorable terms. Over time, in addition to these types of financings, we may use other forms of leverage, including secured and unsecured warehouse facilities, structured financing, derivative instruments and public and private secured and unsecured debt issuances by us or our subsidiaries. We may also finance a portion of our investments by originating or acquiring first mortgage loans and then selling the senior interest in such loans, which may take the form of an A-Note or a mortgage loan, and retaining the subordinated interest, which may take the form of a B-Note or mezzanine loan. Our access to additional sources of financing will depend upon a number of factors, over which we have little or no control, including:

•	general economic or market conditions;

•	the market’s view of the quality of our investments;

•	the market’s perception of our growth potential;

•	our current and potential future earnings and cash distributions; and

•	the market price of our common stock.

We also expect to periodically access the capital markets to raise cash to fund new investments. Unfavorable economic or capital market conditions may increase our funding costs, limit our access to the capital markets or could result in a decision by our potential lenders not to extend credit. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our investment strategy and could decrease our earnings and liquidity. In addition, any dislocation or weakness in the capital and credit markets could adversely affect one or more lenders and could cause one or more of our lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, as regulatory capital requirements imposed on our lenders are increased, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price. Accordingly, there can be no assurance that we will be able to obtain or utilize any financing arrangements in the future on similar or more favorable terms, or at all. In addition, even if we are able to access the capital markets, significant balances may be held in cash or cash equivalents pending future investment as we may be unable to invest proceeds on the timeline anticipated.

Our current financing arrangements contain, and our future financing arrangements likely will contain, various financial and operational covenants, and a default of any such covenants could materially and adversely affect us.

Our current financing arrangements contain, and our future financing arrangements likely will contain, various financial and operational covenants affecting our ability and, in certain cases, our subsidiaries’ ability, to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. For a description of certain of the covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio Financing.” If we fail to meet or satisfy any of these covenants in our financing arrangements, we would be in default under these agreements, which could result in a cross-default or cross-acceleration under other financing arrangements, and our lenders could elect to declare outstanding amounts due and payable (or such amounts may automatically become due and payable), terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities or dispose of assets when we otherwise would not choose to do so. Further, this could make it difficult for us to satisfy the requirements necessary to maintain our qualification as a REIT for U.S. federal income tax purposes. As a result, a default on any of our debt agreements, and in particular our secured revolving repurchase facilities (since a significant portion of our assets are or will be, as the case may be, financed thereunder), could materially and adversely affect us.

Our financing arrangements may require us to provide additional collateral or pay down debt.

Our current and future financing arrangements involve the risk that the market value of the assets pledged or sold by us to the provider of the financing may decline in value, in which case the lender or counterparty may require us to provide additional collateral or lead to margin calls that may require us to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, including by selling assets at a time when we might not otherwise choose to do so, which we may not be able to achieve on favorable terms or at all. See “—Our current financing arrangements contain, and our future financing arrangements likely will contain, various financial and operational covenants, and a default of any such covenants could materially and adversely affect us.” Posting additional margin would reduce our cash available to make other, higher yielding investments (thereby decreasing our return on equity). If we cannot meet these requirements, the lender or counterparty could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect us. In the case of repurchase transactions, if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the secured revolving repurchase facility, we will likely incur a loss on our repurchase transactions. In addition, if a lender or counterparty files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to financing and increase our cost of capital.

Interest rate fluctuations could increase our financing costs, which could materially and adversely affect us.

Our primary interest rate exposures relate to the yield on our loans and the financing cost of our debt, as well as any interest rate swaps utilized for hedging purposes. Changes in interest rates affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in financing these assets. In a period of rising interest rates, our interest expense on floating rate debt would increase, while any additional interest income we earn on floating rate assets may not compensate for such increase in interest expense and the interest income we earn on fixed rate assets would not change. Similarly, in a period of declining interest rates, our interest income on floating rate assets would decrease, while any decrease in the interest we are charged on our floating rate debt may not compensate for such decrease in interest income and the interest expense we incur on our fixed rate debt would not change. Consequently, changes in interest rates may significantly influence our net interest income. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses, which could materially and adversely affect us. Changes in the level of interest rates also may affect our ability to originate or acquire loans or other investments, the value of our investments and our ability to realize gains from the disposition of assets. Moreover, changes in interest rates may affect borrower default rates.

Our investments may be subject to fluctuations in interest rates that may not be adequately protected, or protected at all, by our hedging strategies.

Our investments currently include loans primarily with floating interest rates and, in the future, may include loans with fixed interest rates. Floating rate investments earn interest at rates that adjust from time to time (typically, in our case, monthly) based upon an index (in our case, LIBOR). These floating rate loans are insulated from changes in value specifically due to changes in interest rates; however, the interest they earn fluctuates based upon interest rates (for example, LIBOR) and, in a declining and/or low interest rate environment, these loans will earn lower rates of interest and this will impact our operating performance. Fixed interest rate investments, however, do not have adjusting interest rates and the relative value of the fixed cash flows from these investments will decrease as prevailing interest rates rise or increase as prevailing interest rates fall, causing potentially significant changes in value. Our Manager may employ various hedging strategies on our behalf to limit the effects of changes in interest rates (and in some cases credit spreads), including engaging in interest rate swaps, caps, floors and other interest rate derivative products. We believe that no strategy can completely insulate us from the risks associated with interest rate changes and there is a risk that they may provide no protection at all and potentially compound the impact of changes in interest rates. Hedging transactions involve certain additional risks such as counterparty risk, leverage risk, the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. We cannot make assurances that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us against the foregoing risks.

Our use of leverage may create a mismatch with the duration and index of the investments that we are financing.

We generally seek to structure our leverage such that we minimize the differences between the term of our investments and the leverage we use to finance such an investment. However, under certain circumstances, we may determine not to do so or we may otherwise be unable to do so. In addition, we finance each loan or other investment on an individual basis. Accordingly, the extended term of the financed loan or other investment may not correspond to the term to extended maturity of the financing for such loan or other investment. In the event that our leverage is for a shorter term than the financed loan or other investment, we may not be able to extend or find appropriate replacement leverage and that would have an adverse impact on our liquidity and our returns. In the event that our leverage is for a longer term than the financed loan or other investment, we may not be able to repay such leverage or replace the financed loan or other investment with an optimal substitute or at all, which would negatively impact our desired leveraged returns.

We generally attempt to structure our leverage such that we minimize the differences between the index of our investments and the index of our leverage (for example, financing floating rate investments with floating rate leverage and fixed rate investments with fixed rate leverage). If such a product is not available to us from our lenders on reasonable terms, we may use hedging instruments to effectively create such a match. For example, in the case of future fixed rate investments, we may finance such an investment with floating rate leverage, but effectively convert all or a portion of the attendant leverage to fixed rate using hedging strategies.

Our attempts to mitigate such risk are subject to factors outside our control, such as the availability to us of favorable financing and hedging options, which is subject to a variety of factors, of which duration and term matching are only two. The risks of a duration mismatch are magnified by the potential for the extension of loans in order to maximize the likelihood and magnitude of their recovery value in the event the loans experience credit or performance challenges. Employment of this asset management practice would effectively extend the duration of our investments, while our liabilities have set maturity dates.

Any warehouse facilities that we may obtain in the future may limit our ability to originate or acquire assets, and we may incur losses if the collateral is liquidated.

We may utilize, if available, warehouse facilities pursuant to which we would accumulate loans in anticipation of a securitization or other financing, which assets would be pledged as collateral for such facilities until the securitization or other transaction is consummated. In order to borrow funds to originate or acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to originate or acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. In addition, no assurance can be given that a securitization or other financing would be consummated with respect to the assets being warehoused. If the securitization or other financing is not consummated, the lender could demand repayment of the facility, and in the event that we were unable to timely repay, could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization or other financing is consummated, if any of the warehoused collateral is sold before the completion, we would have to bear any resulting loss on the sale.

We may use securitizations to finance our investments, which may expose us to risks that could result in losses.

We may, to the extent consistent with the REIT requirements, seek to securitize certain of our portfolio investments to generate cash for funding new investments. Such financing would involve creating a special purpose vehicle, contributing a pool of our investments to the entity, and selling interests in the entity on a non-recourse basis to purchasers (whom we would expect to be willing to accept a lower interest rate to invest in investment-grade loan pools). We would expect to retain all or a portion of the equity in the securitized pool of portfolio investments. We may use short-term facilities to finance the acquisition of securities until a sufficient quantity of securities had been accumulated, at which time we would refinance these facilities through a securitization, such as a CMBS, or issuance of CLOs, or the private placement of loan participations or other long-term financing. If we were to employ this strategy, we would be subject to the risk that we would not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities or loans to maximize the efficiency of a CMBS, CLO or private placement issuance. We also would be subject to the risk that we would not be able to obtain short-term credit facilities or would not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. The inability to consummate securitizations of our portfolio to finance our investments on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could adversely affect our performance and our ability to grow our business. Additionally, the securitization of our portfolio might magnify our exposure to losses because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. The inability to securitize our portfolio may hurt our performance and our ability to grow our business. At the same time, the securitization of our portfolio investments might expose us to losses, as the residual portfolio investments in which we do not sell interests will tend to be riskier and more likely to generate losses.

We may be subject to losses arising from guarantees of debt and contingent obligations of our subsidiaries or joint venture or co-investment partners.

We conduct substantially all of our operations and own substantially all of our assets through our holding company subsidiary, TPG RE Finance Trust Holdco, LLC (“Holdco”). Holdco has guaranteed repayment of 25% of the principal amount borrowed and other payment obligations under each of our secured revolving repurchase facilities secured by loans and 100% of the principal amount borrowed and other payment obligations under each of our secured revolving repurchase facilities secured by CMBS. In connection with certain of our asset-specific financings, Holdco has provided funding guarantees under which Holdco guarantees the funding obligations of the special purpose lending entity in limited circumstances. Our secured revolving repurchase facilities provide for significant aggregate borrowings. Holdco may in the future guarantee the performance of additional subsidiaries’ obligations. The guarantee agreements contain financial covenants covering liquid assets and net worth requirements. Holdco’s failure to satisfy these covenants and other requirements could result in defaults under each of our secured revolving repurchase facilities and acceleration of the amount borrowed thereunder. Such defaults could have a material adverse effect on us. We may also agree to guarantee indebtedness incurred by a joint venture or co-investment partner. Such a guarantee may be on a joint and several basis with such joint venture or co-investment partner, in which case we may be liable in the event such partner defaults on its guarantee obligation. The non-performance of such obligations may cause losses to us in excess of the capital we initially may have invested or committed under such obligations and there is no assurance that we will have sufficient capital to cover any such losses.

Hedging may adversely affect our earnings, which could materially and adversely affect us.

Subject to maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates and fluctuations in currencies. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate and currency hedging may fail to protect or could adversely affect our earnings because, among other things:

•	interest, currency and/or credit hedging can be expensive and may result in us receiving less interest income;

•	available interest or currency rate hedges may not correspond directly with the interest rate or currency risk for which protection is sought;

•	due to a credit loss, prepayment or asset sale, the duration of the hedge may not match the duration of the related asset or liability;

•	the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a taxable REIT subsidiary (“TRS”)) to offset interest rate losses is limited by U.S. federal income tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay;

•	we may fail to recalculate, readjust and execute hedges in an efficient manner; and

•	legal, tax and regulatory changes could occur and may adversely affect our ability to pursue our hedging strategies and/or increase the costs of implementing such strategies.

Accordingly, any hedging activity in which we engage may materially and adversely affect us. While we may enter into such transactions seeking to reduce risks, unanticipated changes in interest rates, credit spreads or currencies may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

In addition, some hedging instruments involve risk because they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, we cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses. In addition, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions, and the business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default, which may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then-current market price.

We may be subject to counterparty risk associated with hedging activities.

We may be subject to credit risk with respect to counterparties to derivative contracts (whether a clearing corporation in the case of exchange-traded instruments or another third party in the case of over-the-counter instruments). If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In addition, in the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and its claim is unsecured, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances. Counterparty risk with respect to certain exchange-traded and over-the-counter derivatives may be further complicated by recently enacted U.S. financial reform legislation.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could materially and adversely affect us.

We may enter into certain hedging transactions or otherwise invest in certain derivative instruments coming within the regulatory jurisdiction of the CFTC. Maintaining relief from regulation as a commodity pool operator requires us to limit our exposure to such derivative instruments and may thus limit our ability to engage in certain transactions, even if doing so would otherwise be prudent and beneficial and if not doing so could have a material adverse effect on us.

Mortgage real estate investment trusts (“mortgage REITs”) that trade in commodity interest positions (including swaps) are considered commodity pools and the operators of such mortgage REITs, absent relief from the CFTC, would be required to register as commodity pool operators (“CPOs”) and to become members of the National Futures Association (the “NFA”). Registration with the CFTC and membership in the NFA require compliance with the NFA’s rules and renders such CPO subject to regulation by the CFTC, including with respect to disclosure, reporting, recordkeeping and business conduct.

The CFTC has provided relief from CPO registration to operators of mortgage REITS, subject to certain conditions. Among the conditions of the relief are that REITs claiming the relief limit the initial margin and premiums required to establish commodity interest positions to no more than five percent of the fair market value of their total assets and limit the net income derived annually from their commodity interest positions that are not qualifying hedging transactions to less than five percent of their gross income. We may from time to time, directly or indirectly, invest in commodity interests for hedging or investment purposes. We intend to comply with the conditions of the CFTC relief, even if breaching the five percent thresholds, in particular with respect to initial margin and premiums required to establish commodity interest positions, would otherwise be prudent and beneficial to us and even if not breaching such thresholds could have a material adverse effect on us. Additionally, because we are not required to register as a CPO, we are not required to comply with CFTC regulations related to disclosure, recordkeeping and reporting or with the NFA business conduct rules.

Risks Related to our REIT Status and Certain Other Tax Items

If we fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

We currently intend to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. We have not requested nor obtained a ruling from the Internal Revenue Service (the “IRS”) as to our REIT qualification. Our qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair values of our investments, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax and applicable state and local taxes, on our taxable income at regular corporate rates, and distributions made to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could materially and adversely affect us and the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic stockholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are taxed at the higher tax rates applicable to ordinary income. The preferential rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Compliance with the REIT requirements may hinder our ability to grow, which could materially and adversely affect us.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to continue to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue income from mortgage loans, CMBS and other types of debt investments or interests in debt investments before we receive any payments of interest or principal on such assets. We may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable U.S. Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification.

We may also be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

As a result, we may find it difficult or impossible to meet distribution requirements from our ordinary operations in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to do any of the following in order to comply with the REIT requirements: (i) sell assets in adverse market conditions, (ii) raise funds on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of shares of our common stock, as part of a distribution in which stockholders may elect to receive shares (subject to a limit measured as a percentage of the total distribution). These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could materially and adversely affect us.

We may choose to make distributions to our stockholders in our own common stock, in which case our stockholders could be required to pay income taxes in excess of the cash dividends they receive.

We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of the distribution as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sale proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we or the applicable withholding agent may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Pursuant to Revenue Procedure 2010-12, the IRS created a temporary safe harbor authorizing publicly-traded REITs to make elective cash/stock dividends. That safe harbor has expired. However, the IRS has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met. Accordingly, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and stock in later years.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow, which could materially and adversely affect us.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. In addition, in order to continue to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold a significant amount of our investments through TRSs or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to us, which could result in an even higher corporate-level tax liability. Any of these taxes would reduce our cash flow, which could materially and adversely affect us.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities.

To continue to qualify as a REIT for U.S. federal income tax purposes, we must satisfy ongoing tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts that we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. In addition, in certain cases, the modification of a debt instrument could result in the conversion of the instrument from a qualifying real estate asset to a wholly or partially non-qualifying asset that must be contributed to a TRS or disposed of in order for us to maintain our REIT status.

Compliance with the source-of-income requirements may also limit our ability to acquire debt instruments at a discount from their face amount. Thus, compliance with the REIT requirements may cause us to forego or, in certain cases, to maintain ownership of, otherwise attractive investment opportunities.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

To continue to qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of CMBS. The remainder of our investments in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% (for taxable years beginning after December 31, 2017, no more than 20%) of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or restructure otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

We may be required to report taxable income from certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on commercial mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions. In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable U.S. Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

Moreover, some of the CMBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such CMBS will be made. If such CMBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectibility is provable.

Finally, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate CMBS at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations could result in the creation of taxable mortgage pools (“TMPs”), for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a TMP, we generally would not be adversely affected by the characterization of the securitization as a TMP. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the TMP. In addition, to the extent that our common stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from the TMP. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The tax on prohibited transactions limits our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Our investments in construction loans will require us to make estimates about the fair value of land improvements that may be challenged by the IRS.

We have invested and will continue to invest in construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is the fair value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge our estimate of the loan value of the real property.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to continue to qualify as a REIT.

We have invested and will continue to invest in mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Certain of our mezzanine loans may not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

The failure of assets subject to secured revolving repurchase facilities to qualify as real estate assets could adversely affect our ability to continue to qualify as a REIT.

We have entered into secured revolving repurchase facilities and may in the future enter into additional secured revolving repurchase facilities pursuant to which we would agree, from time to time, to nominally sell certain of our assets to a counterparty and repurchase these assets at a later date in exchange for a purchase price. Economically, repurchase transactions are financings which are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such repurchase transaction notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase transaction, in which case we could fail to continue to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification or create additional tax liability for us.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our assets and liabilities. Any income from a properly identified hedging transaction we enter into either (i) to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets, (ii) to manage risk of currency fluctuations with respect to items of income that qualify for purposes of the REIT 75% or 95% gross income tests or assets that generate such income, or (iii) to hedge another instrument that hedges risks described in clause (i) or (ii) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the instrument, and, in each case, such instrument is properly identified under applicable U.S. Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in such TRS.

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to continue to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to remain qualified as a REIT or have other adverse effects on us.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The U.S. federal income tax rules dealing with REITs are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Internal Revenue Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our common stock. Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our stockholders or us. We cannot predict how changes in the tax laws might affect our stockholders or us. New legislation, U.S. Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to continue to qualify as a REIT, or the U.S. federal income tax consequences to our stockholders and us of such qualification, or could have other adverse consequences including with respect to ownership of our common stock. For example, lower revised tax rates for corporations, or for individuals, trusts and estates, might cause current or potential stockholders to perceive investments in REITs to be relatively less attractive than is the case under current law.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire us or of inhibiting a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (as defined in the statute) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of shares of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted any business combination between us and any other person, provided that such business combination is first approved by our board of directors.

The MGCL provides that holders of “control shares” of our company (defined as shares of voting stock that, if aggregated with all other shares of capital stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares. Our bylaws currently contain a provision exempting any and all acquisitions by any person of shares of our stock from this statute.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses if we have a class of equity securities registered under the Exchange Act and at least three independent directors (which we will have upon the completion of this offering). These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-current market price. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and of our Charter and Bylaws—Business Combinations” and “Certain Provisions of Maryland Law and of our Charter and Bylaws—Control Share Acquisitions.”

The authorized but unissued shares of our stock and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of our stock and preferred stock. In addition, a majority of our entire board of directors may, without stockholder approval, amend our charter to increase or decrease the aggregate number of shares of our capital stock or the number of shares of our capital stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of our stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of common stock or preferred stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Ownership limitations may delay, defer or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board may grant an exemption prospectively or retroactively in its sole discretion, subject to such conditions, representations and undertakings as it may deem appropriate. These ownership limitations in our charter are standard in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to reduce administrative burdens. However, these ownership limits might also delay, defer or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders or result in the transfer of shares acquired in excess of the ownership limits to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

Our charter contains provisions that make removal of our directors difficult, which makes it more difficult for our stockholders to effect changes to our management and may prevent a change in control of our company that is in the best interests of our stockholders.

Our charter provides that a director may be removed only for cause and only by the affirmative vote of two-thirds of all the votes of stockholders entitled to be cast generally in the election of directors. Vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. These requirements make it more difficult for our stockholders to effect changes to our management by removing and replacing directors and may prevent a change in control of our company that is otherwise in the best interests of our stockholders.

Our charter contains provisions that limit the responsibilities of our directors and officers with respect to certain business opportunities.

Our charter provides that, if any of our directors or officers who is also a partner, advisory board member, director, officer, manager, member, or shareholder of TPG acquires knowledge of a potential business opportunity, we renounce, on our behalf and on behalf of our subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law. Accordingly, to the maximum extent permitted from time to time by Maryland law (1) no director nominated by TPG is required to present, communicate or offer any business opportunity to us or any of our subsidiaries and (2) the director nominated by TPG, on his or her own behalf or on behalf of TPG will have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.

Accordingly, any of our directors or officers who is also a partner, advisory board member, director, officer, manager, member or shareholder of TPG may hold and make use of any business opportunity or direct such opportunity to any person or entity other than us and, as a result, those business opportunities may not be available to us.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper personal benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or executive officer that was established by a final judgment and was material to the cause of action adjudicated.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or executive officer of our company and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interests.

We are a holding company with no direct operations and, as such, we rely on funds received from Holdco to pay liabilities and distributions to our stockholders, and the interests of our stockholders are structurally subordinated to all liabilities and any preferred equity of Holdco and its subsidiaries.

We are a holding company and conduct substantially all of our operations through Holdco. We do not have, apart from an interest in Holdco, any independent operations. As a result, we rely on distributions from Holdco to pay any dividends that we may declare on shares of our stock. We also rely on distributions from Holdco to meet any of our obligations, including any tax liability on taxable income allocated to us from Holdco. In addition, because we are a holding company, your claims as stockholders are structurally subordinated to all existing and future liabilities (whether or not for borrowed money) and any preferred equity of Holdco and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of Holdco and its subsidiaries will be available to satisfy the claims of our stockholders only after all of Holdco’s and its subsidiaries’ liabilities and any preferred equity have been paid in full.

Risks Related to Our Common Stock and this Offering

There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering, which may negatively affect the liquidity and market price of our common stock and make it difficult for investors to sell their shares on favorable terms when desired.

There is no established trading market for the shares of our common stock. We intend to apply to list the shares of our common stock on the NYSE under the symbol “TRTX.” However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in investment strategy or prospects;

•	changes in the value of our portfolio;

•	actual or perceived conflicts of interest with TPG, including our Manager, and the personnel of TPG provided to our Manager, including our executive officers, and TPG Funds;

•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	loss of a major funding source or inability to obtain new favorable funding sources in the future;

•	our financing strategy and leverage;

•	actual or anticipated accounting problems;

•	publication of research reports about us or the commercial real estate industry;

•	adverse market reaction to additional indebtedness we incur or securities we may issue in the future;

•	additions to or departures of key personnel of TPG, including our Manager;

•	changes in market valuations or operating performance of companies comparable to us;

•	price and volume fluctuations in the overall stock market from time to time;

•	short-selling pressure with respect to shares of our common stock or REITs generally;

•	speculation in the press or investment community;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock and Class A common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expense on our debt;

•	failure to maintain our REIT qualification or exclusion or exemption from Investment Company Act regulation or listing on the NYSE;

•	changes in law, regulatory policies or tax guidelines, or interpretations thereof, particularly with respect to REITs;

•	general market and economic conditions and trends, including inflationary concerns and the current state of the credit and capital markets; and

•	the other factors described under “Risk Factors.”

As noted above, market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate, if any, as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market price of our common stock.

The initial public offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Prior to this offering, there has been no market for our common stock. The initial public offering price per share of our common stock offered by this prospectus was negotiated among us and the underwriters, and therefore may not accurately reflect the value of your investment. Factors considered in determining the price of our common stock include:

•	the valuation multiples of publicly-traded companies that the representatives for the underwriters believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our Manager, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours; and

•	other factors deemed relevant by the underwriters and us.

You will experience immediate and substantial dilution from the purchase of our common stock in this offering.

The initial public offering price per share of our common stock is higher than the pro forma net tangible book value per share of our common stock and Class A common stock outstanding upon the completion of this offering. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $         per share of our common stock, based upon an assumed initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, and assuming no exercise by the underwriters of their option to purchase additional shares of our common stock. This means that investors that purchase shares of our common stock in this offering will pay a price per share that exceeds the pro forma net tangible book value per share of our common stock and Class A common stock. See “Dilution.”

Common stock eligible for future sale may have adverse effects on the market price of our common stock.

We are offering              shares of our common stock as described in this prospectus (excluding the underwriters’ option to purchase up to an additional              shares of our common stock). In addition, assuming an initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, we expect to grant an aggregate of              shares of restricted stock or restricted stock units to our non-management directors pursuant to our equity incentive plan upon the completion of this offering.

We, our executive officers and directors, our Manager, TPG and our other existing stockholders have agreed with the underwriters in this offering not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock (including our Class A common stock), for         days after the date of this prospectus without first obtaining the written consent of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., subject to limited exceptions.

In connection with our Formation Transaction, we entered into a registration rights agreement with TPG, our Manager and our existing stockholders other than TPG. The registration rights agreement provides these stockholders with certain demand and shelf registration rights, which will be subject to lock-up agreements with the underwriters in this offering, and piggyback registration rights, which we anticipate will be waived in connection with this offering. In addition, we intend to file a registration statement on Form S-8 to register the issuance of the total number of shares of our common stock that may be issued under our equity incentive plan, including the initial grant of shares of restricted stock or restricted stock units described above. See “Shares Eligible for Future Sale—Registration Rights” and “Shares Eligible for Future Sale—Our Equity Incentive Plan.”

Assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, approximately     % of our stock outstanding upon the completion of this offering will be subject to lock-up agreements. When these lock-up periods expire, these shares of stock will become eligible for resale, in some cases subject to the requirements of Rule 144 under the Securities Act, which are described under “Shares Eligible for Future Sale.”

We cannot predict the effect, if any, of future issuances or sales of our stock, or the availability of shares for future issuances or sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Issuances or sales of substantial amounts of stock or the perception that such issuances or sales could occur may adversely affect the prevailing market price for our common stock.

After the completion of this offering, we may issue additional shares of restricted stock and other equity-based awards under our equity incentive plan. Also, we may issue additional shares of our stock in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future stock issuances, which may dilute the then existing stockholders’ interests in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income each year for us to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to make distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, our financing covenants, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant.

We believe that a change in any one of the following factors could adversely affect our results of operations and cash flows and impair our ability to make distributions to our stockholders:

•	the profitability of the investment of the net proceeds from this offering;

•	our ability to make attractive investments;

•	margin calls or other expenses that reduce our cash flows;

•	defaults or prepayments in our investment portfolio or decreases in the value of our investment portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Future offerings of debt or equity securities, which would rank senior to our common stock, may reduce the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or effect of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of our investments and our financing needs and arrangements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward-looking information. Our ability to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although we believe that such forward-looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward-looking statements. Factors that could have a material adverse effect on future results and performance relative to those set forth in or implied by the related forward-looking statements, as well as on our business, financial condition, liquidity, results of operations and prospects, include, but are not limited to:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors;”

•	the effects of adverse conditions or developments in the financial markets and the economy upon our ability to originate and selectively acquire commercial mortgage loans and other commercial real estate-related debt instruments and to manage our investments;

•	the level and volatility of prevailing interest rates and credit spreads;

•	changes in our industry, interest rates, the debt or equity markets, the general economy or the commercial finance and the real estate markets specifically;

•	changes in our business, investment strategy, target assets or financing strategy;

•	general volatility of the markets in which we invest;

•	changes in the availability of attractive loan and other investment opportunities, whether they are due to competition, regulation or otherwise;

•	our ability to obtain and maintain financing arrangements on favorable terms, or at all;

•	the adequacy of collateral securing our investments and a decline in the fair value of our investments;

•	the timing of cash flows, if any, from our investments;

•	our ability to match the interest rates and maturities of our investments and indebtedness;

•	the operating performance, liquidity and financial condition of borrowers;

•	increased rates of default and/or decreased recovery rates on our investments;

•	changes in prepayment rates on our investments;

•	a downgrade in, or negative outlook on, the credit ratings assigned to our investments, or the anticipation of such action;

•	the availability of qualified personnel;

•	conflicts with our Manager or the TPG personnel providing services to us, including our officers, and TPG Funds;

•	events, contemplated or otherwise, such as acts of God, including hurricanes, earthquakes, and other natural disasters, acts of war and/or terrorism and others that may cause unanticipated and uninsured performance declines and/or losses to us or the owners and operators of the real estate securing our investments;

•	impact of and changes in governmental regulations, tax laws and rates, accounting principles and policies and similar matters;

•	our ability to make distributions to our stockholders in the future at the level contemplated by our stockholders or the market generally, or at all;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and

•	our ability to maintain our exclusion or exemption from registration under the Investment Company Act.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this prospectus. The risks summarized under “Risk Factors” and elsewhere in this prospectus could cause actual results and performance to differ materially from those set forth in or implied by our forward-looking statements.

Except as required by applicable law, we assume no obligation to update or otherwise revise any of our forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         million after deducting underwriting discounts of $         million and estimated offering expenses of approximately $         payable by us (or, if the underwriters exercise their option to purchase                  additional shares of our common stock in full, approximately $         million after deducting underwriting discounts of $         million and estimated offering expenses of approximately $         payable by us), assuming an initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus.

We intend to use the net proceeds from this offering to originate and acquire our target assets in a manner consistent with our investment strategy and investment guidelines described in this prospectus. We expect to fully deploy the net proceeds from this offering in our target assets by the end of the second quarter of 2018. However, there can be no assurance that we will use all or any of such proceeds to originate or acquire our target assets by such time. The allocation of our capital among our target assets will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments.

Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager to be of high quality and that are consistent with our intention to qualify as a REIT and maintain our exclusion or exemption from regulation under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets. In addition, prior to the time we have fully invested the net proceeds from this offering to originate or acquire our target assets, we may temporarily reduce amounts outstanding under our secured revolving repurchase facilities with a portion of the net proceeds from this offering. Affiliates of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, each an underwriter in this offering, are lenders under our secured revolving repurchase facilities and would receive a portion of the net proceeds from this offering to the extent amounts outstanding under the applicable secured revolving repurchase facilities are temporarily reduced with such net proceeds. See “Underwriting—Other Relationships.”

DISTRIBUTION POLICY

Our Policy

Following the completion of this offering, we intend to make regular quarterly distributions to our stockholders, consistent with our intention to continue to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to continue to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes.

Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, our financing covenants, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, our REIT taxable income, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our results of operations, liquidity and financial condition will be affected by various factors, including the amount of our net interest income, our operating expenses and any other expenditures. The amount of the dividend declared per share of our common stock will determine the amount of the dividend declared per share of our Class A common stock. See “Risk Factors” and “Description of Capital Stock.”

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Internal Revenue Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured. In addition, we may choose to make a portion of a required distribution in the form of a taxable stock dividend to preserve our cash balance.

Currently, we have no intention to use any net proceeds from this offering to make distributions to our stockholders or to make distributions to our stockholders using shares of our stock.

Distributions to our stockholders, if any, will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth the amount of distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Our current financing arrangements contain, and our future financing arrangements likely will contain, various financial and operational covenants affecting our ability and, in certain cases, our subsidiaries’ ability, to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. The secured revolving repurchase facilities and guarantee agreements contain various affirmative and negative covenants, including financial covenants applicable to Holdco based on: (1) ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest expense; (2) tangible net worth; (3) cash liquidity; (4) indebtedness as a percentage of total equity; and (5) unrestricted cash.

Dividends Declared

The table below sets forth information with respect to the per share cash dividends declared on our stock during the fiscal years ended December 31, 2015 and 2016 and the three months ended March 31, 2017.

	Date Declared	Payment Date	Cash Dividend Per Share	Book Value Per Share(1)	Dividend Yield(2)
2015(3)
First Quarter	April 14, 2015	April 15, 2015	$0.5882	$25.22	9.3%
Second Quarter	July 14, 2015	July 15, 2015	$0.6792	$25.25	10.8%
Third Quarter	October 27, 2015	October 28, 2015	$0.2415	$25.13	3.8%
Fourth Quarter	December 31, 2015	January 25,2016	$0.8456	$24.62	13.7%
2016(3)
First Quarter	April 8, 2016	April 25, 2016	$0.5254	$25.18	8.3%
Second Quarter	July 22, 2016	July 26, 2016	$0.4903	$25.20	7.8%
Third Quarter	September 29, 2016	October 26, 2016	$0.5120	$24.77	8.3%
Fourth Quarter(4)	December 23, 2016	January 25, 2017	$0.1020	$24.74	1.7%
Fourth Quarter(4)	December 23, 2016	February 1, 2017	$0.3657	$24.74	5.9%
2017(3)
First Quarter	March 31, 2017	April 25, 2017	$0.5425	$24.83	8.7%

(1)	As of the end of the most recently completed calendar quarter prior to the dividend payment date.

(2)	Represents cash dividends paid per share divided by book value per share.

(3)	Period for which the dividend was declared.

(4)	Our dividend declared during the fourth quarter of 2016 was distributed to our stockholders in two installments on January 25, 2017 and February 1, 2017. The combined dividend yield for the fourth quarter of 2016 was 7.6%.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at March 31, 2017 on an actual basis and an as adjusted basis after giving effect to (1) the amendment and restatement of our charter prior to the completion of this offering, (2) the issuance and sale of              shares of our common stock in this offering at an assumed initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, assuming the underwriters’ option to purchase additional shares of our common stock is not exercised and (3) the expected grant of an aggregate of              shares of restricted stock or restricted stock units to our non-management directors pursuant to our equity incentive plan upon the completion of this offering, assuming an initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus. The following table assumes no repayment of outstanding borrowings drawn on our secured revolving repurchase facilities with proceeds from this offering.

This table is unaudited and should be read in conjunction with “Use of Proceeds,” “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and notes thereto, included elsewhere in this prospectus.

	As of March 31, 2017
	Actual	As Adjusted(1)
	(dollars in thousands, except share and per share amounts)
Cash and Cash Equivalents	$82,282	$

Long Term Debt:
Collateralized Loan Obligation	$523,927	$

Secured Financing Agreements	1,328,283

Total Long Term Debt	1,852,210

Stockholders’ Equity:
Preferred Stock ($0.001 par value; 125 shares and 100,000,000 shares authorized, actual and as adjusted, respectively; 125 shares and 125 shares issued and outstanding, actual and as adjusted, respectively)	—		—
Common Stock ($0.001 par value; 95,500,000 shares and 300,000,000 shares authorized, actual and as adjusted, respectively; 38,260,053 shares and shares issued and outstanding, actual and as adjusted, respectively)	39
Class A Common Stock ($0.001 par value; 2,500,000 shares and 2,500,000 shares authorized, actual and as adjusted, respectively; 967,500 shares and 967,500 shares issued and outstanding, actual and as adjusted, respectively)	1
Additional Paid-in-Capital	979,467
Retained Earnings (Accumulated Deficit)	(7,874)
Accumulated Other Comprehensive Income (Loss)	2,482

Total Stockholders’ Equity	974,115

Total Capitalization	$2,826,325	$

(1)	Excludes: (i) shares of our common stock issuable upon exercise of the underwriters’ option to purchase additional shares of our common stock; and (ii) shares of our common stock reserved for future issuance under our equity incentive plan (assuming an initial public offering price of $ per share, which is the mid-point of the price range indicated on the cover of this prospectus, and that the underwriters’ option to purchase additional shares of our common stock is not exercised). At March 31, 2017, we had unfunded equity capital commitments (i.e., obligations to issue shares of our common stock to our existing investors) of $223.9 million. We intend to cancel these unfunded equity capital commitments upon the completion of this offering.

DILUTION

The dilution information presented in this prospectus reflects outstanding shares of our common stock and our Class A common stock.

Purchasers of shares of our common stock in this offering will incur an immediate and substantial dilution in net tangible book value per share of their shares of our common stock from the initial public offering price per share, based on an assumed initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, and assuming no exercise by the underwriters of their option to purchase additional shares of our common stock.

Dilution in net tangible book value per share is equal to the difference between (i) the initial public offering price per share paid by purchasers of our common stock in this offering and (ii) the pro forma net tangible book value per share as of March 31, 2017 after taking into account the completion of this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is the book value of our total tangible assets less total liabilities, by the number of outstanding shares of our common stock and Class A common stock.

As of March 31, 2017, our net tangible book value was approximately $        million, or $         per share. As of March 31, 2017, our pro forma net tangible book value after taking into account the completion of this offering would have been approximately $        million, or $        per share (assuming an initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, and no exercise by the underwriters of their option to purchase additional shares of our common stock). This amount represents an immediate dilution in net tangible book value of approximately $        per share of our common stock to purchasers in this offering.

The following table illustrates the dilution to purchasers in this offering on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share as of March 31, 2017	$
Decrease in net tangible book value per share attributable to purchasers in this offering

Pro forma net tangible book value per share after taking into account this offering

Dilution per share to purchasers in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) the pro forma net tangible book value per share after taking into account the completion of this offering by $        per share and the dilution by $        per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed in this paragraph is illustrative only.

The following table summarizes, as of                 , 2017, the differences between the average price per share paid by our existing common and Class A common stockholders and by purchasers of shares of common stock in this offering at an assumed initial public offering price of $         per share, which is the mid-point of the price range indicated on the cover of this prospectus, before deducting the underwriting discount and estimated offering expenses payable by us in this offering:

	Shares Purchased(1)			Total Consideration			Average Price Per Share
	Number	%		Amount	%
Shares purchased by existing common and Class A common stockholders			%	$		%	$
Purchasers in this offering			%			%

Total		100%		$	100%		$

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional shares of our common stock.

If the underwriters’ option to purchase additional shares of our common stock is exercised in full, the following will occur (based on an assumed initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus):

•	the number of shares of our common stock held by purchasers in this offering will increase to shares, or approximately % of the total number of issued and outstanding shares of our stock; and

•	the pro forma net tangible book value per share after taking into account the completion of this offering will be approximately $ per share and the immediate dilution experienced by purchasers in this offering will be approximately $ per share.

SELECTED FINANCIAL INFORMATION

You should read the following selected financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited and audited consolidated financial statements and the notes thereto. The selected consolidated income statement information for the three months ended March 31, 2017 and 2016 and the selected consolidated balance sheet information as of March 31, 2017 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus, which, in the opinion of our management, have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for these periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period. The selected consolidated income statement information for the years ended December 31, 2016 and 2015 and for the period from December 18, 2014 (inception) to December 31, 2014 and the selected consolidated balance sheet information as of December 31, 2016, 2015 and 2014 have been derived from our audited consolidated financial statements, included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
(Dollars in thousands, except per share data)	2017	2016	2016	2015
OPERATING DATA:
INTEREST INCOME
Interest Income	$47,941	$33,732	$153,631	$128,647	$1,847
Interest Expense	(17,800)	(12,930)	(61,649)	(47,564)	(1,518)

Net Interest Income	30,141	20,802	91,982	81,083	329
Other Income	122	15	416	54	—

OTHER EXPENSES
Professional Fees	729	338	3,260	5,224	7,719
General and Administrative	469	256	2,199	784	764
Servicing Fees	1,136	862	3,625	4,011	22
Management Fee	2,588	1,984	8,816	6,902	61
Collateral Management Fee	131	274	849	1,257	11
Incentive Management Fee	1,581	808	3,687	1,992	—

Total Other Expenses	6,634	4,522	22,436	20,170	8,577
Net Income (Loss) Before Taxes	23,629	16,295	69,962	60,967	(8,248)
Income Taxes	(154)	(46)	5	(1,612)	—

Net Income (Loss)	23,475	16,249	69,967	59,355	(8,248)
Preferred Stock Dividends	—	—	(16)	(15)	—

Net Income (Loss) Attributable to Common Stockholders(1)	$23,475	$16,249	$69,951	$59,340	$(8,248)

Per Share Information:
Basic Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Diluted Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Dividends Declared Per Share	$0.54	$— (2)	$1.99	$2.41	$—
Weighted Average Number of Shares Outstanding, Basic and Diluted:
Common Stock	38,260,053	28,309,783	32,663,085	26,121,077	23,865,684
Class A Common Stock	967,500	783,158	864,062	492,663	—

Total	39,227,553	29,092,941	33,527,147	26,613,740	23,865,684

	March 31,		December 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2015	2014
BALANCE SHEET DATA (at period end):
Total Assets	$2,863,902	$2,217,599	$2,665,583	$2,119,753	$1,952,147
Total Liabilities	$1,889,787	$1,484,772	$1,694,894	$1,403,403	$1,363,753
Total Equity	$974,115	$732,827	$970,689	$716,350	$588,394
Preferred Stock	$125	$125	$125	$125	—
Stockholders’ Equity, Net of Preferred Stock	$973,990	$732,702	$970,564	$716,225	$588,394
Number of Shares Outstanding at Period End(3)	39,227,553	29,042,941	39,227,553	29,092,941	23,865,864
Book Value per Share	$24.83	$25.18	$24.74	$24.62	$24.65

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
(Dollars in thousands, except per share data)	2017	2016	2016	2015
OTHER FINANCIAL DATA (unaudited):
Core Earnings(4)	$25,056	$17,057	$73,638	$61,332	$(8,248)
Core Earnings per Share, Basic and Diluted(4)	$0.64	$0.59	$2.20	$2.30	$(0.35)

(1)	Represents net income attributable to holders of our common stock and Class A common stock.

(2)	We declared a dividend associated with the first quarter of 2016 of $0.53 per share. This dividend was declared on April 8, 2016 and paid on April 25, 2016.

(3)	Includes shares of common stock and Class A common stock.

(4)	Core Earnings is a non-GAAP measure, which we define as net income (loss) attributable to holders of our common stock and Class A common stock computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), and excluding (a) non-cash equity compensation expense, (b) the incentive compensation earned by our Manager, (c) depreciation and amortization, (d) any unrealized gains or losses or other similar non-cash items that are included in net income for the relevant period, regardless of whether such items are included in other comprehensive income or loss or in net income and (e) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors.

We believe that Core Earnings provides meaningful information to consider in addition to our net income and cash flows from operating activities determined in accordance with GAAP. We believe this non-GAAP measure helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan portfolio and operations. Core Earnings does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies.

Pursuant to our Management Agreement, we also use Core Earnings to determine the base management fee and incentive compensation we pay our Manager. For information on the fees we pay our Manager, see “Our Manager and Our Management Agreement—Management Agreement—Base Management Fee, Incentive Compensation and Expense Reimbursements.”

The following table provides a reconciliation of Core Earnings to GAAP net income attributable to common stockholders (dollars in thousands, except per share data):

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
	2017	2016	2016	2015
Net Income Attributable to Common Stockholders(a)	$23,475	$16,249	$69,951	$59,340	$(8,248)
Adjustments:
Incentive Management Fees	1,581	808	3,687	1,992	—

Core Earnings	$25,056	$17,057	$73,638	$61,332	$(8,248)

Weighted Average Number of Shares Outstanding, Basic and Diluted(b)	39,227,553	29,092,941	33,527,147	26,613,740	23,865,684
Basic and Diluted Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Core Earnings per Share, Basic and Diluted	$0.64	$0.59	$2.20	$2.30	$(0.35)

(a)	Represents net income attributable to holders of our common stock and Class A common stock.

(b)	Weighted average number of shares outstanding includes common stock and Class A common stock.

RECENT DEVELOPMENTS

Our Portfolio

Closed Originations

Subsequent to March 31, 2017, we originated one first mortgage loan with a commitment amount of $188.0 million, an initial funding amount of $142.0 million, a deferred funding commitment of $46.0 million (which funding is contingent upon the borrower achieving certain collateral performance tests), a credit spread of LIBOR plus 4.10%, a fully-extended term to maturity of five years and an LTV of 60.7%. The investment was funded with a combination of cash on hand and borrowings of approximately $106.5 million under one of our secured revolving repurchase facilities.

Repayments

Subsequent to March 31, 2017, we received principal repayments totaling $385.5 million with respect to six loans that were repaid in full. The weighted average credit spread of these loans, based on unpaid principal balance at the time of repayment in full, was 5.1%. Proceeds from these loan repayments were utilized to retire approximately $195.8 million of borrowings under our CLO and $81.4 million under our secured revolving repurchase facilities. Amounts so repaid under our secured revolving repurchase facilities create additional borrowing capacity for new loan investments, subject to approval rights reserved to our lenders. The difference between aggregate loan repayments and aggregate repayments under our borrowing arrangements of approximately $108.3 million represents equity available to us to fund new loan investments.

Anticipated Repayments

We have received written notice from borrowers with respect to four loans informing us of their intent to repay in full their loans prior to June 30, 2017. These notices are generally non-binding and may be rescinded at any time. Consequently, there can be no assurance that any or all of these loans will be repaid in full prior to June 30, 2017. The current aggregate unpaid principal balance of these loans is $375.0 million, and the weighted average credit spread is 5.6%. If and when such repayments occur, cash proceeds will be used to retire approximately $161.6 million of borrowings under our CLO and $102.9 million under our secured revolving repurchase facilities. Amounts so repaid under our secured revolving repurchase facilities create additional borrowing capacity for new loan investments, subject to approval rights reserved to our lenders. The difference between aggregate loan repayments and aggregate repayments under our borrowing arrangements of approximately $110.5 million represents equity available to us to fund new loan investments.

Loan Pipeline

As of May 26, 2017, our loan origination pipeline consisted of 52 potential new commercial mortgage loan investments representing anticipated total loan commitments of approximately $5.3 billion. We are in various stages of our evaluation process with respect to these loans. We are reviewing but have not yet issued term sheets with respect to 44 of these potential loans. We have issued term sheets with respect to three of these potential loans comprising $419.8 million of loan commitments which have not been executed by the potential borrowers. In connection with five loans representing $380.8 million of anticipated loan commitments, prospective borrowers have executed non-binding term sheets, entered into a period of exclusivity with us with respect to the proposed loan, and paid to us expense deposits to cover the direct costs of our due diligence and underwriting process. These five potential loan investments have the following attributes, in the aggregate: $380.8 million of loan commitments; $340.0 million of estimated initial funding amount; an estimated LTV of 69.7%; and an expected weighted average credit spread of 4.05%. We are currently completing our underwriting and negotiating definitive loan documents for each of these five potential loan investments. Each loan remains subject to satisfactory completion of our underwriting and due diligence, definitive documentation and final approval by our Manager’s investment committee. As a result, no assurance can be given that any of these loans will close on the anticipated terms or at all. We intend to fund these potential loan investments using capacity under our existing secured revolving repurchase facilities, existing cash and, depending upon the timing of closing, uncalled capital commitments, net proceeds from loan repayments, or net proceeds from this offering.

Debt Financing Arrangements

We are currently documenting an amendment to our existing secured revolving repurchase facility with Wells Fargo Bank, N.A., an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is May 2021. Additionally, we are currently documenting an amendment to our existing secured revolving repurchase facility with Goldman Sachs Bank USA, an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is August 2019. We have not received a commitment to amend either of the aforementioned facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement to amend either such facility upon the terms contemplated or other terms, or at all.

We are also negotiating term sheets with each of Bank of America, N.A. and Citibank, N.A., affiliates of certain of the underwriters in this offering, to provide secured revolving repurchase facilities with sizes of up to $500 million and $250 million, respectively, although we have not received a commitment with respect to either of these facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement for either facility upon the terms contemplated or other terms, or at all.

For more information on our secured revolving repurchase facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Portfolio Financing–Secured Revolving Repurchase Facilities.”

Dividends

On April 25, 2017, we paid a dividend of $21.3 million, or $0.5425 per share, to our Class A common and common stockholders of record as of March 31, 2017 (the declaration date) with respect to the first quarter of 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially from those in this discussion as a result of various factors, including, but not limited to, those discussed under “Risk Factors” in this prospectus.

Introduction

We are a commercial real estate finance company sponsored by TPG. We directly originate, acquire and manage commercial mortgage loans and other commercial real estate-related debt instruments for our balance sheet. Our objective is to provide attractive risk-adjusted returns to our stockholders over time through cash distributions and capital appreciation. To meet our objective, we focus primarily on directly originating and selectively acquiring floating rate first mortgage loans that are secured by high quality commercial real estate properties undergoing some form of transition and value creation, such as retenanting, refurbishment or other form of repositioning. The collateral underlying our loans is located in primary and select secondary markets in the U.S. that we believe have attractive economic conditions and commercial real estate fundamentals. Borrowers seek transitional loans for the purpose of maximizing property value through retenanting, refurbishment or otherwise repositioning the asset to increase long-term operating cash flow, in many cases prior to refinancing the asset with longer term, typically fixed rate, financing upon asset stabilization.

As of March 31, 2017, our portfolio consisted of 54 first mortgage loans (or interests therein) with an aggregate unpaid principal balance of $2.6 billion and four mezzanine loans with an aggregate unpaid principal balance of $58.5 million, and collectively having a weighted average credit spread of 5.2%, a weighted average all-in yield of 6.6%, a weighted average term to extended maturity (assuming all extension options have been exercised by borrowers) of 3.0 years and a weighted average LTV of 58.2%. As of March 31, 2017, 97.2% of the loan commitments in our portfolio consisted of floating rate loans, and 97.6% of the loan commitments in our portfolio consisted of first mortgage loans (or interests therein). We also had $577.5 million of unfunded loan commitments as of March 31, 2017, our funding of which is subject to satisfaction of borrower milestones. In addition, as of March 31, 2017, we held six CMBS investments, with an aggregate face amount of $97.9 million and a weighted average yield to final maturity of 4.4%.

We believe that favorable market conditions have provided attractive opportunities for non-bank lenders such as us to finance commercial real estate properties that exhibit strong fundamentals but require more customized financing structures and loan products than regulated financial institutions can provide in today’s market. We intend to continue our track record of capitalizing on these opportunities and growing the size of our portfolio.

We believe our relationship with our Manager, TPG RE Finance Trust Management, L.P., an affiliate of TPG, and its access to the full TPG platform, including TPG Real Estate, TPG’s real estate investment platform, will allow us to achieve our objective. TPG is a leading global private investment firm that has discrete investment platforms focused on a wide range of alternative investment products, including real estate. Founded in 1992, TPG had assets under management of over $72 billion as of December 31, 2016. TPG Real Estate and the other TPG platforms provide us with a breadth of resources, relationships and expertise.

We operate our business as one segment which directly originates and acquires commercial mortgage loans and other commercial real estate-related debt instruments. We have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2014. We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and we believe that our current organization and intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. We operate our business in a manner that permits us to maintain an exclusion or exemption from registration under the Investment Company Act.

First Quarter 2017 Highlights

Operating Results:

•	Generated net income of $23.5 million in the first quarter of 2017, a $7.2 million, or 44.5%, increase compared to the first quarter of 2016, driven by a 23.8% increase in the unpaid principal balance of our loan portfolio and the increased scale of our origination business. Net income per share of $0.60 in the first quarter of 2017 increased 7.1% from net income per share of $0.56 in the first quarter of 2016.

•	Achieved Core Earnings (as defined under “—Key Financial Measures and Indicators—Core Earnings”) of $25.1 million ($0.64 per share) in the first quarter of 2017 compared to $17.1 million ($0.59 per share) in the first quarter of 2016.

•	Declared dividends of $21.3 million in the first quarter of 2017, an increase of $6.0 million, or 39.2%, over the dividend associated with the first quarter of 2016, which represented dividends per share of $0.5425 in the first quarter of 2017 compared to $0.5254 for the first quarter of 2016.

Portfolio Activity:

•	Originated five loans with a total loan commitment of $343.4 million, of which we funded $247.2 million.

•	Funded $55.1 million in connection with loans having future funding obligations, which loans were originated as of December 31, 2016.

•	Received proceeds of $142.2 million from maturities, sales and principal prepayments on loans.

Portfolio Financing:

•	At March 31, 2017, we had unrestricted cash available for investment of $82.3 million.

•	As of March 31, 2017, we had undrawn capacity (liquidity available to us without the need to pledge more collateral to our lenders) of $229.6 million under secured revolving repurchase facilities with six lenders, a non-recourse CLO financing and asset-specific financings:

•	$3.3 million of undrawn capacity on account of our secured revolving repurchase facilities, with a maximum facility commitment of $1.9 billion and a weighted average credit spread of LIBOR plus 2.3% as of March 31, 2017, providing stable financing, with mark-to-market provisions limited to asset and market specific events and a weighted average term to extended maturity (assuming we have exercised all extension options and term out provisions) of 3.6 years.

•	$31.6 million of undrawn capacity on account of our non-recourse CLO financing with an aggregate unpaid principal balance of $525.7 million outstanding at an annual interest rate of LIBOR plus 2.75%, which will become due September 10, 2023.

•	$194.7 million of undrawn capacity on account of asset-specific financings with a maximum commitment amount of $399.2 million at a weighted average credit spread of 3.7% and a weighted average term to extended maturity (assuming we have exercised all extension options and term out provisions) of 3.2 years.

•	As of March 31, 2017, we had $776.0 million of financing capacity under secured revolving repurchase facilities provided by six lenders. Our ability to draw on this capacity is dependent upon our lenders’ willingness to accept as collateral loans or CMBS we pledge to them to secure additional borrowings.

•	$639.2 million of financing capacity is available under our secured revolving repurchase facilities for loan originations and acquisitions, with a maximum facility commitment of $1.7 billion and a weighted average credit spread of LIBOR plus 2.4%, providing stable financing, with mark-to-market provisions generally limited to asset and market specific events, and a weighted average term to extended maturity (assuming we have exercised all extension options and term out provisions) of 3.6 years. These facilities are 25% recourse to Holdco.

•	$136.8 million of financing capacity is available for CMBS investments, with a maximum facility commitment of $200 million, a weighted average credit spread of LIBOR plus 1.8% and a weighted average term to extended maturity (assuming we have exercised all extension options and term out provisions and have obtained the consent of our lenders) of 3.9 years. These facilities are 100% recourse to Holdco.

•	We are currently documenting an amendment to our existing secured revolving repurchase facility with Wells Fargo Bank, N.A., an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is May 2021. Additionally, we are currently documenting an amendment to our existing secured revolving repurchase facility with Goldman Sachs Bank USA, an affiliate of one of the underwriters in this offering, to increase the maximum facility amount to $750 million from $500 million, and amend certain other terms. The current extended maturity of this facility is August 2019. We have not received a commitment to amend either of the aforementioned facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement to amend either such facility upon the terms contemplated or other terms, or at all.

•	We are also currently in discussions with each of Bank of America, N.A. and Citibank, N.A., affiliates of certain of the underwriters in this offering, to provide secured revolving repurchase facilities with sizes of up to $500 million and $250 million, respectively, although we have not received a commitment with respect to either of these facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement for either facility upon the terms contemplated or other terms, or at all.

Key Financial Measures and Indicators

As a real estate finance company, we believe the key financial measures and indicators for our business are earnings per share, dividends declared per share, Core Earnings per share and book value per share. For the three months ended March 31, 2017, we recorded earnings per share of $0.60, declared dividends of $0.5425 per share and achieved Core Earnings per share of $0.64. In addition, our book value per share as of March 31, 2017 was $24.83. For the year ended December 31, 2016, we recorded earnings per share of $2.09, declared dividends of $1.99 per share and achieved Core Earnings per share of $2.20. In addition, our book value per share as of December 31, 2016 was $24.74. As further described below, Core Earnings is a measure that is not prepared in accordance with GAAP. We use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan activity and operations.

Earnings Per Share and Dividends Declared Per Share

The following table sets forth the calculation of basic and diluted net income per share and dividends declared per share (dollars in thousands, except per share data):

	Three Months Ended March 31,			Year Ended December 31,		Period from December 18, 2014 (inception) to December 31,
	2017	2016		2016	2015	2014
Net Income Attributable to Common Stockholders(1)	$23,475	$16,249		$69,951	$59,340	$(8,248)
Weighted Average Number of Shares Outstanding, Basic and Diluted(2)	39,227,553	29,092,941		33,527,147	26,613,740	23,865,684
Basic and Diluted Earnings per Share	$0.60	$0.56		$2.09	$2.23	$(0.35)
Dividends Declared per Share	$0.54	$—	(3)	$1.99	$2.41	$—

(1)	Represents net income attributable to holders of our common stock and Class A common stock.

(2)	Weighted average number of shares outstanding includes common stock and Class A common stock.

(3)	We declared a dividend associated with the first quarter of 2016 of $0.53 per share. This dividend was declared on April 8, 2016 and paid on April 25, 2016.

Core Earnings

Core Earnings is a non-GAAP measure, which we define as net income (loss) attributable to holders of our common stock and Class A common stock, computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), and excluding (1) non-cash equity compensation expense, (2) the incentive compensation earned by our Manager, (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for the relevant period, regardless of whether such items are included in other comprehensive income or loss or in net income and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors.

We believe that Core Earnings provides meaningful information to consider in addition to our net income and cash flows from operating activities determined in accordance with GAAP. We believe this non-GAAP measure helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan portfolio and operations. In addition, we believe that excluding the incentive compensation earned by our Manager from the calculation of Core Earnings provides useful information to our investors regarding our financial condition and results of operations because Core Earnings is a measure of our ability to generate income on our portfolio. Core Earnings does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies.

Pursuant to our Management Agreement, we also use Core Earnings to determine the base management fee and incentive compensation we pay our Manager. For information on the fees we pay our Manager, see “Our Manager and Our Management Agreement—Management Agreement—Base Management Fee, Incentive Compensation and Expense Reimbursements.”

The following table provides a reconciliation of Core Earnings to GAAP net income attributable to common stockholders (dollars in thousands, except per share data):

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31,
	2017	2016	2016	2015	2014
Net Income Attributable to Common Stockholders(1)	$23,475	$16,249	$69,951	$59,340	$(8,248)
Adjustments:
Incentive Management Fees	1,581	808	3,687	1,992	—

Core Earnings	$25,056	$17,057	$73,638	$61,332	$(8,248)

Weighted Average Number of Shares Outstanding, Basic and Diluted(2)	39,227,553	29,092,941	33,527,147	26,613,740	23,865,684
Basic and Diluted Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Core Earnings per Share, Basic and Diluted	$0.64	$0.59	$2.20	$2.30	$(0.35)

(1)	Represents net income attributable to holders of our common stock and Class A common stock.

(2)	Weighted average number of shares outstanding includes common stock and Class A common stock.

Book Value Per Share

The following table sets forth the calculation of our book value per share (dollars in thousands, except per share data):

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
	2017	2016	2016	2015
Total Stockholders’ Equity	$974,115	$732,827	$970,689	$716,350	$588,394
Preferred Stock	(125)	(125)	(125)	(125)	—

Stockholders’ Equity, Net of Preferred Stock	$973,990	$732,702	$970,564	$716,225	$588,394

Number of Shares Outstanding at Period End(1)	39,227,553	29,092,941	39,227,553	29,092,941	23,865,684
Book Value per Share	$24.83	$25.18	$24.74	$24.62	$24.65

(1)	Includes shares of common stock and Class A common stock.

Portfolio Overview

Loan Portfolio

During the three months ended March 31, 2017, we directly originated loans with a total loan commitment amount of $343.4 million, of which $247.2 million was funded during the quarter. Other loan fundings included $55.1 million of deferred fundings related to loan commitments outstanding at December 31, 2016. Proceeds from loan repayments and sales during the quarter totaled $142.2 million. We generated interest income of $47.9 million and incurred interest expense of $17.8 million during the quarter, which resulted in $30.1 million of net interest income in the three months ended March 31, 2017.

During the three months ended March 31, 2016, we directly originated and acquired loans with a total loan commitment amount of $253.6 million, of which $194.1 million was funded during the quarter. Other loan fundings included $71.5 million of deferred fundings related to loan commitments outstanding at December 31, 2015. Proceeds from loan repayments and sales during the quarter totaled $86.2 million. We generated interest income of $33.7 million and incurred interest expense of $12.9 million during the quarter, which resulted in $20.8 million of net interest income in the three months ended March 31, 2016.

During the year ended December 31, 2016, we directly originated and acquired loans with a total loan commitment amount of $1.2 billion, of which $968.7 million was funded during 2016. Other loan fundings included $319.0 million of deferred fundings related to loan commitments outstanding at December 31, 2015. Proceeds from loan repayments and sales during the year totaled $744.9 million. We generated interest income of $153.6 million and incurred interest expense of $61.6 million during the year, which resulted in $92.0 million of net interest income in the year ended December 31, 2016.

During the year ended December 31, 2015, we directly originated and acquired loans with a total loan commitment amount of $1.1 billion, of which $708.4 million was funded during 2015. Other loan fundings included $183.7 million of deferred fundings related to loan commitments outstanding at December 31, 2014. Proceeds from loan repayments and sales during the year totaled $695.4 million. We generated interest income of $128.6 million and incurred interest expense of $47.6 million during the year, which resulted in $81.1 million of net interest income in the year ended December 31, 2015.

During the period from December 18, 2014 (inception) to December 31, 2014 (the “Stub Period”), we acquired loans with a total loan commitment amount of $2.3 billion, of which $1.9 billion was funded upon acquisition. No other loan fundings occurred during the Stub Period. Proceeds from loan repayments during the Stub Period totaled $126.0 million in connection with a single loan, the repayment of which was expected. During the Stub Period, we generated interest income of $1.8 million, incurred interest expense of $1.5 million and generated $0.3 million of net interest income.

The following table details our loan activity (dollars in thousands):

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
	2017	2016	2016	2015
Loan originations—funded	$247,217	$194,051	$629,579	$692,121	$—
Loan acquisitions—funded	—	—	339,118	16,312	1,852,062
Other loan fundings(1)	55,090	71,515	318,996	183,712	—
Loan repayments	(89,725)	(86,176)	(601,129)	(621,604)	(126,000)
Loan sales(2)	(52,443)	—	(143,793)	(73,813)	—

Total net fundings (repayments)	$160,139	$179,390	$542,771	$196,728	$1,726,062

(1)	Additional fundings made under existing loan commitments.

(2)	In certain instances, we finance our loans through the non-recourse sale of a senior loan interest that is not included on our balance sheet, and we refer to such senior loan interest as a “non-consolidated senior interest.” As of March 31, 2017, such amount includes $52.4 million from the sale of two non-consolidated senior interests. As of December 31, 2015, such amount includes $44.0 million from the sale of non-consolidated senior interests in one loan. See “—Portfolio Financing—Non-Consolidated Senior Interests” for additional information.

The following table details overall statistics for our loan portfolio as of March 31, 2017 (dollars in thousands):

	Balance Sheet Portfolio	Total Loan Exposure(1)
		Total Loan Portfolio	Floating Rate Loans	Fixed Rate Loans
Number of loans	57	60	55	5
% of portfolio (by unpaid principal balance)	100%	100%	96.7%	3.3%
Total loan commitment	$3,203,220	$3,338,721	$3,248,876	$89,845
Unpaid principal balance	$2,628,244	$2,763,745	$2,673,900	$89,845
Unfunded loan commitments(2)	$577,521	$577,521	$577,521	$—
Carrying value	$2,606,472	$2,741,972	$2,652,247	$89,725
Weighted average credit spread(3)	5.2%	5.2%	5.1%	6.1%
Weighted average all-in yield(3)	6.6%	6.1%	6.6%	7.7%
Weighted average term to extended maturity (years)(4)	3.0	3.0	3.0%	0.6
Weighted average LTV(5)	58.2%	58.3%	58.6%	49.9%

(1)	In certain instances, we finance our loans through the non-recourse sale of a senior loan interest that is not included on our balance sheet, and we refer to such senior loan interest as a “non-consolidated senior interest.” Total loan commitment encompasses the entire loan portfolio we originated or acquired and financed, including $135.5 million of such non-consolidated senior interests in three loans that are not included in our balance sheet portfolio. See “—Portfolio Financing—Non-Consolidated Senior Interests” for additional information.

(2)	Unfunded loan commitments may be funded over the term of each loan, subject in certain cases to an expiration date or a force-funding date, primarily to finance development, property improvements or lease-related expenditures by our borrowers, and in some instances to finance operating deficits during renovation and lease-up.

(3)	As of March 31, 2017, our floating rate loans were indexed to LIBOR. In addition to credit spread, all-in yield includes the amortization of deferred origination fees, purchase price premium and discount, loan origination costs and accrual of both extension and exit fees. Credit spread and all-in yield for the total portfolio assumes the applicable floating benchmark rate as of March 31, 2017 for weighted average calculations.

(4)	Extended maturity assumes all extension options are exercised by the borrower; provided, however, that our loans may be repaid prior to such date. As of March 31, 2017, based on the unpaid principal balance of our total loan exposure, 49.8% of our loans were subject to yield maintenance or other prepayment restrictions and 50.2% were open to repayment by the borrower without penalty.

(5)	LTV is calculated as the total outstanding principal balance of the loan or participation interest in a loan plus any financing that is pari passu with or senior to such loan or participation interest as of March 31, 2017, divided by the applicable as-is real estate value at the time of origination or acquisition of such loan or participation interest in a loan. The as-is real estate value reflects our Manager’s estimates, at the time of origination or acquisition of a loan or participation interest in a loan, of the real estate value underlying such loan or participation interest, determined in accordance with our Manager’s underwriting standards and consistent with third-party appraisals obtained by our Manager.

Please refer to “Business—Our Portfolio” in this prospectus for details of the loans in our portfolio as of March 31, 2017 on a loan-by-loan basis.

CMBS Portfolio

The following table details overall statistics for our CMBS portfolio as of March 31, 2017 (dollars in thousands):

	CMBS Portfolio
	Total	Floating Rate	Fixed Rate
Number of securities	6	2	4
% of portfolio	100%	10.9%	89.1%
Par value	$100,968	$11,050	$89,918
Face amount(1)	$97,929	$8,085	$89,844
Weighted average coupon(2)	4.8%	5.5%	4.7%
Weighted average yield to final maturity(2)	4.4%	4.6%	4.4%
Final maturity (years)	3.3	3.9	3.3
Ratings range	BB- to AAA	BBB- to A-	BB- to AAA

(1)	Amounts disclosed are before giving effect to unamortized purchase price premium and discount and unrealized gains or losses.

(2)	Weighted by market value as of March 31, 2017.

Asset Management

We proactively manage the assets in our portfolio from closing to final repayment. We are party to an agreement with Situs, one of the largest commercial mortgage loan servicers, pursuant to which Situs provides us with dedicated asset management employees for performing asset management services pursuant to our proprietary guidelines. Following the closing of an investment, this dedicated asset management team rigorously monitors the investment under our Manager’s oversight, with an emphasis on ongoing financial, legal and quantitative analyses. Through the final repayment of an investment, the asset management team maintains regular contact with borrowers, servicers and local market experts monitoring performance of the collateral, anticipating borrower, property and market issues, and enforcing our rights and remedies when appropriate. Please refer to “Business—Risk Management—Asset Management” for a more detailed description of our asset management process.

Our Manager reviews our entire loan portfolio quarterly, undertakes an assessment of the performance of each loan, and assigns it a risk rating between “1” and “5,” from least risk to greatest risk, respectively. See “—Critical Accounting Policies—Loans Receivable and Provision for Loan Losses” for a discussion regarding the risk rating system that we use in connection with our portfolio. The following table allocates the carrying value of our loan portfolio as of March 31, 2017 based on our internal risk ratings (dollars in thousands):

	March 31, 2017
Risk Rating	Carrying Value	Number of Loans
1	$261,394	3
2	792,207	19
3	1,552,870	36
4	—	—
5	—	—

	$2,606,472	58

The weighted average risk rating of our total loan exposure was 2.5 as of March 31, 2017 and 2.6 as of December 31, 2016. The decrease in the weighted average risk rating was principally driven by repayments of loans with higher risk ratings during the quarter.

The weighted average risk rating of our total loan exposure was 2.6 and 2.7 as of December 31, 2016 and 2015, respectively. The decrease in the weighted average risk rating from December 31, 2015 was primarily driven by the repayment in 2016 of loans with an unpaid principal balance as of December 31, 2015 of $536.2 million having a weighted average risk rating of 2.9, and the origination in 2016 of $968.7 million of loans having an average risk rating of 2.4, offset in part by an increase in the weighted average risk rating of loans outstanding at each year end from 2.6 to 2.7.

Portfolio Financing

Our portfolio financing arrangements include secured revolving repurchase facilities, a private, bi-lateral portfolio financing with a single investor structured as a CLO, asset-specific financings and non-consolidated senior interests.

The following table details our portfolio financing (dollars in thousands):

		Portfolio Financing Outstanding Principal Balance`
	March 31, 2017	December 31,
		2016	2015	2014
Secured revolving repurchase facilities	$1,134,346	$1,021,529	$317,920	—
CLO financing	525,704	543,320	1,002,779	$1,356,456
Asset-specific financings	204,556	111,382	58,936	—

Total indebtedness(1)	$1,864,606	$1,676,231	$1,379,635	$1,356,456

(1)	Excludes deferred financing costs of $12,396 as of March 31, 2017, $13,582 as of December 31, 2016, $12,628 as of December 31, 2015, and $13,198 as of December 31, 2014.

Secured Revolving Repurchase Facilities

The following table details our secured revolving repurchase facilities as of March 31, 2017 (dollars in thousands):

Lender	Facility Commitment(1)	Collateral UPB(2)	Outstanding Facility Balance	Capacity(3)	Undrawn Capacity(4)	Effective Advance Rate		Initial Maturity	Extended Maturity(7)	Credit Spread
JP Morgan	$313,750	$395,395	$268,740	$45,010	$730	68.0%		8/20/18	8/20/20	L+2.7%
Goldman Sachs	500,000	412,911	280,402	219,598	1,512	67.9%		8/19/17	8/19/19	L+2.3%
Wells Fargo	500,000	461,618	320,271	179,729	—	69.4%	(5)	5/25/19	5/25/21	L+2.2%
Morgan Stanley	250,000	249,691	180,756	69,244	1,090	72.4%		5/4/19	N/A	L+2.5%
US Bank	150,000	30,000	21,000	129,000	—	70.0%		10/6/19	10/6/2021	L+2.3%

Subtotal/Weighted Average—Loans	1,713,750	1,549,615	1,071,169	642,581	3,331	69.2%				L+2.4%

Royal Bank of Canada	100,000	8,503	8,018	91,982	—	94.3%	(6)	2/15/21	2/15/21	L+1.0%
Goldman Sachs	100,000	80,200	55,159	44,841	—	68.8%		2/10/21	2/10/21	L+1.9%

Subtotal/Weighted Average—CMBS	200,000	88,703	63,177	$136,823	—	72.0%				L+ 1.8%

Total/Weighted Average	$1,913,750	$1,638,318	$1,134,346	$779,404	$3,331	69.3%				L+ 2.3%

(1)	Facility commitment represents the largest amount of borrowings available under a given facility once sufficient collateral assets have been approved by the lender and pledged by us.

(2)	Represents the unpaid principal balance of the collateral assets approved by the lender and pledged by us.

(3)	Represents the facility commitment less the outstanding facility balance.

(4)	Undrawn capacity represents the positive difference between the amount of collateral assets approved by the lender and pledged by us and the amount actually drawn against those collateral assets.

(5)	Reflects the exclusion by the lender of the purchase discount from the collateral base with respect to four loans acquired by us during 2016, thereby reducing the effective advance rate when measured against the unpaid principal balance of the collateral assets approved by the lender and pledged by us.

(6)	Reflects the inclusion by the lender of the purchase premium in the collateral base with respect to one CMBS bond acquired by us during 2016, thereby increasing the effective advance rate when measured against the unpaid principal balance of the collateral assets approved by the lender and pledged by us.

(7)	Our ability to extend our secured revolving repurchase facilities to the dates shown above is subject to satisfaction of certain conditions. Even if extended, our lenders retain sole discretion to determine whether to accept pledged collateral, and the advance rate and credit spread applicable to each borrowing thereunder.

The following table details our secured revolving repurchase facilities as of December 31, 2016 (dollars in thousands):

Lender	Facility Commitment(1)	Collateral UPB(2)	Outstanding Facility Balance	Capacity(3)	Undrawn Capacity(4)	Effective Advance Rate		Initial Maturity	Extended Maturity(7)	Credit Spread
JP Morgan	$313,750	$414,269	$288,749	$25,001	$439	69.7%		8/20/18	8/20/20	L+ 2.7%
Goldman Sachs	500,000	363,146	250,890	249,110	—	69.1%		8/19/17	8/19/19	L+ 2.2%
Wells Fargo	500,000	461,618	320,271	179,729	—	69.4	%(5)	5/25/19	5/25/21	L+ 2.2%
Morgan Stanley	250,000	175,884	125,964	124,036	605	71.6%		5/4/19	N/A	L+ 2.5%

Subtotal/Weighted Average—Loans	1,563,750	1,414,917	985,874	577,876	1,044	69.7%				L+ 2.4%

Royal Bank of Canada	100,000	9,347	8,850	91,150	—	94.7	%(6)	2/15/21	2/15/21	L+ 1.0%
Goldman Sachs	100,000	43,500	26,805	73,195	—	61.6%		2/10/21	2/10/21	L+ 2.0%

Subtotal/Weighted Average—CMBS	200,000	52,847	35,655	$164,345	—	69.8%				L+ 1.7%

Total/Weighted Average	$1,763,750	$1,467,764	$1,021,529	$742,221	$1,044	69.7%				L+ 2.4%

(1)	Facility commitment represents the largest amount of borrowings available under a given facility once sufficient collateral assets have been approved by the lender and pledged by us.

(2)	Represents the unpaid principal balance of the collateral assets approved by the lender and pledged by us.

(3)	Represents the facility commitment less the outstanding facility balance.

(4)	Undrawn capacity represents the positive difference between the amount of collateral assets approved by lender and pledged by us and the amount actually drawn against those collateral assets.

(5)	Reflects the exclusion by the lender of the purchase discount from the collateral base with respect to four loans acquired by us during 2016, thereby reducing the effective advance rate when measured against the unpaid principal balance of the collateral assets approved by the lender and pledged by us.

(6)	Reflects the inclusion by the lender of the purchase premium in the collateral base with respect to one CMBS bond acquired by us during 2016, thereby increasing the effective advance rate when measured against the unpaid principal balance of the collateral assets approved by the lender and pledged by us.

(7)	Our ability to extend our secured revolving repurchase facilities to the dates shown above is subject to satisfaction of certain conditions. Even if extended, our lenders retain sole discretion to determine whether to accept pledged collateral, and the advance rate and credit spread applicable to each borrowing thereunder.

The following table details our secured revolving repurchase facilities as of December 31, 2015 (dollars in thousands):

Lender	Facility Commitment(1)	Collateral UPB(2)	Outstanding Facility Balance	Capacity(3)	Undrawn Capacity(4)	Effective Advance Rate	Initial Maturity	Extended Maturity(5)	Credit Spread
JP Morgan	$250,000	$236,997	154,424	$95,576	$8,823	65.2%	8/20/18	8/20/20	L+ 2.7%
Goldman Sachs	375,000	235,235	163,496	211,504	2,687	69.5%	8/19/17	8/19/19	L+ 2.3%

Total/Weighted Average	$625,000	$472,232	317,920	$307,080	$11,510	67.4%			L+ 2.5%

(1)	Facility commitment represents the largest amount of borrowings available under a given facility once sufficient collateral assets have been approved by the lender and pledged by us.

(2)	Represents the unpaid principal balance of the collateral assets approved by the lender and pledged by us.

(3)	Represents the facility commitment less the outstanding facility balance.

(4)	Undrawn capacity represents the positive difference between the amount of collateral assets approved by lender and pledged by us and the amount actually drawn against those collateral assets.

(5)	Our ability to extend our secured revolving repurchase facilities to the dates shown above is subject to satisfaction of certain conditions. Even if extended, our lenders retain sole discretion to determine whether to accept pledged collateral, and the advance rate and credit spread applicable to each borrowing thereunder.

We had no CMBS secured revolving repurchase facilities as of December 31, 2015. We had no secured revolving repurchase facilities as of December 31, 2014.

As of March 31, 2017, aggregate borrowings outstanding under our secured revolving repurchase facilities totaled $1.9 billion, with a weighted average credit spread of LIBOR plus 2.3% per annum, a weighted average all-in cost of credit, including associated fees and expenses, of LIBOR plus 2.7% per annum, and a weighted average effective advance rate of 69.3%. As of March 31, 2017, outstanding borrowings under these facilities had a weighted average term to extended maturity (assuming we have exercised all extension options and term out provisions) of 3.6 years. The Morgan Stanley secured revolving repurchase facility has an initial maturity date of May 4, 2019 and can be renewed by us for additional one year periods, subject to approval by the lender. The number of extension options is not limited by the terms of the Morgan Stanley facility.

Borrowings under our secured revolving repurchase facilities are subject to the initial approval of eligible collateral loans (or CMBS depending on the facility) by the lender. The maximum advance rate and pricing rate of individual advances are determined with reference to the attributes of the respective collateral.

In connection with each facility, Holdco executed a guarantee agreement in favor of the counterparty pursuant to which Holdco guarantees the obligations of our subsidiary that is the borrower under the facility for customary “bad-boy events.” Also in connection with each facility, Holdco executed an indemnity in favor of the counterparty pursuant to which Holdco indemnifies the counterparty against actual losses incurred as a result of “bad boy events” on the part of our subsidiary that is the borrower.

We conduct substantially all of our operations and own substantially all of our assets through our holding company subsidiary, Holdco. Holdco has guaranteed repayment of 25% of the principal amount borrowed and other payment obligations under each of our secured revolving repurchase facilities secured by loans and 100% of the principal amount borrowed and other payment obligations under each of our secured revolving repurchase facilities secured by CMBS.

We use secured revolving repurchase facilities to finance certain of our originations or acquisitions of our target assets, which may be accepted by a respective secured revolving repurchase facility lender as collateral. Once we identify an asset and the asset is approved by the secured revolving repurchase facility lender to serve as collateral (which lender’s approval is in its sole discretion), we and the lender may enter into a transaction whereby the lender advances to us a percentage of the value of the asset, which is referred to as the “advance rate,” as the purchase price for such transaction with an obligation of ours to repurchase the asset from the lender for an amount equal to the purchase price for the transaction plus a price differential, which is calculated based on an interest rate. For each transaction, we and the lender agree to a trade confirmation which sets forth, among other things, the purchase price, the maximum advance rate, the interest rate, the market value of the loan asset and any future funding obligations which are contemplated with respect to the specific transaction and/or the underlying loan asset. For loan assets which involve future funding obligations of ours, the repurchase transaction may provide for the repurchase lender to fund portions (for example, pro rata per the maximum advance rate of the related repurchase transaction) of such future funding obligations. Generally, our secured revolving repurchase facilities allow for revolving balances, which allow us to voluntarily repay balances and draw again on existing available credit. The primary obligor on each secured revolving repurchase facility is a separate special purpose subsidiary of ours which is restricted from conducting activity other than activity related to the utilization of its secured revolving repurchase facility. As additional credit support, our holding company subsidiary, Holdco, provides certain guarantees of the obligations of its subsidiaries. The liability of Holdco under the guarantees related to our secured revolving repurchase facilities secured by CMBS is in an amount equal to 100% of the outstanding obligations of the special purpose subsidiary which is the primary obligor under the related facility. The liability of Holdco under the guarantees related to our secured revolving repurchase facilities secured by loans is generally capped at 25% of the outstanding obligations of the special purpose subsidiary which is the primary obligor under the related facility. However, such liability cap under the guarantees related to our secured revolving repurchase facilities secured by loans does not apply in the event of certain “bad boy” defaults which can trigger unlimited recourse to Holdco for losses or the entire outstanding obligations of the borrower depending on the nature of the “bad boy” default in question. Examples of such “bad boy” defaults include, without limitation, fraud, intentional misrepresentation, willful misconduct, incurrence of additional debt in violation of financing documents, and the filing of a voluntary or collusive involuntary bankruptcy or insolvency proceeding of the special purpose entity subsidiary or the guarantor entity.

Each of the secured revolving repurchase facilities involves “margin maintenance” provisions, which are designed to allow the repurchase lender to maintain a certain margin of credit enhancement against the loan assets which serve as collateral. The lender’s margin amount is typically based on a percentage of the market value of the loan asset and/or mortgaged property collateral; however, certain secured revolving repurchase facilities may also involve margin maintenance based on maintenance of a minimum debt yield with respect to the cash flow from the underlying real estate collateral. Market value determinations and redeterminations may be made by the repurchase lender in its sole discretion subject to any specified parameters regarding the repurchase lender’s determination, which may involve the limitation or enumeration of factors which the repurchase lender may consider when determining market value.

At March 31, 2017, the weighted average haircut (which is equal to one minus the advance rate percentage against collateral for our secured revolving repurchase facilities taken as a whole) was 30.7%.

Generally, when the repurchase lender’s margin amount has fallen below the outstanding purchase price for a transaction, a margin deficit exists and the repurchase lender may require that we prepay outstanding amounts on the secured revolving repurchase facility to eliminate such margin deficit. In certain secured revolving repurchase facilities, the repurchase lender’s ability to make a margin call is further limited by certain prerequisites, such as the existence of enumerated “credit events” or that the margin deficit exceed a specified minimum threshold.

The secured revolving repurchase facilities also include cash management features which generally require that income from collateral loan assets be deposited in a lender-controlled account and be disbursed in accordance with a specified waterfall of payments designed to keep facility-related obligations current before such income is disbursed for our own account. The cash management features generally require the trapping of cash in such controlled account if an uncured default remains outstanding. Furthermore, some secured revolving repurchase facilities may require an accelerated principal amortization schedule if the secured revolving repurchase facility is in its final extended term.

Notwithstanding that a loan asset may be subject to a financing arrangement and serve as collateral under a secured revolving repurchase facility, we are generally granted the right to administer and service the loan and interact directly with the underlying obligors and sponsors of our loan assets so long as there is no default under the secured revolving repurchase facility and so long as we do not engage in certain material modifications (including amendments, waivers, exercises of remedies, or releases of obligors and collateral, among other things) of the loan assets without the repurchase lender’s prior consent.

The secured revolving repurchase facilities include customary affirmative and negative covenants for similar secured revolving repurchase facilities, including, but not limited to, reporting requirements, collateral diversity requirements and/or concentration limits, and certain operational restrictions. In addition, each secured revolving repurchase facility requires that the guarantor (Holdco) maintain compliance with financial covenants, including the following:

•	maintenance of minimum cash liquidity (which includes available borrowing capacity) of no less than $50 million;

•	maintenance of minimum unrestricted cash of no less than the greater of $12 million and 5.0% of the guarantor’s recourse indebtedness;

•	maintenance of minimum tangible net worth of at least 75% of the net cash proceeds of all prior equity issuances plus 75% of the net cash proceeds of all subsequent equity issuances;

•	maintenance of a debt to equity ratio not to exceed 3.0 to 1.0; and

•	maintenance of a minimum interest coverage ratio (EBITDA to interest expense) of no less than 1.5 to 1.0.

Private Collateralized Loan Obligation

In connection with our Formation Transaction, we acquired a controlling interest in a portfolio of 55 commercial real estate loans representing $1.9 billion of unpaid principal balance from German American Capital Corporation (the “Seller Entity”), and financed it with a note issued by our subsidiary, TPG RE Finance Trust CLO Issuer L.P. The financing was structured as a non-recourse CLO. CLO Issuer issued a Class A note with an original principal balance of $1.4 billion due September 10, 2023 to Deutsche Bank A.G., New York branch, which is an affiliate of the Seller Entity and an affiliate of one of the underwriters in this offering. Our Manager serves as the collateral manager for the CLO and is entitled to receive collateral management fees for such services. As of March 31, 2017, 16 loans remain outstanding with an aggregate unpaid principal balance of $675.0 million and a weighted average credit spread of 5.84%, and $525.7 million of liabilities remain outstanding on the original Class A note, which amount represents approximately 38.5% of the original principal amount. The Class A note accrues interest monthly, calculated at an annual rate of LIBOR plus 2.75% As of March 31, 2017, unamortized deferred financing costs incurred in connection with the initial issuance of the Class A note equaled $1.8 million, and 26.7% of the original equity invested remained outstanding.

Principal may be required to be prepaid on the Class A note in order to meet the following monthly coverage tests:

•	The “Portfolio Overcollateralization Test” requires that the ratio of the outstanding principal balance of the loan assets securing the Class A note over the sum of (i) the aggregate outstanding principal amount of the Class A note plus (ii) any protective advance for the benefit of the Class A note be greater than or equal to 133%.

•	The “Underlying Aggregate Asset Overcollaterization Test” requires that the ratio of one divided by (i) the weighted average LTV of the loan assets as of the measurement date multiplied by the ratio of (ii) the outstanding principal amount of the Class A note divided by (iii) the aggregate principal balance of all of the collateral obligations plus any protective advance note for the benefit of the Class A note, exceeds 190%. Protective advance notes arise when amounts are funded on behalf of CLO Issuer for extraordinary expenses such as taxes, indemnification obligations, judgments or other legal obligations not incurred in the ordinary course of business or not expressly permitted to be incurred under the CLO’s transaction documents.

As shown in the table below, at March 31, 2017 and at December 31, 2016, 2015 and 2014, respectively, we were in compliance with both of these tests.

	March 31, 2017		December 31,
			2016		2015		2014
Number of loans	16		19		36		54
Unpaid principal balance	$674,981		$712,420		$1,313,042		$1,756,561
Loan commitment	$720,112		$764,955		$1,428,213		$2,149,788
Class A Note principal balance	$525,704		$543,320		$1,002,779		$1,356,456
Herfindahl index (Diversity measure)(1)	6.06		6.96		15.17		21.28
Portfolio overcollateralization ratio(1)	133.00%		133.75%		134.78%		138.54%
Underlying aggregate asset overcollateralization ratio	232.19	%(1)	235.62	%(1)	237.32	%(1)	243.06	%(2)

(1)	Based on the trustee investor remittance reports for the three months ended March 31, 2017 and for the years ended December 31, 2016, 2015 and 2014, respectively, except as specifically set forth herein.

(2)	Ratio as of December 28, 2014, the date of the closing of the Formation Transaction.

The priority of payment received by CLO Issuer from its loans is generally as follows: first, payment of servicing fees and any outstanding expenses payable to the trustee; second, payment of accrued and unpaid interest on the Class A note and payment of principal of the Class A note to the extent necessary to cause each applicable coverage test to be satisfied; third, payment of principal on the Class A note; fourth, payment into reserves to collateralized unfunded commitments and to purchase any required interest rate protection agreements; and fifth, as CLO Issuer directs.

At closing, the holder of the Class A note committed to purchase additional Class A notes at par from time to time in an aggregate principal amount not to exceed $635.9 million. Since closing and through March 31, 2017, a total of $604.3 million of additional Class A notes were issued. At March 31, 2017, the holder’s remaining additional Class A note purchase obligation was $31.6 million. A commitment fee of 0.25% accrues with respect to the amounts that are committed for such future fundings. Such amounts will be funded toward future funding obligations of the underlying loans in the CLO.

The loans that collateralize the CLO are subject to a master co-lender agreement between CLO Issuer and the Seller Entity, where the Seller Entity retained a 25% interest in each loan, which master co-lender agreement sets forth the economic terms and terms related to the management of each underlying loan. Under the master co-lender agreement, day-to-day administration of the underlying loans is handled by an agent for each loan, subject to the Major Decisions described below. The Seller Entity remained the agent and lender of record for most of the loans and CLO Issuer’s economic interest takes the form of a contractual pari passu participation interest. For one of the loans, CLO Issuer is the agent and lender of record and issued a pari passu participation to the Seller Entity. Upon the occurrence of an event of default with respect to any underlying loan, CLO Issuer and the Seller Entity are to consult on a course of action; in the absence of an agreement otherwise, after a period of 120 days after a material default, the agent for the underlying loan is obligated to accelerate the debt and pursue enforcement remedies on the underlying loan. Additionally, a number of governance decisions on the underlying loans are designated as Major Decisions, which include, without limitation, changes to the economic terms of the loans, re-leasing collateral, permitting additional encumbrances, waiving any event of default and consenting to any material change in any underlying asset business plan. If the parties are unable to agree on a Major Decision, each party has the right to initiate a customary buy-sell process where one party would propose a price for the underlying loan in question and the other party would have the option of either buying the loan from, or selling the loan to, the other party at the specified price.

Asset-Specific Financings

At March 31, 2017, we had outstanding seven loan investments financed with three separate counterparties as asset-specific financings. In those instances where we have multiple asset-specific financings with the same lender, the financings are not cross-collateralized. At December 31, 2016, we had outstanding four loan investments financed with two separate counterparties as asset-specific financings. In those instances where we have multiple asset-specific financings with the same lender, the financings are not cross-collateralized. At December 31, 2015, we had outstanding three loan investments financed with a single counterparty as asset-specific financings. At December 31, 2014, we had no such financings.

The following table details statistics for our asset-specific financings at March 31, 2017 (dollars in thousands):

Lender	Count	Commitments	Principal Balance	Undrawn Capacity(1)		Carrying Value	Wtd Avg Credit Spread(2)	Extended Maturity(3)
Deutsche Bank
Collateral Assets	3	$245,115	$147,828	$	N/A	$146,692	L + 6.54%	12/12/2019
Financing Provided	3	156,966	95,630		61,336	94,750	L + 3.50%	12/12/2019
Bank of the Ozarks
Collateral Asset	3	305,000	111,503		N/A	109,990	L + 7.20%	3/24/2020
Financing Provided	3	209,750	76,426		133,324	75,148	L + 4.37%	3/24/2020
BMO Harris
Collateral Assets	1	45,000	45,000		—	44,554	L + 5.25%	4/9/2022
Financing Provided	1	32,500	32,500		—	32,274	L + 2.65%	4/9/2022

Total Collateral Assets	7	$595,115	$304,331	$	N/A	$301,236

Total Financing Provided	7	$399,216	$204,556		$194,660	$202,172

(1)	Undrawn capacity represents the positive difference between the amount of collateral assets approved by the lender and pledged by us and the amount actually drawn against those collateral assets.

(2)	All of these floating rate loans and related liabilities are indexed to LIBOR.

(3)	For each of the Collateral Assets, extended maturity is determined based on the maximum maturity of each of the corresponding loans, assuming all extension options are exercised by the borrower; provided, however, that our loans may be repaid prior to such date.

At December 31, 2016, we had outstanding four loan investments financed with two separate counterparties as asset-specific financings. In those instances where we have multiple asset-specific financings with the same lender, the financings are not cross-collateralized. At December 31, 2015, we had outstanding three loan investments financed with a single counterparty as asset-specific financings. At December 31, 2014, we had no such financings. The following table details statistics for our asset-specific financings at December 31, 2016 (dollars in thousands):

Lender	Count	Commitments	Principal Balance	Undrawn Capacity(1)		Carrying Value	Wtd Avg Credit Spread(2)	Extended Maturity(3)
Deutsche Bank
Collateral Assets	3	$245,115	$141,232	$	N/A	$139,912	L + 6.52%	12/17/2019
Financing Provided	3	156,966	91,526		65,440	90,488	L + 3.50%	12/17/2019
Bank of the Ozarks
Collateral Asset	1	132,000	28,366		N/A	27,203	L + 7.50%	8/23/2021
Financing Provided	1	92,400	19,856		72,544	18,812	L + 4.50%	8/23/2021

Total Collateral Assets	4	$377,115	$169,598	$	N/A	$167,115

Total Financing Provided	4	$249,366	$111,382		$137,984	$109,300

(1)	Undrawn capacity represents the positive difference between the amount of collateral assets approved by the lender and pledged by us and the amount actually drawn against those collateral assets.

(2)	All of these floating rate loans and related liabilities are indexed to LIBOR.

(3)	For each of the Collateral Assets, extended maturity is determined based on the maximum maturity of each of the corresponding loans, assuming all extension options are exercised by the borrower; provided, however, that our loans may be repaid prior to such date.

In connection with the Deutsche Bank and Bank of the Ozarks asset-specific financings, Holdco has provided funding guarantees under which Holdco guarantees the funding obligations of the special purpose lending entity in limited circumstances. In addition, under the Deutsche Bank and Bank of the Ozarks asset-specific financings, Holdco has delivered limited non-recourse carve-out guarantees in favor of the lenders as additional credit support for the financings. These guarantees trigger unlimited recourse to Holdco as a result of certain “bad boy” defaults for actual losses incurred by such party or the entire outstanding obligations of the financing borrower depending on the nature of the “bad boy” default in question.

In connection with the BMO Harris asset-specific financing, Holdco has delivered a payment guarantee in favor of the lender as additional credit support for the financing. The liability of Holdco under this guarantee is generally capped at 25% of the outstanding obligations of the special purpose subsidiary which is the primary obligor under the financing. In addition, Holdco has delivered a non-recourse carveout guarantee, which can trigger unlimited recourse to Holdco as a result of certain “bad boy” defaults for losses incurred by BMO Harris or the entire outstanding obligations of the financing borrower, depending on the nature of the “bad boy” default in question.

Examples of “bad boy” defaults under the Deutsche Bank, Bank of the Ozarks and BMO Harris asset-specific financings include, without limitation, fraud, intentional misrepresentation, willful misconduct, incurrence of additional debt in violation of financing documents, and the filing of a voluntary or collusive involuntary bankruptcy or insolvency proceeding of the special purpose entity subsidiary or the guarantor entity.

The guarantee agreements for each of the asset-specific financings also contain financial covenants covering liquid assets and net worth requirements.

Non-Consolidated Senior Interests

In certain instances, we finance our loans through the non-recourse sale of a senior loan interest that is not included on our balance sheet, and we refer to such senior loan interest as a “non-consolidated senior interest.” These non-consolidated senior interests provide structural leverage for our net investments which are reflected in the form of mezzanine loans or other subordinate interests on our balance sheet. The following table details the subordinate interests retained on our balance sheet based on the total loan we financed with non-consolidated senior interest as of March 31, 2017 (dollars in thousands):

Non-Consolidated Senior Interests	Count	Principal Balance	Carrying Value(1)		Credit Spread(2)	Guarantee	Weighted Average Term to Extended Maturity(3)
Total loans	3	$132,467	$	N/A	L + 4.8%	N/A	October 2019
Senior loans sold	3	96,443		N/A	L + 2.6%	N/A	October 2019
Retained mezzanine loans	3	36,025		35,664	L + 10.8%	N/A	November 2019

(1)	Carrying value is net of deferred financing costs.

(2)	Our loan and the non-consolidated senior interest are indexed to LIBOR.

(3)	Weighted average term to extended maturity assumes all extension options are exercised by the borrowers; provided, however, that our loans may be repaid prior to such date.

Floating Rate Portfolio

Our business model seeks to minimize our exposure to changing interest rates by match-indexing our assets using the same, or similar, benchmark indices, typically one-month USD LIBOR, as well as durations. Accordingly, rising interest rates will generally increase our net income, while declining interest rates will generally decrease our net income. As of March 31, 2017, 93.4% of our loans by unpaid principal balance earned a floating rate of interest and were financed with liabilities that require interest payments based on floating rates, which resulted in approximately $681.9 million of net floating rate exposure that is positively correlated to rising interest rates, subject to the impact of interest rate floors on certain of our floating rate loans. As of March 31, 2017, the remaining 6.6% of our loans, by unpaid principal balance, earned a fixed rate of interest, but are financed with liabilities that require interest payments based on floating rates, which results in a negative correlation to rising interest rates to the extent of our amount of fixed rate financing. Due to the short remaining term to maturity of these fixed rate loans and the small percentage of our loan portfolio represented by these fixed rate loans, we have elected not to employ interest rate derivatives (interest rate swaps, caps, collars or swaptions) to limit our exposure to increases in interest rates on such liabilities, but we may do so in the future.

Our liabilities are generally index-matched to each collateral asset, resulting in a net exposure to movements in benchmark rates that varies based on the relative proportion of floating rate assets and liabilities. The following table details our portfolio’s net floating rate exposure as of March 31, 2017 (dollars in thousands):

Net Exposure
Floating rate assets(1)	$2,546,484
Floating rate debt(1)(2)	(1,864,606)

Net floating rate exposure	$681,878

(1)	Our floating rate loans and related liabilities are indexed to one-month USD LIBOR. Therefore, the net exposure to the benchmark rate is in direct proportion to our assets also indexed to that rate.

(2)	Includes borrowings under secured revolving repurchase facilities, our CLO and asset-specific financings.

Our Results of Operations

Operating Results

The following table sets forth information regarding our consolidated results of operations (dollars in thousands, except per share data):

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
	2017	2016	2016	2015
INTEREST INCOME
Interest Income	$47,941	$33,732	$153,631	$128,647	$1,847
Interest Expense	(17,800)	(12,930)	(61,649)	(47,564)	(1,518)

Net Interest Income	30,141	20,802	91,982	81,083	329
OTHER REVENUE
Other Income	122	15	416	54	—

Total Other Revenue	122	15	416	54	—
OTHER EXPENSES
Professional Fees	729	338	3,260	5,224	7,719
General and Administrative	469	256	2,199	784	764
Servicing Fees	1,136	862	3,625	4,011	22
Management Fees	2,588	1,984	8,816	6,902	61
Collateral Management Fee	131	274	849	1,257	11
Incentive Management Fee	1,581	808	3,687	1,992	—

Total Other Expenses	6,634	4,522	22,436	20,170	8,577
Net Income (Loss) Before Taxes	23,629	16,295	69,962	60,967	(8,248)
Income Taxes	(154)	(46)	5	(1,612)	—

Net Income (Loss)	23,475	16,249	69,967	59,355	(8,248)
Preferred Stock Dividends	—	—	(16)	(15)	—

Net Income (Loss) Attributable to Common Stockholders(1)	23,475	$16,249	$69,951	$59,340	$(8,248)

Basic Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Diluted Earnings per Share	$0.60	$0.56	$2.09	$2.23	$(0.35)
Dividends Declared per Share	$0.54	$— (2)	$1.99	$2.41	$—
OTHER COMPREHENSIVE INCOME
Unrealized Gain (Loss) on CMBS	$1,232	$228	$1,250	$—	$—

Comprehensive Income (Loss)	$24,707	$16,477	$71,217	$59,355	$(8,248)

(1)	Represents net income attributable to holders of our common stock and Class A common stock.

(2)	We declared a dividend associated with the first quarter of 2016 of $0.53 per share. This dividend was declared on April 8, 2016 and paid on April 25, 2016.

The following table presents the average balance of interest-earning assets and related interest-bearing liabilities, associated interest income and expense and financing costs and the corresponding weighted average yields for the three month periods ended March 31, 2017 and 2016 (dollars in thousands):

	Three Months Ended March 31,
	2017			2016
	Average Carrying Value(1)	Interest Income/ Expense	Wtd. Avg. Yield/ Financing Cost(2)	Average Carrying Value(1)	Interest Income/ Expense	Wtd. Avg. Yield/ Financing Cost(2)
Interest-earning assets:
First mortgage loans	$2,510,296	$45,923	7.3%	$2,007,810	$33,226	6.6%
Retained mezzanine loans	52,374	1,328	10.1%	18,925	446	9.4%
CMBS	83,650	683	3.3%	19,087	45	0.9%

Core interest-earning assets	$2,646,320	$47,934	7.2%	$2,045,822	$33,717	6.6%
Cash equivalents	78,244	5	0.0%	59,730	15	0.1%
Accounts receivable from servicer/trustee	25,096	2	0.0%	2,415	—	0.0%

Total interest-earning assets	$2,749,660	$47,941	7.0%	$2,107,967	$33,732	6.4%

Interest-bearing liabilities:
Asset-specific financing	$145,379	1,481	4.1%	$61,366	740	4.8%
Repurchase agreements	1,071,703	10,294	3.8%	390,759	3,094	3.2%
CLO	526,830	5,469	4.2%	938,609	8,970	3.8%
Subscription secured facility(3)	36,667	556	6.1%	40,333	126	1.2%

Total interest-bearing liabilities	$1,780,579	$17,800	4.0%	$1,431,067	$12,930	3.6%

Net interest income		$30,141			$20,802

(1)	Based on unpaid principal balance for loans, amortized cost for securities and principal amount for debt. Calculated as the month-end mathematical average for three months in a fiscal quarter.
(2)	Weighted average yield or financing cost calculated based on annualized interest income or expense divided by average carrying value.
(3)	Weighted average yield for the period ended March 31, 2017 reflects significant borrowings during the period that were repaid prior to March 31, 2017.

Net interest income for the three month period ended March 31, 2017 increased by $9.3 million, or 45%, as compared to the corresponding period in 2016. Interest income increased $14.2 million, or 42%, for the three month period ended March 31, 2017 as compared to the corresponding period in 2016. This increase was due primarily to an increase in the average carrying value of our core interest-earning assets of $600.5 million, or 29%, due to net loan originations during the year, and secondarily to an increase of 0.7%, to 7.2% from 6.6%, in the weighted average yield generated by our core interest-earning assets. Interest income from cash equivalents and other interest-earning assets was not material in either period.

Interest expense increased $4.9 million, or 38%, for the three month period ended March 31, 2017 as compared to the corresponding period of 2016. The increase was due primarily to an increase in the average balance of our interest-bearing liabilities of $349.5 million associated with funding of net loan originations during the period. The increase in interest expense was also due to an increase of 0.4%, to 4.0% from 3.6%, in the average financing cost of these liabilities. Average borrowings outstanding under our secured revolving repurchase facilities increased by $680.9 million, or 174%, driven by net loan origination activity and a decline in average borrowings under our CLO of $411.8 million, or 44%, due to continued repayment of loan investments underlying the Class A notes issued by the CLO. The weighted average financing cost of our CLO reflects an increase of 0.4%, to 4.2% from 3.8%, due to the rapid pace of repayment and the impact of amortizing deferred financing costs associated with the initial issuance of the CLO across a reduced average interest-bearing liability outstanding.

The following table presents the average balance of interest-earning assets and related interest-bearing liabilities, associated interest income and expense and financing costs and the corresponding weighted average yields for the years ended December 31, 2016 and 2015 (dollars in thousands):

	Year Ended December 31,
	2016			2015
	Average Carrying Value(1)	Interest Income/ Expense	Wtd. Avg. Yield/ Financing Cost(2)	Average Carrying Value(1)	Interest Income/ Expense	Wtd. Avg. Yield/ Financing Cost(2)
Interest-earning assets:
First mortgage loans	$2,281,489	$147,990	6.5%	$1,890,839	$126,944	6.7%
Retained mezzanine loans	33,820	3,093	9.1%	24,628	1,703	6.9%
CMBS	44,248	2,548	5.8%	108	—	0.0%

Core interest-earning assets	$2,359,557	$153,631	6.5%	$1,915,575	$128,647	6.7%
Cash equivalents	58,900	22	0.0%	60,907	10	0.0%
Accounts receivable from servicer/trustee	35,794	14	0.0%	38,898	6	0.0%

Total interest-earning assets	$2,454,251	153,667	6.3%	$2,015,380	128,663	6.4%

Interest-bearing liabilities:
Asset-specific financing	$76,881	$4,633	6.0%	$23,078	$963	4.2%
Repurchase agreements	695,995	22,698	3.3%	108,787	3,549	3.3%
CLO	820,007	32,102	3.9%	1,236,771	43,052	3.5%
Subscription secured facility(3)	46,017	2,216	4.8%	—	—	0.0%

Total interest-bearing liabilities	$1,638,900	$61,649	3.8%	$1,368,636	$47,564	3.5%

Net interest income		$92,018			$81,099

(1)	Based on unpaid principal balance for loans, amortized cost for securities and principal amount for debt. Calculated as the month-end mathematical average for 12 months in a fiscal year.
(2)	Weighted average yield or financing cost calculated based on annualized interest income or expense divided by average carrying value.
(3)	Subscription secured facility closed in January 2016.

Net interest income for the year ended December 31, 2016 increased by $10.9 million, or 13%, as compared to the corresponding period in 2015. Interest income increased $25.0 million, or 19%, for the year ended December 31, 2016 as compared to the corresponding period in 2015. This increase was due primarily to an increase in the average carrying value of our core interest-earning assets of $444.0 million, or 23%, due to net loan originations during the year moderated very slightly by a decrease of 0.2%, to 6.5% from 6.7%, in the weighted average yield generated by our core interest-earning assets. Interest income from cash equivalents and other interest-earning assets was not material in either year.

Interest expense increased $14.1 million, or 30%, for the year ended December 31, 2016 as compared to the corresponding period in 2015. The increase was due primarily to an increase in the average balance of our interest-bearing liabilities of $270.3 million associated with net loan originations during the year. The increase in interest expense was also due to an increase of 0.3%, to 3.8% from 3.5%, in the average financing cost of these liabilities for the year ended December 31, 2016 as compared to the corresponding period in 2015. Average borrowings under our secured revolving repurchase facilities increased by $587.2 million, or 540%, driven by net loan origination activity and a decline in average borrowings under our CLO of $416.8 million, or 34%, due to continued repayment of loan investments underlying the Class A notes issued by the CLO. The weighted average financing cost of our CLO reflects an increase of 0.4%, to 3.9% from 3.4%, due to the rapid pace of repayment and the impact of amortizing deferred financing costs associated with the initial issuance of the CLO across a reduced average interest-bearing liability outstanding.

Additionally, for a discussion of how interest rate fluctuations impact our net interest income, please see “—Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk” below.

Comparison of the Three Months Ended March 31, 2017 and 2016

Net Interest Income

Net interest income increased $9.3 million during the three months ended March 31, 2017 compared to the three months ended March 31, 2016. The increase was due primarily to the growth in our loan portfolios and the receipt of approximately $4.6 million of exit fees and minimum multiple payments related to the loan repayment. The increase in interest income was partially offset by an increase in interest expense due to increased borrowings to fund portfolio growth.

Other Revenue

Other revenue is comprised of net gain/loss on the sale of certain loans and interest income earned on certain cash collection accounts. Other revenue increased by $0.1 million during the three months ended March 31, 2017 compared to the three months ended March 31, 2016.

Other Expenses

Other expenses are comprised of professional fees, general and administrative expenses, servicing fees, management fees payable to our Manager, collateral management fees and depreciation and amortization. Due primarily to public company operating expenses and increased fees payable to our Manager as a result of this offering and the calculation of such fees in our new Management Agreement, we expect these expenses to increase following the completion of this offering. We expect our general and administrative expenses to increase following this offering on account of investor relations, SEC reporting costs, increased accounting fees, NYSE registration costs, regulatory compliance, and other items required of a public company. Other expenses increased by $2.1 million during the three months ended March 31, 2017 compared to the three months ended March 31, 2016 primarily due to: (i) an increase of $0.4 million in professional fees due primarily to costs incurred in connection with this offering; (ii) an increase of $0.2 million in general and administrative expenses due to growth in our size and operations; (iii) an increase of $0.3 million in servicing fees due to growth in our loan portfolio; and (iv) an increase of $0.6 million in base management fee payable to our Manager, reflecting an increased equity base on which management fees are calculated. These increases were partially offset by a decrease of $0.1 million in collateral management fees due to a decline in the CLO’s asset base as a result of underlying loan repayments.

Incentive Compensation

The incentive compensation earned by our Manager increased by $0.8 million during the three months ended March 31, 2017 compared to the three months ended March 31, 2016, primarily as a result of an increase in the amount by which Core Earnings exceeded the performance hurdle.

Dividends Declared Per Share

During the three months ended March 31, 2017, we declared dividends of $0.54 per share, or $21.3 million. We did not declare any dividends during the three months ended March 31, 2016. However, we declared a dividend associated with the first quarter of 2016 of $0.53 per share. This dividend was declared on April 8, 2016 and paid on April 25, 2016.

Unrealized Gain on CMBS

During the three months ended March 31, 2017 and 2016, we recognized $1.2 million and $0.2 million, respectively, of net unrealized gains on our CMBS holdings due to favorable changes in interest rates and credit spreads that occurred since the investments were acquired.

Comparison of the Years Ended December 31, 2016 and 2015

Net Interest Income

Net interest income increased $10.9 million during the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was due primarily to interest income arising from the growth in our loan portfolio of $542.8 million, net. The weighted average credit spread of our loan portfolio declined year-over-year to 5.1% from 5.9% due to the repayment of older vintage loans. The interest income increase was partially offset by additional interest expense incurred on our secured debt agreements due primarily to an increase of $296.6 million in borrowings at year-end, offset by a year-over-year decline in the weighted average credit spread of our borrowings to 2.6% from 2.7%.

Other Revenue

Other revenue is comprised of net gain/loss on the sale of certain loans and interest income earned on certain cash collection accounts. Other revenue increased by $0.4 million during the year ended December 31, 2016 compared to the year ended December 31, 2015.

Other Expenses

Other expenses increased by $2.3 million during the year ended December 31, 2016 compared to the year ended December 31, 2015 primarily due to: (i) an increase of $1.9 million in management fees payable to our Manager, reflecting an increased equity basis on which management fees are calculated due to the issuance of $250 million of stock during the year ended December 31, 2016; and (ii) an increase of $1.4 million of general and administrative expenses due to growth in our size and operations. These increases were partially offset by: (i) a decrease of $2.0 million in professional fees due to the diminished impact of costs related to our Formation Transaction; (ii) a decrease of $0.4 million in loan servicing and asset management fees due to cost savings in a new contract with our dedicated servicing and asset management provider; and (iii) a decrease of $0.4 million in collateral management fees due to a $600.6 million decline in the CLO’s asset base as a result of underlying loan repayments. The incentive compensation earned by our Manager increased by $1.7 million during the year ended December 31, 2016 compared to the year ended December 31, 2015, primarily as a result of an increase in the amount by which Core Earnings exceeded the performance hurdle.

Dividends Declared Per Share

During the year ended December 31, 2016, we declared dividends of $1.99 per share, or $66.9 million. During 2015, we declared dividends of $2.41 per share, or $64.2 million. The per share decrease was due to the dilution resulting from the issuance of 4,061,738 shares in April 2016 as a result of $100 million in capital called, and 6,072,874 shares in October 2016 as a result of $150 million in capital called.

Unrealized Gain on CMBS

During the year ended December 31, 2016, we recognized $1.3 million of net gains on our holdings of CMBS due to favorable changes in interest rates and credit spreads that occurred since the investments were acquired. No such gains or losses were recognized during the year ended December 31, 2015 as one CMBS investment was acquired at the end of 2015.

Comparison of the Year Ended December 31, 2015 and the Period from December 18, 2014 (inception) to December 31, 2014

Net Interest Income

Net interest income increased $80.8 million during the year ended December 31, 2015 compared to the Stub Period. The increase was due primarily to a full year of operations in 2015 in comparison to three days of operations in 2014. Our loan portfolio increased by $152.7 million, net. The weighted average credit spread of our loan portfolio declined year-over-year to 5.9% from 6.7% due to the repayment of older vintage loans. Interest expense increased by $46.0 million due to a full year of operations in 2015. Our borrowings increased by $23.2 million, net, comprised of reductions in our CLO borrowings of $353.7 million offset by increased borrowings from newly-established asset-specific financings of $59.0 million and secured revolving repurchase facilities of $318.0 million. Our weighted average credit spread on our borrowings declined to 2.71% from 2.75%.

Other Revenue

Other revenue is comprised of net gain/loss on the sale of certain loans and interest income earned on certain cash collection accounts. Other revenue increased by $0.1 million during the year ended December 31, 2015 compared to the Stub Period.

Other Expenses

Other expenses increased by $9.6 million during the year ended December 31, 2015 compared to the Stub Period due primarily to a full year of operations. Contributing factors included: (i) an increase of $6.8 million in management fees payable to our Manager, reflecting an increased equity basis on which management fees were calculated due to the issuance of $132.7 million of stock during the year ended December 31, 2015; and (ii) a decrease of $2.5 million in professional fees due to the diminished impact in 2015 of costs related to our Formation Transaction.

Incentive Compensation

The incentive compensation earned by our Manager increased by $2.0 million during the year ended December 31, 2015 compared to the Stub Period due primarily to a full year of operations.

Dividends Declared Per Share

During the year ended December 31, 2015, we declared dividends of $2.41 per share, or $64.2 million. For the Stub Period, we declared no dividends.

Comparability

We believe comparisons of our financial condition and results of operations for the Stub Period are of limited utility due to the Stub Period’s brevity and our limited operating activity during the Stub Period.

Liquidity and Capital Resources

Capitalization

We have capitalized our business to date through, among other things, the issuance and sale of shares of our stock and borrowings under secured debt agreements. As of March 31, 2017, we had 39,227,553 shares of our stock outstanding (which includes common stock and Class A common stock), representing $974.1 million of stockholders’ equity and $1.9 billion of outstanding borrowings under secured debt agreements. As of March 31, 2017, our secured debt agreements consisted of secured revolving repurchase facilities for loan investments with an outstanding balance of $1.1 billion and secured CMBS repurchase facilities for CMBS investments with an outstanding balance of $63.2 million, $204.6 million of asset-specific financings and $525.7 million of CLO borrowings. We also finance our operations through the sale of non-consolidated senior interests, and may in the future utilize the sale of loan participations. As of March 31, 2017, we had $96.4 million of non-consolidated senior interests.

Series A Cumulative Non-Voting Preferred Stock

In January 2015, in order to satisfy the 100-holder REIT requirement under the Internal Revenue Code, we issued 125 shares of 12.5% Series A cumulative non-voting preferred stock, with a liquidation preference of $1,000 per share.

Debt-to-Equity Ratio and Total Leverage Ratio

The following table presents our debt-to-equity ratio and total leverage ratio:

	March 31,	December 31,
	2017	2016	2015	2014
Debt-to-equity ratio(1)	1.83x	1.62x	1.78x	2.29x
Total leverage ratio(2)	1.97x	1.67x	1.84x	2.29x

(1)	Represents (i) total outstanding borrowings under secured debt agreements, less cash, to (ii) total stockholders’ equity, in each case at period end.

(2)	Represents (i) total outstanding borrowings under secured debt agreements plus non-consolidated senior interests (if any), less cash, to (ii) total stockholders’ equity, in each case at period end.

Sources of Liquidity

Prior to this offering, our primary sources of liquidity have included cash and cash equivalents, available borrowings under our secured revolving repurchase facilities, and undrawn availability under our revolving credit facility secured by pledges of the $223.9 million of uncalled, irrevocable capital commitments of certain of our private institutional stockholders. Immediately prior to the completion of this offering, we intend to cancel these uncalled, irrevocable capital commitments and repay in full the borrowings, if any, under the revolving credit facility with available cash and terminate such facility. The following table sets forth, at March 31, 2017 and at December 31, 2016, 2015 and 2014, our sources of available liquidity (dollars in thousands):

	March 31,	December 31,
	2017	2016	2015	2014
Cash and cash equivalents	$82,282	$103,126	$104,936	$11,664
Secured revolving repurchase facilities (undrawn capacity)	3,331	1,044	11,510	—
CLO financing (additional note purchase obligation)	31,592	39,193	138,761	291,096
Asset-specific financing	194,660	137,984	98,028	—
Revolving credit facility-capital commitments	109,142	109,142	—	—

	$421,007	$390,489	$353,235	$302,760

Over time, in addition to these types of financings, we may use other forms of leverage, including secured and unsecured warehouse facilities, structured financing, derivative instruments and public and private secured and unsecured debt issuances by us or our subsidiaries. Our existing loan portfolio generates liquidity for reinvestment as loans are repaid or sold, in whole or in part.

Liquidity Needs

In addition to our ongoing loan activity, our primary liquidity needs include interest and principal payments under our $1.9 billion of outstanding borrowings under secured debt agreements, including our CLO, our loan commitments, dividend distributions to our stockholders and operating expenses.

Contractual Obligations and Commitments

Our contractual obligations and commitments as of March 31, 2017 were as follows (dollars in thousands):

	Total Obligation	Payment Timing
		Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Unfunded Loan Commitments(1)	$577,521	$59,712	$517,809	$—	—
Secured Debt Agreement—Principal(2)	1,864,606	280,402	962,824	63,177	558,203
Secured Debt Agreements—Interest(2)	175,026	51,679	60,273	36,846	26,227

Total(3)	$2,617,153	$391,793	$1,540,906	$100,023	$584,430

(1)	The allocation of our loan commitments is based on the earlier of the commitment expiration date and the loan maturity date.

(2)	The allocation of our secured debt agreements is based on the current maturity date of each individual borrowing under the respective agreement. Amounts include the related future interest payment obligations, which are estimated by assuming the amounts outstanding under our secured debt agreements and the interest rates in effect as of March 31, 2017 will remain constant into the future. This is only an estimate, as actual amounts borrowed and rates will vary over time. Our floating rate loans and related liabilities are indexed to LIBOR.

(3)	Total excludes the $135.5 million of non-consolidated senior interests sold, as the satisfaction of these interests is not expected to require a cash outlay from us.

Our contractual obligations and commitments as of December 31, 2016 were as follows (dollars in thousands):

		Payment Timing
	Total Obligation	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Unfunded Loan Commitments(1)	$574,642	$58,273	$474,869	$41,500	—
Secured Debt Agreement—Principal(2)	1,676,231	277,695	709,397	19,856	669,283
Secured Debt Agreements—Interest(2)	173,722	47,294	56,578	38,105	31,745

Total(3)	$2,424,595	$383,262	$1,240,844	$99,461	$701,028

(1)	The allocation of our loan commitments is based on the earlier of the commitment expiration date and the loan maturity date.

(2)	The allocation of our secured debt agreements is based on the current maturity date of each individual borrowing under the respective agreement. Amounts include the related future interest payment obligations, which are estimated by assuming the amounts outstanding under our secured debt agreements and the interest rates in effect as of December 31, 2016 will remain constant into the future. This is only an estimate, as actual amounts borrowed and rates will vary over time. Our floating rate loans and related liabilities are indexed to LIBOR.

(3)	Total excludes the $44.0 million of non-consolidated senior interests sold, as the satisfaction of these interests is not expected to require a cash outlay from us.

With respect to our debt obligations that are contractually obligated to be paid in the next few years, we plan to employ several strategies to meet these obligations, including: (i) applying repayments from underlying loans to satisfy the debt obligations which they secure; (ii) negotiating extensions of term with our providers of credit; (iii) periodically accessing the capital markets to raise cash to fund new investments; (iv) exploring the issuance of a structured finance vehicle, such as a CLO, as a method of financing; and/or (v) selling loan assets to generate cash to repay our debt obligations.

We are required to pay our Manager, in cash, a base management fee, incentive compensation, a collateral management fee in respect of the CLO and reimbursements for certain expenses pursuant to our pre-IPO Management Agreement and our collateral management agreement, as the case may be. Our pre-IPO Management Agreement will terminate, without payment of a termination fee to our Manager, upon the completion of this offering, and we will enter into our Management Agreement. The table above does not include the amounts payable to our Manager under our Management Agreement as they are not fixed and determinable.

Pursuant to an arrangement we have with our Manager, we have been entitled to reduce the base management fee payable to our Manager under our pre-IPO Management Agreement by an amount equal to the collateral management fee our Manager is entitled to receive for acting as the collateral manager for the CLO. Upon the completion of this offering, our Manager will be entitled to earn a collateral management fee without any reduction or offset right to the base management fee payable to our Manager under our Management Agreement.

As a REIT, we generally must distribute substantially all of our REIT taxable income to stockholders in the form of dividends to comply with the REIT provisions of the Internal Revenue Code. Our REIT taxable income does not necessarily equal our net income as calculated in accordance with GAAP or our Core Earnings as described above.

Cash Flows

The following table provides a breakdown of the net change in our cash and cash equivalents for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016 and 2015 and the period from December 18, 2014 (inception) to December 31, 2014 (dollars in thousands):

	Three Months Ended March 31,		Year Ended December 31,		Period from December 18, 2014 (inception) to December 31, 2014
	2017	2016	2016	2015
Cash flows provided by operating activities	$24,981	$18,318	$85,734	$98,609	$(2,779)
Cash flows (used in) provided by investing activities	(196,795)	(165,434)	(544,725)	(115,788)	(582,199)
Cash flows provided by (used in) financing activities	150,970	66,597	457,181	110,451	596,642

Net (decrease) increase in cash and cash equivalents	$(20,844)	$(80,519)	$(1,810)	$93,272	$11,664

We experienced a net decrease in cash of $20.8 million for the three months ended March 31, 2017, compared to a net decrease of $80.5 million for the three months ended March 31, 2016. During the three months ended March 31, 2017, cash flows provided by operating activities totaled $25.0 million related primarily to net interest income. During the three months ended March 31, 2017, cash flows used in investing activities totaled

$196.8 million. During the three months ended March 31, 2017, cash flows provided by financing activities totaled $151.0 million. We used the combined proceeds of our net financing proceeds and cash provided by repayment and sales of debt investments to directly originate $244.7 million of new loans and acquire $38.3 million in principal amount of CMBS.

We experienced a net decrease in cash of $1.8 million for the year ended December 31, 2016, compared to a net increase of $93.3 million for the year ended December 31, 2015. During 2016, cash flows provided by operating activities totaled $85.7 million related to net earnings of $70.0 million attributable largely to net interest margin and $13.4 million in collections of capitalized accrued interest. During 2016, cash flows used in investing activities totaled $544.7 million, including cash received of $637.3 million of proceeds from loan principal repayments, $143.8 million from loan sales, and $1.2 million of proceeds from principal repayments from CMBS investments. During 2016, cash flows provided by financing activities totaled $457.2 million, including net borrowings under secured debt agreements of $287.7 million and $250.0 million of net proceeds from issuances of shares of our stock. We used the combined proceeds of our net financing proceeds, equity raised, and cash provided by repayment and sales of debt investments to directly originate $609.0 million, and acquire $339.1 million, of new loans and acquire $59.5 million in principal amount of CMBS.

Income Taxes

We have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2014. We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws.

Our qualification as a REIT also depends on our ability to meet various other requirements imposed by the Internal Revenue Code, which relate to organizational structure, diversity of stock ownership and certain restrictions with regard to the nature of our assets and the sources of our income. Even if we qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets. If we fail to maintain our qualification as a REIT for any taxable year, we may be subject to material penalties as well as federal, state and local income tax on our taxable income at regular corporate rates and we would not be able to qualify as a REIT for the subsequent four full taxable years. As of March 31, 2017 and December 31, 2016 and 2015, we were in compliance with all REIT requirements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our Manager to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The following is a summary of our significant accounting policies that we believe are the most affected by our Manager’s judgments, estimates and assumptions.

Revenue Recognition

Interest income from our loan portfolio is recognized over the life of each investment using the effective interest method and is recorded on the accrual basis. Recognition of fees, premiums and discounts associated with these investments is deferred until the loan is advanced and is then recorded over the term of the loan as an adjustment to yield. Income accrual is generally suspended for loans at the earlier of the date at which payments become 90 days past due and when, in the opinion of our Manager, recovery of income and principal becomes doubtful. Income is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. In addition, for loans we originate, the related origination expenses are similarly deferred and amortized over the life of the loan; however, expenses related to loans acquired are included in general and administrative expenses as incurred.

Loans Receivable and Provision for Loan Losses

We originate, acquire and manage commercial mortgage loans and other commercial real estate-related debt instruments for our balance sheet, generally to be held as long-term investments at amortized cost. Our Manager evaluates each of these loans and other investments for possible impairment on a quarterly basis. Impairment is indicated when it is deemed probable that we will not be able to collect all amounts due to us pursuant to the contractual terms of the loan. If a loan is determined to be impaired, we write down the loan through a charge to the provision for loan losses. Impairment of these loans, which are collateral dependent, is measured by comparing the estimated fair value of the underlying collateral, less costs to sell, to the book value of the respective loan. These valuations require significant judgments by our Manager, which include assumptions regarding the overall economic environment, real estate sector, and geographic sub-market in which the borrower operates. Our Manager utilizes various data sources, including (i) periodic financial data such as property occupancy, creditworthiness of major tenants, rental rates, operating expenses, the borrower’s exit plan, and property capitalization and discount rates, (ii) site inspections, (iii) sales and financing comparables, (iv) availability of financing and the current credit spreads for the same, and (v) other factors deemed necessary by our Manager. Actual losses, if any, could ultimately differ from these estimates.

Additionally, as part of our Manager’s quarterly review of our loans and other investments for possible impairment, our Manager evaluates the risk of each loan and assigns a risk rating based on a variety of factors, grouped as follows to include (without limitation): (i) loan and credit structure, including LTV and structural features; (ii) quality and stability of real estate value and operating cash flow, including debt yield, property type, dynamics of the geographic, property-type and local market, physical condition, stability of cash flow, leasing velocity and quality and diversity of tenancy; (iii) performance against underwritten business plan; and (iv) quality, experience and financial condition of sponsor, borrower and guarantor(s). Based on a 5-point scale, our loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1-	Outperform—Exceeds performance metrics (for example, technical milestones, occupancy, rents, net operating income) included in original or current credit underwriting and business plan

2-	Meets or Exceeds Expectations—Collateral performance meets or exceeds substantially all performance metrics included in original or current underwriting / business plan

3-	Satisfactory—Collateral performance meets or is on track to meet underwriting; business plan is met or can reasonably be achieved

4-	Underperformance—Collateral performance falls short of original underwriting, and material differences exist from business plan; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement

5-	Risk of Impairment/Default—Collateral performance is significantly worse than underwriting; major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable

Our determination of asset-specific loan loss reserves relies on material estimates regarding the fair value of any loan collateral. The estimation of ultimate loan losses, provision expenses and loss reserves is a complex and subjective process. As such, there can be no assurance that our judgment will prove to be correct and that reserves will be adequate over time to protect against losses inherent in our portfolio at any given time. Such losses could be caused by various factors, including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. If our reserves for loan losses prove inadequate, we may suffer losses, which could have a material adverse effect on us.

CMBS and Other Investment Securities, Valuation and Impairment

CMBS and other investment securities, if any, are classified and accounted for as either held-to-maturity or available-for-sale based on management’s intent at the time of acquisition. Management is required to reassess the appropriateness of such classifications at each reporting date. We classify debt securities as held-to maturity when management has the positive intent and ability to hold such securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. CMBS are designated as available-for-sale when they are to be held for indefinite periods of time as management intends to use such securities to implement asset/liability strategies or to sell them in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management. Available-for-sale securities are reported at fair value, with unrealized gains and losses, net of income taxes, excluded from earnings and reported in a separate component of stockholders’ equity. Estimated fair values for investment securities are based on market prices from active market dealers and brokers. Realized gains and losses are computed using the specific identification method and are included in non-interest income. Premiums are amortized and discounts are accreted using the interest method over the contractual lives of investment securities. All of our CMBS were classified as available-for-sale at March 31, 2017, December 31, 2016 and December 31, 2015. Transfers of securities between categories are recorded at fair value at the date of the transfer, with the accounting treatment of unrealized gains or losses determined by the category into which the security is transferred.

Management evaluates each investment security to determine if a decline in fair value below its amortized cost is an OTTI at least quarterly, and more frequently when economic or market concerns warrant an evaluation. Factors considered in determining whether an OTTI was incurred include: (i) the length of time and the extent to which the fair value has been less than amortized cost; (ii) the financial condition and near-term prospects of the issuer; (iii) whether a decline in fair value is attributable to adverse conditions specifically related to the security or specific conditions in an industry or geographic area; (iv) the credit-worthiness of the issuer of the security; (v) whether dividend or interest payments have been reduced or have not been made; (vi) an adverse change in the remaining expected cash flows from the security such that we will not recover the amortized cost of the security; (vii) whether management intends to sell the security; and (viii) if it is more likely than not that management will be required to sell the security before recovery. If a decline is judged to be an OTTI, the individual security is written-down to fair value with the credit related component of the write-down included in earnings and the non-credit related component included in other comprehensive income or loss. The assessment of whether an OTTI exists involves a high degree of subjectivity and judgment and is based on information available to management at a point in time.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Generally, our business model is such that rising interest rates will generally increase our net income, while declining interest rates will generally decrease our net income. As of March 31, 2017, 93.4% of our loans by unpaid principal balance earned a floating rate of interest and were financed with liabilities that require interest payments based on floating rates, which resulted in an amount of net equity that is positively correlated to rising interest rates. As of March 31, 2017, the remaining 6.6% of our loans by unpaid principal balance earned a fixed rate of interest, but were financed with liabilities that require interest payments based on floating rates, which resulted in a negative correlation to rising interest rates to the extent of our amount of fixed rate financing.

The following table illustrates the impact on our interest income and interest expense for the twelve-month period following March 31, 2017, assuming an immediate increase or decrease of both 25 and 50 basis points in the applicable interest rate benchmark (dollars in thousands):

Assets (Liabilities) Subject to Interest Rate Sensitivity(1)		25 Basis Point Increase	25 Basis Point Decrease	50 Basis Point Increase	50 Basis Point Decrease
$ 2,546,484	Interest income	$6,396	$(6,312)	$12,798	$(12,475)
(1,864,606)(2)	Interest expense	(4,669)	4,669	(9,338)	9,338

$ 681,878	Total	$1,727	$(1,643)	$3,460	$(3,137)

(1)	Our floating rate loans and related liabilities are indexed to LIBOR.

(2)	Includes borrowings under secured revolving repurchase facilities, the CLO, asset-specific financings and non-consolidated senior interests.

Credit Risk

Our loans and other investments are also subject to credit risk. The performance and value of our loans and other investments depend upon the sponsors’ ability to operate the properties that serve as our collateral so that they produce cash flows adequate to pay interest and principal due to us. To monitor this risk, the asset management team reviews our portfolio and maintains regular contact with borrowers, co-lenders and local market experts to monitor the performance of the underlying collateral, anticipate borrower, property and market issues and, to the extent necessary or appropriate, enforce our rights as the lender.

In addition, we are exposed to the risks generally associated with the commercial real estate market, including variances in occupancy rates, capitalization rates, absorption rates and other macroeconomic factors beyond our control. We seek to manage these risks through our underwriting and asset management processes.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on certain investments to be less than expected. As we receive prepayments of principal on our assets, any premiums paid on such assets are amortized against interest income. In general, an increase in prepayment rates accelerates the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates accelerates the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Extension Risk

Our Manager computes the projected weighted average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the mortgages or extend. If prepayment rates decrease in a rising interest rate environment or extension options are exercised, the life of the fixed-rate assets could extend beyond the term of the secured debt agreements. This could have a negative impact on our results of operations. In some situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Capital Market Risks

We are exposed to risks related to the equity capital markets and our related ability to raise capital through the issuance of our stock or other equity instruments. We are also exposed to risks related to the debt capital markets and our related ability to finance our business through borrowings under secured revolving repurchase facilities or other debt instruments or facilities. As a REIT, we are required to distribute a significant portion of our taxable income annually, which constrains our ability to accumulate operating cash flow and therefore requires us to utilize debt or equity capital to finance our business. We seek to mitigate these risks by monitoring the debt and equity capital markets to inform our decisions on the amount, timing and terms of capital we raise.

Counterparty Risk

The nature of our business requires us to hold our cash and cash equivalents and obtain financing from various financial institutions. This exposes us to the risk that these financial institutions may not fulfill their obligations to us under these various contractual arrangements. We mitigate this exposure by depositing our cash and cash equivalents and entering into financing agreements with high credit-quality institutions.

The nature of our loans and other investments also exposes us to the risk that our counterparties do not make required interest and principal payments on scheduled due dates. We seek to manage this risk through a comprehensive credit analysis prior to making an investment and rigorous monitoring of the underlying collateral.

Currency Risk

We may in the future hold assets denominated in foreign currencies, which would expose us to foreign currency risk. As a result, a change in foreign currency exchange rates may have an adverse impact on the valuation of our assets, as well as our income and distributions. Any such changes in foreign currency exchange rates may impact the measurement of such assets or income for the purposes of our REIT tests and may affect the amounts available for payment of dividends on our common stock.

We intend to hedge any currency exposures in a prudent manner. However, our currency hedging strategies may not eliminate all of our currency risk due to, among other things, uncertainties in the timing and/or amount of payments received on the related investments and/or unequal, inaccurate or unavailability of hedges to perfectly offset changes in future exchange rates. Additionally, we may be required under certain circumstances to collateralize our currency hedges for the benefit of the hedge counterparty, which could adversely affect our liquidity.

We may hedge foreign currency exposure on certain investments in the future by entering into a series of forwards to fix the U.S. dollar amount of foreign currency denominated cash flows (interest income, rental income and principal payments) we expect to receive from any foreign currency denominated investments. Accordingly, the notional values and expiration dates of our foreign currency hedges would approximate the amounts and timing of future payments we expect to receive on the related investments.

Change in Accountants

Previous Independent Auditor

On September 21, 2016, a committee of our board of directors dismissed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor.

The report of PwC on our consolidated financial statements for the year ended December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. PwC did not audit our consolidated financial statements for any period subsequent to December 31, 2015.

During the year ended December 31, 2015 and the subsequent interim period through September 21, 2016, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on our financial statements for such year.

We have requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 25, 2017, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

New Independent Registered Public Accounting Firm

On January 23, 2017, Deloitte & Touche LLP was engaged as our independent registered public accounting firm. During the year ended December 31, 2016 and the subsequent interim period preceding the engagement of Deloitte & Touche LLP, we did not consult with Deloitte & Touche LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on our financial statements, and Deloitte & Touche LLP did not provide any written report or oral advice that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

BUSINESS

Our Company

We are a commercial real estate finance company sponsored by TPG. We directly originate, acquire and manage commercial mortgage loans and other commercial real estate-related debt instruments for our balance sheet. Our objective is to provide attractive risk-adjusted returns to our stockholders over time through cash distributions and capital appreciation. To meet our objective, we focus primarily on directly originating and selectively acquiring floating rate first mortgage loans that are secured by high quality commercial real estate properties undergoing some form of transition and value creation, such as retenanting, refurbishment or other form of repositioning. The collateral underlying our loans is located in primary and select secondary markets in the U.S. that we believe have attractive economic conditions and commercial real estate fundamentals. Borrowers seek transitional loans for the purpose of maximizing property value through retenanting, refurbishment or otherwise repositioning the asset to increase long-term operating cash flow, in many cases prior to refinancing the asset with longer term, typically fixed rate, financing upon asset stabilization.

As of March 31, 2017, our portfolio consisted of 54 first mortgage loans (or interests therein) with an aggregate unpaid principal balance of $2.6 billion and four mezzanine loans with an aggregate unpaid principal balance of $58.5 million, and collectively having a weighted average credit spread of 5.2%, a weighted average all-in yield of 6.6%, a weighted average term to extended maturity (assuming all extension options have been exercised by borrowers) of 3.0 years and a weighted average LTV of 58.2%. As of March 31, 2017, 97.2% of the loan commitments in our portfolio consisted of floating rate loans, and 97.6% of the loan commitments in our portfolio consisted of first mortgage loans (or interests therein). We also had $577.5 million of unfunded loan commitments as of March 31, 2017, our funding of which is subject to satisfaction of borrower milestones. In addition, as of March 31, 2017, we held six CMBS investments, with an aggregate face amount of $97.9 million and a weighted average yield to final maturity of 4.4%.

We believe that favorable market conditions have provided attractive opportunities for non-bank lenders such as us to finance commercial real estate properties that exhibit strong fundamentals but require more customized financing structures and loan products than regulated financial institutions can provide in today’s market. We intend to continue our track record of capitalizing on these opportunities and growing the size of our portfolio.

We believe our relationship with our Manager, TPG RE Finance Trust Management, L.P., an affiliate of TPG, and its access to the full TPG platform, including TPG Real Estate, TPG’s real estate investment platform, will allow us to achieve our objective. TPG is a leading global private investment firm that has discrete investment platforms focused on a wide range of alternative investment products, including real estate. Founded in 1992, TPG had assets under management of over $72 billion as of December 31, 2016. TPG Real Estate and the other TPG platforms provide us with a breadth of resources, relationships and expertise.

We were incorporated in October 2014 and commenced operations in December 2014 with $713.5 million of equity commitments from seven third-party investors and $53.7 million from TPG affiliates. In December 2014, we acquired a controlling interest in an initial portfolio of commercial real estate loans representing $1.9 billion of unpaid principal balance and an additional $635.9 million of undrawn loan commitments. We funded the purchase with proceeds from an initial share issuance to our initial investors and match-indexed seller financing structured as a non-recourse CLO. We refer to these transactions collectively as our “Formation Transaction.”

From our inception through March 31, 2017, we have:

•	Assembled a highly experienced team with substantial commercial real estate, credit underwriting, lending, asset management and public company management experience, with deep market knowledge and relationships to execute on our investment strategy;

•	Directly originated 32 loans consistent with our investment strategy with total loan commitments of $2.2 billion and acquired six loans with total loan commitments of $433.1 million, in each case subsequent to the Formation Transaction;

•	Raised an additional $433.3 million of equity commitments from new and existing institutional investors, including TPG affiliates;

•	Grown and diversified our funding sources by arranging secured revolving repurchase facilities with six counterparties that have a weighted average term to maturity (assuming we have exercised all extension options and term out provisions) of 3.6 years with aggregate commitments of $1.9 billion, each as of March 31, 2017, and established a capital markets team to arrange financing for our loans and other investments;

•	Realized $1.7 billion of principal repayments comprised of $1.5 billion related to 39 loans acquired in connection with the Formation Transaction and $182.1 million relating to our other loans; and

•	Paid quarterly cash dividends to our stockholders every full calendar quarter since the first quarter of 2015.

We operate our business as one segment which directly originates and acquires commercial mortgage loans and other commercial real estate-related debt instruments. We have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2014. We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and we believe that our current organization and intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. We operate our business in a manner that permits us to maintain an exclusion or exemption from registration under the Investment Company Act.

Our Relationship with our Manager, TPG Real Estate and TPG

Since our inception, we have been managed by TPG RE Finance Trust Management, L.P., an affiliate of TPG. Our Manager is an SEC-registered investment adviser and is led by Greta Guggenheim, our chief executive officer and president and the chair of our Manager’s investment committee, who has more than 30 years of experience in commercial real estate lending. Ms. Guggenheim was co-founder and chief investment officer of Ladder Capital Corp (NYSE: LADR), a prominent publicly-traded commercial real estate debt finance company, where she: created Ladder’s investment infrastructure; sourced and oversaw originations; developed credit underwriting and investment approval processes; and negotiated funding arrangements. Under the leadership of Ms. Guggenheim and other members of Ladder’s senior management team, Ladder originated approximately $21.8 billion of commercial real estate loans and other debt investments during Ms. Guggenheim’s tenure. Additionally, our Manager’s senior management team includes: (1) Robert Foley, our chief financial and risk officer and a member of our Manager’s investment committee, who has more than 30 years of experience in commercial real estate debt financing through his tenures as a co-founder, chief financial officer and chief operating officer at Gramercy Capital Corp. (NYSE: GPT) and senior commercial real estate lending roles at Goldman Sachs & Co. LLC and Bankers Trust Company (acquired by Deutsche Bank); (2) Peter Smith, our vice president, our Manager’s head of originations and a member of our Manager’s investment committee, who has more than 25 years of experience in commercial real estate debt financing and, prior to joining TPG, was a managing director at Ladder; and (3) Deborah Ginsberg, our vice president and secretary, our Manager’s legal chief of staff and a member of our Manager’s investment committee, who has 15 years of commercial real estate debt financing and legal experience and, prior to joining TPG, was a principal with Blackstone Real Estate Debt Strategies, an affiliate of The Blackstone Group L.P. focused on real estate debt investments.

TPG Real Estate is TPG’s real estate platform, which includes both TPG Real Estate Partners, TPG’s real estate equity investment platform, and us, currently TPG’s dedicated real estate debt investment platform. Collectively, TPG Real Estate currently manages more than $7 billion in assets. TPG Real Estate’s teams work across TPG’s New York, San Francisco and London offices and have 18 and 27 employees, respectively, between TPG’s real estate debt investment platform and TPG’s real estate equity platform.

TPG is a leading global alternative investment firm founded in 1992 with over $72 billion of assets under management as of December 31, 2016. TPG currently has over 500 investment and operating professionals based across 17 offices worldwide, including San Francisco, Fort Worth, New York, Boston, Dallas, Houston, Austin and London. TPG operates a global alternative investment platform that encompasses private equity, private credit and real estate. In addition to TPG Real Estate, TPG’s investment business includes:

•	TPG Capital, TPG’s flagship private equity business, which invests in middle- and large- market companies globally, with a primary focus on North America;

•	TPG Asia, which invests in middle- and large-market companies across Asia;

•	TPG Growth, which invests globally in small- and middle-market growth equity;

•	TPG Biotechnology Partners, which invests in early- and late-stage venture capital opportunities in the biotechnology and related life sciences industries;

•	TPG ART, which invests in alternative and renewable technologies;

•	TPG Sixth Street Partners (formerly known as TPG Special Situations Partners), which invests in credit-oriented opportunities and other special situations globally across the credit cycle;

•	TPG Public Equity Partners, which invests in the public markets globally; and

•	TPG Funding, which supports TPG’s investment platforms with fundraising and capital markets expertise.

TPG has executed 62 initial public offerings for its portfolio companies since 1999.

We believe that we benefit from our relationships with our Manager, TPG Real Estate and TPG. Our Manager draws upon the experience and resources of the full TPG platform, including the investment professionals who serve on our Manager’s investment committee. In addition to the members of our Manager’s senior management team, our Manager’s investment committee includes Avi Banyasz, our chairman of the board and co-head of TPG Real Estate.

TPG Real Estate and the other TPG platforms provide us with a breadth of resources, relationships and expertise. We believe TPG’s investment experience, established infrastructure and long-standing strategic relationships will help us operate efficiently as a publicly-traded company and continue to generate an attractive pipeline of investment opportunities and access debt and equity capital to fund our operating and investing activity on favorable terms.

Our Manager consults regularly with TPG, including TPG Real Estate Partners, in connection with our investment activities. We believe we benefit from their market expertise, insights into sector and macroeconomic trends and intensive due diligence capabilities, which help us discern market conditions that vary across industries and credit cycles, identify favorable investment opportunities and manage our portfolio of investments. We believe that the vast knowledge gained from TPG Real Estate’s investment activities greatly enhances our decision making when evaluating lending opportunities.

Market Opportunities

Commercial real estate fundamentals in the U.S. have improved since the global financial crisis of 2008 with positive overall supply and demand dynamics. Steady economic growth, reflected in year-over-year increases in the global gross domestic product and continued low rates of unemployment and inflation, combined with continued offshore capital flows into the U.S., have boosted and sustained demand for commercial real estate properties. We believe these factors have combined to create a robust commercial real estate market with a large, continuing need for flexible debt capital to finance commercial real estate properties undergoing some form of transition (such as voluntary refurbishment or other form of repositioning).

We believe there is a significant opportunity for us to maintain and grow our market share of the commercial real estate debt market. This opportunity is predicated on systemic constraints on the supply of commercial real estate debt capital provided by regulated financial institutions, a drastically reduced new issuance market for CMBS, continued strong demand for secured financing from commercial property owners, limited additions to new supply of commercial property in comparison to long-term averages and the proven ability of our Manager’s senior investment professionals to successfully identify and execute a differentiated, credit-focused investment approach for transitional lending.

Reduction in Supply of Commercial Real Estate Debt Capital

The commercial real estate debt market has historically been funded by U.S. commercial banks, foreign banks, life insurance companies, GSEs, CMBS and other sources of capital, including private debt funds and commercial mortgage REITs. Regulatory demands on U.S. and foreign banks, including Basel III and the Dodd-Frank Act, have increased the required capital charges that such lenders must hold against certain types of real estate debt instruments and have caused many traditional regulated financial institutions, including U.S. banks and foreign banks, to become less competitive in the transitional commercial real estate debt market. In response, non-regulated lenders such as us have been formed to fill the resulting financing shortfall. In 2016, according to Real Capital Analytics, non-traditional providers of capital, primarily non-bank lenders (including commercial mortgage REITs), comprised approximately 10% of the commercial real estate debt market, an increase of four percentage points, or 66%, since 2012.

Source: Real Capital Analytics

Regulatory shifts in the U.S. and Europe, related especially to risk retention requirements and increased capital charges for certain forms of securitized assets, have caused the CMBS market to shrink by 67% between 2007 and 2016, according to Commercial Mortgage Alert. The CMBS new issuance market has re-emerged far narrower in scope and scale, with CMBS new issue volume in 2016 of $76.0 billion, virtually in-line with the CMBS market’s long-term average new issue volume of $78.1 billion, but dramatically less than the CMBS new issue volume in 2006 and 2007, according to Commercial Mortgage Alert.

Historical CRE CMBS Issuance (dollars in billions)

Source: Commercial Mortgage Alert, December 2016

We believe the decline in new issuance volume of short-term (maturities of five years or less) CMBS will continue to benefit our transitional lending business model. Traditionally, short-term floating rate and fixed rate CMBS were a meaningful substitute for a transitional floating rate loan originated by a non-regulated lender such as us. Due primarily to the same regulatory pressures constraining the entire CMBS market, and a decline in the number and size of investment funds dedicated to investing in short-term floating rate securitized products, new issuance volume in the short-term CMBS market plummeted by 95% between 2006 and 2016 according to Commercial Mortgage Alert. We expect this trend to continue.

Historical CRE Short-Term CMBS Issuance

Source: Commercial Mortgage Alert, December 2016

Similarly, issuances of commercial real estate CDOs have declined since the global financial crisis from approximately $42 billion in 2007 to approximately $3 billion in 2016 according to Commercial Mortgage Alert. These CDO issuances historically financed lenders who originated loans to owners of transitional properties seeking more flexible loan structures than offered by banks, life insurance companies and CMBS lenders. The sharp contraction in the CDO market has reduced funding capacity for certain of our competitors by approximately $39 billion.

We believe increased regulation, retrenchment by U.S. and foreign banks and sharply reduced new issuance volumes in the CMBS and CDO markets will continue to contribute to a commercial real estate financing void. Consequently, we believe non-regulated lenders such as us will continue to capture an increasing share of the commercial real estate transitional lending market.

Continued Strong Demand for Commercial Real Estate Debt Capital

Increasing transaction volumes and strong property price appreciation over the past seven years have supported the growing need for debt capital in connection with refinancing and sales transactions. According to Real Capital Analytics, domestic commercial real estate transaction volumes grew by nearly eight times (a compounded annual growth rate of 34%) between 2009 and 2015, from $69 billion to $546 billion. Transaction volumes declined slightly in 2016, to $494 billion.

CRE Transaction Volume

Source: Real Capital Analytics

In addition to increased sales volume, commercial property values have increased significantly since 2009 according to Real Capital Analytics, contributing to larger individual acquisition, sales and refinancing transactions that in turn require more debt capital.

Moody’s / Real Capital Analytics Commercial Property Price Index

Source: Real Capital Analytics

We believe healthy commercial real estate fundamentals persist primarily because new additions to supply have remained below the long-term average since the onset of the global financial crisis. New additions to inventory result primarily from new construction, financing for which has been sharply constrained by recent financial regulation.

Supply: New Completions as a % of Existing Stock(1)

(1)	Supply growth is an equal-weighted average of five major property sectors: apartment, industrial, mall, office and strip center.

Sources: Reis, Inc. and AXIO Commercial Real Estate (apartment); CBRE Group, Inc. (industrial); The International Council of Shopping Centers (mall); Green Street Advisors, LLC (office); Reis, Inc. (strip center).

Demand from borrowers for commercial real estate debt capital, particularly the flexible capital we can provide, remains at historically high levels. Despite the recovery and stabilization of real estate fundamentals in recent years, current lending practices are more conservative than those prevailing prior to the global financial crisis, which we believe has and will continue to create an opportunity for us to originate well-structured, attractively priced commercial real estate loan investments. Many private institutional investors in commercial real estate employ strategies to acquire a property, create value and promptly exit through the sale of the repositioned or renovated property. We believe these investment strategies are most conducive to the short-term, floating rate transitional loan investments that we target.

We believe sustained high levels of transaction volume, property values that have fully recovered from the impact of the global financial crisis and limited new additions to supply in comparison to long-term averages have and will continue to drive strong demand for debt capital by the institutional owners of transitional properties who are our target borrowers.

Differentiated, Credit-Focused Investment Approach

We focus on financing properties that are underserved by regulated financial institutions and other traditional commercial real estate lending firms. To do this, we employ a credit-focused investment approach, which is informed by several underwriting parameters and investment themes. Accordingly, we shift our target assets and modify our portfolio composition in response to, and in anticipation of, changing market trends, capital flows and real estate fundamentals. Our credit-focused investment approach focuses on the following attributes:

•	Underwriting. We underwrite our loan exposure with a focus on value relative to replacement cost, discounting rents relative to market rents depending on the geographic market and considering the strategies that will provide an exit to us at our loan maturity, which are typically a sale or a refinancing with permanent stabilized financing.

•	Market Demographics. We seek to identify markets that best represent opportunities to capitalize on changing societal demographics and those markets that we believe exhibit advantageous commercial real estate investment attributes, such as strong population growth, positive household income and employment trends and attractive real estate supply/demand dynamics. A significant portion of the workforce today, not just isolated to younger generations, is opting to live and work in urban environments close to work, transit and amenities, which are increasingly facilitating individuals’ ability to balance their careers and lifestyles. In these markets, we evaluate the sustainability of demand drivers and the ability to maintain absorption rates through moderate recessionary periods. We believe our underwriting and structuring of each loan in these types of markets take into account the changing ways in which office, retail and industrial tenants use their space while protecting us in a downside scenario based on particular market fundamentals.

•	Changing Tenant Demand. We observe and react to changing tenant demands. For instance, over the last five years, office tenants have increasingly sought “creative” office space, which is characterized by open floor plans, natural light and high ceilings. With land often constrained in gateway cities, many existing, older office buildings are being redesigned and re-developed to provide flexibility and meet this changing tenant demand. These reuse projects require capital, flexible loan structures and time to re-lease the property to achieve stabilization. We seek to finance these adaptive reuse projects with capital that provides owners the ability to execute their business plans. In our underwriting, we consider the leasing trends that often accompany this changing tenant demand, specifically around densification and open floor plans. We believe a longer lease up period extends the duration of our cash flow.

Our Competitive Strengths

We believe that we distinguish ourselves from other commercial real estate finance companies in a number of ways, including through the following competitive strengths:

•

Experienced, Cycle-Tested Senior Management Team. Our Manager has handpicked a team of commercial real estate professionals with substantial commercial real estate, lending, asset management and public company management experience. This group of cycle-tested professionals is led by Greta Guggenheim, our chief executive officer and president, who has more than 30 years of experience in commercial real estate lending. During her tenure as co-founder and chief investment officer of Ladder, she was instrumental in founding and developing a publicly-traded commercial real estate debt investment platform. Additionally, our Manager’s senior management team includes Robert Foley, our chief financial and risk officer, who has more than 30 years of experience in commercial real estate debt financing through his tenure as a co-founder, chief financial and chief operating officer at Gramercy Capital Corp., where he was instrumental in establishing and operating its investment, capital markets, asset management, financial reporting and compliance functions. Our Manager’s senior management team also includes Peter Smith, our vice president and our Manager’s head of originations, who has more than 25 years of experience in commercial real estate debt financing, and Deborah Ginsberg, our vice president and secretary and our Manager’s legal chief of staff, who has 15 years of commercial real estate debt financing and legal experience. Each of the foregoing individuals has experience through multiple real estate cycles, including both lending and loan restructuring experience, which we believe provides valuable insight and perspective into the underwriting and structuring of new investments for our portfolio. Including the individuals identified above, TPG employs 11 senior investment professionals with an average of approximately 22 years of commercial real estate lending and investing experience who provide services to us through our Manager. We believe the relationships with borrowers and other counterparties that our Manager’s senior management team and other TPG senior investment professionals have built over the course of their careers are instrumental in creating attractive, off-market opportunities for us.

•	Established, Scalable Platform with Operating History. We have established a direct loan origination platform, arranged financing to grow our asset base and developed an asset management function to oversee and protect our portfolio, all of which have enabled us to achieve consistent operating performance and to pay regular quarterly cash dividends to our stockholders in each full quarter since our inception. Our origination platform has achieved scale in transaction volume, with an emphasis on direct loan origination to property owners and limited reliance on Wall Street banks for loan product. Our financing sources are diversified and include asset-level financing on favorable terms to support our lending and other investment activities, which financing is primarily match-indexed to enable us to benefit from a rising interest rate environment through increases in our net interest margin. From loan origination through repayment, we actively manage each of the loans in our portfolio and have demonstrated a record of responsible capital stewardship having sustained no credit losses or impairments in our portfolio from inception to March 31, 2017.

•	Relationship with TPG. We benefit significantly from our relationship with TPG generally through the firm’s extensive network of relationships, its deep capital markets experience, its demonstrated capital stewardship and its commitment of resources to our Manager. TPG’s broad based experience and reputation as an alternative asset management firm benefit us by providing access to off-market origination and acquisition opportunities, as well as our Manager’s and its affiliates’ market expertise, insights into macroeconomic trends and intensive due diligence capabilities, all of which help us more quickly discern broad market conditions that frequently vary across different markets and credit cycles.

•	TPG’s Alignment of Interest. TPG’s substantial equity investment in our company strongly aligns TPG’s interest with the interests of our stockholders. Upon completion of this offering, we expect that TPG and its affiliates will beneficially own approximately % of our outstanding stock (or approximately % of our outstanding stock if the underwriters exercise their option to purchase additional shares of our common stock in full). In addition, upon completion of this offering, three of our seven directors will be partners of TPG.

•	Relationship with TPG Real Estate. We also benefit significantly from our relationship with TPG Real Estate Partners, TPG’s real estate equity investment platform, which has more than $5.5 billion in assets under management and employs 27 professionals across TPG’s New York, San Francisco and London offices. TPG Real Estate Partners focuses primarily on investments in companies with substantial real estate holdings, property portfolios, and select single assets primarily located in North America and Europe. Employing a value-add approach to investing, TPG Real Estate Partners leverages the full resources of TPG’s global network to optimize property performance and enhance platform capabilities. Through its investments in various real estate operating platforms, including, without limitation, Parkway, Inc. (NYSE: PKY), Taylor Morrison Home Corporation (NYSE: TMHC), Evergreen Industrial Properties, Strategic Office Partners and Cushman & Wakefield, TPG Real Estate Partners provides direct insights to help inform our views on specific markets, economic and fundamental trends, sponsors, property types and underlying commercial real estate values. We believe this informational advantage enables us to identify and pursue favorable investment opportunities with differentiated insights.

•

Sourcing Capabilities. In addition to our Manager’s senior management team, our Manager employs a team of experienced professionals with extensive experience directly originating loans and sourcing off-market investment opportunities. Collectively, our Manager’s senior investment professionals utilize broad, deep relationships in the real estate community, including owners, operators, developers and real estate brokers, as well as TPG’s extensive network of relationships. These relationships have generated, and we believe will continue to generate, an attractive pipeline of commercial real estate loan opportunities for us in markets that exhibit favorable long-term demographics and real estate fundamentals.

•	Rigorous Credit Underwriting and Structuring Capacities. Our Manager has established and fosters a thorough and disciplined credit culture, reflected in the process through which each investment is evaluated, that takes a bottom-up, equity-oriented approach to property underwriting. As part of our underwriting process, our Manager performs detailed credit and legal reviews and borrower background checks and evaluates each property’s market, sponsorship, tenancy, occupancy and financial structure, and engages independent third-party appraisers, engineers and environmental experts to confirm our underwritten property values and assess the physical and environmental condition of our loan collateral. Prior to closing on a loan, our Manager’s deal team inspects each property and assesses competitive properties in the surrounding market. Our Manager’s process culminates with a comprehensive review of each potential investment by our Manager’s investment committee. We believe that this rigorous approach enables our Manager to structure our loans to provide innovative solutions for our borrowers with appropriate downside protection to us, while maintaining a portfolio of assets with strong credit metrics that generate attractive risk-adjusted returns.

•	Proactive Asset Management. We proactively manage the assets in our portfolio from closing to final repayment. We are party to an agreement with Situs, one of the largest commercial mortgage loan servicers, pursuant to which Situs provides us with dedicated asset management employees for performing asset management services pursuant to our proprietary guidelines. This dedicated asset management team maintains regular contact with borrowers, co-lenders and local market experts to monitor the performance of the underlying collateral, anticipate borrower, property and market issues and, to the extent necessary or appropriate, enforce our rights as the lender. In addition to anticipating performance issues, the asset management team seeks to identify loans that are likely to prepay and to proactively restructure these loans to preserve their duration, cash flow and investment earnings to us. Regular, proactive contact by the dedicated asset management team with our borrowers also provides our Manager with the opportunity to identify prospective origination opportunities for us before those opportunities are brought to the larger market. In addition, we also contract with a third-party servicer to service our loans pursuant to our proprietary guidelines.

Our Investment Strategy

Our investment strategy is to directly originate, acquire and manage commercial mortgage loans and other commercial real estate-related debt instruments for our balance sheet. Our objective is to provide attractive risk-adjusted returns to our stockholders over time through cash distributions and capital appreciation. To meet our objective, we focus primarily on directly originating and selectively acquiring floating rate first mortgage loans that are secured by high quality commercial real estate properties undergoing some form of transition and value creation, such as retenanting, refurbishment or other form of repositioning. The collateral underlying our loans is located in primary and select secondary markets in the U.S. that we believe have attractive economic conditions and commercial real estate fundamentals. Borrowers seek transitional loans for the purpose of maximizing property value through retenanting, refurbishment or otherwise repositioning the asset to increase long-term operating cash flow, in many cases prior to refinancing the asset with longer term, typically fixed rate, financing upon asset stabilization. The loans we target for origination and investment typically have the following characteristics:

•	Unpaid principal balance greater than $50 million;

•	Stabilized LTV of less than 70% with respect to individual properties;

•	Floating rate loans tied to LIBOR and spreads of 350 to 700 basis points over LIBOR;

•	Secured by properties primarily in the office, mixed use, multifamily, industrial, retail and hospitality real estate sectors in primary and select secondary markets in the U.S. with multiple demand drivers, such as employment growth, medical infrastructure, universities, convention centers and attractive cultural and lifestyle amenities; and

•	Well-capitalized sponsors with substantial experience in the particular real estate sector.

We draw upon our Manager’s well-established sourcing, underwriting, structuring and closing capabilities to implement our investment strategy. We believe that our current investment strategy provides significant opportunities to our stockholders for attractive risk-adjusted returns over time. However, to capitalize on the investment opportunities at different points in the economic and real estate investment cycle, we may modify or expand our investment strategy. We believe that the flexibility of our strategy supported by our Manager’s significant commercial real estate experience and the extensive resources of TPG and TPG Real Estate will allow us to take advantage of changing market conditions to maximize risk-adjusted returns to our stockholders.

Our Target Assets

We invest primarily in commercial mortgage loans and other commercial real estate-related debt instruments, focusing on loans secured by properties primarily in the office, mixed use, multifamily, industrial, retail and hospitality real estate sectors in primary and select secondary markets in the U.S., including, but not limited to, the following:

•	Commercial Mortgage Loans. We intend to continue to focus on directly originating and selectively acquiring first mortgage loans. These loans are secured by a first mortgage lien on a commercial property, may vary in duration, predominantly bear interest at a floating rate, may provide for regularly scheduled principal amortization and typically require a balloon payment of principal at maturity. These investments may encompass a whole commercial mortgage loan or may include a pari passu participation within a commercial mortgage loan.

•	Other Commercial Real Estate-Related Debt Instruments. Although we expect that originating and selectively acquiring commercial first mortgage loans will be our primary area of focus, we also expect to opportunistically originate and selectively acquire other commercial real estate-related debt instruments, subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and exclusion or exemption from regulation under the Investment Company Act, including, but not limited to, the following:

•	Subordinate Mortgage Interests. These interests, often referred to as “B-Notes,” are in a junior position of the mortgage loan. Subordinate mortgage interests have the same borrower and benefit from the same underlying secured obligation and collateral as the holder of a mortgage loan. These interests are subordinated to the senior participation interest, or “A-Note,” by virtue of a contractual participation or co-lender arrangement, which typically governs payment priority and each party’s rights and remedies with respect to the mortgage loan. As a general matter, following a default under the mortgage loan, all amounts are paid sequentially first to the A-Note holder and then to the B-Note holder. The holder of the A-Note typically has the exclusive authority to administer the loan, granting the holder of the B-Note discretion over specified major decisions. In some cases, there may be multiple senior and/or junior interests in a single mortgage loan. In consideration of the payment priority of the A-Note holder relative to the B-Note holder, the interest rate on the A-Note is typically lower than the interest rate on the B-Note.

•	Mezzanine Loans. These are loans made to the owner of a mortgage borrower and secured by a pledge of the equity interests in the mortgage borrower. These loans are subordinate to a first mortgage loan but senior to the owner’s equity. These loans may be tranched into senior and junior mezzanine loans, with the junior mezzanine lenders secured by a pledge of the equity in the senior mezzanine borrower. Following a default on a mezzanine loan, and subject to the negotiated terms with the mortgage lender or other senior lenders, the mezzanine lender generally has the right to foreclose on its equity interest in the mortgage borrower and become the owner of the property, directly or indirectly, subject to the lien of the first mortgage loan and any debt senior to it, including any outstanding senior mezzanine debt. In addition, the mezzanine lender typically has additional rights vis-à-vis the more senior lenders, including the right to cure defaults under the mortgage loan and any senior mezzanine loan and purchase the mortgage loan and any senior mezzanine loan, in each case under certain circumstances following a default on the mortgage loan. Unlike a B-Note holder, the mezzanine lender typically has the authority to administer its own loan, independent from the administration of the mortgage loan.

•	Secured Real Estate Securities. These are securities, which may take the form of CMBS or CLOs that are collateralized by pools of commercial real estate debt instruments, often first mortgage loans. The underlying loans are aggregated into a pool and sold as securities to investors. Under the pooling and servicing agreements that govern these pools, the loans are administered by a trustee and servicers, which act on behalf of all investors and distribute the underlying cash flows from the pools of debt instruments to the different classes of securities in accordance with their seniority and ratings.

•	Note Financing. These are loans secured by other mortgage loans, subordinate mortgage interests and mezzanine loans. Following a default under a note financing, the lender providing the note financing would succeed to the rights of the lender on the underlying security.

•	Preferred Equity. These are investments subordinate to any mezzanine loan, but senior to the owners’ common equity. Preferred equity investments typically pay a dividend, rather than interest payments, and often provide for the accrual of such dividends if cash flow is insufficient to pay such amounts currently. These interests are not secured by the underlying real estate, but upon the occurrence of an issuer’s failure to make payments required by the terms of the preferred equity or certain other specified events of default, the preferred equity holder typically has the right to effectuate a change of control with respect to the ownership of the property, which would include the ability to sell the property to realize its investment. Preferred equity is generally subject to mandatory redemption by the issuer at the end of a term.

•	Miscellaneous Debt Instruments. This would encompass any other commercial real estate-related debt instruments, if necessary, to maintain our qualification as a REIT for U.S. federal income tax purposes or our exclusion or exemption from regulation under the Investment Company Act.

Our portfolio currently consists of predominantly floating rate first mortgage loans secured by multi-family, hotel, office, industrial, condominium, mixed use, retail and other assets. While our target assets include other forms of real estate debt, we expect that the majority of our assets following this offering will be consistent with our current portfolio, with the exception that we expect a reduction in our exposure to loans secured by residential condominiums.

The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions. We may structure our investments using one or more of our target assets in order to employ structural leverage onto our balance sheet. For example, we may finance a portion of our investments by originating or acquiring first mortgage loans and then selling the senior interest in such loans, which may take the form of an A-Note or a mortgage loan, and retaining the subordinated interest, which may take the form of a B-Note or mezzanine loan. In addition, in the future, we may invest in assets other than our target assets or change our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion or exemption from regulation under the Investment Company Act.

Our Portfolio

As of March 31, 2017, our portfolio consisted of 54 first mortgage loans (or interests therein) with an aggregate unpaid principal balance of $2.6 billion and four mezzanine loans with an aggregate unpaid principal balance of $58.5 million, and collectively having a weighted average credit spread of 5.2%, a weighted average all-in yield of 6.6%, a weighted average term to extended maturity (assuming all extension options have been exercised by borrowers) of 3.0 years and a weighted average LTV of 58.2%. As of March 31, 2017, 97.2% of the loan commitments in our portfolio consisted of floating rate loans, and 97.6% of the loan commitments in our portfolio consisted of first mortgage loans (or interests therein). We also had $577.5 million of unfunded loan commitments as of March 31, 2017, our funding of which is subject to satisfaction of borrower milestones. In addition, as of March 31, 2017, we held six CMBS investments, with an aggregate face amount of $97.9 million and a weighted average yield to final maturity of 4.4%.

From our inception through March 31, 2017, we have sustained no credit losses or impairments.

The following table provides details with respect to our portfolio, excluding our investments in CMBS, on a loan-by-loan basis as of March 31, 2017 (dollars in millions, except loan per square foot/unit):

Loan #	Loan Type	Origination / Acquisition Date(2)	Total Loan	Principal Balance	Carrying Value(3)	Credit Spread(4)(5)		All-in Yield(5)		Fixed / Floating	Extended Maturity(6)	Location	Property Type	Loan Per SQFT / Unit	LTV(7)	Risk Rating(8)
First Mortgage Loans(1)
1	Senior Loan	12/29/2014	$210.0	$189.0	$188.3	L + 7.0%		L + 7.0%		Floating	10/9/2019	CA	Office	$37 Sq ft	68.3%	3
2	Senior Loan	12/16/2016	164.0	122.5	121.0	L + 4.5%		L + 4.7%		Floating	1/9/2022	GA	Retail	$463 Sq ft	47.7%	3
3	Senior Loan	12/29/2014	150.0	150.0	150.2	L + 4.7%		L + 5.6%		Floating	6/25/2019	NY	Hotel	$980,392 Unit	55.7%	1
4	Senior Loan	8/23/2016	132.0	35.4	34.3	L + 7.5%		L + 7.9%		Floating	8/23/2021	FL	Condominium	$281 Sq ft	19.8%	2
5	Senior Loan	9/25/2015	108.0	61.5	60.8	L + 7.0%		L + 7.2%		Floating	9/25/2019	FL	Condominium	$162 Sq ft	84.7%	2
6	Senior Loan	8/31/2015	98.0	43.6	43.3	L + 6.0%		L + 6.2%		Floating	8/31/2019	TX	Condominium	$291 Sq ft	5.4%	2
7	Senior Loan	3/25/2015	96.6	91.1	90.9	L + 6.0%		L + 7.0%		Floating	10/15/2018	NY	Multifamily	$246,950 Unit	21.7%	2
8	Senior Loan	10/16/2015	96.4	81.9	81.4	L + 4.8%		L + 5.0%		Floating	10/16/2020	CA	Office	$310 Sq ft	73.1%	3
9	Senior Loan	2/13/2017	90.5	60.5	59.6	L + 4.8%		L + 5.0%		Floating	2/13/2022	CA	Office	$222 Sq ft	64.4%	2
10	Senior Loan	10/14/2015	90.0	83.8	83.4	L + 3.9%		L + 4.2%		Floating	10/14/2020	NY	Mixed-Use	$368 Sq ft	58.2%	3
11	Senior Loan	5/25/2016	85.0	85.0	82.0	L + 3.0%		L + 4.1%		Floating	2/9/2021	WA	Office	$145 Sq ft	64.4%	1
12	Senior Loan	3/16/2016	84.2	56.6	56.1	L + 4.8%		L + 5.0%		Floating	3/16/2021	VA	Office	$138 Sq ft	61.1%	3
13	Senior Loan	2/1/2017	82.3	72.3	71.5	L + 4.7%		L + 5.0%		Floating	2/9/2022	FL	Hotel	$215,314 Unit	60.7%	3
14	Senior Loan	12/29/2014	82.2	71.6	71.6	L + 5.3%		L + 6.8%		Floating	2/28/2019	NY	Condominium	$714 Sq ft	68.1%	3
15	Senior Loan	6/29/2015	76.4	34.0	33.7	L + 6.8%		L + 7.3%		Floating	6/29/2019	FL	Condominium	$167 Sq ft	34.7%	2
16	Senior Loan	5/22/2015	75.0	32.5	32.4	L + 8.5%		L + 8.8%		Floating	5/22/2019	CO	Condominium	$1,090 Sq ft	8.1%	2
17	Senior Loan	7/2/2015	75.0	75.0	74.9	L + 4.9%		L + 5.2%		Floating	7/2/2019	NY	Multifamily	$421,348 Unit	66.9%	3
18	Senior Loan	2/19/2015	74.2	63.3	63.2	L + 7.5%		L + 10.7%		Floating	12/23/2018	NY	Hotel	$297,992 Unit	68.2%	3
19	Senior Loan	8/20/2015	69.1	69.0	68.5	L + 4.7%		L + 4.9%		Floating	8/20/2020	NY	Condominium	$483 Sq ft	70.1%	3
20	Senior Loan	5/25/2016	67.0	67.0	65.9	L + 3.7%		L + 4.4%		Floating	9/9/2020	NY	Hotel	$167,920 Unit	55.8%	3
21	Senior Loan	5/25/2016	65.0	65.0	63.1	L + 2.0%		L + 3.5%		Floating	8/9/2019	CA	Office	$170 Sq ft	55.7%	2
22	Senior Loan	2/19/2015	60.8	52.3	52.2	L + 5.9%		L + 6.1%		Floating	6/9/2020	CA	Condominium	$302 Sq ft	60.5%	3
23	Senior Loan	3/1/2016	60.8	39.6	39.2	L + 4.4%		L + 4.6%		Floating	3/1/2021	NY	Office	$281 Sq ft	54.1%	2
24	Senior Loan	3/1/2016	57.1	35.9	35.6	L + 4.8%		L + 5.0%		Floating	3/1/2021	NY	Office	$405 Sq ft	67.9%	3
25	Senior Loan	4/20/2016	54.5	52.4	52.1	L + 2.8%		L + 3.0%		Floating	4/20/2021	MN	Multifamily	$153,881 Unit	42.6%	3
26	Senior Loan	5/11/2015	49.1	42.9	42.8	L + 5.3%		L + 5.3%		Floating	12/3/2019	CA	Hotel	$124,873 Unit	76.8%	3
27	Senior Loan	5/25/2016	49.0	49.0	48.6	L + 2.8%		L + 3.4%		Floating	2/9/2020	Multiple	Hotel	$64,644 Unit	61.4%	2
28	Senior Loan	9/13/2016	48.5	46.0	45.6	L + 4.3%		L + 4.5%		Floating	9/13/2021	CA	Hotel	$544,944 Unit	51.4%	2
29	Senior Loan	12/29/2014	48.2	48.2	48.2	L + 4.5%		L + 6.4%		Floating	3/1/2019	CA	Hotel	$125,816 Unit	20.4%	2
30	Senior Loan	3/21/2017	45.0	45.0	44.6	L + 5.3%		L + 5.5%		Floating	4/9/2022	IL	Hotel	$172,414 Unit	60.2%	3
31	Senior Loan	1/22/2016	45.0	37.2	36.9	L + 4.3%		L + 4.5%		Floating	1/22/2021	NY	Office	$334 Sq ft	71.0%	3
32	Senior Loan	4/9/2016	39.2	39.2	39.1	L + 5.4%		L + 6.5%		Floating	3/9/2019	VA	Multifamily	$174,222 Unit	86.1%	2
33	Senior Loan	12/29/2014	37.3	37.3	37.3	L + 6.3%		L + 7.3%		Floating	9/6/2017	IL	Hotel	$105,949 Unit	68.4%	3
34	Senior Loan	9/1/2015	37.0	37.0	36.8	L + 4.6%		L + 4.9%		Floating	9/1/2020	CA	Hotel	$234,177 Unit	67.3%	3
35	Senior Loan	2/18/2016	36.5	36.5	36.3	L + 4.0%		L + 4.3%		Floating	2/18/2021	NY	Industrial	$133 Sq ft	75.6%	2
36	Senior Loan	5/25/2016	33.9	33.9	32.2	L + 2.0%		L + 4.0%		Floating	11/9/2019	AZ	Office	$91 Sq ft	52.3%	2
37	Senior Loan	12/29/2014	33.2	33.2	33.5	6.1%		7.0%		Fixed	1/11/2018	NC	Hotel	$47,417 Unit	21.0%	2
38	Senior Loan	12/29/2014	33.0	33.0	33.0	L + 7.0%		L + 8.4%		Floating	4/14/2017	NY	Hotel	$170,984 Unit	34.0%	3
39	Senior Loan	10/11/2016	32.0	32.0	31.7	L + 5.9%		L + 6.3%		Floating	10/11/2021	IL	Hotel	$147,465 Unit	59.8%	3
40	Senior Loan	10/6/2016	30.0	30.0	29.7	L + 5.0%		L + 5.3%		Floating	10/6/2021	CA	Industrial	$115 Sq ft	73.3%	3
41	Senior Loan	12/29/2014	29.3	29.3	29.2	6.2%		9.8%		Fixed	5/1/2017	MI	Industrial	$17 Sq ft	52.4%	1
42	Senior Loan	6/8/2016	28.4	20.9	20.7	L + 4.6%		L + 4.9%		Floating	6/8/2021	CA	Retail	$401 Sq ft	61.7%	3
43	Senior Loan	11/16/2016	26.2	23.8	23.8	L + 4.8%		L + 5.2%		Floating	11/9/2019	NY	Condominium	$183 Sq ft	49.8%	3
44	Senior Loan	12/29/2014	26.0	24.3	24.3	L + 6.5%		L + 7.4%		Floating	6/21/2017	NY	Mixed-Use	$1,112 Sq ft	77.6%	2
45	Senior Loan	12/29/2014	23.0	23.0	23.0	5.9%		6.2%		Fixed	9/6/2017	NJ	Hotel	$101,376 Unit	85.9%	3
46	Senior Loan	12/29/2014	21.7	10.2	10.2	L + 5.8%		L + 5.9%		Floating	10/8/2019	Multiple	Industrial	$5 Sq ft	69.9%	2
47	Senior Loan	11/16/2016	19.8	18.1	18.1	L + 4.8%		L + 5.2%		Floating	11/9/2019	NY	Condominium	$164 Sq ft	43.3%	3
48	Senior Loan	11/16/2016	13.6	12.7	12.7	L + 4.8%		L + 5.2%		Floating	11/9/2019	NY	Condominium	$63 Sq ft	46.6%	3
49	Senior Loan	11/16/2016	11.9	10.4	10.4	L + 4.8%		L + 5.2%		Floating	11/9/2019	NY	Condominium	$148 Sq ft	40.7%	3
50	Senior Loan	12/29/2014	11.3	11.3	11.0	L + 4.3%		L + 6.7%		Floating	5/1/2018	NC	Office	$98 Sq ft	110.0%	3
51	Senior Loan	12/29/2014	7.8	7.8	7.2	L + 4.3%		L + 10.8%		Floating	5/1/2018	NC	Land	$4 Sq ft	56.3%	3
52	Senior Loan	12/29/2014	2.7	2.7	2.5	5.6%		7.8%		Fixed	9/10/2020	MI	Retail	$19 Sq ft	84.2%	3
53	Senior Loan	12/29/2014	2.5	2.5	2.3	L + 4.3%		L + 7.7%		Floating	5/1/2018	NC	Land	$1 Sq ft	53.3%	3
54	Senior Loan	12/29/2014	1.6	1.6	1.6	6.2%		6.3%		Fixed	11/1/2022	SC	Retail	$25 Sq ft	40.0%	3

Subtotal / Weighted Average			3,126.8	2,569.8	2,548.5	5.1	%(9)	L + 6.5	%(9)		3.0 yrs				57.4%	2.5
	Mezzanine Loans:
55	Mezzanine Loan	4/20/2016	23.3	22.4	22.3	L + 7.8%		L + 8.0%		Floating	4/20/2021	MN	Multifamily	$219,830 Unit	42.6%	3
56	Mezzanine Loan	7/20/2015	19.0	19.0	19.0	L + 8.5%		L + 8.7%		Floating	7/20/2020	NY	Multifamily	$777,778 Unit	87.9%	3
57	Mezzanine Loan	2/2/2017	17.6	17.0	16.9	L + 13.4%		L + 14.3%		Floating	2/9/2019	FL	Multifamily	$215,015 Unit	81.8%	2
58	Mezzanine Loan	1/19/2017	16.5	0.0	-0.2	L + 14.0%		L + 14.5%		Floating	1/19/2022	GA	Hotel	$321,429 Unit	0.0%	3

Subtotal / Weighted Average			76.4	58.4	58.0	L + 9.6%		L + 10.1%			3.2 yrs				68.7%	2.7

Total / Weighted Average			$3,203.2	$2,628.2	$2,606.5	5.2%		6.62%			3.0 yrs				58.2%	2.5

(1)	First mortgage loans are whole mortgage loans unless otherwise noted. Loans numbered 1, 3, 29, 33, 37, 38, 41, 44, 45, 46, 50, 51, 52, 53, and 54 represent 75% pari passu participation interests in whole mortgage loans. Loans numbered 5, 7, 15, 22, and 26 represent 65% pari passu participation interests in whole mortgage loans. Loan numbered 14 represents a 50% pari passu participation interest in the whole mortgage loan. Loans numbered 43, 47, 48, and 49 represent 24% pari passu participation interests in whole mortgage loans.

(2)	Date loan was originated or acquired by us, which date has not been updated for subsequent loan modifications.

(3)	Represents unpaid principal balance net of unamortized costs.

(4)	Represents the formula pursuant to which our right to receive a cash coupon on a loan is determined. One floating rate loan with a total loan amount of $37.3 million earned interest income based on a floor above LIBOR of 1.00%.

(5)	In addition to credit spread, all-in yield includes the amortization of deferred origination fees, purchase price premium and discount, loan origination costs and accrual of both extension and exit fees. All-in yield for the total portfolio assumes the applicable floating benchmark rate as of March 31, 2017 for weighted average calculations.

(6)	Extended maturity assumes all extension options are exercised by the borrower; provided, however, that our loans may be repaid prior to such date. As of March 31, 2017, based on unpaid principal balance, 49.8% of our loans were subject to yield maintenance or other prepayment restrictions and 50.2% were open to repayment by the borrower without penalty.

(7)	LTV is calculated as the total outstanding principal balance of the loan or participation interest in a loan plus any financing that is pari passu with or senior to such loan or participation interest at the time of origination or acquisition divided by the applicable as-is real estate value at the time of origination or acquisition of such loan or participation interest in a loan. The as-is real estate value reflects our Manager’s estimates, at the time of origination or acquisition of a loan or participation interest in a loan, of the real estate value underlying such loan or participation interest, determined in accordance with our Manager’s underwriting standards and consistent with third-party appraisals obtained by our Manager.

(8)	For a discussion of risk ratings, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Loans Receivable and Provision for Loan Losses.”

(9)	Represents the weighted average of the credit spread as of March 31, 2017 for the floating rate loans and the coupon for the fixed rate loans.

As of March 31, 2017, our portfolio, excluding our investments in CMBS, had the following diversification statistics based on loan commitments:

As of March 31, 2017, our investments in CMBS had the following diversification statistics based on unpaid principal balance:

As of March 31, 2017, 97.2% of the loan commitments in our portfolio consisted of floating rate loans, and 97.6% of the loan commitments in our portfolio consisted of first mortgage loans (or interests therein):

As of March 31, 2017, we held 13 loans secured by condominium units involving approximately $798.8 million of loan commitments, $486.1 million of carrying value and 1.0 million of remaining sellable square feet. Of this square footage, approximately 1.0 million square feet are comprised of residential units and 8,800 square feet are comprised of a single retail condominium unit. Our credit and underwriting procedures generally seek to limit our economic exposure to risks due to failure to complete the condominium project, cost overruns, declines in selling prices or the pace of condominium unit sales. We typically employ various credit and structural protections in our condominium loan agreements, including:

•	Pre-sale requirements with meaningful cash deposits. We generally require our borrowers to generate significant pre-sales (measured by units, sellable square feet and aggregate net sales value (as described below)) pursuant to executed contracts with meaningful cash deposits from buyers, ranging from 9% to 53% of the gross sales price of the condominium units. For residential units, these deposits are generally non-refundable provided the unit(s) to which they relate are completed on or prior to an outside completion date that is beyond the expected date of construction completion. For the single retail condominium unit, the deposit is non-refundable provided the unit is delivered with a temporary certificate of occupancy prior to an outside delivery date that is beyond the expected date of construction completion. In our experience, such deposits act as a meaningful economic incentive for purchase contract holders to close on their contracts, which generates cash proceeds to retire the underlying loans. At March 31, 2017, the aggregate amount of net cash deposits held in escrow accounts pursuant to executed sales contracts related to condominium units that serve as collateral for our condominium construction loans was 35.4% of the aggregate net sales value of those executed purchase contracts.

•	Accelerated minimum release prices. We generally include in our construction loan agreements accelerated minimum release price provisions that require our borrowers to remit to us (and our co-lenders, in such instances where we own less than 100% of the senior construction loan) all of the net sales proceeds (after a deduction for direct selling costs, which are typically capped at 8.5% of the gross selling price) from condominium sales, which results in the senior lender receiving repayment in full before the borrower receives any cash proceeds from the project securing the loan.

•	Completion guarantees. We generally require our construction loan borrowers to personally guarantee on-time, lien-free completion of the project, and in some instances to obtain a guaranteed maximum price construction contract from an experienced, creditworthy construction company.

Consequently, our weighted average net loan exposure (as described below) per square foot for unsold condominium units is $460, or approximately 55.5% of $828, which is the weighted average net sales price per square foot for condominium units subject to executed sales contracts as of March 31, 2017.

The following table sets forth information about our construction loan portfolio, including our net loan exposure as of March 31, 2017, after giving effect to executed sales contracts (dollars in thousands, except per square foot amounts):

Summary of Gross and Net Exposure to Condominium Loans

as of March 31, 2017

		Total Loan					TRT Loan Metrics			Property Metrics			Executed Sales Contracts					Net Loan Exposure
Loan	Location	Initial Loan Commitment Amount(1)	Loan Commitment at 3/31/17(2)	Initial Commitment per Sq. Ft.	Initial Loan Commitment to Net Sellout Value(3)	Initial As-Is LTV %(4)	TRT Ownership % of Senior Facility(5)	TRT Loan Commitment at 3/31/17	TRT Carrying Value	Initial Number of Residential/ Retail Units(6)	Initial Sellable Sq. Ft.(7)	Remaining Sellable Sq. Ft.(8)	Number of Executed Sales Contracts	Aggregate Net Sales Value(9)	Sq. Ft. of Signed Contracts	Cash Deposits(10)		Net Loan Exposure(11)		$ per Sq. Ft.(12)
1	NY	$122,825	$69,107	$859	71.4%	70.1%	100.0%	$69,107	$68,481	99	143,010	94,239	8	$7,974	8,498	$1,238		$61,133		$649
2	NY(13)	64,986	55,675	824	41.7%	46.6%	24.4%	13,599	12,688	90	78,903	52,004	8	13,139	7,822	1,909		48,046	(15)	924
3	NY(13)	125,160	107,227	1,153	43.9%	49.8%	24.4%	26,190	23,758	51	108,561	75,678	14	49,358	22,806	7,883		78,569	(15)	1,038
4	NY(13)	94,455	80,922	1,006	42.1%	43.3%	24.4%	19,765	18,119	53	93,915	67,697	10	33,468	18,080	6,165		61,490	(15)	908
5	NY(13)	56,814	48,674	956	42.1%	40.7%	24.4%	11,889	10,422	33	59,412	43,113	5	17,030	8,601	3,284		38,786	(15)	900
6	NY	141,900	164,300	1,282	70.4%	68.1%	50.0%	82,150	71,638	72	110,646	64,119	38	84,877	46,527	9,873		79,423		1,239
7	FL	117,500	117,500	257	40.7%	34.7%	65.0%	76,375	33,728	273	457,547	7,923	270	291,821	449,624	127,811		—		—
8	TX	98,000	98,000	301	39.0%	5.4%	100.0%	98,000	43,324	143	325,048	192,670	51	97,468	132,378	15,806		532		3
9	CA	93,500	93,500	456	61.2%	60.5%	65.0%	60,775	52,153	53	205,106	205,106	—	—	—	—		93,500		456
10	FL	166,100	166,100	253	42.5%	84.7%	65.0%	107,965	60,811	534	656,904	7,442	531	384,552	649,462	209,897		—		—
11	CO	75,000	75,000	1,090	53.0%	8.1%	100.0%	75,000	32,361	14	68,815	20,842	10	91,001	47,973	16,756		—		—
12	NY	34,650	34,650	1,483	65.4%	77.6%	75.0%	25,988	24,337	6	23,372	8,262	3	38,916	15,110	7,270	(14)	—		—
13	FL	132,000	132,000	280	28.9%	19.8%	100.0%	132,000	34,305	171	471,833	180,111	109	297,458	291,722	89,595		—		—

Total/ Weighted Avg.		$1,322,890	$1,242,654	$710	48.2%	43.8%		$798,803	$486,125	1,592	2,803,072	1,019,206	1,057	$1,407,063	1,698,603	$497,488		$461,478		$460

(1)	Represents the total loan commitment of the lender(s) at the time of origination or acquisition of the loan.
(2)	Represents the total loan commitment of the lender(s) at March 31, 2017, reduced by loan repayments received on or prior to March 31, 2017.
(3)	Calculated as the total loan commitment of the lender(s) divided by the net sellout value of the collateral underlying the loan. The net sellout value reflects our Manager’s estimates, at the time of origination or acquisition of a loan, of the net realizable value of the underlying collateral of such loan, determined in accordance with our Manager’s underwriting standards and consistent with third-party appraisals obtained by our Manager.
(4)	Calculated as the total unpaid principal balance funded by the lender(s) at the time of origination or acquisition of the loan divided by the as-is real estate value of the collateral underlying the loan. The as-is real estate value reflects our Manager’s estimates, at the time of origination or acquisition of a loan, of the real estate value underlying such loan, determined in accordance with our Manager’s underwriting standards and consistent with third-party appraisals obtained by our Manager.
(5)	We own a pari passu participation interest in loans 2, 3, 4, 5, 6, 7, 9, 10 and 12.
(6)	Represents the number of residential and retail units at the time of origination or acquisition of the loan.
(7)	Represents the net sellable square feet of residential and retail units at the time of origination or acquisition of the loan.
(8)	Represents the net sellable square feet of unsold residential and retail units at March 31, 2017.
(9)	Calculated as the gross sales value of executed sales contracts minus selling costs, which under the loan agreements are generally not permitted to exceed 8.5% of the gross sales value.
(10)	Aggregate cash deposits paid into escrow accounts pursuant to executed sales contracts. Under applicable state law, a portion (not to exceed 40%) is available to the borrower to fund construction costs.
(11)	Represents the total loan commitment reduced by the aggregate net sales value of executed sales contracts.
(12)	Represents the net loan exposure divided by the remaining sellable square footage.
(13)	Excludes the estimated fair market value of rent stabilized units from the net sellable square footage.
(14)	Includes $20 million attributed to an executed contract to acquire an 8,800 square foot, ground floor retail condominium for which the contract purchaser has delivered a $2 million (10%) deposit.
(15)	Net sale proceeds are applied pro rata among the senior and mezzanine loans based on the relative initial commitments at origination or acquisition of the loan. The senior and mezzanine loans represent 58.1% and 41.9% of the combined property debt, respectively.

For purposes of calculating our net loan exposure in the table appearing above, we have assumed the following:

•	Each purchaser of a residential unit who has executed a sales contract performs all of such purchaser’s obligations under the executed sales contract and closes the purchase contemplated by the executed sales contract.

•	There is no increase in the loan commitment amount subsequent to March 31, 2017.

•	There is no modification to the provisions of any of the loan agreements that would reduce our right to receive cash proceeds from residential or retail condominium unit closings.

•	Projects are completed and residential or retail condominium units are delivered prior to the outside delivery date (if any) contained in the relevant executed sales contract.

•	No additional sales contracts are executed.

If any of our assumptions prove to be inaccurate or incorrect, our net loan exposure could vary materially from the net loan exposure described in the table above. We cannot assure you that our assumptions will prove to be accurate or correct.

As of May 26, 2017, our loan origination pipeline consisted of 52 potential new commercial mortgage loan investments representing anticipated total loan commitments of approximately $5.3 billion. We are in various stages of our evaluation process with respect to these loans. We are reviewing but have not yet issued term sheets with respect to 44 of these potential loans. We have issued term sheets with respect to three of these potential loans comprising $419.8 million of loan commitments which have not been executed by the potential borrowers. In connection with five loans representing $380.8 million of anticipated loan commitments, prospective borrowers have executed non-binding term sheets, entered into a period of exclusivity with us with respect to the proposed loan, and paid to us expense deposits to cover the direct costs of our due diligence and underwriting process. These five potential loan investments have the following attributes, in the aggregate: $380.8 million of loan commitments; $340.0 million of estimated initial funding amount; an estimated LTV of 69.7%; and an expected weighted average credit spread of 4.05%. We are currently completing our underwriting and negotiating definitive loan documents for each of these five potential loan investments. Each loan remains subject to satisfactory completion of our underwriting and due diligence, definitive documentation, and final approval by our Manager’s investment committee. As a result, no assurance can be given that any of these loans will close on the anticipated terms or at all. We intend to fund these potential loan investments using capacity under our existing secured revolving repurchase facilities, existing cash and, depending upon the timing of closing, uncalled capital commitments, net proceeds from loan repayments, or net proceeds from this offering.

Financing Strategy and Financial Risk Management

As part of our leverage strategy, we have financed ourselves through a combination of secured revolving repurchase facilities, non-recourse CLO financing and asset-specific financing structures. We also finance a portion of our investments by originating or acquiring first mortgage loans and then selling the senior interest in such loans, which may take the form of an A-Note or a mortgage loan, and retaining the subordinated interest, which may take the form of a B-Note or mezzanine loan. Over time, in addition to these types of financings, we may use other forms of leverage, including secured and unsecured warehouse facilities, structured financing, derivative instruments and public and private secured and unsecured debt issuances by us or our subsidiaries. We generally seek to match-fund and match-index our investments by minimizing the differences between the durations and indices of our investments and those of our liabilities, respectively, including in certain instances through the use of derivatives; however, under certain circumstances, we may determine not to do so or we may otherwise be unable to do so. We may also issue additional equity, equity-related and debt securities to fund our investment strategy.

Subject to compliance with the leverage covenants contained in our secured revolving repurchase facilities and other financing documents, we expect that the amount of leverage that we will incur in the future will take into account a variety of factors, which may include our Manager’s assessment of credit, liquidity, price volatility and other risks of our investments and the financing counterparties, the potential for losses and extension risk in our portfolio and availability of particular types of financing at the then-current rate. Given current market conditions, we expect that our overall leverage will not exceed, on a debt-to-equity basis, a ratio of 3:1, although we may employ more or less leverage on individual loan investments after consideration of the impact on expected risk and return of the specific situation and future changes in value of underlying properties may result in debt-to-equity ratios in excess of 3:1. To the extent we believe market conditions are favorable, we may revise our leverage policy in the future.

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Investment Guidelines

Upon completion of this offering, our board of directors will have approved the following investment guidelines:

•	No investment will be made that would cause us to fail to maintain our qualification as a REIT under the Internal Revenue Code.

•	No investment will be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act.

•	Our Manager will seek to invest our capital in our target assets.

•	Prior to the deployment of our capital into our target assets, our Manager may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Manager to be of high quality.

•	Not more than 25% of our Equity (as defined in our Management Agreement with our Manager) may be invested in any individual investment without the approval of a majority of our independent directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation will be deemed to be multiple investments in such underlying securities, instruments and assets and not the particular vehicle, product or other arrangement in which they are aggregated).

•	Any investment in excess of $300 million requires the approval of a majority of our independent directors.

These investment guidelines may be amended, supplemented or waived pursuant to the approval of our board of directors (which must include a majority of our independent directors) from time to time, but without the approval of our stockholders.

Our Manager’s Investment Committee

Our Manager’s investment committee is comprised of the following persons: Greta Guggenheim, our chief executive officer and president and a member of our board of directors, Robert Foley, our chief financial and risk officer, Peter Smith, our vice president and our Manager’s head of originations, and Deborah Ginsberg, our vice president and secretary and our Manager’s legal chief of staff, as well as Avi Banyasz, our chairman of the board and the co-head of TPG Real Estate.

Subject to compliance with our investment guidelines approved by our board of directors at such time, our Manager’s investment committee approves our investments, dispositions and financings and determines our investment strategy, portfolio holdings and financing and leverage strategies. Our Manager’s investment committee meets as frequently as it believes is necessary.

Investment and Asset Management Process

Origination/Acquisition and Initial Review

Our Manager has a team of experienced commercial real estate investment professionals who have well-established relationships with property owners, developers, mortgage brokers, investment banks and investors that generate attractive investment opportunities in our target assets.

Our Manager’s origination team meets regularly to evaluate new investment opportunities, employing a highly collaborative approach to investing. Upon its receipt of an actionable request, the deal team prepares a standardized template that serves as the initial recommendation to our Manager’s investment committee with respect to such opportunity. This standardized template contains key property metrics, including, without limitation, property characteristics, preliminary loan terms and structure. Our Manager’s origination team takes a bottom-up, equity-oriented approach to underwriting, focusing on collateral valuation, quality and predictability of cash flow, multiple exit strategies and downside principal protection. The goal of our Manager is to identify key issues and decisions early in the process, including, without limitation, issues relating to the preliminary pricing, asset quality, market, sponsor or capital structure. Our Manager quickly evaluates and renders the decision to proceed or not.

Pricing

Our Manager’s capital markets team also evaluates the standardized template prepared by the deal team to evaluate the likely financing terms and the impact of the investment on our funds available for distribution to our stockholders using a proprietary loan pricing model. Investments are priced based on our Manager’s view of liquidity and market conditions. Using the loan pricing model, our Manager’s capital markets team confirms that the required pricing generates an appropriate expected return on any given investment. Key model inputs include: the loan’s credit spread; origination and exit fees (if any); the timing and amount of future funding; the expected tenor and cost of asset-level financing; expected timing of repayments; likelihood of a loan extension past initial maturity; extension fees (if any); the cost of servicing; and an estimate of our management, general and administrative expenses. Model assumptions and pricing methodology are adjusted as needed based on prevailing market conditions, investor sentiment and activity and portfolio allocations and concentrations at the time of pricing.

Underwriting and Due Diligence

Upon the decision to further pursue an investment, following feedback from our Manager’s investment committee and the capital markets team, our Manager’s deal team negotiates and executes a term sheet, which terms are approved by our Manager’s legal chief of staff and our Manager’s head of originations and, depending on the size or complexity of the investment, our chief executive officer. Term sheets are issued subject to due diligence and the final approval of our Manager’s investment committee. Upon receipt of an executed term sheet and an expense deposit from the borrower, our Manager’s deal team commences full due diligence and preparation of documentation. Our Manager’s deal team inspects each property and assesses competitive properties in the surrounding market. In collaboration with TPG, our Manager’s deal team gathers additional information from market relationships and may use its access to TPG, TPG Real Estate and TPG’s portfolio companies to obtain additional market insight and market color.

Our investments are generally originated or acquired in accordance with the underwriting criteria described below. However, deviations from underwriting criteria may be approved by our Manager’s head of originations on a case-by-case basis.

•	Investment Analysis. The credit underwriting process for each investment is performed by our Manager’s lead originator and his or her deal team. This team will conduct a thorough review of the underlying property, which typically includes an examination of historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third-party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.

•	Property Inspection and Market Review. A member of our Manager’s deal team is required to perform an on-site inspection of the property, as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical condition of the collateral, determine visibility and access characteristics and evaluate the property’s competitiveness within its market. The deal team collaborates with TPG and its portfolio companies to gain additional market insight and market color.

•	Borrower Analysis. Our Manager’s deal team, along with third-party service providers which may be engaged by our Manager, also performs a detailed review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, background investigations and specific searches for judgments, liens, bankruptcy and pending litigation. The deal team also carefully reviews the ownership and governance structures of the sponsor to ensure alignment of interest with sponsorship and confirm ability and resources to execute the business plan.

•	Tenant Analysis. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent to our borrowers.

•	Collateral Valuation Analysis. Review by our Manager’s deal team also includes an evaluation of relative valuation, comparable analysis, supply and demand trends, recent market sales and financings, and certain macro market trends (including employment growth and new household formation patterns).

After the compilation and review of all documentation and other relevant considerations, our Manager’s deal team finalizes its detailed underwriting analysis of the property’s cash flow. To the extent our due diligence process reveals any issues, the deal team assesses the investment thesis and modifies the structure and/or loan terms, which may result in features such as ongoing escrows or upfront reserves, letters of credit or recourse guarantees. Our loans typically require borrowers to purchase LIBOR caps to hedge against rising interest rates.

Assessments of Property Condition

As part of the underwriting and closing process, our Manager obtains the third-party reports and other documentation described below:

•	Appraisal. An independent appraisal, or an update of an independent appraisal, that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, is generally required in connection with the origination or acquisition of each investment. In some cases, however, the value of the subject property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation, without reference to any appraisal report.

•	Environmental Assessment. A Phase I environmental assessment is performed by a qualified third party to identify and evaluate potential environmental issues in connection with the subject property collateral. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the property; an environmental insurance policy; remediation activities or the establishment of an operations and maintenance plan by the borrower; and/or a guaranty or reserve with respect to environmental matters.

•	Engineering Assessment. In general, our Manager requires that an engineering firm inspect the subject property collateral to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, our Manager determines the appropriate response, which may include modifications to the contemplated loan terms, or additional reserve requirements for any recommended immediate repairs, corrections or replacements and any identified deferred maintenance.

•	Seismic Report. For investments in geographic regions that are known to be seismically active, we retain third-party consultants to determine if earthquake insurance is required and, if required, the appropriate amount for the asset and situation.

•	Insurance. The borrower is required to provide to us evidence of, and our Manager typically reviews (with the assistance of both counsel and an independent insurance consultant), various forms of insurance, including: (i) title insurance insuring the lien of the subject property collateral; (ii) casualty insurance; (iii) flood insurance, if applicable and available; and (iv) business interruption or rent loss insurance. In addition, our Manager typically requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Legal Diligence and Transaction Documentation

Concurrently with the due diligence process, our Manager’s deal team, including our Manager’s legal chief of staff, engages outside legal counsel to conduct legal diligence and negotiate transaction documentation. With the assistance of outside counsel, our Manager’s deal team confirms that each transaction complies with the negotiated terms in the term sheet, as well as all required REIT regulations, our continued exclusion or exemption from regulation under the Investment Company Act and our investment guidelines.

Review and Approval

Following the completion of due diligence and transaction documentation, our Manager’s deal team prepares a memorandum summarizing its analytical and due diligence findings and presents the memorandum to our Manager’s investment committee. Our Manager’s investment committee reviews, among other things, property details, market fundamentals, borrower creditworthiness, investment structure, cash flow underwriting and deal risks and mitigating factors prior to issuing an approval for funding. Our Manager’s investment decisions are based on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. The investment approval relies on a rigorous, iterative process with numerous checks and balances and constant engagement throughout the deal process and strives for consensus decision-making for all investments.

Closing

Following final approval of an investment, our Manager moves efficiently to close the transaction. The closing process includes: completion of any outstanding business and legal due diligence items; finalization of third-party reports; finalization of investment documents and verification of the sources and uses of funds; completion of the closing statement and funding memorandum; review of the title company closing statement with the escrow agent; coordination of funding with our Manager’s treasury and operations groups; coordination with any financing provider; loan closing and funding; and delivery of final files to the custodian and the servicer. A full closing checklist evidencing these items must be executed by all relevant parties in order for a funding wire to be initiated.

Post-Closing Asset Management

We are party to an agreement with Situs, one of the largest commercial mortgage loan servicers, pursuant to which Situs provides us with dedicated asset management employees for performing asset management services pursuant to our proprietary guidelines. Following the closing of an investment, this dedicated asset management team rigorously monitors the investment with an emphasis on ongoing financial, legal and quantitative analyses. Through the final repayment of an investment, the asset management team maintains regular contact with borrowers, servicers and local market experts monitoring performance of the collateral, anticipating borrower, property and market issues, and enforcing our rights and remedies when appropriate. The asset management team gathers, evaluates and synthesizes data from an existing loan investment to trigger early warning signals to anticipate potential issues with the performance of our existing investments and to improve decision-making for new investments. The asset management team meets with members of our Manager’s senior management team weekly to address material pending requests from our borrowers and undertakes a full portfolio review on at least a quarterly basis.

Risk Management

As part of our risk management strategy, our Manager closely monitors our portfolio and actively manages the financing, interest rate, credit, prepayment and convexity (a measure of the sensitivity of the duration of a debt investment to changes in interest rates) risks associated with holding our portfolio.

Asset Management

We recognize the importance of active asset management in successfully investing in our target assets. The asset management team does not become actively involved in an investment until after the investment closes. As a result, the asset management team functions separately from our Manager’s deal team, which enables the asset management team to independently oversee the investment after the closing. See “—Investment and Asset Management Process—Post-Closing Asset Management” for more information on the role the asset management team plays in managing the risks associated with our portfolio. In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Loans Receivable and Provision for Loan Losses” for a discussion regarding the risk rating system that we use in connection with our portfolio.

Interest Rate Hedging

Historically, we have not engaged in hedging activities. Subject to maintaining our qualification as a REIT, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Under the U.S. federal income tax laws applicable to REITs, we generally are able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to originate, acquire or carry real estate assets, although our total gross income from interest rate hedges that do not meet this requirement, together with all other non-qualifying income, generally must not exceed 5% of our gross income. The U.S. federal income tax rules applicable to REITs may require us to implement certain hedging techniques through a TRS that is fully subject to U.S. federal corporate income taxation.

Market Risk Management

Market risk management is an integral component of our strategy to deliver attractive risk-adjusted returns to our stockholders. Because we invest in commercial mortgage loans and other commercial real estate-related debt instruments, investment losses from prepayments, defaults, interest rate volatility or other risks can eliminate or otherwise meaningfully reduce funds available for distribution to our stockholders. In addition, because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margin is dependent upon a positive spread between the returns on our portfolio and our overall cost of funding. To minimize the risks to our portfolio, we actively employ portfolio-wide and asset-specific risk measurement and management processes in our daily operations. For example, we generally intend to match-fund and match-index our investments by minimizing the differences between the durations and indices of our investments and those of our liabilities, including in certain instances through the use of derivatives; however, under certain circumstances, we may determine not to do so or we may otherwise be unable to do so. See “Risk Factors—Risks Related to Our Financing and Hedging—Our use of leverage may create a mismatch with the duration and index of the investments that we are financing.”

Credit Risk Management

While we seek to limit our credit losses from our investments, there can be no assurance that we will be successful. Although we have not sustained any credit losses or impairments in our portfolio as of March 31, 2017, we retain the risk of potential credit losses on all of the commercial mortgage loans and other commercial real estate-related debt instruments in our portfolio. We seek to manage credit risk through our due diligence process prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate. In addition, with respect to any particular target investment, our Manager’s deal team evaluates, among other things, relative valuation, comparable analysis, supply and demand trends, delinquency and default rates, recovery of various sectors and vintage of collateral.

Our investment guidelines do not limit the amount of our equity that may be invested in any type of our target assets. However, not more than 25% of our Equity (as defined in our Management Agreement with our Manager) may be invested in any individual investment without the approval of a majority of our independent directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation shall be deemed to be multiple investments in such underlying securities, instruments and assets and not the particular vehicle, product or other arrangement in which they are aggregated). Our investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our Equity that will be invested in any individual target asset or type of target assets at any given time.

Conflicts of Interest

For a discussion of the conflicts of interest facing our company and our policies to address these conflicts, see “Our Manager and Our Management Agreement—Additional Activities of Our Manager; Allocation of Investment Opportunities; Conflicts of Interest.”

Policies With Respect to Certain Other Activities

If our board of directors determines that additional capital is required, we may seek to raise such funds through borrowings or the sale of equity, equity-related or debt securities, the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or the sale of assets, or a combination of these methods. If our board of directors determines to raise additional equity capital, it has the power, without stockholder approval, to authorize us to issue additional stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time, including the right to increase our authorized share count.

As part of our leverage strategy, we have financed ourselves through a combination of secured revolving repurchase facilities, non-recourse CLO financing and asset-specific financing structures. We also finance a portion of our investments by originating or acquiring first mortgage loans and then selling the senior interest in such loans, which may take the form of an A-Note or a mortgage loan, and retaining the subordinated interest, which may take the form of a B-Note or mezzanine loan. Over time, in addition to these types of financings, we may use other forms of leverage, including secured and unsecured warehouse facilities, structured financing, derivative instruments and public and private, secured and unsecured debt issuances by us or our subsidiaries. We may also issue additional equity, equity-related and debt securities to fund our investment strategy.

Since inception, the investment guidelines established by our pre-IPO board of directors generally capped our leverage at 2.3:1. Subject to compliance with the leverage covenants contained in our secured revolving repurchase facilities and other financing documents, we expect that the amount of leverage that we will incur in the future will take into account a variety of factors, which may include our Manager’s assessment of credit, liquidity, price volatility and other risks of our investments and the financing counterparties, the potential for losses and extension risk in our portfolio and availability of particular types of financing at the then-current rate. Given current market conditions, we expect that our overall leverage will not exceed, on a debt-to-equity basis, a ratio of 3:1, although we may employ more or less leverage on individual loan investments after consideration of the impact on expected risk and return of the specific situation and future changes in value of underlying properties may result in debt-to-equity ratios in excess of 3:1. To the extent we believe market conditions are favorable, we may revise our leverage policy in the future.

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of its oversight of our Manager.

As of the date of this prospectus, we do not intend to offer equity, equity-related or debt securities in exchange for property, to underwrite the securities of other issuers, or to repurchase or otherwise reacquire shares of our capital stock or other securities other than as described in this prospectus.

We may invest in the debt securities of other REITs or other entities engaged in real estate operating or financing activities, but not for the purpose of exercising control over such entities.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to or a vote of our stockholders, but we expect to disclose any material changes to these policies in the periodic reports that we will file with the SEC.

Operating and Regulatory Structure

REIT Qualification

We have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2014. Our continued qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our capital stock. We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and we believe that our current organization and intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to remain qualified as a REIT could materially and adversely affect us, including our ability to make distributions to our stockholders in the future. Even if we remain qualified as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations—Taxation of TPG RE Finance Trust, Inc.”

Investment Company Act Exclusion or Exemption

We conduct, and intend to continue to conduct, our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Complying with provisions that allow us to avoid the consequences of registration under the Investment Company Act may at times require us to forego otherwise attractive opportunities and limit the manner in which we conduct our operations.

We conduct our operations so that we are not an “investment company” as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned or majority-owned subsidiaries, we are primarily engaged in the non-investment company business of originating and acquiring commercial mortgage loans and other interests in commercial real estate. To satisfy the requirements of Section 3(a)(1)(C), we must not be engaged in the business of investing, reinvesting or trading in securities, and we must not own “investment securities” with a value that exceeds 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Our interests in wholly-owned or majority-owned subsidiaries that qualify for the exclusion pursuant to Section 3(c)(5)(C), as described below, do not constitute “investment securities.”

We hold our assets primarily through direct or indirect wholly-owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. We will classify our assets for purposes of certain of our subsidiaries’ Section 3(c)(5)(C) exclusion from the Investment Company Act based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. Based on such guidance, to qualify for the exclusion pursuant to Section 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in Qualifying Interests, and (ii) at least 80% of its assets in Qualifying Interests and real estate-related assets. Qualifying Interests for this purpose include senior loans, certain B-Notes and certain mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters and other guidance, and other assets that the SEC staff in various no-action letters and other guidance has determined are the functional equivalent of senior loans for the purposes of the Investment Company Act. We treat as real estate-related assets B-Notes and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters and other guidance, and debt and equity securities of companies primarily engaged in real estate businesses.

For purposes of the foregoing, we will treat our interests in CLO Issuer as non-investment securities because (1) we own all of the outstanding voting securities of CLO Issuer and treat it as a wholly-owned subsidiary for purposes of the Investment Company Act and (2) as described below, we believe CLO Issuer and certain of its subsidiaries qualify for the exclusion from regulation as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act. As of March 31, 2017, the portfolio of each of our subsidiaries that we expect to rely on the exclusion from regulation as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act was comprised of in excess of 55% of first mortgage loans and pari passu participations in senior loans that we consider Qualifying Interests and at least an additional 25% in first mortgage loans and senior participation interests in commercial loans that were real-estate related. If it was determined that CLO Issuer and its subsidiaries were not eligible to rely on the exclusion under Section 3(c)(5)(C) of the Investment Company Act, such entities would be eligible to rely on Section 3(c)(1) or Section 3(c)(7), and we would still meet the requirements of Section 3(a)(1)(C) of the Investment Company Act in light of our current asset composition.

The SEC has not published guidance with respect to the treatment of the pari passu participation interests in senior loans held by CLO Issuer and certain of its subsidiaries for purposes of the Section 3(c)(5)(C) exclusion. Based on our analysis of published guidance with respect to other types of assets, we consider the pari passu participation interests held by CLO Issuer and its subsidiaries to be Qualifying Interests under certain conditions. These no-action positions are based on specific factual situations that differ in some regards from the factual situations we and our subsidiaries may face, and as a result, we may have to apply SEC staff guidance that relates to other factual situations by analogy. A number of these no-action positions were issued more than twenty years ago. There may be no guidance from the SEC staff that applies directly to our factual situations, and the SEC may disagree with our conclusion that the published guidance applies in the manner we have concluded. No assurance can be given that the SEC or its staff will concur with our classification of the pari passu participation interest in senior loans held by CLO Issuer and its subsidiaries. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act, including for purposes of our subsidiaries’ compliance with the exclusion provided in Section 3(c)(5)(C) of the Investment Company Act. There is no guarantee that we will be able to adjust our assets in the manner required to maintain our exclusion or exemption from the Investment Company Act and any adjustment in our strategy or assets could have a material adverse effect on us. See “Risk Factors—Risks Related to Our

Company—Maintenance of our exclusion or exemption from registration under the Investment Company Act imposes significant limits on our operations.”

Competition

We operate in a competitive market for the origination and acquisition of attractive investment opportunities. We compete with a variety of institutional investors, including other REITs, debt funds, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, private equity and hedge funds, governmental bodies and other entities and may compete with TPG Funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several of our competitors, including other REITs, have recently raised, or are expected to raise, significant amounts of capital and may have investment objectives that overlap with our investment objectives, which may create additional competition for lending and other investment opportunities. Some of our competitors may have a lower cost of funds and access to funding sources that may not be available to us or are only available to us on substantially less attractive terms. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion or exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more lending relationships than we do. Competition may result in realizing fewer investments, higher prices, acceptance of greater risk, greater defaults, lower yields or a narrower spread of yields over our borrowing costs. In addition, competition for attractive investments could delay the investment of our capital.

In the face of this competition, we have access to our Manager’s professionals through TPG and TPG Real Estate and their industry expertise, which may provide us with a competitive advantage in competing effectively for attractive investment opportunities and help us assess risks and determine appropriate pricing for certain potential investments. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related to Our Lending and Investment Activities—We operate in a competitive market for the origination and acquisition of attractive investment opportunities and competition may limit our ability to originate or acquire attractive investments in our target assets, which could have a material adverse effect on us.”

Employees

We are externally managed and, upon the completion of this offering, will be advised by our Manager pursuant to our Management Agreement between our Manager and us. All of our executive officers and certain of our directors serve as officers of our Manager. We do not expect to have any employees. See “Our Manager and Our Management Agreement—Management Agreement.”

Legal Proceedings

Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Upon the completion of this offering, our board of directors is expected to be comprised of seven members. Of these seven directors, we believe that four, constituting a majority, will be considered “independent,” with independence being determined in accordance with the listing standards established by the NYSE. Our bylaws will provide that a majority of our board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL nor more than 12.

There will be no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the directors will be elected by a plurality of the votes cast at that meeting.

The following sets forth certain information with respect to our directors, director nominees and executive officers:

Name	Age	Position Held with Our Company
Avi Banyasz	44	Chairman of the Board of Directors
Greta Guggenheim	58	Chief Executive Officer, President and Director
Robert Foley	57	Chief Financial and Risk Officer
Matthew Coleman	40	Vice President
Peter Smith	51	Vice President
Deborah Ginsberg	38	Vice President and Secretary
Kelvin Davis	53	Director
*		Independent Director Nominee
*		Independent Director Nominee
*		Independent Director Nominee
*		Independent Director Nominee

*	This individual has agreed to become a member of our board of directors upon the completion of this offering and is expected to be an independent director.

Directors and Director Nominees

Avi Banyasz has served as our chairman of the board since December 2014. Mr. Banyasz is a partner of TPG and co-head of TPG Real Estate. Prior to joining TPG in 2011, Mr. Banyasz served as a managing principal and a member of the investment committee of Westbrook Partners, a real estate private equity firm, where he worked for 13 years. Prior to joining Westbrook Partners, Mr. Banyasz worked at Bear Stearns & Co. Mr. Banyasz received a B.S. in Economics and Finance, with High Distinction, from the University of Toronto. Mr. Banyasz serves on the Boards of Directors of Parkway, Inc. (NYSE: PKY), Enlivant (formerly, Assisted Living Concepts, Inc.), of which he is Chairman, Evergreen Industrial Properties, LLC., and Strategic Office Partners. Mr. Banyasz’s extensive experience in real estate investment allows Mr. Banyasz to provide valuable insight to us and our board of directors, including with respect to our investing activities, which leads to our conclusion that Mr. Banyasz should serve on our board of directors.

Greta Guggenheim has served as one of our directors since February 2016 and as our chief executive officer and president since January 2016. Ms. Guggenheim is also a partner of TPG and TPG Real Estate and our Manager and the chair of our Manager’s investment committee. Ms. Guggenheim is a co-founder of Ladder and was president of Ladder from its formation in October 2008 through June 2012 and was appointed chief investment officer in June 2012. Prior to forming Ladder, Ms. Guggenheim served as a managing director and head of origination at Dillon Read Capital Management (“DRCM”), a wholly-owned subsidiary of UBS AG, from June 2006 to June 2007. Before joining DRCM, Ms. Guggenheim served as a managing director in originations at UBS from May 2002 to June 2006. Prior to joining UBS, Ms. Guggenheim served as a managing director at Bear Stearns & Co. from October 2000 to April 2002 and previously worked in real estate investment banking and commercial real estate lending at Credit Suisse and Credit Suisse First Boston from 1986 to 1999. Ms. Guggenheim has a total of 31 years of experience in commercial real estate finance. Ms. Guggenheim earned a B.A. in Economics and Spanish Literature from Swarthmore College and an M.B.A. from The Wharton School of the University of Pennsylvania. Ms. Guggenheim’s leadership, vision, skills, deep knowledge of our business and experience in commercial real estate finance lead to our conclusion that Ms. Guggenheim should serve on our board of directors.

Kelvin Davis has served as one of our directors since December 2014. Mr. Davis is the founder and co-head of TPG Real Estate. He is based in San Francisco and is a member of TPG’s management committee. From 2000 to 2009, Mr. Davis led TPG’s North American buyout group, encompassing investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was president and chief operating officer of Colony Capital, LLC, a private international real estate investment firm in Los Angeles (“Colony”), which he co-founded in 1991. During his tenure at Colony, it was one of the country’s largest purchasers of non-performing loans and real estate owned properties from the Resolution Trust Corporation and private sector sellers. Colony’s wholly-owned affiliate, Colony Advisors, Inc., acted as asset manager with respect to essentially all of Colony’s loan and property investments. Prior to the formation of Colony, Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., he worked at Goldman Sachs & Co. LLC in New York and with Trammell Crow Company in Dallas and Los Angeles. Mr. Davis earned a B.A. in Economics from Stanford University and an M.B.A. from Harvard Business School, where he was a Baker Scholar, a John L. Loeb Fellow, and a Wolfe Award recipient. Mr. Davis serves on the Boards of Directors of Caesars Entertainment Corporation (NASDAQ: CZR), Catellus Development Corporation, Taylor Morrison Home Corporation (NYSE: TMHC), and Enlivant (formerly, Assisted Living Concepts, Inc.). He is also a long-time director (and past Chairman) of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization); is a trustee of Los Angeles County Museum of Art (LACMA); and is on the Board of Overseers of the Huntington Library, Art Collections, and Botanical Gardens. Mr. Davis’s substantial real estate loan and property investment experience, leadership role with TPG Real Estate and deep knowledge and relationships in the real estate sector lead to our conclusion that Mr. Davis should serve on our board of directors.

Executive Officers

In addition to Ms. Guggenheim, the following individuals serve as our executive officers:

Robert Foley has served as our chief financial and risk officer since August 2015. Mr. Foley is also a managing director of TPG and a member of our Manager’s investment committee. Mr. Foley joined TPG Real Estate and our company in August 2015 from TPG Sixth Street Partners (formerly known as TPG Special Situations Partners), where he directed credit-based investment activity in U.S. commercial real estate for TPG’s special situations and credit investment platform from 2014 to August 2015. Mr. Foley is an experienced principal investor and business builder. Mr. Foley was a co-founder, chief financial officer, and later chief operating officer of Gramercy Capital Corp. (NYSE: GPT), a publicly-traded REIT with debt and net lease investments throughout the U.S. Prior to his tenure with Gramercy Capital, Mr. Foley was co-head of high yield commercial real estate debt investing for Goldman Sachs & Co.’s special situations group, and led the domestic commercial real estate capital markets business at Bankers Trust Company (since merged with Deutsche Bank). He began his career with Touche Ross & Co. in its San Francisco office. Until recently, Mr. Foley served on the Board of Governors and Executive Committee of the Commercial Real Estate Finance Council and chaired its governmental policy committee. He is a full member of the Urban Land Institute, the Zell-Lurie Real Estate Center at The Wharton School of the University of Pennsylvania, the Stanford Real Estate Center, and the Real Estate Lenders Association. He earned B.A. degrees in Economics and Political Science from Stanford University, an M.B.A. from The Wharton School of the University of Pennsylvania, and is a certified public accountant (inactive in California).

Matthew Coleman has served as our vice president since February 2016. Mr. Coleman is a partner and the chief operating officer of TPG Real Estate and is based in San Francisco. Before joining TPG in 2012, Mr. Coleman was the general counsel of the real estate private equity group at D. E. Shaw & Co., L.P. From 2000 through 2005, Mr. Coleman was an attorney in the New York office of Cravath, Swaine & Moore LLP, where he practiced in the areas of mergers and acquisitions, leveraged finance, and securities. Mr. Coleman graduated summa cum laude from Wake Forest University with a B.A. in Economics and was elected to Phi Beta Kappa. He earned a J.D. from Yale Law School, where he served as an editor of the Yale Law Journal and as the editor-in-chief of the Yale Journal on Regulation. Mr. Coleman currently serves on the Boards of Directors of AV Homes, Inc. (NASDAQ: AVHI) and Bluegrass Senior Living.

Peter Smith has served as our vice president and our Manager’s head of originations since November 2016. Mr. Smith is a managing director of TPG and a member of our Manager’s investment committee. Mr. Smith has more than 25 years of commercial real estate debt financing experience, including transitional loans, mezzanine loans, long-term fixed rate loans, loan portfolio acquisitions, and workouts and restructurings. Prior to joining TPG in November 2016, Mr. Smith was a managing director at Ladder focusing on loan originations. Mr. Smith’s prior experience includes senior positions with Credit Suisse, UBS, Credit Suisse First Boston and Heller Financial. Mr. Smith is a graduate of the University of Michigan from which he earned a B.B.A. in Accounting.

Deborah Ginsberg has served as our vice president and secretary since November 2016 and our Manager’s legal chief of staff since May 2016. Ms. Ginsberg is a managing director of TPG and a member of our Manager’s investment committee. Prior to joining TPG in May 2016, she was a principal with Blackstone Real Estate Debt Strategies, an affiliate of the Blackstone Group L.P., in New York and London from December 2012 to March 2016. While at Blackstone, she was responsible for legal structuring, due diligence, loan closing processes, and documentation for all real estate debt investments for the firm’s private equity funds and mortgage REIT. Prior to Blackstone, Ms. Ginsberg was a director at CT Investment Management Co., LLC, a commercial real estate investment manager that was wholly-owned by Capital Trust, Inc. (NYSE: CT) which was acquired by Blackstone in December 2012, where she was responsible for all legal aspects of structuring, closing, and asset management of the firm’s real estate debt investments. Before joining Capital Trust, Inc. in 2006, Ms. Ginsberg practiced law in the real estate group at Sidley Austin LLP. Ms. Ginsberg received a B.S. from Cornell University and a J.D. from the Benjamin N. Cardozo School of Law. Ms. Ginsberg is a member of Commercial Real Estate Finance Council and WX New York Women Executives in Real Estate and is on the Board of Directors of the NY Private Equity Network—Real Estate.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors

Our business is managed by our Manager, subject to the supervision and direction of our board of directors. The number of members of our board of directors will be determined from time to time by action of our board of directors. However, the number of directors may not be fewer than the minimum number required by the MGCL or more than 12. Upon the completion of this offering, our board of directors will consist of seven persons. We expect our board of directors will determine that four of our directors, constituting a majority, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act.

Our board of directors believes its members collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness and ability to devote the necessary time to board duties, a commitment to representing the best interests of our company and our stockholders and a dedication to enhancing stockholder value.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its standing committees to be established upon the completion of this offering, our audit committee, our compensation committee and our nominating and corporate governance committee, each of which will address risks specific to its area of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our Manager takes, or is required to take, to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

Upon the completion of this offering, our board will establish three committees: our audit committee, our compensation committee and our nominating and corporate governance committee. Each of these committees will consist of three members, which members will satisfy the NYSE’s independence standards. Moreover, our compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

Our audit committee will be comprised of                 ,                  and                 , with                  serving as the committee’s chairperson. We expect that our board of directors will determine that each of these members meets the independence criteria and has the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Exchange Act. We expect that our board of directors will designate                  as our audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act, and will determine that                  has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Our audit committee, pursuant to its written charter, will, among other matters, oversee:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our overall risk exposure and management.

Our audit committee will also be responsible for engaging our independent registered public accounting firm, reviewing with our independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by our independent registered public accounting firm, reviewing the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees earned by our independent registered public accounting firm and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our compensation committee will be comprised of                  and                 , with                      serving as the committee’s chairperson. We expect that our board of directors will determine that all compensation committee members meet the independence criteria set forth in the listing standards of the NYSE and Rule 10C-1 under the Exchange Act.

Our compensation committee, pursuant to its written charter, will, among other matters:

•	review our Management Agreement on an annual basis;

•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by our board of directors), determine and approve the compensation, if applicable, of our chief executive officer based on such evaluation;

•	review and oversee management’s annual process for evaluating the performance of our executive officers and review and approve on an annual basis the compensation of our executive officers, if applicable;

•	oversee the annual review of our compensation plans, including our equity incentive plan;

•	assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking;

•	assist our board of directors and the chairman in overseeing the development of executive succession plans; and

•	determine from time to time the compensation for our non-management directors.

Our compensation committee will have the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to retain, on terms it deems appropriate, legal counsel and other experts, consultants or advisers as it deems appropriate, without obtaining the approval of our board of directors or management. Our compensation committee will have the sole authority to select and retain a compensation consultant to assist in the evaluation of chief executive officer compensation, if any.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be comprised of ,                  and                , with                  serving as the committee’s chairperson. We expect that our board of directors will determine that all nominating and corporate governance committee members meet the independence criteria set forth in the listing standards of the NYSE.

Our nominating and corporate governance committee, pursuant to its written charter, will, among other matters:

•	provide counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees;

•	oversee the self-evaluation of our board of directors and our board of director’s evaluation of management;

•	periodically review and, if appropriate, recommend to our board of directors changes to, our corporate governance policies and procedures, and monitor the effectiveness of such guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct; and

•	identify and recommend to our board of directors potential director candidates for nomination.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Director and Executive Compensation

Compensation of Directors

We will pay a $             annual base director’s fee in cash to each of our non-management directors. In addition, each non-management director who chairs the audit, compensation and nominating and corporate governance committees will receive an additional annual cash payment of $            , $            and $            , respectively. We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our non-management directors will also be eligible to receive equity-based awards under our equity incentive plan described below under “—Equity Incentive Plan.” In particular, each of our non-management directors is expected to receive the awards described below under “—Equity Incentive Plan—Initial Awards” in connection with this offering.

Executive Compensation

Because our Management Agreement will provide that our Manager is responsible for managing our affairs, our executive officers, who are employees of TPG, including our Manager, will not receive cash compensation from us for serving as our executive officers. Instead, we will pay our Manager the base management fee and incentive compensation, as applicable, described in “Our Manager and Our Management Agreement—Management Agreement—Management Fees, Incentive Compensation and Expense Reimbursements” and, in the discretion of our compensation committee, we may also grant equity-based awards pursuant to our equity incentive plan to our directors, executive officers, employees (if any) and consultants, and the members, executive officers, directors, employees and consultants of our Manager or its affiliates. See “—Equity Incentive Plan” for additional information regarding our equity incentive plan, pursuant to which we expect to grant initial awards to our executive officers and certain personnel of TPG who provide services to us in connection with this offering. These equity-based awards would be issued by us and not our Manager. Notwithstanding the foregoing, we will be required by our Management Agreement to reimburse our Manager or an affiliate of our Manager for the allocable share of the salary and other compensation paid by our Manager or an affiliate of our Manager to Mr. Foley, our chief financial and risk officer, who will dedicate a substantial portion of his time to us, based on the percentage of his time spent on our affairs.

The following table sets forth all compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal year presented.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Foley(1)(2) (Chief Financial and Risk Officer)	2016	$60,000	$82,500	—	—	—	—	$—	$142,500

(1)	Mr. Foley is an employee of an affiliate of our Manager and is not paid compensation by us. Amounts in the columns entitled “Salary” and “Bonus” represent the compensation expense, including annual base salary and bonus, that is allocable to us based on the percentage of time he spent on our affairs in 2016 in his capacity as chief financial and risk officer.

(2)	Under the terms of our pre-IPO Management Agreement, the reimbursement of fees and expenses (including Mr. Foley’s reimbursable compensation reflected in this table) related to ongoing regulatory compliance matters and regulatory reporting obligations relating to us and our activities was capped at $400,000.

Corporate Governance

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics that applies to all of our directors, executive officers and employees (if any), and to all of the executive officers and employees of our Manager and its affiliates who provide services to us. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or any employees (if any) may be made only by our nominating and corporate governance committee and will be promptly disclosed as required by law and NYSE regulations.

Corporate Governance Guidelines

Our board of directors also will adopt corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of director’s expectations as to how it and they should perform its and their respective functions.

Equity Incentive Plan

We anticipate that prior to the date of this prospectus, our board of directors will have adopted, and our stockholders will have approved, our 2017 Equity Incentive Plan, which we refer to in this prospectus as our “equity incentive plan.” Our equity incentive plan is expected to provide for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units, performance awards, substitute awards and other equity-based awards (including LTIP units (as defined below)) to our directors, executive officers, employees and consultants, and the members, executive officers, directors, employees (if any) and consultants of our Manager or its affiliates, as well as to our Manager and other entities that provide services to us and the employees of such entities. The description of our equity incentive plan set forth below is a summary of the material features of the plan, based on the form we anticipate will be adopted. However, the equity incentive plan has not yet been adopted, and the provisions discussed below remain subject to change. Furthermore, this summary does not purport to be a complete description of all provisions of the equity incentive plan. As a result, the following description is qualified in its entirety by reference to the equity incentive plan once adopted, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Administration of our Equity Incentive Plan and Eligibility

Our equity incentive plan will be administered by our compensation committee, which may delegate certain of its authority under our equity incentive plan, subject to applicable law, to our chief executive officer or any other executive officer as our compensation committee deems appropriate; provided, that our compensation committee may not delegate its authority under our equity incentive plan to our chief executive officer or any other executive officer with regard to the selection for participation in our equity incentive plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.

Our compensation committee has the authority to make awards to eligible participants, which include our directors, executive officers, employees (if any) and consultants, and the members, executive officers, directors, employees and consultants of our Manager or its affiliates, as well as to our Manager and other entities that provide services to us and the employees of such entities, and persons expected to take such positions. Our compensation committee also has the authority to determine what form the awards will take, the amount and timing of the awards and all other terms and conditions of the awards. Our compensation committee may not amend or replace any previously granted option or stock appreciation right in a manner that is considered a repricing under stock exchange listing rules without stockholder approval.

Following the completion of this offering, we expect that our compensation committee, when determining the timing, size and types of awards to eligible participants under our equity incentive plan, will take into account all factors that it deems appropriate, including, with respect to our Manager, if deemed appropriate, the amount of any incentive compensation then-earned by our Manager. Our compensation committee shall have the resources and authority appropriate to retain, on terms it deems appropriate, experts or consultants as it deems appropriate to discharge its duties and responsibilities, without obtaining the approval of our board of directors or management.

Share Authorization

The total number of shares of common stock that may be made subject to awards under our equity incentive plan will be equal to     % of the issued and outstanding shares of our stock (including any shares of our common stock issued upon exercise of the underwriters’ option to purchase additional shares of our common stock, but excluding the initial grant of shares of restricted stock or restricted stock units expected to be made to our non-management directors upon the completion of this offering). The number of shares of our common stock available under our equity incentive plan shall be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding options, outstanding stock appreciation rights, outstanding stock awards and outstanding performance-related awards. To the extent that shares of our common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under our equity incentive plan are not issued or delivered or are forfeited by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of our common stock generally shall again be available for issuance under our equity incentive plan.

In the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, then our board of directors will appropriately adjust the number and class of securities available under our equity incentive plan and the terms of each outstanding award under our equity incentive plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation, our board of directors may make such equitable adjustments as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. The decision of our board of directors regarding any such adjustment shall be final, binding and conclusive.

Stock Options

Our equity incentive plan authorizes the grant of incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options will be granted only to persons (if any) who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Internal Revenue Code. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Internal Revenue Code). The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”).

Stock Appreciation Rights

Our equity incentive plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, shares of our common stock or, if provided in the award agreement, cash, or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed, in the case of a tandem stock appreciation right, the expiration, cancellation or other termination of the related option and, in the case of a free-standing stock appreciation right, ten years from the date of grant.

Stock Awards

Our equity incentive plan also provides for the grant of common stock, restricted stock and restricted stock units. Our compensation committee will determine the number of shares of common stock subject to a restricted stock award or restricted stock unit and the restriction period, performance period (if any), the performance measures (if any) and the other terms applicable to a stock award under our equity incentive plan. A restricted stock unit confers on the participant the right to receive one share of common stock or, in lieu thereof, and if provided in the award agreement, the fair market value of such share of common stock in cash. Unless otherwise set forth in the applicable award agreement, the holders of awards of restricted stock will be entitled to receive dividends, and the holders of awards of restricted stock units will not be entitled to receive dividend equivalents.

Performance Awards

Our equity incentive plan also authorizes the grant of performance awards. Performance awards represent the participant’s right to receive an amount of cash, shares of our common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified period. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award.

Substitute Awards

Awards may be granted in substitution or exchange for any other award granted under our equity incentive plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under our equity incentive plan in substitution for similar awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity by or with us or one of our affiliates.

Other Equity-Based Awards

Our compensation committee may grant other forms of awards that are denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our common stock. Other equity-based awards may be payable in cash or shares of our common stock or long-term incentive plan (“LTIP”) units (which represent limited liability company interests in Holdco) if our compensation committee determines that such other form of award is consistent with the purpose and restrictions of our equity incentive plan. The terms and conditions of such other form of award will be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Change in Control; Termination of Management Agreement

Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in our equity incentive plan), our compensation committee may, in its discretion, determine whether some or all outstanding options and stock appreciation rights shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. Our compensation committee may further require that shares of stock of the corporation or other entity resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

Subject to the terms of the applicable award agreement, upon the termination of our Management Agreement other than for a cause event (as defined below under “Our Manager and Our Management Agreement—Management Agreement”), any award that was not previously vested and/or exercisable shall become fully vested and/or exercisable, and any performance conditions imposed with respect to such award shall be deemed to be fully achieved.

Termination; Amendment

Our equity incentive plan will automatically expire on the tenth anniversary of its effective date. Our board of directors may terminate or amend our equity incentive plan at any time, subject to any stockholder approval required by applicable law, rule or regulation or the rules of any stock exchange on which our shares are listed or traded. Our compensation committee may amend the terms of any outstanding award under our equity incentive plan at any time. No amendment or termination of our equity incentive plan or any outstanding award may adversely affect any of the rights of an award holder without the holder’s consent.

Initial Awards

On an annual basis, each of our non-management directors will be granted $        of shares of restricted stock or restricted stock units. This grant to each of our non-management directors is expected to include an initial grant to be made upon completion of this offering pursuant to our equity incentive plan equal to          shares of restricted stock or restricted stock units in the aggregate based upon an assumed initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus. These shares of restricted stock or restricted stock units will vest on the one-year anniversary of the date of grant.

Assuming an initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, and that the underwriters’ option to purchase additional shares of our common stock is not exercised, we expect to have          shares of our common stock reserved for issuance under our equity incentive plan after the completion of this offering, which, for the avoidance of doubt, gives effect to the initial grant of shares of restricted stock or restricted stock units expected to be made to our non-management directors upon the completion of this offering.

Limitation of Liability and Indemnification

For information concerning limitations of liability and indemnification applicable to our directors and executive officers, see “Certain Provisions of Maryland Law and of our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

OUR MANAGER AND OUR MANAGEMENT AGREEMENT

General

Since our inception in December 2014, we have been externally managed and advised by our Manager. Each of our executive officers is an employee of TPG. Our Manager is led by an experienced senior team of investment professionals provided to our Manager by TPG, including Greta Guggenheim, our chief executive officer and president and a member of our board of directors, Robert Foley, our chief financial and risk officer, Peter Smith, our vice president and our Manager’s head of originations, and Deborah Ginsberg, our vice president and our Manager’s legal chief of staff, each of whom has at least 15 years of commercial real estate debt financing experience. The executive offices of our Manager are located at 888 Seventh Avenue, 35th Floor, New York, New York 10106, and the telephone number of our Manager’s executive offices is (212) 601-7400.

Our Manager’s Investment Committee

Our Manager’s investment committee is comprised of Greta Guggenheim, Robert Foley, Peter Smith and Deborah Ginsberg, as well as Avi Banyasz, our chairman of the board and the co-head of TPG Real Estate. Subject to compliance with our investment guidelines approved by our board of directors at such time, our Manager’s investment committee approves our investment strategy, portfolio holdings and financing and leverage strategies. Our Manager’s investment committee will meet as frequently as it believes is necessary.

For biographical information for Mr. Banyasz, Ms. Guggenheim, Messrs. Foley and Smith and Ms. Ginsberg, see “Management—Our Directors, Director Nominees and Executive Officers.”

Management Agreement

On December 15, 2014, we entered into our pre-IPO Management Agreement with our Manager. Upon the completion of this offering, our pre-IPO Management Agreement will terminate, without payment of any termination fee to our Manager, and we will enter into a new management agreement with our Manager. We refer to the new management agreement between us and our Manager as our “Management Agreement.”

Engagement of Our Manager and Management Services

Pursuant to our Management Agreement, our Manager will manage our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as investment manager is under the supervision and direction of our board of directors.

Our Manager will also be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our investments and business and affairs as may be appropriate, which may include, without limitation, the following:

•	serving as our advisor with respect to the establishment and periodic review of our investment guidelines and financing strategy, any modifications to which will be approved by a majority of our board of directors (which must include a majority of our independent directors);

•	identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring, refinancing, hypothecating, pledging or otherwise disposing of investments consistent in all material respects with our investment guidelines;

•	with respect to prospective purchases, sales, exchanges or other dispositions of investments, conducting negotiations on our behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives;

•	negotiating and entering into, on our behalf, secured revolving repurchase facilities, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with our activities;

•	engaging and supervising, on our behalf and at our expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include affiliates of our Manager) that provide various services with respect to us, including, without limitation, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, custodial services, trustee services, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to our activities or investments (or potential investments);

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	advising us in connection with policy decisions to be made by our board of directors;

•	engaging one or more sub-advisors with respect to our management, including, where appropriate, affiliates of our Manager;

•	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT for U.S. federal income tax purposes and with our investment guidelines;

•	advising us regarding the maintenance of our qualification as a REIT for U.S. federal income tax purposes and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and the U.S. Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT for U.S. federal income tax purposes;

•	advising us regarding the maintenance of our exemption or exclusion from regulation as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption or exclusion and using commercially reasonable efforts to cause us to maintain such exemption or exclusion from regulation as an investment company under the Investment Company Act;

•	furnishing reports to us regarding our activities and services performed for us by our Manager and its affiliates;

•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

•	causing us to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in maintaining appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct periodic compliance reviews with respect thereto;

•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including, without limitation, (1) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act or by the NYSE, and facilitating compliance with the Sarbanes-Oxley Act, the listing rules of the NYSE, and the Dodd-Frank Act, and (2) in the event that we are a commodity pool under the U.S. Commodities Exchange Act, as amended (the “Commodities Exchange Act”), acting as our commodity pool operator for the period and on the terms and conditions set forth in our Management Agreement, including the authority to make any filings, submissions or registrations (including for exemptive or “no action” relief) to the extent required or desirable under the Commodities Exchange Act;

•	assisting us in taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for all information required to the extent provided by the provisions of the Internal Revenue Code and U.S. Treasury Regulations applicable to REITs;

•	placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day activities (other than with our Manager or its affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by our board of directors;

•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

•	serving as our advisor with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including, without limitation, (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives and (2) advising us with respect to obtaining appropriate financing for our investments (which, in accordance with applicable law and the terms and conditions of our Management Agreement and our charter and bylaws may include financing by our Manager or its affiliates);

•	providing us with portfolio management and other related services;

•	arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business; and

•	performing such other services from time to time in connection with the management of our business and affairs and our investment activities as our board of directors shall reasonably request and/or our Manager shall deem appropriate under the particular circumstances.

Pursuant to the terms of our Management Agreement, our Manager may retain, for and on our behalf, and at our sole cost and expense, such services of persons and firms as our Manager deems necessary or advisable in connection with our management and operations, which may include affiliates of our Manager; provided, that any such services may only be provided by affiliates of our Manager to the extent (1) such services are on arm’s-length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to our assets and our subsidiaries’ assets, or (2) such services are approved by a majority of our independent directors. Pursuant to the terms of our Management Agreement, our Manager will keep our board of directors reasonably informed on a periodic basis as to any services provided by affiliates of our Manager not approved by a majority of our independent directors.

Liability and Indemnification

Pursuant to our Management Agreement, our Manager assumes no responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in our investment guidelines. Under the terms of our Management Agreement, our Manager and its affiliates, and their respective directors, officers, employees, members, partners and stockholders, will not be liable to us, any subsidiary of ours, our board of directors, our stockholders or any of our subsidiaries’ stockholders, members or partners for acts or omissions performed in accordance with and pursuant to our Management Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under our Management Agreement. We have agreed to indemnify our Manager, its affiliates and the directors, officers, employees, members, partners and stockholders of our Manager and its affiliates from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such party performed in good faith under our Management Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such party under our Management Agreement. In addition, our Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process. Our Manager has agreed to indemnify our company, our subsidiaries and the directors, officers, employees, members, partners and stockholders of us and our subsidiaries and each person, if any, controlling us, from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from (1) any acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of our Manager under our Management Agreement or (2) any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager.

Notwithstanding the foregoing, our Manager will maintain “errors and omissions” insurance coverage and other customary insurance coverage upon the execution of our Management Agreement.

Pursuant to our Management Agreement, any indemnified party entitled to indemnification thereunder will first seek recovery from any other indemnity then available with respect to any applicable insurance policies by which such indemnified party is indemnified or covered and obtain written consent from us or our Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of us or our Manager (as applicable) to indemnify such indemnified party. Any amounts actually recovered under any applicable insurance policies or other indemnity then available will offset any amounts owed by us or our Manager (as applicable) pursuant to indemnification obligations under our Management Agreement.

Management Team

Pursuant to the terms of our Management Agreement, our Manager is required to provide us with a management team, including a chief executive officer, a president and a chief financial officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by our Manager to us, with the members of such management team, other than those that may be dedicated or partially dedicated to us, devoting such amount of their time to our management as is reasonably necessary and appropriate for the proper performance of all of our Manager’s duties, commensurate with our level of activity. Our Management Agreement permits our Manager to provide us with a dedicated or partially dedicated chief financial officer. Our Manager has informed us that Robert Foley will serve as our chief financial officer and that he will spend a substantial portion of his time on our affairs. Accordingly, we will be required by our Management Agreement to reimburse our Manager or an affiliate of our Manager for the allocable share of the salary and other compensation paid by our Manager or an affiliate of our Manager to Mr. Foley based on the percentage of his time spent on our affairs.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith:

•	is not in compliance with our investment guidelines; or

•	would adversely and materially affect our qualification as a REIT under the Internal Revenue Code or our status or our subsidiaries’ status as entities exempted or excluded from investment company status under the Investment Company Act, or would materially violate compliance and governance policies and procedures applicable to us, any law, rule or regulation of any governmental body or agency having jurisdiction over us and our subsidiaries or of any exchange on which our securities may be listed or that would otherwise not be permitted by our charter and bylaws.

If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify our board of directors if it is our Manager’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation, or compliance and governance policies and procedures or our charter or bylaws. Neither our Manager nor any of its affiliates will be liable to us, our board of directors or our stockholders for any act or omission by our Manager or any of its affiliates, except as provided above under “—Liability and Indemnification.”

Term and Termination

The initial term of our Management Agreement will end on the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term, our Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon: (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole; or (2) their determination that the base management fee and incentive compensation, taken as a whole, payable to our Manager is not fair, subject to our Manager’s right to prevent any termination due to unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days’ prior written notice of any such termination. Unless terminated for a cause event, our Manager will be paid a termination fee equal to three times the sum of (x) the average annual base management fee and (y) the average annual incentive compensation earned by our Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination or, if such termination occurs within the next two years, the base management fees and the incentive compensation will be annualized for such two-year period based on such fees actually received by our Manager during such period.

We may also terminate our Management Agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days’ prior written notice from us, upon the occurrence of a “cause event,” which is defined as:

•	a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within 30 days that our Manager, any of its agents or any of its assignees has committed a felony or a violation of applicable securities laws that has a material adverse effect on our business or the ability of our Manager to perform its duties under the terms of our Management Agreement;

•	an order for relief in an involuntary bankruptcy case relating to our Manager or our Manager authorizing or filing a voluntary bankruptcy petition;

•	the dissolution of our Manager; or

•	a determination that our Manager has committed fraud against us, misappropriated or embezzled funds of ours, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under our Management Agreement, provided, however, that if any of such actions or omissions are caused by an employee and/or officer of our Manager or one of its affiliates and our Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within 30 days of such determination, then our Management Agreement will not be terminable for cause.

Our Manager may assign our Management Agreement in its entirety or delegate certain of its duties under the agreement to any of its affiliates without the approval of a majority of our independent directors if such assignment or delegation does not require our consent or approval under the Investment Advisers Act of 1940, as amended.

Our Manager may terminate our Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to our Manager. Our Manager may also decline to renew our Management Agreement by providing us with 180 days’ prior written notice, in which case we would not be required to pay a termination fee to our Manager. In addition, if we breach our Management Agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us, our Manager may terminate our Management Agreement upon 60 days’ written notice. If our Management Agreement is terminated by our Manager upon our material breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under our Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under our Management Agreement and by the terms of such assignment in the same manner as we are bound under our Management Agreement.

Base Management Fee, Incentive Compensation and Expense Reimbursements

We do not expect to maintain an office or directly employ personnel. Instead, we will rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base Management Fee. Pursuant to the terms of our Management Agreement, we have agreed to pay our Manager a base management fee in an amount equal to the greater of $250,000 per annum ($62,500 per quarter) and 1.50% per annum (0.375% per quarter) of our “Equity.” The base management fee is payable in cash, quarterly in arrears. “Equity” means: (1) the sum of (a) the net proceeds received by us from all issuances of our stock, plus (b) our cumulative “Core Earnings” (as defined below) for the period commencing on the completion of this offering to the end of the most recently completed calendar quarter, and (2) less (a) any distributions to our stockholders, (b) any amount that we or any of our subsidiaries have paid to repurchase for cash our stock following the completion of this offering and (c) any incentive compensation earned by our Manager following the completion of this offering. With respect to that portion of the period from and after the completion of this offering that is used in the calculation of incentive compensation, which is described below, or the base management fee, all items in the foregoing sentence (other than our cumulative Core Earnings) will be calculated on a daily weighted average basis.

The base management fee of our Manager will be calculated by our Manager within 30 days after the end of each quarter and such calculation will be promptly delivered to our board of directors. We are obligated to pay the base management fee within five business days after the date of delivery to our board of directors of such computations.

The table below sets forth a simplified, hypothetical example of the base management fee calculation pursuant to our Management Agreement, based on the following assumptions:

•	Net proceeds received by us from issuances of our stock of $1.0 billion;

•	Core Earnings of $85.0 million;

•	Distributions to our stockholders of $85.0 million;

•	No repurchases for cash of our stock; and

•	Incentive compensation earned by our Manager of $3.0 million.

This example of the base management fee earned by our Manager is provided for illustrative purposes only and is qualified in its entirety by the terms of our Management Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

	Illustrative Amount	Calculation
1. What are the net proceeds received by us from issuances of our stock?	$1.0 billion	Net proceeds from common stock issuances since inception

2. What are the Core Earnings?	$85.0 million	Assumed to be an 8.5% return on Equity

3. What are the distributions to our stockholders?	$85.0 million	Assumed to equal 100% of Core Earnings

4. What are repurchases for cash of our stock?	$0	None

5. What is the incentive compensation?	$3.0 million	20% of the amount by which Core Earnings exceeds the product of 7% and our Equity

6. What is the Equity?	$997.0 million	The sum of (a) the net proceeds received by us from all issuances of our stock, plus (b) our cumulative “Core Earnings” for the period commencing on the completion of this offering to the end of the most recently completed calendar quarter, and (2) less (a) any distributions to our stockholders, (b) any amount that we or any of our subsidiaries have paid to repurchase for cash our stock following the completion of this offering and (c) any incentive compensation earned by our Manager following the completion of this offering.

7. What is the base management fee?	$15.0 million	The greater of $250,000 per annum or the product of 1.50% times our Equity.

Incentive Compensation. Pursuant to the terms of our Management Agreement, our Manager will be entitled to incentive compensation which will be payable in arrears in cash, in quarterly installments. Incentive compensation means the incentive fee calculated and payable with respect to each calendar quarter following the completion of this offering (or part thereof that our Management Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between: (1) the product of (a) 20% and (b) the difference between (i) our Core Earnings for the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of incentive compensation is being made (the “applicable period”), and (ii) the product of (A) our Equity in the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the applicable period, and (B) 7% per annum; and (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of the most recent 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). No incentive compensation will be payable to our Manager with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters following the completion of this offering) is greater than zero.

As used herein, “Core Earnings” means the net income (loss) attributable to holders of our common stock and Class A common stock, computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), and excluding (1) non-cash equity compensation expense, (2) the incentive compensation earned by our Manager, (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable period, regardless of whether such items are included in other comprehensive income or loss or in net income and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Pursuant to the terms of our Management Agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent that we foreclose upon the property or properties collateralizing such debt investments.

Our Manager will calculate each quarterly installment of incentive compensation within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computations to our board of directors.

The table below sets forth a simplified, hypothetical example of the incentive compensation calculation pursuant to our Management Agreement using a hurdle rate (the rate of return on Equity above which our Manager earns incentive compensation) of 7.0% per annum and an incentive rate (the proportion of the rate of return on Equity above the hurdle rate earned by our Manager as incentive compensation) of 20.0%, based on the following assumptions:

•	Equity in the most recent 12-month period of $1.0 billion;

•	Core Earnings for the most recent 12-month period, representing an annual yield of 8.5% on Equity;

•	no prior incentive fees were earned, and quarterly incentive fees earned during the hypothetical annual period are paid quarterly; and

•	quarterly distributions of all accumulated Core Earnings.

This example of the incentive compensation earned by our Manager is provided for illustrative purposes only and is qualified in its entirety by the terms of our Management Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

		Illustrative Amount	Calculation
1.	What are the Core Earnings?	$85.0 million	The annual yield on Equity (8.5%) multiplied by Equity in the previous 12-month period ($1.0 billion)
2.	What is the Hurdle Amount?	$70.0 million	The hurdle rate (7.0% per annum) multiplied by Equity in the previous 12-month period ($1.0 billion)
3.	What is the Incentive Compensation?	$3.0 million	The incentive rate (20.0%) multiplied by the excess of the Core Earnings ($85.0 million) above the Hurdle Amount ($70.0 million)

We expect the base management fees payable to our Manager to increase under our Management Agreement as compared to under our pre-IPO Management Agreement because of an increase in the fee rate (to 1.50% from 1.25%), and a change in the method of calculating the amount of equity to which the fee rate is applied. As a result, we expect incentive compensation will decrease.

To quantify the net impact on combined base management fees and incentive compensation paid, we calculated the estimated base management fees and incentive compensation that would have been paid by us to our Manager during 2016 if our Management Agreement went into effect on January 1, 2016, and compared it to the actual base management fees and incentive compensation earned by our Manager in 2016 under the pre-IPO Management Agreement. Set forth below is a table comparing the results (dollars in thousands):

	Management Agreement (Hypothetical)	Pre-IPO Management Agreement (Actual)	Increase/(Decrease)
Base Management Fee	$12,255	$8,816	$3,439
Incentive Compensation	2,816	3,687	(871)

Total	$15,073	$12,817	$2,568

In addition to the fees and expense reimbursements we will pay to our Manager pursuant to our Management Agreement, our Manager acts as collateral manager for the CLO we issued in our Formation Transaction. For acting as the CLO’s collateral manager pursuant to a separate collateral management agreement, we pay our Manager a collateral management fee equal to 0.075% per annum of the aggregate par amount of the loans in the CLO. Pursuant to an arrangement we have had with our Manager prior to this offering, we have been entitled to reduce the base management fee payable to our Manager under our pre-IPO Management Agreement by an amount equal to the collateral management fee our Manager is entitled to receive for acting as the collateral manager for the CLO. Upon the completion of this offering, our Manager will be entitled to earn a collateral management fee for acting as the collateral manager for the CLO without any reduction or offset right to the base management fee payable to our Manager under our Management Agreement. The analysis presented in the table preceding this paragraph does not incorporate the reduction or offset right referenced herein.

Reimbursement of Expenses. We will be required to reimburse our Manager or its affiliates for documented costs and expenses incurred by it and its affiliates on our behalf except those specifically required to be borne by our Manager or its affiliates under our Management Agreement. Our reimbursement obligation will not be subject to any dollar limitation. Expenses will be reimbursed within ten days following delivery of the expense statement by our Manager; provided that such payments may be offset by our Manager against amounts due to us from our Manager. Our Manager or its affiliates will be responsible for and we will not reimburse our Manager or its affiliates for, the expenses related to the personnel of our Manager and its affiliates who provide services to us. However, we will reimburse our Manager for our allocable share of the compensation (including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits) paid to (1) our Manager’s personnel serving as our chief financial officer based on the percentage of his or her time spent managing our affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs (our share of such costs will be based on the percentage of time devoted by such personnel to our and our subsidiaries’ affairs).

In addition to the items described in the preceding paragraph, the expenses required to be paid by us include:

•	fees, costs and expenses in connection with the issuance and transaction costs incident to the acquisition, negotiation, structuring, trading, settling, disposition and financing of our investments and investments of our subsidiaries (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs, fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

•

fees, costs, and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market and other similar services rendered to us (including, where the context requires, through one or more third parties and/or affiliates of our

Manager) or, if provided by our Manager’s personnel or personnel of affiliates of our Manager, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•	the compensation and expenses of our directors (excluding those directors who are officers or employees of our Manager or its affiliates) and the cost of “errors and omissions” and liability insurance to indemnify our directors and officers;

•	interest and fees and expenses arising out of borrowings made by us, including, but not limited to, costs associated with the establishment and maintenance of any of our credit facilities, other financing facilities or arrangements or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•	expenses connected with communications to holders of our securities or securities of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our securities on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders and any other reports or related statements;

•	our allocable share of costs associated with technology-related expenses, including, without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or affiliates of our Manager, technology service providers and related software/hardware utilized in connection with our investment and operational activities;

•	our allocable share of expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment or the establishment and maintenance of any financing facilities or arrangements, securitizations or any securities offerings;

•	our allocable share of costs and expenses incurred with respect to market information systems and publications, research publications and materials, including, without limitation, news research and quotation equipment and services;

•	the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to our activities;

•	the costs of any litigation involving us or our assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to our affairs;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•	our allocable share of costs and expenses incurred in contracting with third parties, in whole or in part, on our behalf;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any director, trustee, partner, member or officer of our company or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such director, trustee, partner, member or officer by any court or governmental agency;

•	the cost of any equity awards for directors and/or executive officers; and

•	all other expenses actually incurred by our Manager (except as otherwise described above) which are reasonably necessary for the performance by our Manager of its duties and functions under our Management Agreement.

We reimbursed our Manager and its affiliates for expenses of $297,000 from December 28, 2014 (commencement of operations) through December 31, 2016. Based on our current operating budget, we expect to reimburse our Manager and its affiliates for expenses of $940,000 (excluding deal-related costs) for the year ending December 31, 2017, although the actual amount reimbursed may vary materially from such estimate. As of March 31, 2017, we have not paid our Manager any reimbursements for 2017.

Additional Activities of Our Manager; Allocation of Investment Opportunities; Conflicts of Interest

Our Management Agreement expressly provides that it does not (1) prevent our Manager or any of its affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other person or entity, whether or not the investment objectives or policies of any such other person or entity are similar to those of ours, including, without limitation, the sponsoring, closing and/or managing of any TPG Fund that employs investment objectives or strategies that overlap, in whole or in part, with our investment guidelines, (2) in any way restrict or otherwise limit our Manager or any of its affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom our Manager or any of its affiliates, officers, directors or employees may be acting, or (3) prevent our Manager or any of its affiliates from receiving fees or other compensation or profits from activities described in clause (1) or (2) above, which will be for our Manager’s (and/or its affiliates’) sole benefit. However, for so long as our Management Agreement is in effect and TPG controls our Manager, neither our Manager nor TPG Real Estate Management, LLC, which is the manager of TPG Real Estate Partners, will directly or indirectly form any other public vehicle in the U.S. whose strategy is to primarily originate, acquire and manage performing commercial mortgage loans.

TPG has not previously sponsored any other public or private funds that have investment objectives similar to ours, in that no such prior funds have focused primarily on originating, acquiring and managing performing commercial mortgage loans and CMBS.

However, following development of its real estate strategy in 2009, TPG formed and sponsored TREP II in 2012. TREP II is a series of private funds that invests principally in real estate and real estate-related investments in North America and Europe. TREP II focuses primarily on investments in real estate-rich companies, property portfolios, private platforms, joint ventures, and real estate assets, which investments may be structured directly or indirectly through equity, debt or other interests. TREP II began operations in 2012, and its investment period is still open.

In addition to its real estate-focused funds, certain private equity and alternative credit funds managed by affiliates of TPG may also, from time to time, make real estate-related investments, including investments in real estate-related loans and debt securities, real estate-related equity securities and operating and platform companies.

Our Management Agreement expressly acknowledges that, while information and recommendations supplied to us will, in our Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of our investment guidelines and investment objectives and policies, such information and recommendations may be different in certain material respects from the information and recommendations supplied by our Manager or any affiliate of our Manager to others (including, for greater certainty, the TPG Funds and their investors, as described below). In addition, as acknowledged in our Management Agreement, (1) affiliates of our Manager sponsor, advise and/or manage one or more TPG Funds and may in the future sponsor, advise and/or manage additional TPG Funds and (2) to the extent any TPG Funds have investment objectives or guidelines that overlap with ours, in whole or in part, investment opportunities that fall within such common objectives or guidelines will generally be allocated among our company and one or more of such TPG Funds on a basis that our Manager and applicable TPG affiliates determine to be fair and reasonable in their sole discretion, subject to the following considerations:

•	our and the relevant TPG Funds’ investment focuses and objectives;

•	the TPG professionals who sourced the investment opportunity;

•	the TPG professionals who are expected to oversee and monitor the investment;

•	the expected amount of capital required to make the investment, as well as our and the relevant TPG Funds’ current and projected capacity for investing (including for any potential follow-on investments);

•	our and the relevant TPG Funds’ targeted rates of return and investment holding periods;

•	the stage of development of the prospective portfolio company or borrower;

•	our and the relevant TPG Funds’ respective existing portfolio of investments;

•	the investment opportunity’s risk profile;

•	our and the relevant TPG Funds’ respective expected life cycles;

•	any investment targets or restrictions (e.g., industry, size, etc.) that apply to us and the relevant TPG Funds;

•	our ability and the ability of the relevant TPG Funds to accommodate structural, timing and other aspects of the investment process; and

•	legal, tax, contractual, regulatory or other considerations that our Manager and applicable TPG affiliates deem relevant.

Pursuant to the terms of our Management Agreement, we acknowledged and agreed that (1) as part of TPG’s regular businesses, our Manager and its affiliates may from time to time work on other projects and matters (including with respect to one or more TPG Funds), and that conflicts may arise with respect to the allocation of personnel between us and one or more TPG Funds and/or our Manager and such other affiliates, (2) there may be circumstances where investments that are consistent with our investment guidelines may be shared with or allocated to (in lieu of us) one or more TPG Funds in accordance with TPG’s allocation policy (as described above), (3) TPG Funds may invest, from time to time, in investments in which we may also invest (including at different levels of an issuer’s or borrower’s capital structure (for example, an investment by a TPG Fund in an equity or mezzanine interest with respect to the same portfolio entity in which we own a debt interest or vice versa) or in a different tranche of debt or equity with respect to an issuer in which we have an interest) and while TPG will seek to resolve any such conflicts in a fair and equitable manner in accordance with TPG’s allocation policy and its prevailing policies and procedures with respect to conflicts resolution among TPG Funds generally, such transactions are not required to be presented to our board of directors or any committee thereof for approval (unless otherwise required by our investment guidelines), and there can be no assurance that any such conflicts will be resolved in our favor, (4) our Manager and its affiliates may from time to time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees, administrative fees or advisory or asset management fees, including with respect to TPG Funds and related portfolio entities, and while such fees may give rise to conflicts of interest we will not receive the benefit of any such fees, and (5) the terms and conditions of the governing agreements of such TPG Funds (including with respect to the economic, reporting and other rights afforded to investors in such TPG Funds) are materially different than the terms and conditions applicable to us and our stockholders, and neither we nor any of our stockholders (in such capacity) will have the right to receive the benefit of any such different terms and conditions applicable to investors in such TPG Funds as a result of an investment in us or otherwise. In addition, pursuant to the terms of our Management Agreement, our Manager is required to keep our board of directors reasonably informed on a periodic basis in connection with the foregoing. With regard to transactions that present conflicts contemplated by clause (3) above, our Manager is required to provide our board of directors with quarterly updates in respect of such transactions.

Pursuant to the terms of our Management Agreement, and subject to applicable law, our Manager is not permitted to consummate on our behalf any transaction that involves the sale of any investment to, or the acquisition of any investment or receipt of any financing from, TPG, any TPG Fund or any of their affiliates unless such transaction (1) is on terms no less favorable to us than could have been obtained on an arm’s length basis from an unrelated third party and (2) has been approved in advance by a majority of our independent directors. In addition, pursuant to the terms of our Management Agreement, it is agreed that our Manager will seek to resolve any conflicts of interest in a fair and equitable manner in accordance with TPG’s allocation policy and its prevailing policies and procedures with respect to conflicts resolution among TPG Funds generally, but only those transactions referred to in this paragraph will be expressly required to be presented for approval to our independent directors or any committee thereof (unless otherwise required by our investment guidelines).

Pursuant to the terms of our Management Agreement, at the reasonable request of our board of directors, our Manager will review TPG’s allocation policy with our board of directors and respond to reasonable questions regarding TPG’s allocation policy as it relates to services under our Management Agreement. Our Manager will promptly provide our board of directors with a description of any material amendments, updates or revisions to TPG’s allocation policy.

Our charter provides that, if any of our directors or officers who is also a partner, advisory board member, director, officer, manager, member, or shareholder of TPG acquires knowledge of a potential business opportunity, we renounce, on our behalf and on behalf of our subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law. Accordingly, to the maximum extent permitted from time to time by Maryland law (1) no director nominated by TPG is required to present, communicate or offer any business opportunity to us or any of our subsidiaries and (2) the director nominated by TPG, on his or her own behalf or on behalf of TPG, will have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements Relating to Our Formation Transaction

In connection with our Formation Transaction, we entered into various agreements with TPG, our Manager and certain of our stockholders. These agreements include a stockholders’ agreement, a pre-IPO Management Agreement, a collateral management agreement and a registration rights agreement.

Stockholders’ Agreement

In December 2014, we entered into a stockholders’ agreement with TPG, our Manager and certain of our stockholders. Upon the completion of this offering, the stockholders’ agreement will terminate in accordance with its terms.

Pre-IPO Management Agreement

In December 2014, we entered into a management agreement, which we refer to as our pre-IPO Management Agreement, with our Manager. Pursuant to our pre-IPO Management Agreement, our Manager is entitled to receive a base management fee, payable quarterly in arrears with respect to each calendar quarter in the amount of 1.25% per annum (or 0.3125% per quarter) of our “Equity” as defined in our pre-IPO Management Agreement. In addition, pursuant to our pre-IPO Management Agreement, our Manager earns incentive compensation calculated and payable quarterly in arrears with respect to each calendar quarter in arrears in an amount, not less than zero, equal to:

•	for the first full calendar quarter following the effective date of the agreement, the product of (1) 16%, and (2) the positive sum, if any, remaining after (a) our “Core Earnings” (as defined in our pre-IPO Management Agreement) for such calendar quarter are reduced by (b) the product of (i) our Equity as of the end of such quarter, and (ii) 7% per annum;

•	for each of the second, third and fourth full calendar quarters following the effective date of the agreement, (1) the product of (a) 16%, and (b) the positive sum, if any, remaining after (i) our Core Earnings for such calendar quarter(s) following the effective date of the agreement are reduced by (ii) the product of (A) the average of our Equity as of the end of each calendar quarter following the effective date of the agreement, and (B) 7% per annum, minus (2) the sum of any incentive compensation paid to our Manager with respect to the prior calendar quarter(s) following the effective date of the agreement; and

•	for each calendar quarter thereafter and prior to this offering, (1) the product of (a) 16%, and (b) the positive sum, if any, remaining after (i) our Core Earnings for the previous 12-month period are reduced by (ii) the product of (A) the average of our Equity as of the end of each calendar quarter during such previous 12-month period, and (B) 7% per annum, minus (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarter(s) of such previous 12 month period;

provided, however, that no incentive compensation is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such less number of completed calendar quarters from the effective date of the agreement) in the aggregate is greater than zero.

For the period from December 18, 2014 to December 31, 2014, we paid our Manager base management fees of $61,000 and no incentive compensation. For the period from January 1, 2015 to December 31, 2015, we paid our Manager base management fees of approximately $6.9 million and incentive compensation of approximately $2.0 million. For the period from January 1, 2016 to December 31, 2016, we paid our Manager base management fees of approximately $8.8 million and incentive compensation of approximately $3.7 million.

For the period from January 1, 2016 to March 31, 2016, we paid our Manager base management fees of approximately $2.0 million and incentive compensation of approximately $0.8 million. For the period from January 1, 2017 to March 31, 2017, we paid our Manager base management fees of approximately $2.6 million and incentive compensation of approximately $1.6 million.

Upon the completion of this offering, our pre-IPO Management Agreement will terminate, without payment of any termination fee to our Manager, and will be replaced by our new management agreement, which we refer to as our Management Agreement. See “—Management Agreement” below.

Collateral Management Agreement

In December 2014, we entered into a collateral management agreement with our Manager, pursuant to which our Manager acts as collateral manager for the CLO we issued to fund the acquisition of our initial portfolio. For acting as collateral manager, we pay our Manager a collateral management fee. The collateral management fee is equal to 0.075% per annum of the aggregate par amount of the loans in the CLO, and is calculated and payable monthly in arrears in cash. Pursuant to an arrangement we have with our Manager, we have been entitled to reduce the base management fee payable to our Manager under our pre-IPO Management Agreement by an amount equal to the collateral management fee our Manager is entitled to receive for acting as the collateral manager for the CLO. Upon the completion of this offering, our Manager will be entitled to earn a collateral management fee without any reduction or offset right to the base management fee payable to our Manager under our Management Agreement. For the years ended December 31, 2016 and 2015, respectively, the collateral management fee that we paid to our Manager pursuant to the collateral management agreement was $849,000 and $1.3 million, respectively. For the three months ended March 31, 2017 and 2016, respectively, the collateral management fee that we paid to our Manager pursuant to the collateral management agreement was $131,000 and $274,000, respectively.

Registration Rights Agreement

In December 2014, we entered into a registration rights agreement with TPG, our Manager and our existing stockholders other than TPG. The registration rights agreement provides these stockholders with certain demand, shelf and piggyback registration rights.

Pursuant to the registration rights agreement, each of the holders may make up to three requests that we register the resale of all or any part of such holder’s registrable securities under the Securities Act at any time following the     day lock-up period described under “Underwriting—No Sales of Similar Securities.” The registration rights agreement also provides the holders with certain shelf registration rights. Accordingly, at any time following the     day lock-up period described under “Underwriting—No Sales of Similar Securities,” a holder may request that we file a shelf registration statement pursuant to Rule 415 under the Securities Act relating to the resale of the registrable securities held by such holder from time to time in accordance with the methods of distribution elected by such holder. In any demand or shelf registration, subject to certain exceptions, the other holders will have the right to participate in the registration on a pro rata basis, subject to certain conditions. By exercising these rights, and selling a significant number of shares of our common stock, the market price of our common stock could decline significantly.

The registration rights agreement provides the holders with piggyback registration rights that require us to register the resale of shares of our common stock held by the holders in the event we register for sale, either for our own account or for the account of others, shares of our common stock in future offerings, including this offering as to which no holders have exercised their piggyback registration rights. The holders will be able to participate in such registration on a pro rata basis, subject to certain terms and conditions.

We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the holders. We are required to indemnify each holder who includes registrable securities in any registration and any person who is or might be deemed a controlling person of such holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities incurred in connection with the registration of such holder’s registrable securities.

Management Agreement

Our Management Agreement will become effective on the completion date of this offering. The initial term of our Management Agreement will end on the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated under the circumstances described herein. Under our new Management Agreement, our Manager will be entitled to receive from us a base management fee and incentive compensation, as well as the reimbursement of certain expenses incurred by our Manager. Pursuant to an arrangement we have with our Manager, we have been entitled to reduce the base management fee payable to our Manager under our pre-IPO Management Agreement by an amount equal to the collateral management fee our Manager is entitled to receive for acting as the collateral manager for the CLO. Upon the completion of this offering, our Manager will be entitled to earn a collateral management fee without any reduction or offset right to the base management fee payable to our Manager under our Management Agreement. In addition, our Manager will be entitled to receive a termination fee from us under certain circumstances. See “Our Manager and Our Management Agreement” for more information regarding the services our Manager provides to us and the fees we are required to pay to our Manager.

Trademark License Agreement

In connection with this offering, we have entered into a trademark license agreement with an affiliate of TPG pursuant to which it has granted us a fully paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable license to use the name “TPG RE Finance Trust, Inc.” and the ticker symbol “TRTX.” Under this agreement, we have a right to use this name for so long as our Manager (or another TPG affiliate that serves as our manager) remains an affiliate of the licensor under the trademark license agreement. The trademark license agreement may be terminated by either party as a result of certain breaches or upon 90 days’ prior written notice; provided that upon notification of such termination by us, the licensor may elect to effect termination of the trademark license agreement immediately at any time after 30 days from the date of such notification. The licensor will retain the right to continue using the “TPG” name. The trademark license agreement does not permit us to preclude the licensor from licensing or transferring the ownership of the “TPG” name to third parties, some of whom may compete with us.

Indemnification Agreements

Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements will require us to indemnify the director or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on our behalf and in which the indemnitee is determined in a final adjudication to be liable to us. The indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law set forth in “Certain Provisions of Maryland Law and of our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability” exists.

In addition, each indemnification agreement will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided that the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct necessary for indemnification was not met.

Each indemnification agreement also will provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of us.

Related Party Transaction Policies

Our board of directors recognizes the fact that transactions with related persons may present risks of conflicts or the appearance of conflicts of interest. Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the policy, a committee of our board of directors composed solely of independent directors who are disinterested or the disinterested members of our board of directors must review and approve or ratify any “related person transaction” (defined as any transaction that would be required to be disclosed by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, other than an employment relationship or transaction involving an executive officer and any related compensation, and the amount involved exceeds $120,000 and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had or will have a direct or indirect material interest) and all material facts with respect thereto. No related person transaction will be executed without the approval or ratification of a committee of our board of directors composed solely of independent directors who are disinterested or by the disinterested members of our board of directors.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE, the Internal Revenue Code and our code of business conduct and ethics.

Pursuant to our code of business conduct and ethics, our audit committee is required to review on a quarterly basis all material related party transactions involving our Manager and/or its affiliates.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our stock immediately prior to and upon the completion of this offering by (1) each of our directors and director nominees, (2) each of our executive officers, (3) all of our directors, director nominees and executive officers as a group and (4) each person known by us to be the beneficial owner of more than 5% of our stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the shares of our stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of shares of our stock shown represents the number the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over that security. A security holder is also deemed to be, as of any date, the beneficial owner of all securities over which such security holder has the right to acquire voting or investment power within 60 days after that date, including through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership of shares of our stock immediately prior to and upon the completion of this offering as determined in accordance with Rule 13d-3 under the Exchange Act and are based on shares of stock outstanding as of the date immediately prior to the completion of this offering and shares of stock outstanding upon the completion of this offering. The percentages assume no exercise by the underwriters of their option to purchase additional shares of our common stock. Except as noted below, the shares beneficially owned are shares of our common stock and the address for all beneficial owners in the table below is 888 Seventh Avenue, 35th Floor, New York, NY 10106.

	Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering		Upon Completion of this Offering
Name and Address of Beneficial Owner	Shares Owned	Percentage	Shares Owned	Percentage
Directors, Director Nominees and Executive Officers:
Avi Banyasz(1)	8,547	*
Greta Guggenheim(2)	2,530	*
Robert Foley(3)	5,116	*
Matthew Coleman(4)	3,419	*
Peter Smith	—	—
Deborah Ginsberg(5)	1,639	*
Kelvin Davis(6)	145,300	*

All directors, director nominees and executive officers as a group (11 persons)
More than 5% Stockholders:
Flourish Investment Corporation(7)	7,456,790	19.0%
Careit US Investments LP(8)	5,843,430	14.9%
Altair Commercial Real Estate Lending Fund, LLC(9)	7,838,856	20.0%
State Treasurer of the State of Michigan, as custodian of the Michigan Public School Employees’ Retirement System, State Employees’ Retirement System, Michigan State Police Retirement System and Michigan Judges Retirement System(10)	3,895,621	9.9%
UPS Group Trust(11)	3,724,812	9.5%
Nan Shan Life Insurance Co., Ltd(12)	2,357,755	6.0%
TPG Funds(13)	5,940,532	15.1%

*	Represents less than 1% of the number of shares of our stock outstanding immediately prior to, or upon the completion of, this offering, as the case may be.

(1)	Mr. Banyasz, who is the chairman of our board of directors, is a partner of TPG. Mr. Banyasz has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds (as defined below). The address of Mr. Banyasz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)	Includes 2,530 restricted shares of Class A common stock held by our Manager that have been awarded by our Manager to Ms. Guggenheim and that will vest on June 30, 2017. Excludes 7,591 restricted shares of Class A common stock held by our Manager that have been awarded by our Manager to Ms. Guggenheim. These shares of Class A common stock will vest ratably in three annual installments beginning on June 30, 2018. Upon vesting, the shares of Class A common stock will be delivered to the individual. Ms. Guggenheim, who is one of our directors, is a partner of TPG. Ms. Guggenheim has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds.

(3)	Includes 1,826 shares of Class A common stock. Includes 3,290 restricted shares of Class A common stock held by our Manager that have been awarded by our Manager to Mr. Foley and that will vest on June 30, 2017. Excludes 18,959 shares of Class A common stock held by our Manager that have been awarded by our Manager to Mr. Foley. These shares of Class A common stock will vest as follows: (a) 9,869 shares will vest ratably in three annual installments beginning on June 30, 2018; (b) 3,973 shares will vest ratably in two annual installments beginning on August 17, 2017; and (c) 1,828 shares will vest ratably in two annual installments beginning on December 31, 2017. Upon vesting, the shares of Class A common stock will be delivered to the individual.

(4)	Represents shares of common stock issuable to The Matthew and Monica Coleman Family Trust upon conversion of shares of Class A common stock held by TPG RE Finance Trust Equity (as defined below). The trust is a limited partner of TPG RE Finance Trust Equity and has the right to acquire voting and investment power over 3,419 shares of common stock subject to the terms and conditions of TPG RE Finance Trust Equity’s agreement of limited partnership. Mr. Coleman shares voting and investment power over the shares issuable to the trust with his spouse. Mr. Coleman, who is one of our executive officers, is a partner of TPG. Except as described above, Mr. Coleman has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds.

(5)	Includes 1,386 shares of Class A common stock. Includes 253 restricted shares of Class A common stock held by our Manager that have been awarded to Ms. Ginsberg and that will vest on June 30, 2017. Excludes 5,498 shares of Class A common stock held by our Manager that have been awarded by our Manager to Ms. Ginsberg. These shares of Class A common stock will vest as follows: (a) 759 shares will vest ratably in three annual installments beginning on June 30, 2018; and (b) 4,739 shares will vest ratably in two annual installments beginning on May 5, 2018. Upon vesting, the shares of Class A common stock will be delivered to the individual.

(6)	Represents shares of common stock issuable to Davis Trust Holdings LLC and East Creek Investments, L.P. upon conversion of shares of Class A common stock held by TPG RE Finance Trust Equity. These entities are limited partners of TPG RE Finance Trust Equity and have the right to acquire voting and investment power over an aggregate of 145,300 shares of common stock subject to the terms and conditions of TPG RE Finance Trust Equity’s agreement of limited partnership. Mr. Davis is or controls the managing member of Davis Trust Holdings LLC and the general partner of East Creek Investments, L.P. Mr. Davis, who is a member of our board of directors, is a partner of TPG. Except as described above, Mr. Davis has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds.

(7)	The address of Flourish Investment Corporation is Room 704, No. 2 Building, No. 1 Naoshikou Street, Xicheng District, Beijing 100031.

(8)	Careit Canada DCR GP owns 99.9% of the ownership interests of Careit US Investments L.P., and Careit Fonds Gov DC Inc. owns 84.9% of the ownership interests of Careit Canada DCR GP. The address of Careit US Investments LP is 1001 Square-Victoria, Suite C-500, Montreal, Quebec, H2Z2B5.

(9)	The address of Altair Commercial Real Estate Lending Fund, LLC is 1888 Century Park East, 2nd Floor, Los Angeles, CA 90067.

(10)	The address of the State Treasurer of the State of Michigan is 2501 Coolidge Road, Suite 400, East Lansing, MI 48823.

(11)	The Bank of New York Mellon is the trustee for the UPS Group Trust and has voting and investment power over the shares of common stock held by the UPS Group Trust. The address of the UPS Group Trust is 55 Glenlake Parkway NE, Atlanta, GA 30328.

(12)	The address of Nan Shan Life Insurance Co., Ltd. is No. 168, Zhuang Jing Road, Xinyi District, Taipei City 11049, Taiwan (Republic of China).

(13)	The TPG Funds hold an aggregate of 5,940,532 shares of stock consisting of: (a) 1,466,600 shares of common stock held by TPG Holdings III, L.P., a Delaware limited partnership (“TPG Holdings III”), (b) 3,728,379 shares of common stock held by TPG/NJ (RE) Partnership, L.P., a Delaware limited partnership (“TPG/NJ RE Partnership”), (c) 166,565 shares of Class A common stock held by TPG RE Finance Trust Management, L.P., a Delaware limited partnership (“TPG RE Finance Trust Management”), and (d) 578,988 shares of Class A common stock held by TPG RE Finance Trust Equity, L.P., a Delaware limited partnership (“TPG RE Finance Trust Equity” and, together with TPG Holdings III, TPG/NJ RE Partnership and TPG RE Finance Trust Management, the “TPG Funds”). The general partner of TPG/NJ RE Partnership is TPG NJ DASA GenPar C, L.P., a Delaware limited partnership, whose general partner is TPG DASA Advisors (RE) II, LLC, a Delaware limited liability company, whose sole member is TPG Holdings III, whose general partner is TPG Holdings III-A, L.P., a Cayman limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman corporation, whose sole shareholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership (“TPG Group Holdings”). The general partner of TPG RE Finance Trust Management is TPG Real Estate Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II Sub, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings. The general partner of TPG Group Holdings is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). The general partner of TPG RE Finance Trust Equity is TPG Real Estate GenPar Advisors, Inc., a Delaware corporation (“TPG Real Estate GenPar Advisors”). David Bonderman and James G. Coulter are sole shareholders of each of (i) Group Advisors and (ii) TPG Real Estate GenPar Advisors and may therefore be deemed to be the beneficial owners of the shares of common stock held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of common stock and Class A common stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Real Estate GenPar Advisors, Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

DESCRIPTION OF CAPITAL STOCK

The following description of the rights and preferences of our capital stock is only a summary. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the MGCL, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Upon completion of this offering, our charter will provide that we may issue up to 300,000,000 shares of common stock, par value $0.001 per share, 2,500,000 shares of Class A common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of capital stock or the number of shares of capital stock of any class or series with the approval of a majority of our board of directors and without stockholder approval. Upon the completion of this offering, we will have outstanding              shares of our common stock (or              shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock), assuming an initial public offering price of $         per share, which is the mid-point of the price range indicated on the cover of this prospectus, 967,500 shares of Class A common stock, and 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock (“Series A preferred stock”).

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock offered in this offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of capital stock, including our Series A preferred stock, and to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and other liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our capital stock and except as may otherwise be specified in the terms of any class or series of shares of our capital stock, including our Series A preferred stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, including our Series A preferred stock, the holders of such shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors can elect all of the directors then standing for election, and the holders of the remaining shares of such capital stock will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company and have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of capital stock, holders of shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or into or convert into another entity, sell all or substantially all of its assets outside the ordinary course of its business or engage in a statutory share exchange unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our shares of capital stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter. Because our operating assets may be held by our subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Class A Common Stock

The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class A common stock are identical to the common stock, except as specifically set forth below. The Class A common stock votes together with the common stock as a single class.

The Class A common stock is a security that is not a “margin security” as defined in Regulation U of the Board of Governors of the U.S. Federal Reserve System (and rulings and interpretations thereunder) and may not be listed on a national securities exchange or a national market system.

Each share of Class A common stock is convertible at any time or from time to time, at the option of the holder, for one fully paid and nonassessable share of common stock.

Preferred Stock

Our charter provides that our board of directors has the authority, without action by our stockholders, to classify, designate and issue up to 100,000,000 shares of preferred stock in one or more classes or series and to fix the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any class or series. Our board of directors has designated 125 authorized shares of preferred stock as shares of Series A preferred stock.

Any future issuance of shares of preferred stock could adversely affect the voting power and distribution and liquidation rights of holders of common stock, and the likelihood that the holders will receive dividend payments, and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control that might otherwise be favorable to our common stockholders. We have no present plans to issue any additional shares of preferred stock.

Transfer Agent and Registrar

We expect the transfer agent and registrar for shares of our common stock will be        .

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our stock or preferred stock into other classes or series of capital stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of shares of our capital stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our stock or otherwise be in the best interest of our then-existing stockholders.

Power to Increase or Decrease Authorized Shares of Stock and Preferred Stock and Issue Additional Shares of Stock and Preferred Stock

We believe that the power of our board of directors, without a stockholder vote, to amend our charter to increase or decrease the aggregate number of authorized shares of our stock or preferred stock, to authorize us to issue additional shares of our stock or preferred stock and to classify or reclassify unissued shares of our stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Any additional classes or series of our stock or preferred stock, as well as the additional authorized shares of our stock or preferred stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of our stock or preferred stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of our stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our then-existing stockholders.

Restrictions on Ownership and Transfer

In order for us to continue to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of certain constructive ownership provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock (which we refer to as the “ownership limit”). A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “purported owner” if, had the violative transfer or other event been effective, the person or entity would have been a beneficial or constructive owner or, if appropriate, a record owner of shares of our capital stock in violation of the ownership limit or other restrictions.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our capital stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of the class or series of our capital stock and thereby subject the shares to the ownership limit.

Our board of directors may, in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit for one or more classes and/or series of our capital stock. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our failing to continue to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must provide such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption would not cause us to fail to continue to qualify as a REIT. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our continued qualification as a REIT and may impose such conditions and restrictions as it deems appropriate.

Our board of directors may from time to time increase or decrease the ownership limit for one or more classes or series of our stock and for one or more persons; provided, however, that any decrease may be made only prospectively as to existing holders; and provided, further, that the ownership limit may not be increased if, after giving effect to such increase, five or fewer individuals could own in the aggregate, more than 49.9% in value of the shares then outstanding or we would otherwise fail to qualify as a REIT. The reduced ownership limit will not apply to any person or entity whose percentage ownership of shares of our capital stock of a class or series is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of ownership of our capital stock of such class or series equals or falls below the decreased ownership limit, but any further acquisition of shares of our capital stock of such class or series will be in violation of the ownership limit.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our capital stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on ownership and transfer or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a trust pursuant to the terms of our charter will be required to give immediate notice, or in the case of a proposed or attempted transaction, at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the applicable restriction or limitation is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any transfer of shares of our capital stock would result in shares of our capital stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred, without further action by us or any other party, to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be paid to the trustee upon demand to be held in trust for the charitable beneficiary and any dividend or other distribution authorized but unpaid must be paid when due to the trustee. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the purported transfer of the shares will be void, and the intended transferee will acquire no rights in the shares.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event that resulted in the transfer to the trust did not involve the purported owner giving value to the shares (such as a devise or gift), the Market Price (as such term is defined in our charter) on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the Market Price on the date we accept, or our designee accepts, such offer. We may reduce the price payable to the purported owner by the amount of distributions paid to the purported owner and owed to the trustee. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported owner and any other amounts held by the trustee with respect to such shares of our capital stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of our shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limit and the other restrictions on ownership and transfer of our stock. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve the purported owner giving value to the shares, the Market Price on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. We may reduce the amount payable to the purported owner by the amount of distributions paid to the purported owner and owed to the trustee. Any net sales proceeds in excess of the amount payable to the purported owner will be immediately paid to the beneficiary, together with any other amounts held by the trustee with respect to such shares. In addition, if prior to discovery by us that shares of our capital stock have been transferred to a trust, such shares of our capital stock are sold by a purported owner, then (a) such shares will be deemed to have been sold on behalf of the trust and, (b) to the extent that the purported owner received an amount for or in respect of such shares that exceeds the amount that such purported owner was entitled to receive pursuant to the prior sentence, such excess amount must be paid to the trustee upon demand. The purported owner has no voting or other rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any purported owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary or beneficiaries. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole and absolute discretion:

•	to rescind as void any vote cast by a purported owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines that a proposed transfer would violate the restrictions on ownership and transfer of shares of our capital stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of our capital stock, redeeming shares or refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his, her or its name and address, the number of shares of each class and/or series of our stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder and each person (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner must upon demand provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limit.

This ownership limit could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of certain terms of our charter and bylaws and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Number of Directors; Vacancies

Our charter and bylaws, upon completion of this offering, provide that the number of directors we have may be established only by our board of directors and may not be fewer than the minimum number required by the MGCL or more than 12. Our charter also provides that, at such time as we become eligible to elect to be subject to certain elective provisions of the MGCL (which we expect will be upon the completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of our capital stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Pursuant to our bylaws, a plurality of all votes cast in the election of directors at a meeting of stockholders at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting will constitute a quorum at any meeting of stockholders.

Removal of Directors

Our charter provides that a director may be removed only for cause and only by the affirmative vote of two-thirds of all the votes of stockholders entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from removing incumbent directors except upon a majority affirmative vote and with cause and then filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding capital stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of shares of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted any business combination between us and any other person, provided that such business combination is first approved by our board of directors.

These provisions of the MGCL could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our then existing common stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of capital stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the corporation; or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares of capital stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. “Control shares” do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the direct or indirect acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting, or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws currently contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director, which removal will be allowed only for cause, (2) vest in our board of directors the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of our board of directors, chief executive officer or president or our board of directors, the written request of stockholders of a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Business Opportunities

Our charter provides that, if any of our directors or officers who is also a partner, advisory board member, director, officer, manager, member, or shareholder of TPG acquires knowledge of a potential business opportunity, we renounce, on our behalf and on behalf of our subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law. Accordingly, to the maximum extent permitted from time to time by Maryland law (1) no director nominated by TPG is required to present, communicate or offer any business opportunity to us or any of our subsidiaries and (2) the director nominated by TPG, on his or her own behalf or on behalf of TPG, will have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.

The taking by a director with TPG for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity whether pursuant to our charter or otherwise, will not constitute or be construed or interpreted as (1) an act or omission of the director committed in bad faith or as the result of active or deliberate dishonesty or (2) receipt by the director of an improper benefit, or an improper personal benefit, in money, property, services or otherwise.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors. In addition, the chairman of our board of directors, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the procedural requirements for requesting a special meeting of our stockholders set forth in our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

Amendments to Our Charter and Bylaws

Except for amendments related to increasing or decreasing the aggregate number of authorized shares of our stock or preferred stock, to authorize us to issue additional shares of our stock or preferred stock and to classify or reclassify unissued shares of our stock or preferred stock (which may be approved by a majority of the votes entitled to be cast by our board of directors, and without any action by our stockholders), our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our shares of capital stock and the vote required to amend these provisions require the approval of the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee or on such other business and who has complied with the advance notice provisions set forth in our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and who has complied with the advance notice provisions set forth in our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our common stockholders, including business combination and control share provisions, provisions on removal of directors and filling vacancies of our board, restrictions on transfer and ownership of our stock and advance notice requirements for director nominations and stockholder proposals. See “—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8” above.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party to, or witness in, by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation, or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, such indemnification is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of our company and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our Management Agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in our Management Agreement. The ability of our Manager and its officers and other personnel of TPG provided to our Manager, including our chairman and executive officers, to engage in other business activities may reduce the time they spend managing us.

Exclusive Forum for Certain Litigation

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of any duty owed by any director or officer or other employee of ours to us or to our stockholders, (3) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the MGCL or our charter or bylaws, or (4) any action asserting a claim against us or any director or officer or other employee of ours (if any) that is governed by the internal affairs doctrine.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Before this offering, there has not been a public market for shares of our common stock. Future sales of our stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our stock in the public market after such restrictions lapse, or the perception that those sales may occur, could cause the market price for our common stock to decline significantly or impair our ability to raise equity capital in the future.

As of March 31, 2017, there were approximately ten holders of our Class A common stock and nine holders of our common stock. Based on the number of shares of our common stock outstanding as of March 31, 2017, a total of              shares of our common stock will be outstanding upon the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock (or              shares of our common stock if the underwriters exercise their option to purchase additional shares in full) and no conversion of any shares of Class A common stock into common stock. Of these outstanding shares, all shares of our common stock sold in this offering and any shares of our common stock sold upon exercise of the underwriters’ option to purchase additional shares of our common stock will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. In addition, a total of              shares of our Class A common stock will be outstanding upon the completion of this offering. Each share of Class A common stock is convertible at any time or from time to time, at the option of the holder, for one fully paid and nonassessable share of common stock.

As of the date of this prospectus, approximately              shares of our common stock and 967,500 shares of our Class A common stock are “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a resale of restricted securities for which a six-month holding period has elapsed since the restricted securities were acquired from us or any of our affiliates may resell those securities, subject only to the availability of current public information about us. After a one-year holding period has elapsed, such a non-affiliated person may resell those restricted securities without further restriction under Rule 144.

Generally, an affiliate of ours who holds restricted securities for which a six-month holding period has elapsed may resell those restricted securities pursuant to Rule 144, except that:

•	the number of securities resold, when taken together with the number of securities resold by that affiliate and certain related persons within the preceding three months, may not exceed the greater of:

•	1% of the shares of our common stock then outstanding; and

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the resale is filed with the SEC;

•	we must have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the resale and have filed all required reports (other than Current Reports on Form 8-K) during that time period; and

•	certain manner-of-sale and notice provisions are satisfied.

Our Equity Incentive Plan

Prior to the date of this prospectus, our board of directors will have adopted, and our stockholders will have approved, our equity incentive plan. The total number of shares of our common stock that may be made subject to awards under our equity incentive plan is expected to be equal to             % of the issued and outstanding shares of our stock upon the completion of this offering (including any shares of our common stock issued upon exercise of the underwriters’ option to purchase additional shares of our common stock, but excluding the initial grant of shares of restricted stock or restricted stock units expected to be made to our non-management directors, as described below).

Upon the completion of this offering, assuming an initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, we expect to grant an aggregate of              shares of restricted stock or restricted stock units to our non-management directors pursuant to our equity incentive plan. We expect to have              shares of our common stock reserved for issuance under our equity incentive plan after completion of this offering (based upon the sale of an aggregate of              shares of our common stock in this offering and assuming an initial public offering price of $        per share, which is the mid-point of the price range indicated on the cover of this prospectus, and that the underwriters’ option to purchase additional shares of our common stock is not exercised). For a description of our equity incentive plan and the initial awards to be made pursuant to this plan, see “Management—Equity Incentive Plan.”

In connection with this offering, we intend to file a registration statement on Form S-8 to register the issuance of the total number of shares of our common stock that may be issued under our equity incentive plan, including the initial grant of shares of restricted stock or restricted stock units expected to be made to our non-management directors, as described above. The shares of our common stock covered by this registration statement on Form S-8 will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. See “Certain Relationships and Related Person Transactions.”

Lock-up Agreements

Our executive officers and directors, our Manager, TPG and our other existing stockholders, owning an aggregate of              shares of our stock, will be subject to lock-up agreements with the underwriters that will restrict the sale of the shares of our common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock (including our Class A common stock) held by them for                      days after the date of this prospectus, subject to certain exceptions. See “Underwriting” for a description of these lock-up agreements.

Registration Rights

Beginning              days after the date of this prospectus, holders of              shares of our common stock, including any shares of our common stock issued upon conversion of shares of our Class A common stock, will be entitled to rights described under “Certain Relationships and Related Party Transactions—Agreements Relating to Our Formation Transaction—Registration Rights Agreement.” Subject to lock-up agreements with the underwriters, registration of these shares under the Securities Act would result in these shares becoming freely tradable without restrictions under the Securities Act immediately upon effectiveness of the registration statement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock by U.S. Holders and Non-U.S. Holders, each as defined below. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “TPG RE Finance Trust, Inc.,” “we,” “our” and “us” mean only TPG RE Finance Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek a ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate our company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions or broker-dealers;

•	insurance companies;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or REITs;

•	trusts and estates;

•	persons who hold our common stock on behalf of other persons as nominees;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	holders of our Class A common stock;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding our securities through a partnership or similar pass-through entity;

•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Internal Revenue Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements; and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The term “Non-U.S. Holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxation of TPG RE Finance Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income” below. A similar tax may be payable by persons who hold our common stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences, including estate tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of TPG RE Finance Trust, Inc.

We have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2014. We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and we believe that our current organization and intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

Vinson & Elkins LLP has acted as our tax counsel in connection with this offering of our common stock and our U.S. federal income tax status as a REIT. In connection with this offering of our common stock, we will receive an opinion of Vinson & Elkins LLP to the effect that we qualified to be taxed as a REIT under the U.S.

federal income tax laws for our taxable years ended December 31, 2014 through December 31, 2016, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable years ending December 31, 2017 and thereafter. It must be emphasized that the opinion of Vinson & Elkins LLP will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Vinson & Elkins LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Vinson & Elkins LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Vinson & Elkins LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order to maintain REIT qualification.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be monitored or reviewed on a continuing basis by Vinson & Elkins LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Under current law, most U.S. Holders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), not including the 3.8% Medicare tax described below. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be subject to tax at rates applicable to ordinary income. See “Taxation of Stockholders—Taxation of Taxable U.S. Holders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including limitations on our use of any net operating loss deductions.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions”, and “—Foreclosure Property”, below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	To the extent we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a TMP) or a residual interest in a real estate mortgage investment conduit (a “REMIC”), we could be subject to corporate level U.S. federal income tax currently at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. To the extent that we own a REMIC residual interest or a TMP through a TRS, we will not be subject to this tax directly, but will indirectly bear such tax economically as the shareholder of such a TRS. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on some payments we receive (or on certain expenses deducted by any TRS, and, effective for taxable years beginning after December 31, 2015, on income imputed to any TRS for services rendered to or on behalf of us), if arrangements among us and our TRSs do not reflect arm’s-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.

•	The earnings of any subsidiaries that are subchapter C corporations, excluding any qualified REIT subsidiaries, but including any TRSs, are subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated. Moreover, as described further below, our TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7) that meets other tests described below, including with respect to the nature of its income and assets and its required distributions;

(8) that elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(9) that uses the calendar year as its taxable year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

The Internal Revenue Code provides that conditions (1) through (4), (7), (8) and (9) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2014). In addition, our charter restricts the ownership and transfer of our stock which is intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (that is, the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury Regulations to submit a statement with your tax return disclosing the actual ownership of our stock and other information.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Affiliated REITs. We may in the future acquire equity of entities which have elected to be taxed as REITs. Each of these entities must meet all of the REIT qualification tests discussed herein. Each of them also may be subject to tax on certain of its income as described above. Depending on the percentage of our ownership in any subsidiary REIT, we may make a protective TRS election with respect to such subsidiary REIT. If the IRS respects our protective TRS election with respect to such subsidiary REIT, the failure of such subsidiary REIT to qualify as a REIT would only cause us to fail to qualify as a REIT to the extent that the total value of interests in TRSs represent 20% of our assets for taxable years beginning after December 31, 2017. See “—Asset Tests” below.

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, U.S. Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the value prong of the 10% asset test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified

REIT subsidiary is any corporation, other than a TRS (as described below) that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—or is classified as a TRS, the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a REIT, a TRS or a qualified REIT subsidiary. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, could be treated in our hands as prohibited transactions.

The “earnings stripping” rules of Section 163(j) of the Internal Revenue Code limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT, such as intercompany loans, or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend to scrutinize all of our transactions with our TRSs and to conduct such transactions on an arm’s-length basis; however we cannot assure you that we will be successful in avoiding this excise tax.

We may hold assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets (20% for taxable years beginning after December 31, 2017). In general, we intend that loans or properties that we originate, purchase or receive upon foreclosure with an intention of promptly selling them that might expose us to a 100% tax on “prohibited transactions” will be originated or transferred to and sold by a TRS. The TRS through which any such sales of loans are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS would in general mark all the loans it holds on the last day of each taxable year to their market value, and would recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, the TRS may further elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, income and gain from foreclosure property, specified income from temporary investments, and gain from the sale of “real estate assets” (effective for taxable years beginning after December 31, 2015, excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” to the extent not secured by real property or an interest in real property) not held for sale to customers. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. See “—Derivatives and Hedging Transactions.”

Interest income generally constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property (and, for taxable years beginning after December 31, 2015, a mortgage on an interest in real property). If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For taxable years beginning after December 31, 2015, in the case of mortgage loans secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage loan is a qualifying asset for the 75% asset test and the related interest income qualifies for purposes of the 75% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from the sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We may invest in CMBS that are either pass-through certificates or collateralized mortgage obligations as well as mortgage loans and mezzanine loans. We expect that the CMBS will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that substantially all interest income from our CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans will be qualifying income for purposes of the 75% gross income test to the extent that such loans are secured by real property, as discussed above. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC regular interests are benefitted by interest swap or cap contracts or other derivative instruments that could produce some non-qualifying income for the holder of the REMIC regular interests. We expect that substantially all of our income from mortgage related securities will be qualifying income for purposes of the REIT gross income tests.

See below under “—Asset Tests” for a discussion of the effect of our investment in CMBS on our qualification as a REIT.

We and our subsidiaries have invested and will continue to invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests will qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we will derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we will derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

We have invested and will continue to invest in construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year, and other requirements are met. For purposes of construction loans, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan.

To the extent we own or acquire real property or an interest therein, rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the current and accumulated earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into agreements to make loans secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Effective for taxable years beginning after December 31, 2015, if we have entered into a qualifying hedging transaction (an “Original Hedge”), and a portion of the hedged indebtedness is extinguished or the related property is disposed of and in connection with such extinguishment or disposition we enter into a new clearly identified hedging transaction that would counteract the Original Hedge transaction (a “Counteracting Hedge”), income from the Original Hedge and income from the Counteracting Hedge (including gain from the disposition of the Original Hedge and the Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test. See “—Derivatives and Hedging Transactions.” In addition, certain foreign currency gains, if any will be excluded from gross income for purposes of one or both of the gross income tests.

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the

75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with U.S. Treasury Regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, CMBS structured as grantor trusts or interests in REMICs and mortgage loans, and, effective for taxable years beginning after December 31, 2015, personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” and debt instruments issued by “publicly offered REITs” (i.e., REITs which are required to file annual and periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, debt of publicly offered REITs, or securities that are “real estate assets”, and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Sixth, effective for taxable years beginning after December 31, 2015, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the value prong of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test (by value) described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We may invest in CMBS that are either pass-through certificates or collateralized mortgage obligations as well as mortgage loans and mezzanine loans. We expect that the CMBS will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our CMBS treated as interests in grantor trust will qualify as real estate assets.

Any interests that we hold in a REMIC, including CMBS that are structured as interests in REMICs, will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC or in a TMP, from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption to the extent allocable to foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

In addition, in certain cases, the modification of a debt instrument could result in the conversion of the instrument from a qualifying real estate asset to a wholly or partially non-qualifying asset that must be contributed to a TRS or disposed of in order for us to maintain our REIT status.

In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% asset test. We intend to make such investments in such a manner as not to fail the asset tests described above.

We may enter into secured revolving repurchase facilities under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the secured revolving repurchase facility, in which case we could fail to qualify as a REIT.

We do not expect to obtain independent appraisals to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Certain relief provisions are available to allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset test requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we are a “publicly offered REIT” (i.e., a REIT which is required to file annual and periodic reports with the SEC under the Exchange Act), the preferential dividend rule will not apply to us. We expect to be a “publicly offered REIT” following this offering.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their common stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent of current earnings and profits for such tax year. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax. In making this calculation, the amount that a REIT is treated as having “actually distributed” during the current taxable year is both the amount distributed during the current year and the amount by which the distributions during the prior year exceeded its taxable income and capital gain for that prior year (the prior year calculation uses the same methodology so, in determining the amount of the distribution in the prior year, a REIT looks back to the year before and so forth).

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. This may be an issue, in particular, with respect to our investments in distressed or modified debt instruments. See “—Timing Differences Between Receipt of Cash and Recognition of Income.” Potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or TMPs;

•	loans or CMBS held as assets that are issued or acquired at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends or in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Pursuant to Revenue Procedure 2010-12, the IRS created a temporary safe harbor authorizing publicly-traded REITs to make elective cash/stock dividends. That safe harbor has expired. However, the IRS has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met. Accordingly, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and stock in later years.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year but treated as an additional distribution to our shareholders in the year such dividends are paid. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our shareholders on December 31 of the year in which they are declared.

Timing Differences Between Receipt of Cash and Recognition of Income

Due to the nature of the assets in which we invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. We will generally accrue market discount during the term of the debt instrument and report the accrued market discount as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would be a bad debt deduction available to us at that time. Nevertheless, our (and our stockholders’) ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, losses later” phenomenon could adversely affect us and our stockholders if it were persistent and in significant amounts.

Some of the CMBS or other debt instruments that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt instrument, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and income will be accrued based on the assumption that all future payments due on the debt instrument in question will be made, with consequences similar to those described in the previous paragraph if all payments on the debt instrument are not made.

In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding subordinate debt are “significant modifications” under the applicable U.S. Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument’s tax basis, or a gain to the extent that the fair market value of such debt instrument at such time was greater than the instrument’s tax basis.

In addition, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate CMBS or other debt instruments at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur (including certain securitizations), to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to raise funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Foreign Investments

We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains would generally be excluded from gross income for purposes of one or both of the gross income tests, as discussed above. See above under “—Income Tests.”

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by U.S. Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95%

income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, or (3) any transaction entered into to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property is disposed of, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a TMP under the Internal Revenue Code if

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the U.S. Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

Our future financing and securitization arrangements could give rise to TMPs, with the consequences described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of stockholders that are otherwise generally exempt from U.S. federal income tax, and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption to the extent allocable to foreign stockholders.

See “—Taxation of Stockholders.” Under IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. U.S. Treasury Regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make any such determinations using a reasonable method. However, there can be no assurance that the IRS would not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used by us, the amount of any excess inclusion income required to be taken into account by one or more stockholders could be significantly increased. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax.

Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. For taxable years beginning after December 31, 2017, however, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary. See “—Partnership Audit Rules” below. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of TPG RE Finance Trust, Inc.—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

We may in the future acquire limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures. If a partnership or limited liability company in which we own an interest takes, or expects to take, actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we are able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

It is unclear how distributions treated as “guaranteed payments” from a partnership received by a REIT with respect to a preferred equity investment should be treated for purposes of applying the REIT requirements. We will monitor any preferred equity investments that we make in subsidiary partnerships to ensure our REIT compliance.

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of TPG RE Finance Trust, Inc.—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of TPG RE Finance Trust, Inc.—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the U.S. Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the U.S. Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Partnership Audit Rules

The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of those partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury Department. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Taxation of Stockholders

Taxation of Taxable U.S. Holders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. Holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally treated as dividends and taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by U.S. Holders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that certain holding requirements are met and the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Dividends that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such dividends do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such dividend has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Internal Revenue Code will treat our U.S. Holders as having received, solely for tax purposes, our undistributed capital gains, and the U.S. Holders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of TPG RE Finance Trust, Inc.—Annual Distribution Requirements.” Effective for distributions in taxable years beginning after December 31, 2015, the aggregate amount of dividends that we may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration that are treated as paid with respect to such year. Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. Holders that are individuals, trusts and estates, not including the 3.8% Medicare tax described below (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at up to a 25% rate, not including the 3.8% Medicare tax) and 35% in the case of U.S. Holders that are corporations.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. Holder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. Holder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. Holder’s shares, the U.S. Holder generally must include such distributions in income as capital gain. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of TPG RE Finance Trust, Inc.—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. Holders and do not offset income of U.S. Holders from other sources. In addition, any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent that we have current earnings and profits.

In certain circumstances, we may make a taxable distribution of our stock as part of a distribution in which stockholders may elect to receive stock or (subject to a limit measured as a percentage of the total distribution) cash. In this circumstance, a U.S. Holder generally must include the sum of the value of our stock and the amount of cash received in its gross income as dividend income to the extent that such U.S. Holder’s share of the distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to such distribution. The value of any of our stock received as part of a distribution is generally equal to the amount of cash that could have been received instead of our stock. Depending on the circumstances of the U.S. Holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. Holder would have to pay the tax using cash from other sources. A U.S. Holder that received our stock pursuant to a distribution generally has a tax basis in such stock equal to the amount of cash that would have been received instead of our stock as described above, and a holding period in such stock that begins on the day following the payment date for the distribution.

If excess inclusion income from a TMP or REMIC residual interest is allocated to any U.S. Holder, that income will be taxable in the hands of the U.S. Holder and would not be offset by any net operating losses of the U.S. Holder that would otherwise be available. See “Taxation of TPG RE Finance Trust, Inc.—Taxable

Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Common Stock. In general, capital gains recognized by U.S. Holder that are individuals, trusts and estates upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, not including the 3.8% Medicare tax described below, if the common stock is held for more than one year, and will be taxed at substantially higher ordinary income rates (of up to 39.6%, not including such Medicare tax) if the common stock is held for one year or less. Gains recognized by U.S. Holders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. Holder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, trusts and estates who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our capital stock by a U.S. Holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. Holder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our common stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Contribution Tax on Unearned Income. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Information Reporting and Backup Withholding. A U.S. Holder may be subject to information reporting and/or backup withholding with respect to distributions on our shares, and depending on the circumstances, the proceeds of a sale or other taxable disposition of our shares. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you (a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your U.S. federal income tax liability, provided that you timely furnish the IRS with certain required information.

Taxation of Non-U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders. This discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

In General. For most foreign investors, investment in a REIT that invests principally in mortgage loans (including CMBS) is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, generally would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Internal Revenue Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividends. The portion of dividends received by Non-U.S. Holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains (other than capital gain dividends to the extent that such capital gain dividends are attributable to gain from the sale of USRPIs as defined under FIRPTA but treated as ordinary dividends (as discussed below)) and (3) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a Non-U.S. Holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of TPG RE Finance Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a Non-U.S. Holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

We expect to withhold (and any other applicable withholding agent, such as your broker, may withhold) U.S. federal income tax at the rate of 30% on any distributions made to a Non-U.S. Holder unless:

•	a lower treaty rate applies and the Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate;

•	the Non-U.S. Holder provides an IRS Form W-8ECI claiming that the distribution is income effectively connected with the Non-U.S. Holder’s trade or business; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (which is, absent an exception, subject to withholding as discussed below).

Non-Dividend Distributions. Unless our common stock constitutes a U.S. real property interest (a “USRPI”), which we do not currently anticipate, distributions that we make that are not dividends, that is, are not paid out of our earnings and profits, and are not attributable to gains from dispositions of USRPIs that we hold directly or through pass-through subsidiaries, will not be subject to U.S. income tax. A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat (and any other applicable withholding agent, such as your broker, may treat) all distributions as made out of our current or accumulated earnings and profits and therefore may withhold at the applicable rate on the entire distribution.

If, contrary to our expectations, our common stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, and (b) the stockholder’s basis in its common stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except with respect to the significant exception described below for 10% (or less) stockholders, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Holders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we generally will be required to withhold tax equal to 35% of any distribution to a Non-U.S. Holder to the extent attributable to gain from sales or exchanges by us of USRPIs. The amount withheld would be creditable against the Non-U.S. Holder’s U.S. tax liability. Distributions subject to FIRPTA may also be subject to a branch profits tax of up to 30% in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Dividends received by a Non-U.S. Holder that we properly designate as capital gains dividends and are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains.

Notwithstanding the foregoing, a distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be subject to the 35% withholding tax described above, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Non-U.S. Holders—Ordinary Dividends”) if (1)(A) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, within the meaning of applicable U.S. Treasury Regulations, and (1)(B) the recipient Non-U.S. Holder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received, or (2) the Non-U.S. Holder was treated as a “qualified shareholder” or “qualified foreign pension fund,” as discussed below. We anticipate that our common stock will be “regularly traded” on an established securities exchange following this offering. However, no assurance can be given that our common stock will be “regularly traded” on such a market.

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our common stock will constitute a USRPI. However, we cannot assure you that our common stock will not become a USRPI.

Even if our common stock constitutes a USRPI, if our common stock is regularly traded on an established securities market, within the meaning of applicable U.S. Treasury Regulations, a Non-U.S. Holder’s sale of our common stock would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling Non-U.S. Holder held 10% or less of our common stock (taking into account applicable constructive ownership rules) at all times during the five-year period ending on the date of the sale. We expect that our common stock will be “regularly traded” on an established securities market following this offering. However, no assurance can be given that our common stock will be “regularly traded” on such a market.

There is also an exemption from FIRPTA taxation for sales of stock in “domestically controlled qualified investment entities” including REITs. A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. Holders. We cannot assure you that we are or will be a domestically controlled qualified investment entity. However, as noted above, we do not anticipate that our common stock will be a USRPI. Consequently, gain on the sale of our shares of common stock should not be subject to taxation under FIRPTA, even if we are not a domestically controlled qualified investment entity.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and, if our shares were not regularly traded on an established securities market, within the meaning of applicable U.S. Treasury Regulations, the purchaser of the common stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (1) if the Non-U.S. Holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (2) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA (but distributions attributable to our earnings and profits and not designated as capital gain dividends would remain subject to 30% (or lower applicable bilateral tax treaty rate or exemption) U.S. dividend withholding tax. In addition, a sale of our common stock by a “qualified foreign pension fund” that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation or other organization or arrangement: (i) which is created or organized under the law of a country other than the United States; (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered; (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income; (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates; and (v) with respect to which, under the laws of the country in which it is established or operates, (A) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate or (B) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Information Reporting and Backup Withholding. Generally, information returns will be filed with the IRS in connection with distributions on our common stock and, depending on the circumstances, the proceeds from a sale or other taxable disposition of our common stock. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which you reside under the provisions of an applicable treaty or agreement.

Payments of dividends or of proceeds from the disposition of shares made to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 or other applicable or successor form. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your U.S. federal income tax liability, provided that you timely furnish the IRS with certain required information.

FATCA. Legislation enacted in 2010 (commonly known as FATCA) and existing guidance issued thereunder will generally impose a 30% withholding tax on dividends in respect of, and, after December 31, 2018, gross proceeds from a disposition of our common stock held by or through (1) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Internal Revenue Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury Regulations or other guidance, may modify these requirements. We will not pay any additional amounts to shareholders in respect of any amounts withheld. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your common stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of TPG RE Finance Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our common stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT closely held test and (2) either (i) one pension trust owns more than 25% of the value of our common stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our common stock, collectively own more than 50% of the value of our common stock. Certain restrictions on ownership and transfer of our common stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our common stock, and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

Several REIT rules were amended under the Protecting Americans from Tax Hikes Act of 2015, which we refer to as the PATH Act, which was enacted on December 18, 2015. These rules were enacted with varying effective dates, some of which are retroactive. Investors should consult with their tax advisors regarding the effect of the PATH Act in their particular circumstances.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Internal Revenue Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our common stock. Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our stockholders or us. We cannot predict how changes in the tax laws might affect our stockholders or us. New legislation, U.S. Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to continue to qualify as a REIT, or the U.S. federal income tax consequences to our stockholders and us of such qualification, or could have other adverse consequences, including with respect to ownership of our common stock. For example, lower revised tax rates for corporations, or for individuals, trusts and estates, might cause current or potential stockholders to perceive investments in REITs to be relatively less attractive than is the case under current law. Investors are urged to consult their tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any other U.S. federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code, which we refer to collectively as “Similar Laws,” and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, each of which we refer to as a “Plan.”

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

Whether or not our underlying assets were deemed to include “plan assets,” as described below, the acquisition and/or holding of our common stock by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”), has issued prohibited transaction class exemptions (“PTCEs”), that may apply to the acquisition and holding of our common stock. These PTCEs include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided, that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA

Plan involved in the transaction and provided, further, that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the regulations, or the Plan Asset Regulations, promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include, for purposes of applying the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code, both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA, or the 25% Test, or that the entity is an “operating company,” as defined in the Plan Asset Regulations. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors,” excluding equity interest held by persons (other than benefit plan investors) who have discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA or the Plan Asset Regulations).

There can be no assurance that we will satisfy the 25% Test and it is not anticipated that we will qualify as an operating company or register as an investment company under the Investment Company Act.

For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. We intend to effect such a registration under the Securities Act and the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Internal Revenue Code.

Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (ii) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether such investment will constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Internal Revenue Code or any applicable Similar Laws.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Manager and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
TPG Capital BD, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of our shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering our shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of our shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer our shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$		$
Proceeds, before expenses, to us	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $         and are payable by us.

Option to Purchase Additional Shares

We have granted the underwriters the option to purchase up to an additional                  shares of our common stock from us at the public offering price less the underwriting discount, exercisable at any time or from time to time within 30 days after the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors, our Manager, TPG and our other existing stockholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock (including our Class A common stock), for              days after the date of this prospectus without first obtaining the written consent of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly,

•	offer, pledge, sell or contract to sell any stock,

•	sell any option or contract to purchase any stock,

•	purchase any option or contract to sell any stock,

•	grant any option, right or warrant for the sale of any stock,

•	lend or otherwise dispose of or transfer any stock,

•	request or demand that we file a registration statement related to our stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any stock whether any such swap or other agreement is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock (including our Class A common stock). It also applies to stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

We intend to apply to list the shares of our common stock on the NYSE under the symbol “TRTX.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly-traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our Manager, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development,

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours, and

•	other factors deemed relevant by the underwriters and us.

An active trading market for our shares may not develop or, if developed, be maintained or be liquid. It is also possible that after this offering our shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of our shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, we are a party to secured revolving repurchase facilities with affiliates of each of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC. We are also currently in discussions with affiliates of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. to provide additional secured revolving repurchase facilities, although we have not received a commitment with respect to either of these facilities and there can be no assurance that we will receive any such commitment or enter into a definitive agreement for either facility upon the terms contemplated or other terms, or at all. In addition, Deutsche Bank A.G., New York branch, an affiliate of Deutsche Bank Securities Inc., is the holder of the Class A note issued by the CLO Issuer, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio Financing—Private Collateralized Loan Obligation.” We incur a fee, payable to Deutsche Bank A.G., New York branch, of 0.25% on undrawn amounts of the Class A note while it is outstanding. In addition, the CLO Issuer will pay a deferred purchase price in the aggregate amount of $2.0 million to German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc. This payment relates to the acquisition of our initial portfolio of loans in our Formation Transaction. Further, TPG Capital BD, LLC is an affiliate of ours.

We intend to use the net proceeds from this offering to originate and acquire our target assets in a manner consistent with our investment strategy and investment guidelines described in this prospectus. We expect to fully deploy the net proceeds from this offering in our target assets by the end of the second quarter of 2018. However, there can be no assurance that we will use all or any of such proceeds to originate or acquire our target assets by such time. Prior to the time we have fully invested the net proceeds of this offering to originate or acquire our target assets, we may temporarily reduce amounts outstanding under our secured revolving repurchase facilities with a portion of the net proceeds from this offering. Affiliates of Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC are lenders under our secured revolving repurchase facilities and may receive a portion of the net proceeds of this offering, to the extent amounts outstanding under the applicable secured revolving repurchase facilities are temporarily reduced.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our shares without disclosure to investors under Chapter 6D of the Corporations Act.

Our shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

Our shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. Our shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our shares offered should conduct their own due diligence on our shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

Our shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Vinson & Elkins L.L.P. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion Vinson & Elkins L.L.P. Certain matters of Maryland law will be passed upon for us by Venable LLP. Sidley Austin LLP will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements of TPG RE Finance Trust, Inc. as of December 31, 2016 and for the year then ended, included in this prospectus and the related financial statement schedule included elsewhere in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given on their authority as experts in auditing and accounting.

The financial statements as of December 31, 2015 and for the year then ended and for the period from December 18, 2014 (inception) to December 31, 2014, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement.

Copies of the registration statement, including the exhibits to the registration statement, may be examined without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at             . You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in and is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of TPG RE Finance Trust, Inc.
Report of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)	F-2
Report of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)	F-3
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-4
Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2016 and 2015, and the Period from December 18, 2014 (inception) to December 31, 2014	F-5
Consolidated Statements of Changes In Equity for the Years Ended December 31, 2016 and 2015 and the Period from December 18, 2014 (inception) to December 31, 2014	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016 and 2015 and the Period from December 18, 2014 (inception) to December 31, 2014	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Financial Statements of TPG RE Finance Trust, Inc.
Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016	F-25
Consolidated Statements of Income and Comprehensive Income for the Three Months Ended March 31, 2017 and 2016	F-26
Consolidated Statements of Changes In Equity for the Three Months Ended March 31, 2017 and 2016	F-27
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2017 and 2016	F-28
Notes to Condensed Consolidated Financial Statements	F-29
Schedule IV-Mortgage Loans on Real Estate	S-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

TPG RE Finance Trust, Inc.

Fort Worth, TX

We have audited the accompanying consolidated balance sheet of TPG RE Finance Trust, Inc. and its subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the year then ended. Our audit also included the financial statement schedule listed at Schedule IV. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit. The consolidated financial statements of the Company for the year ended December 31, 2015 were audited by other auditors whose report, dated March 23, 2016, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2016 consolidated financial statements present fairly, in all material respects, the financial position of TPG RE Finance Trust, Inc. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 24, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

TPG RE Finance Trust, Inc.

In our opinion, the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of income and comprehensive income, of changes in equity, and of cash flows for the year ended December 31, 2015 and for the period from December 18, 2014 (inception) to December 31, 2014, present fairly, in all material respects, the financial position of TPG RE Finance Trust, Inc. and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year ended December 31, 2015 and the period from December 18, 2014 (inception) to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 23, 2016

TPG RE Finance Trust, Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31, 2016	December 31, 2015
ASSETS
Cash and Cash Equivalents ($2,133 and $1,528 related to consolidated VIE)	$103,126	$104,936
Restricted Cash	849	1,015
Accounts Receivable ($479 and $4,484 related to consolidated VIE)	644	4,857
Accounts Receivable from Servicer/Trustee ($23,009 and $62,014 related to consolidated VIE)	34,743	62,014
Accrued Interest Receivable ($5,714 and $8,894 related to consolidated VIE)	14,023	12,211
Loans Held for Investment ($712,158 and $1,312,966 related to consolidated VIE)	2,449,990	1,933,398
Investment in Commercial Mortgage-Backed Securities, Available-for-Sale	61,504	1,322
Other Assets, Net	704	—

	$2,665,583	$2,119,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued Interest Payable ($885 and $1,293 related to consolidated VIE)	$2,907	$1,923
Accrued Expenses ($32 and $799 related to consolidated VIE)	6,555	3,674
Collateralized Loan Obligation (net of deferred financing costs of $2,541 and $6,779)	540,780	996,000
Secured Financing Agreements (net of deferred financing costs of $11,042 and $5,850)	1,121,869	371,007
Payable to Affiliates ($933 and $3,380 related to consolidated VIE)	3,955	6,198
Deferred Revenue ($198 and $0 related to consolidated VIE)	482	—
Dividend Payable	18,346	24,601

	1,694,894	1,403,403
Commitments and Contingencies—Note 10

Stockholders’ Equity:
Preferred Stock ($0.001 par value; 125 and 125 shares authorized; 125 and 125 shares issued and outstanding, respectively)	—	—
Common Stock ($0.001 par value; 95,500,000 and 95,500,000 shares authorized; 38,260,053 and 28,419,094 shares issued and outstanding, respectively)	39	30
Class A Common stock ($0.001 par value; 2,500,000 and 2,500,000 shares authorized; 967,500 and 783,158 shares issued and outstanding, respectively)	1	—
Additional Paid-in-Capital	979,467	729,477
Retained Earnings (Accumulated Deficit)	(10,068)	(13,157)
Accumulated Other Comprehensive Income (Loss)	1,250	—

	970,689	716,350

	$2,665,583	$2,119,753

See accompanying notes to Consolidated Financial Statements

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Dollars in Thousands, Except Per Share Data)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Period From December 18, 2014 (inception) to December 31, 2014
INTEREST INCOME
Interest Income	$153,631	$128,647	$1,847
Interest Expense	(61,649)	(47,564)	(1,518)

Net Interest Income	91,982	81,083	329
OTHER REVENUE
Other Income	416	54	—

Total Other Revenue	416	54	—
OTHER EXPENSES
Professional Fees	3,260	5,224	7,719
General and Administrative	2,171	784	764
Servicing Fees	3,625	4,011	22
Management Fee	8,816	6,902	61
Collateral Management Fee	849	1,257	11
Incentive Management Fee	3,687	1,992	—
Depreciation and Amortization	28	—	—

Total Other Expenses	22,436	20,170	8,577

Net Income (Loss) Before Taxes	69,962	60,967	(8,248)
Income Taxes	5	(1,612)	—

Net Income (Loss)	69,967	59,355	(8,248)
Preferred Stock Dividends	(16)	(15)	—

Net Income (Loss) Attributable to Common Stockholders	$69,951	$59,340	$(8,248)

Basic Earnings per Common Share	$2.09	$2.23	$(0.35)

Diluted Earnings per Common Share	$2.09	$2.23	$(0.35)

Dividends Declared per Common Share	$1.99	$2.41	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic:	33,527,147	26,613,740	23,865,684

Diluted:	33,527,147	26,613,740	23,865,684

OTHER COMPREHENSIVE INCOME
Unrealized Gain (Loss) on Commercial Mortgage-Backed Securities	1,250	—	—

Comprehensive Income (Loss)	$71,217	$59,355	$(8,248)

See accompanying notes to Consolidated Financial Statements

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS

OF CHANGES IN EQUITY

(Dollars in Thousands)

	Preferred Stock		Common Stock		Class A Common Stock		Additional Paid- in-Capital	Accumulated Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income	Total Equity
	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance at December 18, 2014 (inception)	—	$—	—	$—	—	$—	$—	$—	$—	$—
Issuance of Common Stock	—	—	23,865,684	24	—	—	596,618	—	—	596,642
Net Income (Loss)	—	—	—	—	—	—	—	(8,248)	—	(8,248)

Balance at December 31, 2014	—	—	23,865,684	24	—	—	596,618	(8,248)	—	588,394
Issuance of Preferred Stock	125	—	—	—	—	—	125	—	—	125
Issuance of Class A Common Stock	—	—	—	—	783,158	1	19,382	—	—	19,383
Issuance of Common Stock	—	—	6,666,788	7	—	—	168,924	—	—	168,931
Redemption of Common Stock	—	—	(2,222,689)	(2)	—	—	(55,572)	—	—	(55,574)
Net Income (Loss)	—	—	—	—	—	—	—	59,355	—	59,355
Dividends on Preferred Stock	—	—	—	—	—	—	—	(15)	—	(15)
Dividends on Common Stock	—	—	—	—	—	—	—	(63,003)	—	(63,003)
Dividends on Class A Common Stock	—	—	—	—	—	—	—	(1,246)	—	(1,246)

Balance at December 31, 2015	125	—	28,309,783	29	783,158	1	729,477	(13,157)	—	716,350
Issuance of Class A Common Stock	—	—	—	—	184,342	—	4,547	—	—	4,547
Issuance of Common Stock	—	—	9,950,270	10	—	—	245,443	—	—	245,453
Net Income (Loss)	—	—	—	—	—	—	—	69,967	—	69,967
Other Comprehensive Income	—	—	—	—	—	—	—	—	1,250	1,250
Dividends on Preferred Stock	—	—	—	—	—	—	—	(16)	—	(16)
Dividends on Common Stock	—	—	—	—	—	—	—	(65,200)	—	(65,200)
Dividends on Class A Common Stock	—	—	—	—	—	—	—	(1,662)	—	(1,662)

Balance at December 31, 2016	125	$—	38,260,053	$39	967,500	$1	$979,467	$(10,068)	$1,250	$970,689

See accompanying notes to Consolidated Financial Statements

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Period From December 18, 2014 (inception) to December 31, 2014
Cash Flows from Operating Activities:
Net Income (Loss)	$69,967	$59,355	$(8,248)
Adjustment to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Amortization and Accretion of Premiums, Discounts and Loan Origination Fees, Net	(8,439)	14,042	(12)
Amortization of Deferred Financing Costs	9,425	6,500	54
Depreciation of Other Assets	28	—	—
Decrease in Capitalized Accrued Interest	13,434	(22,373)	—
Cash Flows Due to Changes in Operating Assets and Liabilities:
Accounts Receivable	4,213	9,432	—
Accounts Receivable from Servicer/Trustee	—	—	(750)
Accrued Interest Receivable	(1,813)	27,155	(1,086)
Accrued Expenses	(182)	(2,128)	368
Accrued Interest Payable	984	500	1,423
Payable to Affiliates	(2,243)	6,126	72
Deferred Income / Gain	482	—	—
Change in Other Assets	(122)	—	—
Return of Transaction costs	—	—	5,400

Net Cash Provided by (Used in) Operating Activities	85,734	98,609	(2,779)
Cash Flows from Investing Activities:
Restricted Cash	166	(1,015)	—
Origination of Loans Held for Investment	(535,185)	(535,357)	—
Purchased Accrued Interest	—	10,815	(13,418)
Purchase of Loans Held for Investment	(412,921)	—	(564,084)
Advances on Loans Held for Investment	(318,998)	(303,584)	(4,697)
Principal Advances Held by Servicer/Trustee	—	(3,458)	—
Principal Repayments of Loans Held for Investment	781,049	718,111	—
Purchase of Commercial Mortgage-Backed Securities	(59,509)	(1,300)	—
Principal Repayments of Mortgage-Backed Securities	1,173	—	—
Change in Other Assets	(500)	—	—

Net Cash Provided by (Used in) Investing Activities	(544,725)	(115,788)	(582,199)
Cash Flows from Financing Activities:
Payments on Collateralized Loan Obligation	(539,542)	(508,746)	—
Proceeds from Collateralized Loan Obligation	80,083	155,946	—
Payments on Secured Financing Agreements	(369,870)	—	—
Proceeds from Secured Financing Agreements	1,117,069	376,857	—
Payment of Deferred Financing Costs	(7,426)	(6,808)	—
Redemption of Common Stock	—	(55,574)	—
Proceeds from Issuance of Common Stock and Class A Common Stock	250,000	188,314	596,642
Proceeds from Issuance of Preferred Stock	—	125	—
Dividends on Common Stock and Class A Common Stock	(73,113)	(39,648)	—
Dividends on Preferred Stock	(20)	(15)	—

Net Cash Provided by (Used in) Financing Activities	457,181	110,451	596,642

Net Change in Cash and Cash Equivalents	(1,810)	93,272	11,664
Cash and Cash Equivalents at Beginning of Year	104,936	11,664	—

Cash and Cash Equivalents at End of Year	$103,126	$104,936	$11,664

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$51,269	$38,966	$—
Taxes Paid (Refunded)	(5)	3,199	—
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accrued Dividends	18,346	24,601	—
Principal Repayments of Loans Held for Investment by Servicer/Trustee, Net	25,887	58,556	124,500
Proceeds from Secured Financing Agreements Held by Trustee	8,856	—	—
Commercial Mortgage-Backed Securities, Available-for-Sale	1,250	—	—
Accrued Deferred Financing Costs	2,953	—	—
Accrued Other Assets	110	—	—
Arrangement Fees Financed through a Collateralized Loan Obligation	—	—	13,252
Purchase of Loans Financed through a Collateralized Loan Obligation	—	—	1,295,537
Purchased Accrued Interest on Loans Financed through a Collateralized Loan Obligation	—	—	31,309
Proceeds from Collateralized Loan Obligations for Payment of Transaction Costs	—	—	5,400
Additional Funding Provided to Loans Financed through a Collateralized Loan Obligation	—	—	10,958
Accounts Receivable for Loans Held for Investment	—	—	14,289
Accounts Payable for Loans Held for Investment	—	—	5,434

See accompanying notes to Consolidated Financial Statements

TPG RE Finance Trust, Inc. and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(1) Organization

TPG RE Finance Trust, Inc., together with its consolidated subsidiaries (the “Company”), is a Maryland company incorporated on October 24, 2014 and commenced operations on December 18, 2014 (“Inception”). The Company operates its business as one segment which directly originates and acquires a diversified portfolio of commercial real estate related assets, primarily consisting of senior loans, senior participation interests in first mortgage loans, and commercial mortgage-backed securities. As of December 31, 2016 and 2015, the Company conducted substantially all of its operations through a limited liability company, TPG RE Finance Trust Holdco, LLC (“Holdco”), and the Company’s other wholly-owned subsidiaries.

(2) Summary of Significant Accounting Policies

Basis of Accounting and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the Company’s accounts, the consolidated variable interest entity for which the Company is the primary beneficiary, and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Deferred financing costs have been reclassified to conform to classifications in the current year financial statements and are reflected net of collateralized loan obligations and secured financing agreements.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810—Consolidation (“ASC 810”), provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and the determination of which business enterprise, if any, should consolidate the VIEs. Generally, the consideration of whether an entity is a VIE applies when either: (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest; (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support; or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The Company consolidates VIEs in which it is considered to be the primary beneficiary. The primary beneficiary is defined as the entity having both of the following characteristics: (1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance; and (2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE.

On December 18, 2014 the Company entered into a collateralized loan obligation with a lender through a newly formed wholly-owned subsidiary (“CLO Issuer”).

The Company has evaluated the CLO Issuer to determine if it qualifies as a VIE or has variable interests in VIEs. This evaluation resulted in the Company determining that the CLO Issuer is a VIE.

The Company’s involvement with VIEs primarily affects its financial performance and cash flows through amounts recorded in interest income, interest expense and provision for loan losses.

The Company ultimately consolidates the CLO Issuer, which qualifies as a VIE, of which the Company or a consolidated entity of the Company is the primary beneficiary. The CLO Issuer invests in real estate-related loans which are substantially financed by the issuance of debt securities. One of the Company’s affiliates, TPG RE Finance Trust Management, L.P. (“Manager”), is named collateral manager (“Collateral Manager”) for all of CLO Issuer’s collateral assets, which the Company believes gives it the power to direct the most significant economic activities of the entity.

The Company also has exposure to the CLO Issuer’s losses to the extent of its equity interests and also has rights to waterfall payments in excess of required payments to the CLO Issuer’s Class A Note holders. As a result of consolidation, equity interests in the CLO Issuer have been eliminated, and the consolidated balance sheets reflect both the assets held and debt issued by the CLO Issuer to third parties. The Company’s consolidated statements of income and statements of cash flows include the gross amounts related to the CLO Issuer’s assets and liabilities as opposed to the Company’s net economic interests in the CLO Issuer.

Assets held by the CLO Issuer are restricted and can be used only to settle obligations of those entities unless approved for release by the CLO trustee. The liabilities of the CLO Issuer are non-recourse to the Company and can only be satisfied from the CLO Issuer’s asset pool. Assets and liabilities related to the CLO Issuer are disclosed parenthetically, in the aggregate, in the Company’s consolidated balance sheets.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires estimates of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual amounts could differ from those estimates and such differences could be material. Significant estimates made in the consolidated financial statements include, but are not limited to: impairment, adequacy of provisions for loan losses and valuation of financial instruments.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks or invested in money market funds with original maturities of less than 90 days. The Company deposits its cash and cash equivalents with high credit quality institutions to minimize credit risk exposure. The Company maintains cash accounts at several financial institutions, which are insured up to a maximum of $250,000 per account as of December 31, 2016 and December 31, 2015. At various times during the years, balances exceeded the insured limits.

Restricted Cash

Restricted cash primarily represents deposit proceeds from potential borrowers which may be returned to borrowers, after deducting transaction costs paid by the Company for the benefit of the borrowers, upon the closing of a loan transaction.

Loans Held for Investment

Loans that the Company has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances net of any premiums, discounts, loan origination fees and an allowance for loan losses. Loan origination fees and direct loan origination costs are deferred and recognized in interest income over the estimated life of the loans using the interest method, or on a straight line method which approximates the interest method, adjusted for actual prepayments.

The Company evaluates each loan classified as a loan receivable held for investment for impairment on a quarterly basis. Impairment occurs when it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. If the loan is considered to be impaired, an allowance is recorded to reduce the carrying value of the loan to the present value of the expected future cash flows discounted at the loan’s contractual effective rate, or the fair value of the collateral, less estimated costs to sell, if recovery of the Company’s investment is expected solely from the sale of the collateral. The Company estimates its loan loss provision based on its historical loss experience and expectation of losses inherent in the investment portfolio but not yet realized. Since inception, the Company has not recognized any impairments on any of its loans.

The Company’s loans are typically collateralized by real estate or a partnership interest in an entity that owns real estate. As a result, the Company regularly evaluates on a loan-by-loan basis the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral property as well as the financial and operating capability of the borrower/sponsor. The Company also evaluates the financial wherewithal of any loan guarantors and the borrower’s competency in managing and operating the properties. In addition, the Company considers the overall economic environment, real estate sector, and geographic sub-market in which the borrower operates. Such impairment analyses are completed and reviewed by asset management personnel, who utilize various data sources, including (i) periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, the borrower’s exit plan, and capitalization and discount rates, (ii) site inspections, (iii) sales and financing comparables, (iv) current credit spreads for refinancing and (v) other market data.

Upon the completion of the process previously described, the Company concluded that no loans were impaired as of December 31, 2016 and 2015. Therefore, the Company did not record a reserve. Significant judgment is required when evaluating loans for impairment.

Loan Origination Fees

Loan origination fees are reflected in loans held for investment on the balance sheets and include fees charged to borrowers. These fees are amortized into interest income over the life of the related loans held.

Deferred Financing Costs

Deferred financing costs are reflected net of collateralized loan obligation and secured financing agreements on the Company’s consolidated balance sheets. These costs are amortized in interest expense using the interest method or on a straight line basis which approximates the interest method over the life of the related obligations.

Commercial Mortgage-Backed Securities

The Company invests in commercial mortgage-backed securities for cash management and investment purposes. Significant valuation inputs are Level II as described under the fair value measurements note. The Company designates as available-for-sale its commercial mortgage-backed securities investments on the date of acquisition of the investment. Commercial mortgage-backed securities that are not classified as held-to-maturity and which the Company does not hold for the purpose of selling in the near-term, but may dispose of prior to maturity, are designated as available-for-sale and are carried at estimated fair value. The Company’s recognition of interest income from its commercial mortgage-backed securities, including its amortization of premium and discount, follows the Company’s revenue recognition policy. The Company uses a specific identification method when determining the cost of security sold and the amount reclassified out of accumulated other comprehensive income into earnings. Unrealized losses on securities that, in the judgement of management, are other than temporary are charged against earnings as a loss in the consolidated statements of income. At December 31, 2016 and 2015, the Company had five commercial mortgage-backed securities and one commercial mortgage-backed security designated as available-for-sale, respectively. No other than temporary losses have been charged to income in 2016 or 2015, or during the period from December 18, 2014 (inception) to December 31, 2014.

The detail of the Company’s available-for-sale commercial mortgage-backed securities is as follows (dollars in thousands):

	December 31, 2016
	Face Amount	Unamortized Premium/(Discount)	Gross Unrealized Gain	Estimated Fair Value
Investments, at Fair Value
CMBS	$62,927	$(2,673)	$1,250	$61,504

Total Investments, at Fair Value	$62,927	$(2,673)	$1,250	$61,504

	December 31, 2015
	Face Amount	Unamortized Premium/(Discount)	Gross Unrealized Gain	Estimated Fair Value
Investments, at Fair Value
CMBS	$1,300	$22	$—	$1,322

Total Investments, at Fair Value	$1,300	$22	$—	$1,322

The amortized cost and estimated fair value of the Company’s available-for-sale commercial mortgage-backed securities by contractual maturity are shown in the following table (dollars in thousands):

	December 31, 2016
	Amortized Cost	Estimated Fair Value
Expected Maturity Date
After One, Within Five Years	$58,962	$60,242
After Five, Within Ten Years	1,292	1,262

Total Investments, at Fair Value	$60,254	$61,504

	December 31, 2015
	Amortized Cost	Estimated Fair Value
Expected Maturity Date
After Five, Within Ten Years	$1,322	$1,322

Total Investments, at Fair Value	$1,322	$1,322

Fair Value Measurements

The Company follows ASC 820-10, Fair Value Measurement and Disclosures, for its holdings of financial instruments. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for a financial instrument in a current sale, which assumes an orderly transaction between market participants on the measurement date. The Company determines the estimated fair value of financial assets and liabilities using the three-tier fair value hierarchy established by GAAP, which prioritizes the inputs used in measuring fair value. GAAP establishes market-based or observable inputs as the preferred source of values followed by valuation models using management assumptions in the absence of market inputs. The financial instruments recorded at fair value on a recurring basis in the Company’s consolidated financial statements are cash and cash equivalents, restricted cash and mortgage-backed securities available-for-sale. The three levels of inputs that may be used to measure fair value are as follows:

Level I—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level II—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level III—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

For certain financial instruments, the various inputs that management uses to measure fair value for such financial instrument may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for such financial instrument is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument. The Company may use valuation techniques consistent with the market and income approaches to measure the fair value of its assets and liabilities. The market approach uses third-party valuations and information obtained from market transactions involving identical or similar assets or liabilities. The income approach uses projections of the future economic benefits of an instrument to determine its fair value, such as in the discounted cash flow methodology. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in these financial instruments. Transfers between levels of the fair value hierarchy are assumed to occur at the end of the reporting period.

Revenue Recognition

Interest income on loans is accrued using the interest method based on the contractual terms of the loan, adjusted for credit impairment, if any. The objective of the interest method is to arrive at periodic interest income including recognition of fees and costs at a constant effective yield. Premiums, discounts, origination fees and exit fees are amortized or accreted into interest income over the lives of the loans using the interest method, or on a straight line basis which approximates the interest method. Extension fees are amortized into income over the extension period to which they relate using a straight line basis which approximates the interest method. Prepayment penalties from borrowers are recognized as interest income when received. Certain of the Company’s investments may provide for additional interest based on the borrower’s operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as interest income only upon certainty of collection.

The Company considers a loan to be non-performing and places loans on non-accrual status at such time as: (1) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of an impairment; (2) the loan becomes 90 days delinquent; or (3) the loan has a maturity default. While on non-accrual status, based on the Company’s judgment as to collectability of principal, loans are either accounted for on a cash basis, where interest income is recognized only upon receipt of cash for principal and interest payments, or on a cost-recovery basis, where all cash receipts reduce a loan’s carrying value, and interest income is only recorded when such carrying value has been fully recovered.

Income Taxes

The Company qualifies and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 2014. To the extent that it annually distributes at least 90% of its REIT taxable income to stockholders and complies with various other requirements as a REIT, the Company generally will not be subject to U.S. federal income taxes on its distributed REIT taxable income. If the Company fails to continue to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal and state income taxes at regular corporate rates (including any applicable alternative minimum tax) beginning with the year in which it fails to qualify and may be precluded from being able to elect to be treated as a REIT for the Company’s four subsequent taxable years. Even though the Company currently qualifies for taxation as a REIT, the Company may be subject to certain U.S. federal, state, local and foreign taxes on the Company’s income and property and to U.S. federal income and excise taxes on the Company’s undistributed REIT taxable income.

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period in which the enactment date occurs. Under ASC Topic 740, Income Taxes, (“ASC 740”), a valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized. The Company intends to continue to operate in a manner consistent with, and to elect to be treated as, a REIT for tax purposes and to distribute all of its taxable income. Accordingly, the REIT does not expect to pay corporate level taxes.

As of December 31, 2016 and December 31, 2015, the Company indirectly owns 100% of the equity of TPG RE Finance Trust CLO TRS Corp. (“CLO TRS”), TPG RE Finance Trust CLO TRS 1 Corp. (“TRS 1”) and TPG RE Finance Trust CLO TRS 2 Corp. (“TRS 2”), each of which is a taxable REIT subsidiary (collectively, “TRS”). TRS is subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, as a REIT, the Company also may be subject to a 100% excise tax on certain transactions between it and its TRS that are not conducted on an arm’s-length basis. The Company’s TRS had no further operations as of December 31, 2016 and 2015 and, accordingly no deferred tax assets or liabilities exist relating to the TRS’s operations.

ASC 740 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has analyzed its various federal and state filing positions and believes that its income tax filing positions and deductions are well documented and supported. As of December 31, 2016 and 2015, based on the Company’s evaluation, there is no reserve for any uncertain income tax positions.

The Company’s policy is to classify interest and penalties associated with underpayment of U.S. federal and state income taxes, if any, as a component of general and administrative expense on its consolidated statements of income. For the years ended December 31, 2016 and 2015, the Company did not have any interest or penalties associated with the underpayment of any income taxes.

For the years ended December 31, 2016 and December 31, 2015 and for the period from December 18, 2014 to December 31, 2014: the Company incurred $0, $1.6 million and $0, respectively, of federal, state and local tax expense relating to its TRS; the Company’s effective tax rate was 0.00%, 2.73% and 0.00%, respectively; and the Company had no deferred tax assets or liabilities.

Other Comprehensive Income / (Loss)

For the years ended December 31, 2016 and December 31, 2015, other comprehensive income equaled $1.2 million and $0, respectively. For the period from December 18, 2014 to December 31, 2014, other comprehensive income equaled $0. Other comprehensive income results from unrealized gains on commercial mortgage-backed securities, available-for-sale.

Recently Issued Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company did not elect to early adopt ASU 2015-03. This new guidance is framed around how to account for costs related to term debt and it does not address how to present fees paid to lenders or other costs to secure revolving lines of credit, which are, at the outset, not associated with an outstanding borrowing. In August 2015, FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”), which amends ASC 835-30, Interest—Imputation of Interest. This update clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be deferred and presented as an asset and subsequently amortized ratably over the term of the revolving debt arrangement. The Company adopted this update in the quarter ended March 31, 2016. The effect of the adoption of ASU 2015-03 and ASU 2015-15 was to reclassify debt issuance costs of approximately $13.6 million as of December 31, 2016 from “Deferred Financing Costs” to a contra account as a deduction from the related debt liabilities. There was no effect on the Company’s consolidated statements of income.

In February 2015, FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 requires an entity to evaluate whether it should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; and (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. This guidance is effective for fiscal years beginning after December 15, 2015. The Company adopted this update in the quarter ended March 31, 2016. There was no effect on our consolidated financial statements.

In August 2014, FASB issued ASU 2014-13, Consolidation (Topic 810): Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (“ASU 2014-13”). For entities that consolidate a collateralized financing entity within the scope of this update, an option to elect to measure the financial assets and the financial liabilities of that collateralized financing entity using either the measurement alternative included in ASU 2014-13 or ASC 820 on fair value measurement is provided. The guidance is effective for fiscal years beginning after December 15, 2015. The Company adopted this update in the quarter ended March 31, 2016, and the adoption did not have a material effect on the Company’s consolidated financial statements, as the fair value option was not elected.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments—Credit Losses—Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU 2016-13”). ASU 2016-13 significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 will replace the “incurred loss” model under existing guidance with an “expected loss” model for instruments measured at amortized cost, and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019 and is to be adopted through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. We are currently evaluating the impact ASU 2016-13 will have on our consolidated financial statements.

In August 2014, FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). The guidance in ASU 2014-15 sets forth management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern as well as required disclosures. ASU 2014-15 indicates that, when preparing interim and annual financial statements, management should evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. This evaluation should include consideration of conditions and events that are either known or are reasonably knowable at the date the financial statements are issued or are available to be issued, and, if applicable, whether it is probable that management’s plans to address the substantial doubt will be implemented and, if so, whether it is probable that the plans will alleviate the substantial doubt. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods and annual periods thereafter. The adoption of this guidance did not have an impact on our disclosures.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 is a comprehensive new revenue recognition model requiring a Company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. In August 2015, the FASB issued an update (“ASU 2015-14”) to Topic 606, Deferral of the Effective Date, which defers the adoption of ASU 2014-09 to interim and annual reporting periods in fiscal years that begin after December 15, 2018. In March 2016, the FASB issued an update (“ASU 2016-08”) to Topic 606, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard pursuant to ASU 2014-09. In April 2016, the FASB issued an update (“ASU 2016-10”) to Topic 606, Identifying Performance Obligations and Licensing, which clarifies guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued an update (“ASU 2016-12”) to Topic 606, Narrow-Scope Improvements and Practical Expedients, which amends certain aspects of the new revenue recognition standard pursuant to ASU 2014-09. In adopting ASU 2014-09, companies may use either a full retrospective or a modified retrospective approach. Additionally, this guidance requires improved disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Early adoption is not permitted, except that we may adopt under the original provisions of ASU 2014-09 prior to the issuance of ASU 2015-14. The Company anticipates adopting this update in the quarter ended March 31, 2018, and is currently in the process of evaluating the impact of Topic 606 on the Company’s consolidated financial statements.

(3) Loans Held for Investment

On December 29, 2014, the Company acquired a 75% interest in loans from German American Capital Company (“GACC”), an affiliated entity of Deutsche Bank Trust Company (“DB”), with a face value of approximately $2.4 billion. To fund the investment, a subsidiary of the Company issued a $1.4 billion Class A senior secured note (“Class A Note”) to DB. See Note 5 for additional information regarding the Class A Note.

The Company’s loans held for investment are accounted for at amortized cost.

During 2016, the Company’s subsidiaries originated or acquired 23 loans with a total commitment of approximately $1.2 billion, unpaid principal balance of $967.2 million, and unfunded commitments of $250.1 million as of December 31, 2016. To fund these originations, the Company employed financing methods that included repurchase and secured financings, and the non-recourse syndication of a senior loan interest to a third party. Depending on the structure of the syndication, the senior loan interest may remain on the Company’s GAAP balance sheet or, recognized as a sale and the senior loan interest will no longer be included on the Company’s consolidated financial statements. When sales are not recognized under GAAP the senior loan participations are reflected as a liability on the Company’s consolidated financial statements; however this gross presentation does not impact stockholders’ equity or net income.

During 2015, the Company’s subsidiaries originated or acquired 14 loans with a total commitment of approximately $1.1 billion, unpaid principal balance of $629 million, and unfunded commitments of $469 million as of December 31, 2015. To fund these originations, the Company employed financing methods that included repurchase and secured financings, and the non-recourse syndication of a senior loan interest to a third party. In addition, the Company’s subsidiaries acquired the remaining 25% interest in three loans previously held by DB, which are now wholly-owned by the Company.

The following tables present an overview of the loan investment portfolio as of December 31, 2016 and 2015 (in thousands):

	As of December 31, 2016
Loans Receivable	Outstanding Principal	Unamortized Premium (Discount), Loan Origination Fees, net	Carrying Amount
Senior loans	$2,429,632	$(20,931)	$2,408,701
Subordinated and mezzanine loans	41,446	(157)	41,289

Subtotal before allowance	2,471,078	(21,088)	2,449,990

Total	$2,471,078	$(21,088)	$2,449,990

	As of December 31, 2015
Loans Receivable	Outstanding Principal	Unamortized Premium (Discount), Loan Origination Fees, net	Carrying Amount
Senior loans	$1,922,740	$(8,261)	$1,914,479
Subordinated and mezzanine loans	19,000	(81)	18,919

Subtotal before allowance	1,941,740	(8,342)	1,933,398

Total	$1,941,740	$(8,342)	$1,933,398

All of the Company’s loans held for investment are secured by properties within the United States. The geographic composition of loans held for investment at December 31, 2016 and 2015 is as follows (in thousands):

	Outstanding Principal December 31, 2016	Carrying Amount December 31, 2016	Outstanding Principal December 31, 2015	Carrying Amount December 31, 2015
East	$1,197,052	$1,192,153	$1,151,638	$1,153,709
South	272,692	268,443	166,990	159,915
Midwest	176,589	175,158	86,639	84,873
West	751,437	741,513	500,244	498,748
Various	73,308	72,723	36,227	36,154

	$2,471,078	$2,449,990	$1,941,740	$1,933,398

For the years ended December 31, 2016 and December 31, 2015, activity in the loan portfolio was as follows (in thousands):

Balance at December 31, 2014	$1,741,933
Additions during the year:
Loans originated	535,339
Additional fundings	360,538
Amortization of discount and origination fees	6,898
Deductions during the year:
Collection of principal	(690,366)
Amortization of premium	(20,944)

Balance at December 31, 2015	$1,933,398
Additions during the year:
Loans originated	948,106
Additional fundings	328,356
Amortization of discount and origination fees	14,227
Deductions during the year:
Collection of principal	(767,713)
Amortization of premium	(6,384)

Balance at December 31, 2016	$2,449,990

At December 31, 2016 and 2015, there was $2.9 million and $9.3 million, respectively, of unamortized premium and $12.5 million and $8.6 million, respectively, of unaccreted discount included in loans held for investment at amortized cost on the consolidated balance sheets.

At December 31, 2016 and 2015, there were no loans on non-accrual status.

The Company currently originates and acquires first mortgage and mezzanine loans secured by commercial properties. These loans can potentially subject the Company to concentrations of credit risk as measured by various metrics, including the property type collateralizing the loan, loan size, loans to a single sponsor and loans in a single geographic area, among others.

Concentration Risks

A summary of the loan portfolio by property type as of December 31, 2016 and 2015 based on current unpaid principal balance (“UPB”) and full loan commitment is as follows (amounts in thousands). Loan commitments represent principal commitments made by the Company, and does not include capitalized interest of $5.5 million and $18.9 million at December 31, 2016 and 2015, respectively.

	As of December 31, 2016
Property Type	Loan Commitment	Unfunded Commitment	% of Portfolio	Loan UPB	% of Portfolio
Condominium	$821,411	$338,222	27.0%	$486,647	19.7%
Hotel	644,459	31,282	21.2%	615,238	24.9%
Mixed Use	527,548	74,100	17.4%	453,448	18.4%
Office	538,736	99,953	17.7%	438,783	17.8%
Multifamily	327,578	11,217	10.8%	316,360	12.8%
Industrial	131,987	11,468	4.3%	120,519	4.9%
Other	48,483	8,400	1.6%	40,083	1.6%

Total	$3,040,202	$574,642	100.0%	$2,471,078	100.0%

	As of December 31, 2015
Property Type	Loan Commitment	Unfunded Commitment	% of Portfolio	Loan UPB	% of Portfolio
Condominium	$1,141,816	$414,014	44.4%	$746,052	38.4%
Hotel	556,841	55,520	21.6%	502,022	25.9%
Mixed Use	428,824	70,519	16.7%	358,305	18.5%
Office	141,848	44,511	5.5%	97,337	5.0%
Multifamily	191,558	48,341	7.4%	143,217	7.4%
Industrial	83,822	16,338	3.3%	67,484	3.5%
Other	27,323	—	1.1%	27,323	1.4%

Total	$2,572,032	$649,242	100.0%	$1,941,740	100.0%

(4) Fair Value of Financial Instruments

The detail of the Company’s fair value measurements within the fair value hierarchy is as follows (dollars in thousands):

	As of December 31, 2016
	Level I	Level II	Level III	Total
Investments, at Fair Value
CMBS	$—	$61,504	$—	$61,504

Total Investments, at Fair Value	$—	$61,504	$—	$61,504

	As of December 31, 2015
	Level I	Level II	Level III	Total
Investments, at Fair Value
CMBS	$—	$1,322	$—	$1,322

Total Investments, at Fair Value	$—	$1,322	$—	$1,322

Fair value is based upon market quotations, broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity.

At December 31, 2016 and 2015, the estimated fair value of loans held for investment approximated $2.5 billion and $1.9 billion, respectively. The carrying value of loans held for investment net of unamortized costs at December 31, 2016 and 2015, was $2.4 billion and $1.9 billion, respectively. The average gross spread at December 31, 2016 and 2015 was 5.1% and 5.9%, respectively. The weighted average years to maturity was 3.0 years assuming full extension of all loans.

At December 31, 2016 and 2015, the carrying value of the CLO obligation and secured financing agreements approximates fair value as current borrowing spreads reflect current market terms.

Estimated fair values were determined based on discounted cash flows using certain market assumptions, including holding period, and discount rates based on loan to value, property type, and loan pricing expectations developed by the Manager, and corroborated with other institutional lenders to determine a market spread added to the 1-month LIBOR forward curve.

(5) Collateralized Loan Obligation

The following table outlines borrowings and the corresponding collateral under the Company’s consolidated CLO Issuer as of December 31, 2016 and 2015, respectively (in thousands):

As of December 31, 2016				As of December 31, 2015
Debt		Collateral (loans)		Debt		Collateral (loans)
Face Value	Carrying Value	Outstanding Principal	Carrying Value	Face Value	Carrying Value	Outstanding Principal	Carrying Value
$543,320	$540,780	$712,420	$712,158	$1,002,779	$996,000	$1,313,042	$1,312,966

On December 18, 2014, CLO Issuer issued a Class A Note. The Class A Note is secured by 75% participation interests in loans acquired on December 29, 2014 from an affiliate of the lender, consisting primarily of first mortgage loans. The Class A Note includes $56.0 million and $179.0 million of additional capacity at December 31, 2016, and 2015, respectively, to finance future advances related to loans securing the Class A Note and has an initial interest rate of one-month LIBOR plus 2.75%.

The Company incurred approximately $13.2 million of issuance costs which are being amortized on an effective yield basis over the remaining life of the loans collateralizing the Class A Note. As of December 31, 2016 and 2015, the Company’s remaining unamortized issuance costs were $2.5 million and $6.8 million, respectively.

The Company also incurs a fee of 0.25% on undrawn amounts of the Class A Note while it is outstanding, which is reflected in interest expense. Interest is payable monthly, beginning on December 18, 2014, through September 10, 2023, the stated maturity date of the Class A Note. As of December 31, 2016 and 2015, Class A Note interest expense (excluding amortization of deferred financing costs) of $27.5 million and $35.5 million, respectively, is included in the Company’s consolidated statements of income as interest expense. For the period from December 18, 2014 to December 31, 2014, Class A Note interest expense (excluding amortization of deferred financing costs) was $1.4 million.

The Class A Note indenture contains operating covenants relating to the organization and activities of the CLO Issuer, and two financial covenants: the portfolio over collateralization ratio test and the underlying aggregate asset over collateralization ratio test. The first is intended to limit the maximum leverage ratio of the CLO Issuer; the second is intended to limit the maximum leverage ratio of individual loans owned by the CLO Issuer. The Company believes it is in compliance with all covenants as of December 31, 2016 and 2015.

(6) Notes Payable, Repurchase Agreements, and Subscription Secured Facility

At December 31, 2016 and 2015, the Company had secured financing and repurchase agreements for certain of the Company’s originated loans. The secured financing and repurchase agreements bear interest at a rate equal to LIBOR plus a credit spread determined primarily by advance rate and property type. The agreements contain covenants that include certain financial requirements, including maintenance of minimum liquidity, minimum tangible net worth, maximum debt to net worth ratio, current ratio and limitations on capital expenditures, indebtedness, distributions, transactions with affiliates and maintenance of positive net income as defined in the agreements.

The following table presents certain information regarding the Company’s secured financing and repurchase agreements as of December 31, 2016 and 2015, respectively (in thousands):

As of December 31, 2016
Notes Payable	Maturity Date	Interest Rate	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
Deutsche Bank	12/9/2018	3.9%	$49,644	$29,293	$20,351	$31,309
Deutsche Bank	9/25/2019	4.1%	64,779	30,207	34,572	57,620
Deutsche Bank	9/29/2018	4.3%	42,543	5,940	36,603	52,303
Bank of the Ozarks	8/23/2019	5.1%	92,400	72,544	19,856	28,366

			249,366	137,984	111,382	169,598

Repurchase Agreements	Maturity Date	Weighted Average Spread	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
JP Morgan(1)	8/20/2018	2.7%	313,750	25,001	288,749	414,269
Goldman Sachs(1)	8/19/2017	2.2%	500,000	249,110	250,890	363,146
Wells Fargo(1)	5/25/2019	2.2%	500,000	179,729	320,271	461,618
Morgan Stanley(1)	5/3/2019	2.5%	250,000	124,036	125,964	175,884
Goldman Sachs (CMBS)(2)	8/19/2017	2.0%	100,000	73,195	26,805	43,500
Royal Bank of Canada (CMBS(2)	2/9/2021	1.0%	100,000	91,150	8,850	9,347

			1,763,750	742,221	1,021,529	1,467,764

Subscription Secured Facility	Maturity Date	Weighted Average Spread	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
Lloyds Bank	1/6/2018	N/A	250,000	109,142	—	—

			$2,263,116	$989,347	$1,132,911	$1,637,362

As of December 31, 2015
Notes Payable	Maturity Date	Interest Rate	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
Deutsche Bank	12/9/2017	3.4%	$42,543	$21,879	$20,664	$29,533
Deutsche Bank	6/29/2018	3.4%	49,644	36,182	13,462	41,350
Deutsche Bank	9/25/2019	3.7%	64,779	39,969	24,810	20,710

			156,966	98,030	58,936	91,593

Repurchase Agreements	Maturity Date	Weighted Average Spread	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
JP Morgan(1)	8/20/2018	2.6%	250,000	95,576	154,424	236,997
Goldman Sachs(1)	8/19/2017	2.3%	375,000	211,504	163,496	235,235

			625,000	307,080	317,920	472,231

			$781,966	$405,110	$376,856	$563,824

(1)	Borrowings under repurchase agreements with a 25% recourse guarantee.
(2)	Borrowings under repurchase agreements with a 100% recourse guarantee.
(3)	All other agreements are held on a non-recourse basis.

Notes Payable

During 2016 and 2015, the Company executed one and three note-on-note loan agreements, respectively, to finance certain of its lending activities. These loans allow for additional advances up to a specified cap and are secured by four loans held for investment. All four loans are guaranteed by Holdco, and the agreements include guarantor covenants covering liquid assets and net worth requirements. The Company believes it is in compliance with all covenants as of December 31, 2016 and 2015.

Repurchase Agreements

During 2016 and 2015, the Company entered into two and two repurchase agreements, respectively, to finance its lending activities. Credit spreads vary depending on property type and advance rate. Assets pledged are mortgage loans collateralized by commercial properties. These facilities are 25% recourse to Holdco.

During 2016, the Company entered into two securities repurchase agreements to finance its CMBS investing activities. Credit spreads vary depending upon the CMBS and advance rate. Assets pledged are three mortgage-backed securities. These facilities are 100% recourse to Holdco.

The agreements include various covenants covering net worth, liquidity, recourse limitations, and debt coverage. The Company believes it is in compliance with all covenants as of December 31, 2016 and 2015.

Subscription Secured Facility

On January 6, 2016, the Company entered into a subscription secured revolving credit facility with a commitment of $250 million. Borrowing ability is limited to the lesser of $250 million and 66.67% of unfunded commitments from included investors as defined in the agreement. The credit facility term is two years with a one year extension option at a rate of LIBOR plus 175 basis points.

(7) Schedule of Maturities

The future principal payments for the five years subsequent to December 31, 2016 and thereafter are as follows (in thousands):

	CLO	Repurchase Agreements	Notes Payable	Subscription Secured Facility
2017	$420,072	$381,202	$—	$—
2018	119,885	203,078	56,954	—
2019	—	317,819	54,428	—
2020	2,108	91,875	—	—
2021	—	27,555	—	—
Thereafter	1,255	—	—	—

	$543,320	$1,021,529	$111,382	$—

The stated maturity date for CLO is September 10, 2023; however, principal repayments are required only to the extent of principal payments received on the underlying participation interests held in the CLO trust, subject to compliance with financial covenants. Accordingly, the principal amounts included in this table represent expected repayments based on contractual maturities of such underlying participation interests.

(8) Related Party Transactions

Management Agreements

The Company is externally managed and advised by the Manager and pays the Manager a management fee in accordance with the management agreement which was executed on December 15, 2014. The management fee is equal to 1.25% of the Company’s stockholders’ equity per annum, which is calculated and payable quarterly in arrears. For purposes of calculating the management fee, stockholders’ equity means: (i) the sum of (A) the net proceeds received by the Company from all issuances of the Company’s common stock, plus (B) the Company’s cumulative Core Earnings (as defined below) from and after the date of the management agreement to the end of the most recently completed calendar quarter, (ii) less (A) any distributions to the Company’s stockholders from and after the date of the management agreement, (B) any amount that the Company or any of its subsidiaries has paid to repurchase the Company’s common stock since the date of the management agreement, and (C) any incentive management fee (as defined below) paid from and after the date of the management agreement. With respect to that portion of the period from and after the date of the management agreement that is used in any calculation of the incentive management fee or the management fee, all items in the foregoing sentence (other than clause (i) (B)) are calculated on a daily weighted average basis.

“Core Earnings” is a non-GAAP measure and is defined as GAAP net income (loss), including realized losses not otherwise included in net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive management fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses (other than permanent impairment) or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and Company’s independent directors and approved by a majority of the Company’s independent directors. As a result, the Company’s stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on the Company’s consolidated financial statements.

In addition, the Manager is entitled to an incentive management fee each calendar quarter in arrears in an amount, not less than zero, equal to the product of (i) 16% and (ii) the positive sum, if any, remaining after (A) Core Earnings of the Company for such calendar quarter are reduced by (B) the product of (1) the Company’s stockholders’ equity as of the end of such calendar quarter, and (2) 7% per annum; provided, however, that no incentive management fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero. For the years ended December 31, 2016 and 2015, $3.7 million and $2.0 million, respectively, were earned. For the period from December 18, 2014 to December 31, 2014, $0 was earned. Management fee and incentive management fee included in payable to affiliates on the consolidated balance sheets at December 31, 2016 and 2015, is approximately $2.9 million and $3.4 million, respectively.

The Manager also acts as Collateral Manager for the CLO. The collateral management fee is equal to 0.075% of the collateral carrying value per annum, and is calculated and payable monthly in arrears in cash.

The Company is also responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company or for certain services provided by the Manager to the Company. Expenses incurred by the Manager and reimbursed by the Company, are reflected in the respective consolidated statements of income expense category or the consolidated balance sheets based on the nature of the item. For the years ended December 31, 2016 and 2015, the amounts reimbursed totaled $0.3 million and $0, respectively, and for the period from December 18, 2014 to December 31, 2014, the amount reimbursed was $0.

Termination Fee

Under certain circumstances, a termination fee is due to the Manager upon termination of the management agreement by the Company equal to two times the sum of the average annual management fee and incentive management fees earned by the Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

(9) Stockholders’ Equity

Subscriptions

Investors enter into subscriptions agreements for specified capital commitments. The Company calls capital from shareholders in direct proportion to their respective unfunded capital commitment. The Company’s authorized common stock consists of 95,500,000 shares of common stock, and 2,500,000 shares of Class A common stock with $0.001 par value per share. As of December 31, 2016 and 2015, the Company had total common stock and Class A common stock shares of 39,227,553 and 29,092,941 issued and outstanding, respectively. Unfunded capital commitments as of December 31, 2016 and 2015, were $181.0 million and $276.8 million, respectively.

Class A common stock is reserved for purchase by certain individuals or entities affiliated with the Manager and the sale, or conversion to common stock by investors of such Class A common stock is subject to certain restrictions. During 2015, the Company reclassified and designated 2,500,000 shares of authorized common shares as Class A common shares.

Dividends

Dividends are accrued at the time of the Special Actions Committee (the ”Committee”) approval. Upon the approval of the Committee, dividends will be paid first to the shareholders of any preferred stock, a cumulative preferential cash dividend at the rate of 12.5% of the total $0.001 million liquidation preference per annum plus all accumulated and unpaid dividends thereon, and second to the common shareholders. The Company intends to distribute each year substantially all of its taxable income to its stockholders to comply with the REIT provisions of the Internal Revenue Code, as amended.

For the years ended December 31, 2016 and 2015, common dividends in the amount of $66.9 million and $64.2 million were approved by the Committee. For the period from December 18, 2014 to December 31, 2014, no common dividends were approved by the Committee. As of December 31, 2016 and 2015, $18.4 million and $24.6 million, respectively, remain unpaid and are reflected in dividends payable on the Company’s consolidated balance sheets.

For the years ended December 31, 2016 and 2015, preferred dividends in the amount of $0.016 million and $0.022 million, respectively, were approved by the Committee and paid.

Earnings Per Share

The Company calculates basic and diluted earnings per share utilizing net income available to common stockholders, divided by the weighted-average shares of common stock for the years ended December 31, 2016 and 2015 and period from December 18, 2014 (inception) to December 31, 2014.

The following table sets forth the calculation of basic and diluted earnings per common share based on the weighted-average common stock outstanding ($ in thousands, except per share data):

	2016	2015	Period From December 18, 2014 (inception) to December 31, 2014
Net income	$69,967	$59,355	$(8,248)
Weighted-average shares outstanding, basic and diluted	33,527,147	26,613,740	23,865,684

Per share amount, basic and diluted	$2.09	$2.23	$(0.35)

Repurchases and Redemptions

Shareholders are restricted from redeeming any or all of their shares for a period of three years from the Inception date. In connection with any approved post-close issuance of shares, the Company shall repurchase common stock at the then-current price per share on a pro rata basis, so that each stockholder invested in the initial issuance maintains its percentage of unfunded capital subscriptions to total unfunded capital commitments. For the years ended December 31, 2016 and 2015, $0 and $55.6 million, respectively, were repurchased in accordance with the stockholders agreement.

Upon liquidation of the Company, subsequent to the redemption of preferred stock, the net assets attributable to all classes of common stock shall be distributed pro rata among the common shareholders in proportion to the number of shares of common stock, regardless of class, held by each.

Redemptions are accrued at the time of Committee approval and are at the sole discretion of the Company. At December 31, 2016 and 2015, no redemptions remain outstanding.

(10) Commitments

Unfunded Commitments Related to Loans Held for Investments

As of December 31, 2016 and 2015, the Company had $574.6 million and $649.2 million of unfunded commitments related to loans held for investment, respectively, and $2.0 million for a potential deferred purchase price payment that would be due to Deutsche Bank in the event the Company consummates an initial public offering on or before December 29, 2017. These commitments are not reflected on the consolidated balance sheets.

(11) Subsequent Events

The Company has evaluated subsequent events through March 30, 2017, the date which the financial statements were available to be issued.

On January 25, 2017, the Company paid a common dividend of $0.1020 per common share, totaling $4.0 million, which was declared on December 23, 2016, and reflected on the balance sheet at December 31, 2016.

On February 1, 2017, the Company paid a common dividend of $0.3657 per common share, totaling $14.3 million, which was declared on December 23, 2016, and reflected on the balance sheet at December 31, 2016.

TPG RE Finance Trust, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS(1)
Cash and Cash Equivalents	$82,282	$103,126
Restricted Cash	200	849
Accounts Receivable	491	644
Accounts Receivable from Servicer/Trustee	60,403	34,743
Accrued Interest Receivable	15,253	14,023
Loans Held for Investment	2,606,472	2,449,990
Investment in Commercial Mortgage-Backed Securities, Available-for-Sale	97,863	61,504
Other Assets, Net	938	704

	$2,863,902	$2,665,583

LIABILITIES AND STOCKHOLDERS’ EQUITY(1)
Liabilities
Accrued Interest Payable	$3,626	$2,907
Accrued Expenses	7,132	6,555
Collateralized Loan Obligation (net of deferred financing costs of $1,777 and $2,541)	523,927	540,780
Secured Financing Agreements (net of deferred financing costs of $10,619 and $11,042)	1,328,283	1,121,869
Payable to Affiliates	5,105	3,955
Deferred Revenue	433	482
Dividend Payable	21,281	18,346

	1,889,787	1,694,894
Commitments and Contingencies—See Note 14

Stockholders’ Equity:
Preferred Stock ($0.001 par value; 125 and 125 shares authorized; 125 and 125 shares issued and outstanding, respectively)	—	—
Common Stock ($0.001 par value; 95,500,000 and 95,500,000 shares authorized; 38,260,053 and 38,260,053 shares issued and outstanding, respectively)	39	39
Class A Common stock ($0.001 par value; 2,500,000 and 2,500,000 shares authorized; 967,500 and 967,500 shares issued and outstanding, respectively)	1	1
Additional Paid-in-Capital	979,467	979,467
Retained Earnings (Accumulated Deficit)	(7,874)	(10,068)
Accumulated Other Comprehensive Income	2,482	1,250

	974,115	970,689

	$2,863,902	$2,665,583

(1)	The Company’s consolidated Total Assets and Total Liabilities at March 31, 2017 and December 31, 2016 include VIE assets of $719 million and $743 million, respectively, and VIE liabilities of $526 million and $543 million, respectively. See Note 5 to the Condensed Consolidated Financial Statements for details.

See accompanying notes to the Condensed Consolidated Financial Statements

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
INTEREST INCOME
Interest Income	$47,941	$33,732
Interest Expense	(17,800)	(12,930)

Net Interest Income	30,141	20,802

OTHER REVENUE
Other Income, net	122	15

Total Other Revenue	122	15

OTHER EXPENSES
Professional Fees	729	338
General and Administrative	469	256
Servicing Fees	1,136	862
Management Fee	2,588	1,984
Collateral Management Fee	131	274
Incentive Management Fee	1,581	808

Total Other Expenses	6,634	4,522

Net Income Before Taxes	23,629	16,295
Income Taxes	(154)	(46)

Net Income	$23,475	$16,249

Basic Earnings per Common Share	$0.60	$0.56

Diluted Earnings per Common Share	$0.60	$0.56

Weighted Average Number of Shares of Common Stock Outstanding
Basic:	39,227,553	29,092,941

Diluted:	39,227,553	29,092,941

Dividends Declared per Common Share	$0.54	$—

OTHER COMPREHENSIVE INCOME
Net Income	$23,475	$16,249
Unrealized Gain on Commercial Mortgage-Backed Securities	1,232	228

Comprehensive Net Income	$24,707	$16,477

See accompanying notes to the Condensed Consolidated Financial Statements

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS

OF CHANGES IN EQUITY

(In thousands, except share data)

(Unaudited)

	Preferred Stock		Common Stock		Class A Common Stock		Additional Paid- in-Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Equity
	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance at December 31, 2015	125	$—	28,309,783	$29	783,158	$1	$729,477	$(13,157)	$—	$716,350
Net Income	—	—	—	—	—	—	—	16,249	—	16,249
Other Comprehensive Income	—	—	—	—			—	—	228	228
Dividends on Common Stock	—	—	—	—	—	—	—	—	—	—
Dividends on Class A Common Stock	—	—	—	—	—	—	—	—	—	—

Balance at March 31, 2016	125	—	28,309,783	29	783,158	1	729,477	3,092	228	732,827

Balance at December 31, 2016	125	$—	38,260,053	$39	967,500	$1	$979,467	$(10,068)	$1,250	$970,689
Net Income	—	—	—	—	—	—	—	23,475	—	23,475
Other Comprehensive Income	—	—	—	—	—	—	—	—	1,232	1,232
Dividends on Common Stock	—	—	—	—	—	—	—	(20,773)	—	(20,773)
Dividends on Class A Common Stock	—	—	—	—	—	—	—	(508)	—	(508)

Balance at March 31, 2017	125	$—	38,260,053	$39	967,500	$1	$979,467	$(7,874)	$2,482	$974,115

See accompanying notes to the Condensed Consolidated Financial Statements

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Cash Flows from Operating Activities:
Net Income	$23,475	$16,249
Adjustment to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Amortization and Accretion of Premiums, Discounts and Loan Origination Fees, Net	(1,959)	(497)
Amortization of Deferred Financing Costs	2,576	2,114
Decrease (Increase) in Capitalized Accrued Interest	2,972	(2,350)
Cash Flows Due to Changes in Operating Assets and Liabilities:
Accounts Receivable	153	2,855
Accrued Interest Receivable	(1,229)	(1,071)
Accrued Expenses	(2,895)	482
Accrued Interest Payable	719	102
Payable to Affiliates	1,150	287
Deferred Income / Gain	(49)	—
Change in Other Assets	68	—

Net Cash Provided by (Used in) Operating Activities	24,981	18,171
Cash Flows from Investing Activities:
Restricted Cash	649	150
Origination of Loans Held for Investment	(244,700)	(191,178)
Advances on Loans Held for Investment	(55,090)	(71,515)
Principal Advances Held by Servicer/Trustee	(3,279)	(1,512)
Principal Repayments of Loans Held for Investment	89,822	148,190
Proceeds from Sales of Loans Held for Investment	52,443	—
Purchase of Commercial Mortgage-Backed Securities	(38,259)	(49,569)
Principal Repayments of Mortgage-Backed Securities	1,698	—
Purchases and Disposals of Fixed Assets	(79)	—

Net Cash Provided by (Used in) Investing Activities	(196,795)	(165,434)
Cash Flows from Financing Activities:
Payments on Collateralized Loan Obligation	(27,791)	(105,198)
Proceeds from Collateralized Loan Obligation	10,175	26,556
Payments on Secured Financing Agreements	(156,623)	—
Proceeds from Secured Financing Agreements	341,695	170,965
Payment of Deferred Financing Costs	1,860	(978)
Dividends on Common Stock	(17,838)	(24,601)
Dividends on Class A Common Stock	(508)	—

Net Cash Provided by (Used in) Financing Activities	150,970	66,744

Net Change in Cash and Cash Equivalents	(20,844)	(80,519)
Cash and Cash Equivalents at Beginning of Period	103,126	104,936

Cash and Cash Equivalents at End of Period	$82,282	$24,417

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$14,507	$9,547
Taxes Paid	154	46
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accrued Dividends	21,281	—
Principal Repayments of Loans Held for Investment by Servicer/Trustee, Net	36,206	—
Commercial Mortgage-Backed Securities, Available-for-Sale	1,232	228
Proceeds from Secured Financing Agreements Held by Trustee	20,918	—
Accrued Deferred Financing Costs	3,249	147
Accrued Other Assets	223	—

See accompanying notes to the Condensed Consolidated Financial Statements

TPG RE Finance Trust, Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1) Organization

TPG RE Finance Trust, Inc., together with its consolidated subsidiaries (“we”, “us”, “our”, or the “Company”), is a Maryland company incorporated on October 24, 2014 and commenced operations on December 18, 2014 (“Inception”). We are organized as a holding company and conduct our operations primarily through our various subsidiaries. We conduct our operations as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT. We also operate our business in a manner that permits us to maintain an exclusion from registration under the Investment Company Act of 1940, as amended.

The Company’s principal business activity is to directly originate and acquire a diversified portfolio of commercial real estate related assets, primarily consisting of senior loans, senior participation interests in first mortgage loans, and commercial mortgage-backed securities. As of March 31, 2017 and December 31, 2016, the Company conducted substantially all of its operations through a limited liability company, TPG RE Finance Trust Holdco, LLC (“Holdco”), and the Company’s other wholly-owned subsidiaries.

(2) Summary of Significant Accounting Policies

Certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the related notes included elsewhere in this prospectus. These interim condensed consolidated financial statements are unaudited and have been prepared on a basis consistent with that used to prepare the audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair statement of the condensed consolidated financial statements. The consolidated balance sheets as of December 31, 2016 have been derived from the Company’s audited consolidated financial statements included elsewhere in this prospectus. The operating results for the three months ended March 31, 2017 are not necessarily indicative of the results expected for the full year ending December 31, 2017.

Basis of Accounting

The interim condensed consolidated financial statements of the Company have been prepared in accordance with GAAP. The interim condensed consolidated financial statements include the Company’s accounts, the consolidated variable interest entity (“VIE”) for which the Company is the primary beneficiary, and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of the interim condensed consolidated financial statements in conformity with GAAP requires estimates of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from management’s estimates and such differences could be material. Significant estimates made in the interim condensed consolidated financial statements include, but are not limited to: impairment, adequacy of provisions for loan losses and valuation of financial instruments.

Loans Held for Investment

Loans that the Company has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances net of any premiums, discounts, loan origination fees and an allowance for loan losses. Loan origination fees and direct loan origination costs are deferred and recognized in interest income over the estimated life of the loans using the interest method, or on a straight line method which approximates the interest method, adjusted for actual prepayments.

The Company evaluates each loan classified as a loan receivable held for investment for impairment on a quarterly basis. Impairment occurs when it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. If the loan is considered to be impaired, an allowance is recorded to reduce the carrying value of the loan to the present value of the expected future cash flows discounted at the loan’s contractual effective rate, or the fair value of the collateral, less estimated costs to sell, if recovery of the Company’s investment is expected solely from the sale of the collateral. As part of the quarterly impairment review, we evaluate the risk of each loan and assign a risk rating based on a variety of factors, grouped as follows to include (without limitation): (i) loan and credit structure, including LTV and structural features; (ii) quality and stability of real estate value and operating cash flow, including debt yield, property type, dynamics of the geographic, property-type and local market, physical condition, stability of cash flow, leasing velocity and quality and diversity of tenancy; (iii) performance against underwritten business plan; and (iv) quality, experience and financial condition of sponsor, borrower and guarantor(s). Based on a 5-point scale, our loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1-	Outperform—Exceeds performance metrics (for example, technical milestones, occupancy, rents, net operating income) included in original or current credit underwriting and business plan;

2-	Meets or Exceeds Expectations—Collateral performance meets or exceeds substantially all performance metrics included in original or current underwriting / business plan;

3-	Satisfactory—Collateral performance meets or is on track to meet underwriting; business plan is met or can reasonably be achieved;

4-	Underperformance—Collateral performance falls short of original underwriting, and material differences exist from business plan; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement; and,

5-	Risk of Impairment/Default—Collateral performance is significantly worse than underwriting; major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable.

Since inception, the Company has not recorded asset-specific loan loss reserves, nor has it recognized any impairments on its loan portfolio. Our determination of asset-specific loan loss reserves, should such reserves be necessary, relies on material estimates regarding the fair value of any loan collateral. Such losses could be caused by various factors, including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. Significant judgement is required when evaluating loans for impairment.

The Company’s loans are typically collateralized by real estate or a partnership, or similar, equity interest in an entity that owns real estate. As a result, the Company regularly evaluates on a loan-by-loan basis the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral property as well as the financial and operating capability of the borrower/sponsor. The Company also evaluates the financial wherewithal of any loan guarantors and the borrower’s competency in managing and operating the properties. In addition, the Company considers the overall economic environment, real estate sector, and geographic sub-market in which the borrower operates. Such impairment analyses are completed and reviewed by asset management personnel, who utilize various data sources, including (i) periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, the borrower’s exit plan, and capitalization and discount rates, (ii) site inspections, (iii) sales and financing comparables, (iv) current credit spreads for refinancing and (v) other market data.

Portfolio Financing Arrangements

We record investments financed with secured revolving repurchase agreements, asset-specific financing arrangements, and our private collateralized loan obligation as separate assets and the related borrowings under these structures are recorded as separate liabilities on our consolidated balance sheets. Interest income earned on the investments and interest expense incurred on the related borrowings are reported separately on our consolidated statements of income and comprehensive income.

In certain instances, we finance our loans through the non-recourse syndication of a senior loan interest to a third-party. Depending on the particular structure of the syndication, the senior loan interest may remain on our GAAP balance sheet or, in other cases, the sale will be recognized and the senior loan interest will no longer be included in our consolidated financial statements. When these sales are not recognized under GAAP we reflect the transaction by recording a loan participation sold liability on our consolidated balance sheets, however this gross presentation does not impact stockholders’ equity or net income. When the sale of a senior loan interest is recognized under GAAP, our consolidated balance sheets only include the subordinate loan interest remaining after the sale and not the non-consolidated senior loan interest we sold.

Earnings per Share

The Company utilizes the two-class method when assessing participating securities to calculate earnings per share. Basic and diluted earnings per common share is computed by dividing net income available to common stockholders (i.e., holders of common stock and Class A common stock), divided by the weighted-average number of shares of common stock and Class A common stock outstanding during the period. The Company’s common stock and Class A common stock have the same preferences and rights to dividends and other distributions. Diluted earnings per common share is calculated by including the effect of dilutive securities. The Company currently does not have any outstanding participating securities.

Recently Issued and Adopted Accounting Pronouncements

In March 2017, FASB issued ASU 2017-08, Receivables (Topic 310): Receivables – Nonrefundable Fees and Other Costs (“ASU 2017-08”). ASU 2017-08 shortens the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. This guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. The Company early adopted this update in the quarter ended March 31, 2017. There was no effect on our consolidated financial statements.

(3) Loans Held for Investment

On December 29, 2014, the Company acquired a 75% interest in loans from German American Capital Corporation (“GACC”), an affiliated entity of Deutsche Bank Trust Company (“DB”), with a face value of approximately $2.4 billion. To fund the investment, a subsidiary of the Company issued a $1.4 billion Class A senior secured note (“Class A Note”) to Deutsche Bank A.G., New York branch. See Note 6 for additional information regarding the Class A Note.

The Company currently originates and acquires first mortgage and mezzanine loans secured by commercial properties. These loans can potentially subject the Company to concentrations of credit risk as measured by various metrics, including the property type collateralizing the loan, loan size, loans to a single sponsor and loans in a single geographic area, among others. The Company’s loans held for investment are accounted for at amortized cost.

During the three months ended March 31, 2017, the Company’s subsidiaries originated or acquired five loans with a total commitment of approximately $343.4 million, an unpaid principal balance of $194.8 million and unfunded commitments of $57.1 million as of March 31, 2017. To fund these originations, the Company employed financing methods that included repurchase and secured financings, and the non-recourse syndication of senior loan interests to third parties that were recognized as sales. Total commitments for non-recourse senior loan interest syndications for the three months ended March 31, 2017 were $91.5 million.

During 2016, the Company’s subsidiaries originated or acquired 23 loans with a total commitment of approximately $1.2 billion, an unpaid principal balance of $967.2 million and unfunded commitments of $250.1 million as of December 31, 2016. To fund these originations, the Company employed financing methods that included repurchase and secured financings, and the non-recourse syndication of a senior loan interest to a third party that was recognized as a sale.

The following tables present an overview of the loan investment portfolio as of March 31, 2017 and December 31, 2016 (in thousands):

As of March 31, 2017
Loans Receivable	Outstanding Principal	Unamortized Premium (Discount), Loan Origination Fees, net	Carrying Amount
Senior loans	$2,569,773	$(21,315)	$2,548,458
Subordinated and mezzanine loans	58,471	(457)	58,014

Subtotal before allowance	2,628,244	(21,772)	2,606,472
Allowance for loan losses	—	—	—

Total	$2,628,244	$(21,772)	$2,606,472

As of December 31, 2016
Loans Receivable	Outstanding Principal	Unamortized Premium (Discount), Loan Origination Fees, net	Carrying Amount
Senior loans	$2,429,632	$(20,931)	$2,408,701
Subordinated and mezzanine loans	41,446	(157)	41,289

Subtotal before allowance	2,471,078	(21,088)	2,449,990
Allowance for loan losses	—	—	—

Total	$2,471,078	$(21,088)	$2,449,990

For the period ended March 31, 2017 and the year ended December 31, 2016, activity in the loan portfolio was as follows (in thousands):

Balance at December 31, 2015	$1,933,398
Loans originated	948,106
Additional fundings	328,356
Amortization of discount and origination fees	14,227
Deductions during the period:
Collection of principal	(767,713)
Amortization of premium	(6,384)

Balance at December 31, 2016	$2,449,990
Loans originated	244,699
Additional fundings	56,012
Amortization of discount and origination fees	4,113
Deductions during the period:
Collection of principal	(146,063)
Amortization of premium	(2,279)

Balance at March 31, 2017	$2,606,472

At March 31, 2017 and December 31, 2016, there was $0.6 million and $2.9 million, respectively, of unamortized premium and $10.1 million and $12.5 million, respectively, of unaccreted discount included in loans held for investment at amortized cost on the consolidated balance sheets.

The table below summarizes the carrying values and results of the Company’s internal risk rating review performed as of March 31, 2017 (dollars in thousands):

March 31, 2017
Rating	Carrying Value
1	$261,394
2	792,207
3	1,552,870
4	—
5	—

Totals	$2,606,472

Weighted Average Risk Rating	2.5

December 31, 2016
Rating	Carrying Value
1	$261,261
2	745,340
3	1,205,994
4	237,395
5	—

Totals	$2,449,990

Weighted Average Risk Rating	2.6

During the three months ended March 31, 2017, four loans were moved from the Company’s category four risk rating into its category three risk rating due to improved operating performance and market conditions related to the underlying loan collateral. The weighted average risk rating at March 31, 2017 and December 31, 2016 was 2.5 and 2.6, respectively.

At March 31, 2017 and December 31, 2016, there were no loans on non-accrual status or that were impaired and as a result the Company did not record a reserve.

(4) Commercial Mortgage-Backed Securities

At March 31, 2017 and December 31, 2016, the Company had six commercial mortgage-backed securities and five commercial mortgage-backed securities (“CMBS”) designated as available-for-sale, respectively. The detail of the Company’s available-for-sale CMBS is as follows (dollars in thousands):

	March 31, 2017
	Face Amount	Unamortized Premium (Discount)	Gross Unrealized Gain	Estimated Fair Value
Investments, at Fair Value
CMBS	$97,929	$(2,548)	$2,482	$97,863

Total Investments, at Fair Value	$97,929	$(2,548)	$2,482	$97,863

	December 31, 2016
	Face Amount	Unamortized Premium (Discount)	Gross Unrealized Gain	Estimated Fair Value
Investments, at Fair Value
CMBS	$62,927	$(2,673)	$1,250	$61,504

Total Investments, at Fair Value	$62,927	$(2,673)	$1,250	$61,504

The CMBS fair values are considered Level II fair value measurements in the fair value hierarchy. CMBS fair value is based upon market quotations, broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity.

The amortized cost and estimated fair value of the Company’s available-for-sale commercial mortgage-backed securities by contractual maturity are shown in the following table (dollars in thousands):

	March 31, 2017
	Amortized Cost	Estimated Fair Value
Expected Maturity Date
After One, Within Five Years	$94,099	$96,583
After Five, Within Ten Years	1,283	1,280

Total Investments, at Fair Value	$95,382	$97,863

	December 31, 2016
	Amortized Cost	Estimated Fair Value
Expected Maturity Date
After One, Within Five Years	$58,962	$60,242
After Five, Within Ten Years	1,292	1,262

Total Investments, at Fair Value	$60,254	$61,504

No other than temporary losses have been charged to income in 2017 or 2016.

(5) Variable Interest Entities

On December 18, 2014, the Company entered into a collateralized loan obligation with a lender through TPG RE Finance Trust CLO Issuer, L.P., a wholly-owned subsidiary of the Company (“CLO Issuer”). The Company evaluated the CLO Issuer to determine if the Company should consolidate the entity. This evaluation resulted in the Company determining that the CLO Issuer is a VIE.

The CLO Issuer invests in real estate-related loans which are substantially financed by the issuance of debt securities. One of the Company’s affiliates, TPG RE Finance Trust Management, L.P. (“Manager”), is named collateral manager (“CLO Collateral Manager”) for all of CLO Issuer’s collateral assets. The Company’s involvement with the CLO Issuer primarily affects its financial performance and operating cash flows through amounts recorded to interest income, interest expense and provision for loan losses.

The Company consolidates the CLO Issuer because ultimately it has the ability to control the activities that most significantly impact the economic performance of the entity through its contractual rights with the affiliated CLO Collateral Manager. The CLO Collateral Manager has a contractual duty to the CLO Issuer, which in turn benefits the Company, as the owner of the equity in the CLO Issuer. Additionally, the Company has exposure to the CLO Issuer’s losses to the extent of its equity interests and also has rights to waterfall payments in excess of required payments to the CLO Issuer’s Class A Note holders which would both be significant to the Company.

The Company’s total assets and total liabilities at March 31, 2017 and December 31, 2016 include VIE assets and liabilities as follows (in thousands):

	March 31, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$2,135	$2,133
Accounts Receivable	479	479
Accounts Receivable from Servicer/Trustee	37,368	23,009
Accrued Interest Receivable	5,579	5,714
Loans Held for Investment	673,645	712,158

Total Assets	$719,206	$743,493

LIABILITIES
Accrued Interest Payable	$907	$885
Accrued Expenses	38	32
Collateralized Loan Obligation	523,927	540,780
Payable to Affiliates	934	933
Deferred Revenue	118	198

Total Liabilities	$525,924	$542,828

Assets held by the CLO Issuer are restricted and can be used only to settle obligations of those entities unless approved for release by the CLO trustee. The liabilities of the CLO Issuer are non-recourse to the Company and can only be satisfied from the CLO Issuer’s asset pool.

(6) Collateralized Loan Obligation

The following table outlines borrowings and the corresponding collateral under the Company’s consolidated CLO Issuer as of March 31, 2017 and December 31, 2016, respectively (dollars in thousands):

As of March 31, 2017				As of December 31, 2016
Debt		Collateral (loans)		Debt		Collateral (loans)
Face Value	Carrying Value	Outstanding Principal	Carrying Value	Face Value	Carrying Value	Outstanding Principal	Carrying Value
$525,704	$523,927	$674,981	$673,645	$543,320	$540,780	$712,420	$712,158

On December 18, 2014, CLO Issuer issued a Class A Note. The Class A Note is secured by the Company’s 75% participation interests in loans acquired on December 29, 2014 from an affiliate of the lender, consisting primarily of first mortgage loans. The Class A Note includes $31.6 million and $56.0 million of additional capacity at March 31, 2017 and December 31, 2016, respectively, to finance future advances related to loans securing the Class A Note and has an interest rate of one-month LIBOR plus 2.75%. We incur a fee of 0.25% on undrawn amounts of the Class A Note while it is outstanding.

The Company incurred approximately $13.2 million of issuance costs which are being amortized on an effective yield basis over the remaining life of the loans collateralizing the Class A Note. As of March 31, 2017 and December 31, 2016, the Company’s remaining unamortized issuance costs were $1.8 million and $2.5 million, respectively.

The Company also incurs a fee of 0.25% on undrawn amounts of the Class A Note while it is outstanding, which is reflected in interest expense. Interest is payable monthly, beginning on December 18, 2014, through September 10, 2023, the stated maturity date of the Class A Note. For the three months ended March 31, 2017 and 2016, Class A Note interest expense (excluding amortization of deferred financing costs) of $4.7 million and $7.7 million, respectively, is included in the Company’s consolidated statements of income as interest expense.

The Class A Note indenture contains operating covenants relating to the organization and activities of the CLO Issuer, and two financial covenants: the portfolio overcollateralization ratio test and the underlying aggregate asset over collateralization ratio test. The first is intended to limit the maximum leverage ratio of the CLO Issuer; the second is intended to limit the maximum leverage ratio of individual loans owned by the CLO Issuer. The Company believes it is in compliance with all covenants as of March 31, 2017 and December 31, 2016.

(7) Notes Payable, Repurchase Agreements, and Subscription Secured Facility

At March 31, 2017 and December 31, 2016, the Company had notes payable, repurchase agreements, and a subscription secured facility for certain of the Company’s originated loans. These financing agreements bear interest at a rate equal to LIBOR plus a credit spread determined primarily by advance rate and property type. The agreements contain covenants that include certain financial requirements, including maintenance of minimum liquidity, minimum tangible net worth, maximum debt to net worth ratio, current ratio and limitations on capital expenditures, indebtedness, distributions, transactions with affiliates and maintenance of positive net income as defined in the agreements.

The following table presents certain information regarding the Company’s notes payable, repurchase agreements, and subscription secured facility as of March 31, 2017 and December 31, 2016, respectively. Except as otherwise noted, all other agreements are held on a non-recourse basis. Amounts included are shown in thousands:

As of March 31, 2017
Notes Payable	Maturity Date	Interest Rate	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
Bank of the Ozarks	8/23/2019	5.3%	$92,400	$67,648	$24,752	$35,360
Bank of the Ozarks	5/22/2018	5.5%	48,750	27,613	21,137	32,518
Bank of the Ozarks	8/31/2018	4.8%	68,600	38,063	30,537	43,625
BMO Harris Bank(1)	4/9/2020	3.4%	32,500	—	32,500	45,000
Deutsche Bank	12/9/2018	4.4%	42,543	5,931	36,612	52,303
Deutsche Bank	9/25/2019	4.3%	64,779	27,890	36,889	61,481
Deutsche Bank	6/29/2018	4.0%	49,644	27,515	22,129	34,044

			399,216	194,660	204,556	304,331

Repurchase Agreements	Maturity Date	Weighted Average Spread	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
JP Morgan(1)	8/20/2018	2.7%	313,750	45,010	268,740	395,395
Goldman Sachs(1)	8/19/2017	2.3%	500,000	219,598	280,402	412,911
Wells Fargo(1)	5/25/2019	2.2%	500,000	179,729	320,271	461,618
Morgan Stanley(1)	5/3/2019	2.5%	250,000	69,244	180,756	249,691
US Bank(1)	10/6/2019	2.3%	150,000	129,000	21,000	30,000
Goldman Sachs (CMBS)(2)	8/19/2017	1.9%	100,000	44,841	55,159	80,200
Royal Bank of Canada (CMBS)(2)	2/9/2021	1.0%	100,000	91,982	8,018	8,503

			1,913,750	779,404	1,134,346	1,638,318

Subscription Secured Facility	Maturity Date	Weighted Average Spread	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
Lloyds Bank	1/6/2018	N/A	250,000	109,142	—	—

			$2,562,966	$1,083,206	$1,338,902	$1,942,649

(1)	Borrowings under repurchase agreements and one note payable with a 25% recourse guarantee.
(2)	Borrowings under repurchase agreements with a 100% recourse guarantee.

As of December 31, 2016
Notes Payable	Maturity Date	Interest Rate	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
Deutsche Bank	12/9/2018	3.9%	$49,644	$29,293	$20,351	$31,309
Deutsche Bank	9/25/2019	4.1%	64,779	30,207	34,572	57,620
Deutsche Bank	9/29/2018	4.3%	42,543	5,940	36,603	52,303
Bank of the Ozarks	8/23/2019	5.1%	92,400	72,544	19,856	28,366

			249,366	137,984	111,382	169,598

Repurchase Agreements	Maturity Date	Weighted Average Spread	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
JP Morgan(1)	8/20/2018	2.7%	313,750	25,001	288,749	414,269
Goldman Sachs(1)	8/19/2017	2.2%	500,000	249,110	250,890	363,146
Wells Fargo(1)	5/25/2019	2.2%	500,000	179,729	320,271	461,618
Morgan Stanley(1)	5/3/2019	2.5%	250,000	124,036	125,964	175,884
Goldman Sachs (CMBS)(2)	8/19/2017	2.0%	100,000	73,195	26,805	43,500
Royal Bank of Canada (CMBS)(2)	2/9/2021	1.0%	100,000	91,150	8,850	9,347

			1,763,750	742,221	1,021,529	1,467,764

Subscription Secured Facility	Maturity Date	Weighted Average Spread	Commitment Amount	Maximum Current Availability	Balance Outstanding	Principal Balance of Collateral Pledged
Lloyds Bank	1/6/2018	N/A	250,000	109,142	—	—

			$2,263,116	$989,347	$1,132,911	$1,637,362

(1)	Borrowings under repurchase agreements and one note payable with a 25% recourse guarantee.
(2)	Borrowings under repurchase agreements with a 100% recourse guarantee.

Notes Payable

As of March 31, 2017 and December 31, 2016, the Company had seven and four note-on-note loan agreements, respectively, to finance certain of its lending activities. These loans allow for additional advances up to a specified cap and are secured by three loans held for investment. All seven loans are guaranteed by Holdco, and the agreements include guarantor covenants covering liquid assets and net worth requirements. The Company believes it is in compliance with all covenants as of March 31, 2017 and December 31, 2016. These loans are 25% recourse to Holdco.

Repurchase Agreements

The Company frequently utilizes repurchase agreements to finance the direct origination or acquisition of commercial real estate mortgage loans and CMBS. Under these repurchase agreements, the Company transfers all of its rights, title and interest in the loans or CMBS to the repurchase counterparty in exchange for cash, and simultaneously agrees to reacquire the asset at a future date for an amount equal to the cash exchanged plus an interest factor. The repurchase counterparty collects all principal and interest on related loans or CMBS and remits to the Company only the net after collecting its interest and other fees.

During the three months ended March 31, 2017 and the year ended December 31, 2016, the Company entered into one and two repurchase agreements, respectively, to finance its lending activities. Credit spreads vary depending on property type and advance rate. Assets pledged are mortgage loans collateralized by commercial properties. These facilities are 25% recourse to Holdco.

As of March 31, 2017 and the year ended December 31, 2016, the Company had two securities repurchase agreements to finance its CMBS investing activities. Credit spreads vary depending upon the CMBS and advance rate. Assets pledged at March 31, 2017 and December 31, 2016 consisted of four and three mortgage-backed securities, respectively. These facilities are 100% recourse to Holdco.

The agreements include various covenants covering net worth, liquidity, recourse limitations, and debt coverage. The Company believes it is in compliance with all covenants as of March 31, 2017 and December 31, 2016.

Subscription Secured Facility

On January 6, 2016, the Company entered into a subscription secured revolving credit facility with a commitment of $250 million. Borrowing ability is limited to the lesser of $250 million and 66.67% of unfunded commitments from included investors as defined in the agreement. The credit facility term is two years with a one year extension option at a rate of LIBOR plus 1.75%.

(8) Schedule of Maturities

The future principal payments for the five years subsequent to March 31, 2017 and thereafter are as follows (in thousands):

	CLO	Repurchase Agreements	Notes Payable
2017	$386,274	$274,045	$—
2018	136,057	282,000	110,415
2019	—	334,666	61,641
2020	2,129	215,938	32,500
2021	—	27,697	—
Thereafter	1,244	—	—

	$525,704	$1,134,346	$204,556

The stated maturity date for the Class A Note issued by the CLO Issuer is September 10, 2023; however, principal repayments are required only to the extent of principal payments received on the underlying participation interests held in the CLO trust, subject to compliance with financial covenants. Accordingly, the principal amounts included in this table represent expected repayments based on contractual maturities of such underlying participation interests.

(9) Fair Value Measurements

Nonrecurring fair value measurements include Level III Loans Held for Investment, collateralized loan obligation, and secured financing arrangements that are not measured at fair value on a recurring basis, but are subject to fair value adjustments utilizing the fair value of the underlying collateral when there is evidence of impairment. The Company did not have any significant nonrecurring fair value items as of March 31, 2017 and December 31, 2016. The following tables provide information about financial assets and liabilities not carried at fair value on a recurring basis in our consolidated balance sheet(1) (dollars in thousands):

	March 31, 2017
	Carrying Value	Level I	Level II	Level III
Financial Assets
Loans Held for Investment	$2,606,472	$—	$—	$2,628,986
Financial Liabilities
Collateralized Loan Obligation	523,927	—	—	523,927
Secured Financing Arrangements	1,328,283	—	—	1,328,283

	December 31, 2016
	Carrying Value	Level I	Level II	Level III
Financial Assets
Loans Held for Investment	$2,449,990	$—	$—	$2,469,717
Financial Liabilities
Collateralized Loan Obligation	540,780	—	—	540,780
Secured Financing Arrangements	1,121,869	—	—	1,121,869

(1)	As of March 31, 2017 and December 31, 2016, the Company’s consolidated balance sheet includes Level I nonrecurring fair value measurements related to cash and cash equivalents, restricted cash, accounts receivables, and accounts payable and accrued liabilities. The carrying values of these financial assets and liabilities are reasonable estimates of fair value because of the short-term maturities of these instruments.

Level III fair values were determined based on standardized valuation models and significant unobservable market inputs, including holding period, discount rates based on loan to value, property type and loan pricing expectations developed by the Manager that were corroborated with other institutional lenders to determine a market spread that was added to the one-month LIBOR forward curve. There were no transfers of financial assets or liabilities within the fair value hierarchy during the current period.

At March 31, 2017 and December 31, 2016, the estimated fair value of loans held for investment was $2.6 billion and $2.5 billion, respectively. The average gross spread at March 31, 2017 and December 31, 2016 was 5.2% and 5.1%, respectively. The weighted average years to maturity was 3.3 years, assuming full extension of all loans.

At March 31, 2017 and December 31, 2016, the carrying value of the CLO obligation and secured financing agreements approximates fair value as current borrowing spreads reflect market terms.

(10) Income Taxes

As of March 31, 2017 and December 31, 2016, the Company indirectly owns 100% of the equity of TPG RE Finance Trust CLO TRS Corp. (“CLO TRS”), TPG RE Finance Trust CLO TRS 1 Corp. (“TRS 1”) and TPG RE Finance Trust CLO TRS 2 Corp. (“TRS 2”), each of which is a taxable REIT subsidiary (collectively, “TRS”). TRS is subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, as a REIT, the Company also may be subject to a 100% excise tax on certain transactions between it and its TRS that are not conducted on an arm’s-length basis. The Company files income tax returns in the United

States federal jurisdiction as well as various state and local jurisdictions. The filings are subject to normal reviews by regulatory agencies until the related statute of limitations expires, with open tax years for all years since the Company’s initial capitalization in 2014. The years open to examination range from 2014 to present. The Company’s TRS had no further operations as of March 31, 2017 and December 31, 2016, and accordingly no deferred tax assets or liabilities exist relating to the TRS’s operations.

ASC 740 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has analyzed its various federal and state filing positions and believes that its income tax filing positions and deductions are well documented and supported. As of March 31, 2017 and December 31, 2016, based on the Company’s evaluation, there is no reserve for any uncertain income tax positions.

The Company’s policy is to classify interest and penalties associated with underpayment of U.S. federal and state income taxes, if any, as a component of general and administrative expense on its consolidated statements of income. For the periods ended March 31, 2017 and 2016, the Company did not have any interest or penalties associated with the underpayment of any income taxes.

For the three months ended March 31, 2017 and March 31, 2016, the Company incurred $0.2 million and $0.0 million, respectively, of federal, state and local tax expense relating to its TRS. At March 31, 2017 and 2016, the Company’s effective tax rate was 0.66% and 0.28%, respectively.

At March 31, 2017 and 2016, the Company had no deferred tax assets or liabilities.

(11) Related Party Transactions

Management Agreements

The Company is externally managed and advised by the Manager and pays the Manager a management fee in accordance with the management agreement which was executed on December 15, 2014. The management fee is equal to 1.25% of the Company’s stockholders’ equity per annum, which is calculated and payable quarterly in arrears. For purposes of calculating the management fee, stockholders’ equity means: (i) the sum of (A) the net proceeds received by the Company from all issuances of the Company’s common stock, plus (B) the Company’s cumulative Core Earnings from and after the date of the management agreement to the end of the most recently completed calendar quarter, (ii) less (A) any distributions to the Company’s stockholders from and after the date of the management agreement, (B) any amount that the Company or any of its subsidiaries has paid to repurchase the Company’s common stock since the date of the management agreement, and (C) any incentive management fee paid from and after the date of the management agreement. With respect to that portion of the period from and after the date of the management agreement that is used in any calculation of the incentive management fee or the management fee, all items in the foregoing sentence (other than clause (i) (B)) are calculated on a daily weighted average basis.

In addition, the Manager is entitled to an incentive management fee each calendar quarter in arrears in an amount, not less than zero, equal to the product of (i) 16% and (ii) the positive sum, if any, remaining after (A) Core Earnings of the Company for such calendar quarter are reduced by (B) the product of (1) the Company’s stockholders’ equity as of the end of such calendar quarter, and (2) 7% per annum; provided, however, that no incentive management fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero. The Manager also acts as Collateral Manager for the CLO. The collateral management fee is equal to 0.075% per annum of the aggregate par amount of the loans in the CLO, and is calculated and payable monthly in arrears in cash.

For the three months ended March 31, 2017 and 2016, $4.3 million and $3.1 million, respectively, were earned. Management fee and incentive management fee included in payable to affiliates on the consolidated balance sheets at March 31, 2017 and December 31, 2016, is approximately $4.2 million and $2.9 million, respectively.

The Company is responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company or for certain services provided by the Manager to the Company. Expenses incurred by the Manager and reimbursed by the Company, are reflected in the respective consolidated statements of income expense category or the consolidated balance sheets based on the nature of the item. For the three months ended March 31, 2017 and 2016, no amounts incurred by the Manager were reimbursed by the Company.

Termination Fee

Under certain circumstances, a termination fee is due to the Manager upon termination of the management agreement by the Company equal to two times the sum of the average annual management fee and incentive management fees earned by the Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

(12) Earnings per Share

The following table sets forth the calculation of basic and diluted earnings per common share (common stock and Class A common stock) based on the weighted-average number of shares of common stock and Class A common stock outstanding (In thousands, except for share and per share data):

	Three Months Ending March 31, 2017	Three Months Ending March 31, 2016
Net income	$23,475	$16,249
Weighted-average shares outstanding, basic and diluted	39,227,553	29,092,941

Per share amount, basic and diluted	$0.60	$0.56

(13) Stockholders’ Equity

Subscriptions

Investors enter into subscriptions agreements for specified capital commitments. The Company calls capital from shareholders in direct proportion to their respective unfunded capital commitment. The Company’s authorized common stock consists of 95,500,000 shares of common stock, and 2,500,000 shares of Class A common stock with $0.001 par value per share. As of March 31, 2017 and December 31, 2016, the Company had total common stock and Class A common stock shares of 39,227,553 issued and outstanding. Unfunded capital commitments as of March 31, 2017 and December 31, 2016, were $223.9 million and $181.0 million, respectively.

Class A common stock is reserved for purchase by certain individuals or entities affiliated with the Manager, and the sale or conversion to common stock by investors of such Class A common stock is subject to certain restrictions.

Dividends

Dividends are accrued at the time of approval by the Special Actions Committee (the ”Committee”), a standing committee comprised of directors who are directors, officers or employees of TPG Global, LLC. Upon the approval of the Committee, dividends will be paid first to the holders of the Company’s Series A preferred stock at the rate of 12.5% of the total $0.001 million liquidation preference per annum plus all accumulated and unpaid dividends thereon, and second to the holders of the Company’s common stock and Class A common stock. The Company intends to distribute each year substantially all of its taxable income to its stockholders to comply with the REIT provisions of the Internal Revenue Code, as amended.

For the three months ended March 31, 2017 and 2016, common dividends in the amount of $21.3 million and $0 were approved by the Committee. As of March 31, 2017 and December 31, 2016, $21.3 million and $18.4 million, respectively, remain unpaid and are reflected in dividends payable on the Company’s consolidated balance sheets.

Earnings and profits, which determine the taxability of distributions to stockholders, may differ from income reported for financial reporting purposes due to timing or treatment for federal income tax purposes related to certain items, including loss on debt, revenue recognition, compensation expense or asset basis. The following unaudited table summarizes the federal income tax treatment for all distributions declared during the fiscal years ended since the Company’s initial capitalization date in 2014 as reported for federal tax purposes on a per share basis ($ in thousands):

	Period Ended March 31, 2017		Year Ended December 31, 2016		Year Ended December 31, 2015		Year Ended December 31, 2014
Ordinary income	$0.54	100%	$1.99	100%	$2.41	100%	$—	—
Capital Gain/Loss	—	—	—	—	—	—	—	—
Return of capital	—	—	—	—	—	—	—	—

Total distributions paid	$0.54	100%	$1.99	100%	$2.41	100%	$—	—

Repurchases and Redemptions

Shareholders are restricted from redeeming any or all of their shares for a period of three years from the Inception date. In connection with any approved post-close issuance of shares, the Company shall repurchase common stock at the then-current price per share on a pro rata basis, so that each stockholder invested in the initial issuance maintains its percentage of unfunded capital subscriptions to total unfunded capital commitments. For the three months ended March 31, 2017 and 2016 there were no repurchases made in accordance with the stockholders agreement.

Redemptions are accrued at the time of Committee approval and are at the sole discretion of the Company. At March 31, 2017 and 2016, no redemptions remain outstanding.

Upon liquidation of the Company, subsequent to the redemption of preferred stock, the net assets attributable to all classes of common stock shall be distributed pro rata among the common shareholders in proportion to the number of shares of common stock, regardless of class, held by each.

Other Comprehensive Income

For the three months ended March 31, 2017 and March 31, 2016, other comprehensive income equaled $1.2 million and $0.2 million, respectively. Other comprehensive income is a result of unrealized gains on commercial mortgage-backed securities, available-for-sale.

(14) Commitments and Contingencies

Unfunded Commitments

As of March 31, 2017 and December 31, 2016, the Company had $577.5 million and $574.6 million of unfunded commitments related to loans held for investment, respectively, and $2.0 million for a potential deferred purchase price payment that would be due to Deutsche Bank in the event the Company consummates an initial public offering on or before December 29, 2017. These commitments are not reflected on the consolidated balance sheets.

Litigation

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. As of March 31, 2017 and December 31, 2016, the Company was not involved in any material legal proceedings.

(15) Concentration of Credit Risk

A summary of the loan portfolio by property type as of March 31, 2017 and December 31, 2016 based on current unpaid principal balance (“UPB”) and full loan commitment is as follows (amounts in thousands):

	As of March 31, 2017
Property Type(1)	Loan Commitment	Unfunded Commitment	% of Portfolio	Loan UPB	% of Portfolio
Office	$839,455	$143,791	26.2%	$695,664	26.5%
Hotel	825,210	48,646	25.8%	779,110	29.6%
Condominium	772,816	307,809	24.1%	465,005	17.7%
Multifamily	325,178	9,023	10.2%	316,155	12.0%
Retail	196,704	48,945	6.1%	147,760	5.6%
Industrial	117,517	11,468	3.7%	106,049	4.0%
Mixed Use	115,988	7,839	3.6%	108,149	4.1%
Other	10,352	—	0.3%	10,352	0.5%

Total	$3,203,220	$577,521	100.0%	$2,628,244	100.0%

(1)	During and for the period ended March 31, 2017, the Company refined its property type classification related to assets within its Mixed Use, Office, Retail and Other categories. No other categories were impacted in the current period.

	As of December 31, 2016
Property Type	Loan Commitment	Unfunded Commitment	% of Portfolio	Loan UPB	% of Portfolio
Condominium	$821,412	$338,222	27.0%	$486,646	19.7%
Hotel	644,459	31,282	21.2%	615,238	24.9%
Office	538,736	99,953	17.7%	438,783	17.8%
Mixed Use	527,548	74,100	17.4%	453,448	18.4%
Multifamily	327,578	11,217	10.8%	316,360	12.8%
Industrial	131,987	11,468	4.3%	120,519	4.9%
Other	48,483	8,400	1.6%	40,083	1.6%

Total	$3,040,202	$574,642	100.0%	$2,471,078	100.0%

Loan commitments represent principal commitments made by the Company, and does not include capitalized interest of $2.5 million and $5.5 million at March 31, 2017 and December 31, 2016, respectively.

All of the Company’s loans held for investment are secured by properties within the United States. The geographic composition of loans held for investment at March 31, 2017 and December 31, 2016 is as follows (in thousands):

	Outstanding Principal March 31, 2017	Carrying Amount March 31, 2017	Outstanding Principal December 31, 2016	Carrying Amount December 31, 2016
East	$1,136,695	$1,131,365	$1,197,052	$1,192,153
West	824,867	815,226	751,437	741,513
South	386,285	381,363	272,692	268,443
Midwest	221,157	219,729	176,589	175,158
Various	59,240	58,789	73,308	72,723

	$2,628,244	$2,606,472	$2,471,078	$2,449,990

(16) Subsequent Events

On April 25, 2017, the Company paid its common stock dividend, to stockholders of record as of March 31, 2017, of $0.5425 per share, or $21.3 million.

The Company has evaluated subsequent events through May 30, 2017, the date which the condensed consolidated financial statements were available to be issued.

Schedule IV - Mortgage Loans on Real Estate

As of December 31, 2016

(Dollars in Thousands)

Type of Loan/Borrower Senior Mortgage Loans (1)	Description /Location	Interest Payment Rates	Extended Maturity Date (2)	Periodic Payment Terms (3)	Prior Liens (4)	Unpaid Principal Balance	Carrying Amount of Loans (5)
Senior Loans in excess of 3% of the carrying amount of total loans
Borrower A	Mixed-Use /CA	L + 5.50%	2019	I/O	—	$186,829	$186,563
Borrower B	Hotel / NY	L + 4.73%	2019	I/O	—	150,000	150,448
Borrower C	Mixed-Use /GA	L + 4.50%	2022	I/O	—	122,500	120,884
Borrower D	Condominium /NY	L + 8.00%	2019	I/O	—	96,762	98,432
Borrower E	Multifamily / NY	L + 4.85%	2019	I/O	—	95,000	94,763
Borrower F	Multifamily / NY	L + 6.00%	2018	I/O	—	88,340	88,043
Borrower G	Mixed-Use / NY	L + 3.90%	2020	I/O	—	83,741	83,207
Borrower H	Office / WA	L + 2.95%	2021	I/O	—	85,000	81,549
Borrower I	Condominium /NY	L + 4.15%	2020	I/O	—	82,197	81,528
Borrower J	Office / CA	L + 4.75%	2020	I/O	—	77,880	77,305

Senior Loans less than 3% of the carrying amount of total loans
Senior Loan	Hotel / Diversified	Floating: L+2.8% -7.5% Fixed: 5.9% -6.1%	2017 -2021	IO & P&I	—	$465,238	$462,521
Senior Loan	Condominium /Diversified	Floating: L+4.8% -10.0%	2018 -2021	IO	—	307,688	304,661
Senior Loan	Office / Diversified	Floating: L+2.0% - 4.8%	2018 -2021	IO	—	275,903	269,613
Senior Loan	Industrial / Diversified	Floating: L+4.0% - 5.8%	2017 -2021	IO & P&I	—	120,519	119,508
Senior Loan	Multifamily / Diversified	Floating: L+2.8% - 5.4%	2019 -2021	IO	—	91,574	91,125
Senior Loan	Mixed-Use / Diversified	Floating: L+6.3% - 6.5%	2017 -2017	IO	—	60,378	60,378
Senior Loan	Retail / Diversified	Floating: L+4.3% - 4.6% Fixed: 5.6% - 6.2%	2018 -2022	IO & P&I	—	29,676	28,876
Senior Loan	Land / NC	Floating: L+4.3% - 4.3%	2018 -2018	IO	—	10,407	9,299

Total senior loans					—	2,429,632	2,408,700

Subordinate loans (6)

Subordinate loans less than 3% of the carrying amount of total loans

Total subordinate loans	Multifamily / Diversified	Floating: L+7.8% -8.5%	2020 -2021	IO	44,000	41,446	41,289

Total Loans					$44,000	$2,471,078	$2,449,990

(1)	Includes senior mortgage loans, related contiguous subordinate loans, and pari passu participations in senior mortgage loans.
(2)	Maximum maturity date assumes all extension options are exercised.
(3)	I/O = interest only, P/I = principal and interest.
(4)	Represents only third party liens.
(5)	The aggregate tax basis of the loans is $2,440 million as of December 31, 2016.
(6)	Includes subordinate interests in mortgages and mezzanine loans.

S-1

Until                     , 2017 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

            Shares

TPG RE Finance Trust, Inc.

Common Stock

PROSPECTUS

BofA Merrill Lynch

Citigroup

Goldman Sachs & Co. LLC

Wells Fargo Securities

Deutsche Bank Securities

Morgan Stanley

Barclays

TPG Capital BD, LLC

                    , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses and Issuance and Distribution

Set forth below are the fees and expenses, other than the underwriting discount, to be incurred by us in connection with the issuance and distribution of the common stock being registered. All amounts set forth below are estimates, except the Securities and Exchange Commission (“SEC”), registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA“) filing fee.

SEC registration fee		$11,590
FINRA filing fee		15,500
New York Stock Exchange listing fee		*
Legal fees and expenses		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Transfer agent’s fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 32.	Sales to Special Parties

None.

Item 33.	Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement on Form S-11, we sold unregistered securities to a limited number of persons, as described below:

•	On December 19, 2014, we issued 23,865,684 shares of common stock to certain investors for an aggregate purchase price of $596.6 million. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in transactions that did not involve any public offering.

•	On February 17, 2015, we issued 113,800 shares of our Class A common stock to TPG RE Finance Trust Management, L.P. in exchange for 113,800 shares of common stock that we previously issued to TPG RE Finance Trust Management, L.P. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof because the shares of Class A common stock were issued to an existing stockholder and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

•	On April 27, 2015, we issued 1,934,719 shares of common stock and 10,132 shares of Class A common stock to certain investors for an aggregate purchase price of $50.0 million. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.

•

On April 21, 2015, we issued 533,400 shares of our Class A common stock to TPG Holdings III, L.P. in exchange for 533,400 shares of common stock that we previously issued to TPG Holdings III, L.P. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof because the shares of Class A common stock were issued to an existing stockholder and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

•	On June 30, 2015, we issued 1,581,233 shares of common stock and 8,273 shares of Class A common stock to certain investors for an aggregate purchase price of $40.0 million. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.

•	On September 3, 2015, we issued 1,575,347 shares of common stock and 8,242 shares of Class A common stock to certain investors for an aggregate purchase price of $40.0 million. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.

•	On December 31, 2015, we issued 109,311 shares of Class A common stock to certain investors for an aggregate purchase price of $2.7 million. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.

•	On April 11, 2016, we issued 3,987,337 shares of common stock and 74,401 shares of Class A common stock to certain investors for an aggregate purchase price of $100.0 million. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.

•	On October 3, 2016, we issued an aggregate of 5,962,933 shares of common stock and 109,941 shares of Class A common stock to certain investors for an aggregate purchase price of $150.0 million. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.

Item 34.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party to, or witness in, by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation, or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, such indemnification is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of our company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our Management Agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in our Management Agreement. The ability of our Manager and its officers and other personnel of TPG provided to our Manager, including our chairman and executive officers, to engage in other business activities may reduce the time they spend managing us.

Item 35.	Treatment of Proceeds from Stock Being Registered

None of the proceeds of this offering will be credited to an account other than the appropriate capital account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements and Financial Statement Schedule. See page F-1 for an index of the financial statements included in this registration statement on Form S-11.

(b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of Amendment and Restatement of TPG RE Finance Trust, Inc.

3.2*	Amended and Restated Bylaws of TPG RE Finance Trust, Inc.

4.1*	Specimen Common Stock Certificate of TPG RE Finance Trust, Inc.

4.2	Indenture, dated as of December 18, 2014, among TPG RE Finance Trust CLO Issuer, L.P., TPG RE Finance Trust GENPAR, Inc. and U.S. Bank National Association

5.1*	Opinion of Venable LLP regarding the validity of the securities being registered

8.1*	Opinion of Vinson & Elkins LLP regarding tax matters

10.1*	Form of Management Agreement between TPG RE Finance Trust, Inc. and TPG RE Finance Trust Management, L.P., to be effective upon completion of this offering

10.2**	Registration Rights Agreement, dated as of December 15, 2014, by and among TPG RE Finance Trust, Inc. and other parties named therein

10.3*	Form of 2017 Equity Incentive Plan of TPG RE Finance Trust, Inc.

10.4*	Form of Award Agreement for Non-Management Directors

10.5*	Form of Indemnification Agreement between TPG RE Finance Trust, Inc. and each of its directors and executive officers

10.6*	Trademark License Agreement between TPG RE Finance Trust, Inc. and Tarrant Capital IP, LLC

10.7**	Master Repurchase and Securities Contract, dated as of May 25, 2016, by and between TPG RE Finance 11, Ltd. and Wells Fargo Bank, National Association, as amended by that certain Amendment No. 1 to Master Repurchase and Securities Contract, dated as of September 21, 2016

10.8**	Guarantee Agreement, dated as of May 25, 2016, made by TPG RE Finance Trust Holdco, LLC in favor of Wells Fargo Bank, National Association

10.9**	Master Repurchase and Securities Contract Agreement, dated as of May 4, 2016, between TPG RE Finance 12, Ltd. and Morgan Stanley Bank, N.A.

10.10**	Guaranty, dated as of May 4, 2016, made by TPG RE Finance Trust Holdco, LLC in favor of Morgan Stanley Bank, N.A.

10.11**	Master Repurchase Agreement, dated as of August 20, 2015, by and between TPG RE Finance 1, Ltd. and JPMorgan Chase Bank, National Association, as amended by that certain Amendment No. 1 to Master Repurchase Agreement, dated as of September 29, 2015, that certain Second Amendment to Master Repurchase Agreement, made as of March 14, 2016 and that certain Amendment No. 3 to Master Repurchase Agreement dated as of November 14, 2016

Exhibit Number	Description

10.12**	Guarantee Agreement, dated as of August 20, 2015, made by TPG RE Finance Trust Holdco, LLC in favor of JPMorgan Chase Bank, National Association

10.13**	Master Repurchase and Securities Contract Agreement, dated as of August 19, 2015, by and between TPG RE Finance 2, Ltd. and Goldman Sachs Bank USA, as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of December 29, 2015, and that certain Second Amendment to Master Repurchase and Securities Contract Agreement, dated as of November 3, 2016

10.14**	Guarantee Agreement, dated as of August 19, 2015, made by TPG RE Finance Trust Holdco, LLC in favor of Goldman Sachs Bank USA, as amended by that certain First Amendment to Guarantee Agreement, dated as of November 3, 2016

10.15**	Loan and Security Agreement, dated as of June 26, 2015, between TPG RE Finance 4, LLC and Deutsche Bank AG, New York Branch, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2015, and that certain Second Amendment to Loan and Security Agreement and Amendment to Loan Documents, dated as of October 21, 2016

10.16**	Guaranty of Recourse Obligations, executed as of June 26, 2015, by TPG RE Finance Trust Holdco, LLC for the benefit of Deutsche Bank AG, New York Branch

10.17**	Loan and Security Agreement, dated as of August 13, 2015, between TPG RE Finance 6, LLC and Deutsche Bank AG, New York Branch, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2015

10.18**	Guaranty of Recourse Obligations, executed as of August 13, 2015, by TPG RE Finance Trust Holdco, LLC for the benefit of Deutsche Bank AG, New York Branch

10.19**	Loan and Security Agreement, dated as of September 25, 2015, between TPG RE Finance 9, LLC and Deutsche Bank AG, New York Branch, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2015

10.20**	Guaranty of Recourse Obligations, executed as of September 25, 2015, by TPG RE Finance Trust Holdco, LLC for the benefit of Deutsche Bank AG, New York Branch

10.21**	Loan Agreement, made and entered into effective as of August 23, 2016, by and between TPG RE Finance 15, LLC and Bank of the Ozarks

10.22**	Master Repurchase and Securities Contract, dated as of March 31, 2017, between TPG RE Finance 14, Ltd. and U.S. Bank National Association

10.23**	Limited Guaranty, dated as of March 31, 2017, made by TPG RE Finance Trust Holdco, LLC in favor of U.S. Bank National Association

10.24**	Collateral Management Agreement, dated as of December 18, 2014, by and between TPG RE Finance Trust CLO Issuer, L.P., acting by TPG RE Trust GenPar, Inc., as its General Partner, and TPG RE Finance Trust Management, L.P.

10.25**	Master Co-Lender Agreement, dated as of December 29, 2014, among TPG RE Finance Trust CLO Issuer, L.P., TPG RE Finance Trust CLO Issuer Sub, Ltd., TPG RE Finance Trust CLO TRS Corp., TPG RE Finance Trust CLO TRS 1 Corp., TPG RE Finance Trust CLO TRS 2 Corp., German American Capital Corporation, Deutsche Bank Trust Company Americas and Deutsche Bank AG New York Branch

16.1**	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated April 25, 2017

21.1*	List of Subsidiaries of TPG RE Finance Trust, Inc.

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Vinson & Elkins LLP (included in Exhibit 8.1)

23.3	Consent of Deloitte & Touche LLP

Exhibit Number	Description

23.4	Consent of PricewaterhouseCoopers LLP

24.1**	Power of Attorney (included on the signature page to this registration statement)

99.1*	Consent of to be named as an Independent Director

99.2*	Consent of to be named as an Independent Director

99.3*	Consent of to be named as an Independent Director

99.4*	Consent of to be named as an Independent Director

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 30th day of May, 2017.

TPG RE FINANCE TRUST, INC.

By:	/s/ Greta Guggenheim
Name:	Greta Guggenheim
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Greta Guggenheim Greta Guggenheim	Chief Executive Officer and President and Director (Principal Executive Officer)	May 30, 2017

/s/ Robert Foley Robert Foley	Chief Financial and Risk Officer (Principal Financial and Accounting Officer)	May 30, 2017

* Avi Banyasz	Chairman of the Board of Directors	May 30, 2017

* Kelvin Davis	Director	May 30, 2017

*By:	/s/ Robert Foley
	Name:	Robert Foley
	Title:	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of Amendment and Restatement of TPG RE Finance Trust, Inc.

3.2*	Amended and Restated Bylaws of TPG RE Finance Trust, Inc.

4.1*	Specimen Common Stock Certificate of TPG RE Finance Trust, Inc.

4.2	Indenture, dated as of December 18, 2014, among TPG RE Finance Trust CLO Issuer, L.P., TPG RE Finance Trust GENPAR, Inc. and U.S. Bank National Association

5.1*	Opinion of Venable LLP regarding the validity of the securities being registered

8.1*	Opinion of Vinson & Elkins LLP regarding tax matters

10.1*	Form of Management Agreement between TPG RE Finance Trust, Inc. and TPG RE Finance Trust Management, L.P., to be effective upon completion of this offering

10.2**	Registration Rights Agreement, dated as of December 15, 2014, by and among TPG RE Finance Trust, Inc. and other parties named therein

10.3*	Form of 2017 Equity Incentive Plan of TPG RE Finance Trust, Inc.

10.4*	Form of Award Agreement for Non-Management Directors

10.5*	Form of Indemnification Agreement between TPG RE Finance Trust, Inc. and each of its directors and executive officers

10.6*	Trademark License Agreement between TPG RE Finance Trust, Inc. and Tarrant Capital IP, LLC

10.7**	Master Repurchase and Securities Contract, dated as of May 25, 2016, by and between TPG RE Finance 11, Ltd. and Wells Fargo Bank, National Association, as amended by that certain Amendment No. 1 to Master Repurchase and Securities Contract, dated as of September 21, 2016

10.8**	Guarantee Agreement, dated as of May 25, 2016, made by TPG RE Finance Trust Holdco, LLC in favor of Wells Fargo Bank, National Association

10.9**	Master Repurchase and Securities Contract Agreement, dated as of May 4, 2016, between TPG RE Finance 12, Ltd. and Morgan Stanley Bank, N.A.

10.10**	Guaranty, dated as of May 4, 2016, made by TPG RE Finance Trust Holdco, LLC in favor of Morgan Stanley Bank, N.A.

10.11**	Master Repurchase Agreement, dated as of August 20, 2015, by and between TPG RE Finance 1, Ltd. and JPMorgan Chase Bank, National Association, as amended by that certain Amendment No. 1 to Master Repurchase Agreement, dated as of September 29, 2015, that certain Second Amendment to Master Repurchase Agreement, made as of March 14, 2016 and that certain Amendment No. 3 to Master Repurchase Agreement, dated as of November 14, 2016

10.12**	Guarantee Agreement, dated as of August 20, 2015, made by TPG RE Finance Trust Holdco, LLC in favor of JPMorgan Chase Bank, National Association

10.13**	Master Repurchase and Securities Contract Agreement, dated as of August 19, 2015, by and between TPG RE Finance 2, Ltd. and Goldman Sachs Bank USA, as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of December 29, 2015, and that certain Second Amendment to Master Repurchase and Securities Contract Agreement, dated as of November 3, 2016

10.14**	Guarantee Agreement, dated as of August 19, 2015, made by TPG RE Finance Trust Holdco, LLC in favor of Goldman Sachs Bank USA, as amended by that certain First Amendment to Guarantee Agreement, dated as of November 3, 2016

Exhibit Number	Description

10.15**	Loan and Security Agreement, dated as of June 26, 2015, between TPG RE Finance 4, LLC and Deutsche Bank AG, New York Branch, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2015, and that certain Second Amendment to Loan and Security Agreement and Amendment to Loan Documents, dated as of October 21, 2016

10.16**	Guaranty of Recourse Obligations, executed as of June 26, 2015, by TPG RE Finance Trust Holdco, LLC for the benefit of Deutsche Bank AG, New York Branch

10.17**	Loan and Security Agreement, dated as of August 13, 2015, between TPG RE Finance 6, LLC and Deutsche Bank AG, New York Branch, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2015

10.18**	Guaranty of Recourse Obligations, executed as of August 13, 2015, by TPG RE Finance Trust Holdco, LLC for the benefit of Deutsche Bank AG, New York Branch

10.19**	Loan and Security Agreement, dated as of September 25, 2015, between TPG RE Finance 9, LLC and Deutsche Bank AG, New York Branch, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2015

10.20**	Guaranty of Recourse Obligations, executed as of September 25, 2015, by TPG RE Finance Trust Holdco, LLC for the benefit of Deutsche Bank AG, New York Branch

10.21**	Loan Agreement, made and entered into effective as of August 23, 2016, by and between TPG RE Finance 15, LLC and Bank of the Ozarks

10.22**	Master Repurchase and Securities Contract, dated as of March 31, 2017, between TPG RE Finance 14, Ltd. and U.S. Bank National Association

10.23**	Limited Guaranty, dated as of March 31, 2017, made by TPG RE Finance Trust Holdco, LLC in favor of U.S. Bank National Association

10.24**	Collateral Management Agreement, dated as of December 18, 2014, by and between TPG RE Finance Trust CLO Issuer, L.P., acting by TPG RE Trust GenPar, Inc., as its General Partner, and TPG RE Finance Trust Management, L.P.

10.25**	Master Co-Lender Agreement, dated as of December 29, 2014, among TPG RE Finance Trust CLO Issuer, L.P., TPG RE Finance Trust CLO Issuer Sub, Ltd., TPG RE Finance Trust CLO TRS Corp., TPG RE Finance Trust CLO TRS 1 Corp., TPG RE Finance Trust CLO TRS 2 Corp., German American Capital Corporation, Deutsche Bank Trust Company Americas and Deutsche Bank AG New York Branch

16.1**	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated April 25, 2017

21.1*	List of Subsidiaries of TPG RE Finance Trust, Inc.

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Vinson & Elkins LLP (included in Exhibit 8.1)

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of PricewaterhouseCoopers LLP

24.1**	Power of Attorney (included on the signature page to this registration statement)

99.1*	Consent of to be named as an Independent Director

99.2*	Consent of to be named as an Independent Director

99.3*	Consent of to be named as an Independent Director

99.4*	Consent of to be named as an Independent Director

*	To be filed by amendment.
**	Previously filed.